     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 2001.



                                            REGISTRATION STATEMENT NO. 333-55288

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                               AMENDMENT NO.1 TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                      ------------------------------------

                            NTL COMMUNICATIONS CORP.
             (Exact name of Registrant as specified in its Charter)

         DELAWARE                         4899                        52-1822078
      (State or other               (Primary Standard              (I.R.S. Employer
      jurisdiction of           Industrial Classification       Identification Number)
     incorporation or                 Code Number)
       organization)

                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 906-8440
    (Address, including zip code and telephone number, including area code, of Registrant's principal executive office)

                                   COPIES TO:

   RICHARD J. LUBASCH, ESQ.       THOMAS H. KENNEDY, ESQ.        ADRIAN J.S. DEITZ, ESQ.
  EXECUTIVE VICE PRESIDENT,    SKADDEN, ARPS, SLATE, MEAGHER  SKADDEN, ARPS, SLATE, MEAGHER
GENERAL COUNSEL AND SECRETARY            & FLOM LLP                     & FLOM LLP
   NTL COMMUNICATIONS CORP.           919 THIRD AVENUE              ONE CANADA SQUARE
     110 EAST 59TH STREET         NEW YORK, NEW YORK 10022             CANARY WHARF
   NEW YORK, NEW YORK 10022            (212) 735-3000                 LONDON E14 5DS
        (212) 906-8440                                           (011)(44)(20) 7519-7000
(Name, address, including zip
 code, and telephone number,
including area code, of agent
         for service)

                      ------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

                      ------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


        SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED JUNE 8, 2001


                               OFFER TO EXCHANGE
                            NTL COMMUNICATIONS CORP.

                         12 3/8% SENIOR NOTES DUE 2008
                                                                      [NTL LOGO]

                            ------------------------

     We are offering to exchange an aggregate principal amount of up to E300,000,000 of our new 12 3/8% senior notes due 2008, which have been registered under the Securities Act of 1933, for a like amount of our old 12 3/8% senior notes due 2008.

                            ------------------------
     -  The exchange offer expires at 5:00 p.m., New York City time, on
                  , 2001, unless we extend it.

     - We will apply to list the new notes on the Luxembourg Stock Exchange in accordance with the Luxembourg Stock Exchange Rules.


     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE DECIDING TO TENDER YOUR OLD NOTES.


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is           , 2001.

     Until           , 2001, which is 90 days after the date of this prospectus, if you are a dealer effecting transactions in the new notes, whether or not you participate in the exchange offer, you may be required to deliver a prospectus. This obligation is in addition to your obligation if you are a dealer to deliver a prospectus when acting as an underwriter and with respect to any unsold allotments or subscriptions.

                            ------------------------

     In this prospectus, "NTL," the "company," "we," "us" and "our" refer to NTL Communications Corp. and its consolidated subsidiaries except where we expressly state that we are only referring to NTL Communications Corp.

     We confirm that the information contained in this prospectus in relation to our company and our subsidiaries and the notes is true and accurate in all material respects and is not misleading in any material respect. Any opinions expressed in this prospectus on the part of our company are honestly held or made and this prospectus does not omit to state any material fact necessary to make such information and opinions (in such context) not misleading in any material respect. All proper enquiries have been made to ascertain and to verify that information. We accept responsibility for the information contained in this document accordingly.

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the new notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

     This prospectus incorporates important business and financial information about NTL that is not included in or delivered with this prospectus. We will provide you without charge on your request, a copy of any or all documents which are incorporated by reference to this prospectus, except for exhibits which are specifically incorporated by reference into those documents. You should make your request in writing or by telephone to: NTL Communications Corp., 110 East 59th Street, 26th Floor, New York, NY 10022, Attention: Richard J. Lubasch, Tel:
(212) 906-8440.

             EXPLANATORY NOTE REGARDING CORPORATE STRUCTURE OF NTL


     The NTL group of companies has been restructured over the past three years. The following chart depicts the summary corporate structure of the NTL group and the position of NTL Communications Corp. within that group:


                    [NTL'S SUMMARY CORP. STRUCTURE GRAPHIC]


     NTL Incorporated and NTL (Delaware), Inc. have no obligations under the old notes or the new notes to be issued in exchange for the old notes.



     NTL Incorporated, a Delaware corporation, was incorporated in December 1999, to effect a reorganization into a holding company structure under Section 251(g) of the Delaware General Corporation Law. The holding company structure, which was implemented in May 2000 in connection with the acquisition of the residential assets of Cable & Wireless Communications plc, was accomplished through a merger. The stockholders of NTL (Delaware), Inc. (formerly NTL Incorporated) ("NTL Delaware"), at the effective time of the merger became stockholders of the new holding company, and NTL Delaware became a subsidiary of the new holding company. The new holding company then took the name NTL Incorporated.



     NTL Delaware was incorporated in February 1999 to effect a reorganization into a holding company structure under section 251(g) of the Delaware General Corporation Law. The holding company structure, which was implemented in April 1999 to pursue opportunities outside the United Kingdom and Ireland, was accomplished through a merger. The stockholders of NTL Communications Corp. (formerly NTL Incorporated) ("NTL Communications"), at the effective time of the merger, became stockholders of the new holding company, and we, NTL Communications, became a subsidiary of the new holding company. The new holding company then took the name NTL Incorporated.



     NTL Group Limited, a wholly-owned subsidiary of NTL which was acquired in 1996, has a 30-year history in the United Kingdom as a provider of communications services. NTL conducts its operations through direct and indirect wholly-owned subsidiaries.

     On February 21, 2001, as required by our bank credit agreements, NTL Incorporated contributed the residential broadband and business cable operations of Cable & Wireless Communications to NTL Communications and NTL Delaware contributed the assets of NTL Business (formerly Workplace Technologies plc) to NTL Communications.


     Our principal executive office is located at 110 East 59th Street, New York, New York 10022 and our telephone number is (212) 906-8440. Our world wide web address is www.ntl.com. The information on our website is not incorporated by reference into this registration statement and prospectus.

                          PRESENTATION OF INFORMATION


     References to "pounds sterling," "L," "pence" or "p" are to the lawful currency of the United Kingdom and references to "U.S. dollars," "dollars," "$" or "(cent)" are to the lawful currency of the United States. Solely for your convenience, this prospectus contains translations of some foreign currency amounts into U.S. dollars and some U.S. dollar amounts into foreign currencies. We are not making any representation to you regarding those translated amounts. Unless we otherwise indicate, the translations of foreign currencies into U.S. dollars and U.S. dollars into foreign currencies have been made at $1.4190 per L1.00 and $0.8794 per E1.00, the noon buying rate in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 2001, provided, however, that amounts associated with acquisitions and dispositions have been translated at the noon buying rate on the closing date of the transaction. On June 7, 2001, the noon buying rate was $1.3900 per L1.00 and $0.8506 per E1.00.


     Before January 1, 1999, the pound sterling was a part of the European Monetary System exchange rate mechanism known as the EMS. Within the EMS, exchange rates fluctuated within permitted margins, fixed by central bank intervention. In accordance with the provisions of the Treaty on European Union negotiated at Maastricht in 1991 and signed by the then 12 member states of the European Union in early 1992, a European Monetary Union, known as the EMU, superseded the EMS on January 1, 1999 and the Euro was introduced as the single European currency. Since that date, the Euro has been the lawful currency of the EMU states. The following 11 member states participate in the EMU and have adopted the Euro as their national currency: Austria, Belgium, Finland, France, Germany, the Republic of Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain.

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in, or incorporated by reference in, this prospectus. This summary does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the documents incorporated by reference, before making a decision to exchange your old notes.


                                   ABOUT NTL


     NTL Communications is one of the leading broadband communications and broadband services companies in the United Kingdom and the Republic of Ireland.



     Our predominant lines of business are:



     - CONSUMER SERVICES, including residential telephony, cable television, Internet access and interactive services;



     - BUSINESS SERVICES, including business telephony, national and international carrier telecommunications, Internet services and satellite communications services; and



     - BROADCAST TRANSMISSION AND TOWER SERVICES, including digital and analog television and radio broadcasting, wireless network management, tower and site leasing and satellite distribution services.



     The businesses in which we operate are growing rapidly as the result of the increased demand for communication services resulting from technological developments and the resulting increase in demand for bandwidth and information handling capacity. In particular, we believe that the integration of communication services and the Internet, as well as the development of digital wireless communication services provide us with numerous growth opportunities.



     We believe that our success to date has been due largely to our focus on customer service and the development of services that emphasize value rather than simply low prices. Our product offerings incorporate our fundamental customer proposition of providing our customers with a full range of choices.



     We provide our broad range of services over local, national and international network infrastructure. This network infrastructure consists of:



     - BROADBAND COMMUNICATIONS NETWORKS in the United Kingdom that currently pass approximately 8.4 million homes and which we plan to expand to cover nearly 11.4 million homes in our regional U.K. franchise areas. These high-capacity two-way local broadband fiber networks serve entire communities throughout these regional franchise areas. Our fiber optic cables pass nearly every business and are connected to distribution points, or nodes, which are typically within approximately 500 meters of each of the 500 homes typically served by each node. Each home is then connected by a siamese cable consisting of two copper pair telephone wires and a coaxial cable, allowing us to deliver telephone, cable television and Internet services over a single integrated network. This siamese cable also allows us to deploy both cable modems and digital subscriber line technology for the provision of broadband communications services.



Additionally, we have a broadband cable network in the Republic of Ireland that currently passes approximately 419,400 homes. This primarily analog cable television network is in the process of being upgraded to allow for higher capacity signals and a suite of new products including digital television, cable modem Internet access and voice telephony.



     - A NATIONAL/INTERNATIONAL SYNCHRONOUS DIGITAL HIERARCHY (KNOWN AS SDH) FIBER OPTIC TELECOMMUNICATIONS NETWORK in the United Kingdom which connects all of the major population centers in the United Kingdom to Ireland, continental Europe and the United States. SDH allows high speed data transmission and redirects transmissions in the event of a problem to prevent disruption. This 7,800 kilometer backbone network utilizes Asynchronous Transfer Mode, known as ATM, technology, a high-speed high-bandwidth technology, and was built with sufficient duct capacity to accommodate over

       2,300 fibers on the majority of the network. We designed this network to allow us to place the active components, such as routing devices, at the edge of our network and close to our customers. This design should create an opportunity to reduce our costs while increasing our ability to offer a broad range of voice and data solutions.



     - A NATIONAL BROADCAST TRANSMISSION AND TOWER NETWORK INFRASTRUCTURE in the United Kingdom, which provides national, regional and local broadcast and wireless communications coverage and is comprised of over 2,875 tower sites in the United Kingdom. Our fixed line and tower networks in the United Kingdom are interconnected at numerous sites.



     Our objective is to exploit the convergence of the telecommunications, entertainment and information services industries to become the leading full service broadband communications company in the markets in which we operate. We believe that we will be able to deliver our strategy through our entrepreneurial approach, innovative marketing, state-of-the-art networks and technical excellence.


                              RECENT DEVELOPMENTS


IT SERVICES OUTSOURCING DEAL WITH IBM



     On May 24, 2001, NTL Incorporated announced that it had signed a new strategic outsourcing agreement with IBM. Under the agreement, IBM will provide IT services for all of our operations in the United Kingdom and Ireland through 2012. We intend to retain control of our IT activities that are fundamental to our competitive advantage and key to the development of our intellectual property. We believe that this strategic alliance with IBM will create a significant competitive advantage through the delivery of state-of-the-art technology and a menu of support services. We further believe this alliance will generate cost savings in excess of $450.0 million over the life of the agreement, and will allow us flexibility to size our IT needs and resources to generate further cost savings and create further competitive advantages over time. With immediate effect, 483 of our IT employees will transfer from NTL to IBM to coincide with the start of the service under the agreement.



ISSUANCE OF 6 3/4% CONVERTIBLE SENIOR NOTES DUE 2008



     In May 2001, we issued $1,150.0 million principal amount of 6 3/4% convertible senior notes due 2008. Interest is payable semiannually in cash at the rate of 6 3/4% per annum beginning on November 15, 2001. The holders may convert these notes into shares of NTL Incorporated common stock at any time after August 13, 2001, at an initial conversion price of $32.728 per share, subject to adjustments. These convertible notes are redeemable by us and NTL Incorporated at any time after May 20, 2004. NTL Incorporated is a co-obligor of these notes on a subordinated basis.



GE CAPITAL FINANCING



     On April 27, 2001, NTL Incorporated announced that it had received a commitment from a unit of GE Capital for $388 million in financing. Subject to definitive documentation and customary closing conditions, GE Capital will provide L200 million ($288.0 million) of this commitment through an increase to the L2,500 million revolving credit facility of NTL Communications Limited, our wholly-owned indirect subsidiary, which was fully drawn as of March 31, 2001. This increase is also subject to the consent of existing lenders under the credit facility. The remaining $100 million in financing will be in the form of 5.75% convertible notes which will be co-obligations of NTL Incorporated and NTL (Delaware), Inc., convertible into NTL Incorporated common stock at a conversion price of $35.00 per share. We intend to use approximately half of the proceeds of the total commitment to repay outstanding amounts under the L2,500 million credit facility and the remainder for construction, capital expenditure and general corporate purposes.

                               THE EXCHANGE OFFER

Notes offered..............  We are offering up to E300,000,000 principal amount of new 12 3/8% senior notes due 2008.

                             The new notes have been registered under the Securities Act.

The exchange offer.........  We are offering to issue the new notes in exchange for a like principal amount of your old notes. For procedures for tendering, see "The Exchange Offer."

Tenders, expiration date;
  withdrawal...............  The exchange offer will expire at 5:00 p.m. New
                             York City time on           , 2001 unless we extend
                             it. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time
                             before           , 2001. If we decide for any
                             reason not to accept any old note for exchange, it will be returned without expense to you promptly after the end of the exchange offer.

United States federal
income tax consequences....  Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for federal income tax purposes. See "Federal Income Tax Considerations."

Use of proceeds............  We will not receive any proceeds from the exchange pursuant to the exchange offer.

Exchange agent.............  The Chase Manhattan Bank, through its offices specified in this prospectus in New York and Luxembourg, is acting as the exchange agent for the exchange offer. See "The Exchange Offer -- Exchange agent" and the inside back cover of this prospectus for the location of the offices of the exchange agent.

           CONSEQUENCES OF EXCHANGING OLD NOTES IN THE EXCHANGE OFFER

     The following summary is based on interpretations by the staff of the Securities and Exchange Commission in no action letters issued to third parties. Unless you are an affiliate of NTL, generally if you exchange your old notes for new notes in the exchange offer you may offer those new notes for resale, resell those new notes, and otherwise transfer those new notes without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. However, those new notes must have been acquired by you in the ordinary course of your business. In addition, unless you are a broker-dealer, you must not engage in, intend to engage in or have any arrangement or understanding with any person to participate in, a distribution of new notes.

     If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to provisions of the indenture under which they were issued regarding transfer and exchange of the old notes and the restrictions on transfer contained in the legend on the old notes. See "Risk Factors -- If you do not exchange your old notes for new notes, you will continue to hold notes subject to restrictions on transfer and which are not freely tradable", "The Exchange Offer" and "Registration Rights."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the new notes and the old notes are identical in all material respects, except for:

     (1) the transfer restrictions and registration rights relating to the old notes, and

     (2) provisions under the registration rights agreements providing for special interest on the old notes under circumstances relating to timing of the exchange offer, which will terminate on completion of the exchange offer.

Issuer.....................  NTL Communications Corp.

Notes offered..............  E300.0 million in principal amount of 12 3/8%
                             senior notes due 2008.

Maturity...................  The notes mature on February 1, 2008.

Issue price................  The issue price for the E100.0 million in principal amount of notes issued on February 8, 2001 was 101%, plus accrued interest. The issue price for the E200.0 million in principal amount of notes issued on January 24, 2001 was 100%.

Yield and interest.........  The notes will accrue interest at a rate of 12 3/8%
                             per year and will be payable in cash, semi-annually in arrears, on February 1 and August 1, commencing August 1, 2001.

Ranking....................  These notes are senior debts. They rank ahead of all of our subordinated indebtedness and rank equal in right of payment with all of our existing and future senior debts.


                             Assuming we had completed the issuance of our 6 3/4% convertible senior notes due 2010 and applied the proceeds on March 31, 2001, these notes:



                             - would have ranked equally with approximately $6.0
                               billion of NTL Communication Corp.'s senior debts, and


                             - would have ranked senior in right of payment to
                               approximately $0.5 billion of NTL Communication Corp.'s subordinated indebtedness.



                             In addition, the notes will effectively rank behind all existing and future indebtedness and other liabilities and commitments of our subsidiaries. On March 31, 2001 the total liabilities of our subsidiaries were approximately $7,540.3 million.


Optional redemption........  The notes may not be redeemed by NTL except in the limited circumstances described in "Description of the Notes -- Additional Amounts; Optional Tax Redemption".

Mandatory offer to
repurchase.................  If we experience specific kinds of changes of control accompanied by a ratings decline or engage in certain asset sales, we must offer to repurchase the notes at the redemption prices stated in the "Description of the Notes" section under the headings "Change of Control" and "Asset Sale", respectively.

Basic covenants of
indenture..................  The indenture will, among other things, restrict our ability and the ability of certain of our subsidiaries to:

                             - make restricted payments,

                             - incur additional indebtedness and issue preferred
                               stock,

                             - incur liens,

                             - pay dividends on stock or repurchase stock,

                             - sell all or substantially all of our assets or
                               merge with or into other companies, and

                             - engage in certain transactions with affiliates.

                             These covenants are subject to important exceptions. For more details, see the "Description of the Notes" section under the heading "-- Covenants".

Governing law and
judgments..................  The notes and the indenture under which the notes will be issued will be governed exclusively by the laws of the State of New York. Under the Judiciary Law of the State of New York, a judgment or decree in an action based upon an obligation denominated in a currency other than U.S. dollars will be made in the currency of the underlying obligation and converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree.

Trustee, principal paying
agent and registrar........  The Chase Manhattan Bank.

Paying agent and transfer
agent in Luxembourg........  Chase Manhattan Bank Luxembourg S.A.

Listing agent in
Luxembourg.................  Banque Internationale a Luxembourg.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION


                          OF NTL COMMUNICATIONS CORP.



     The summary consolidated financial information for NTL Communications Corp. presented below under the captions "Income Statement Data" for the years ended December 31, 2000, 1999 and 1998 and "Balance Sheet Data" at December 31, 2000, was derived from our audited consolidated financial statements. Interim data at March 31, 2001 and for the three months ended March 31, 2000 and 2001 are unaudited but include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of that data. Results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. This information should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.



     Since 1998, we have completed a series of acquisitions:



     - In June and September 1998, we purchased ComTel Limited and Telecential Communications, which we refer to collectively as ComTel, for an aggregate purchase price of approximately $969.0 million, including intangibles aggregating approximately $224.0 million.



     - In October 1998, we purchased Comcast UK Cable Partners Limited, which is now known as NTL (Triangle) LLC, for an aggregate purchase price of approximately $600.0 million, including intangibles of approximately $130.0 million.



     - In December 1998, we purchased Eastern Group Telecoms, or EGT, for an aggregate purchase price of approximately $151.0 million, including intangibles of approximately $45.0 million.



     - In March 1999, we purchased Diamond Cable Communications plc for an aggregate purchase price of approximately $984.6 million, including intangibles of $1,323.0 million.



     - In July 1999, we acquired Cablelink Limited for an aggregate purchase price of $700.5 million, including intangibles of $669.6 million.



     - In September 1999, NTL Delaware acquired the shares of Workplace Technologies plc, which has been renamed NTL Business, for an aggregate purchase price of $175.0 million, including intangibles of $176.9 million.



     - In May 2000, NTL Incorporated acquired ConsumerCo from Cable & Wireless plc for an aggregate purchase price of $13,111.0 million, including intangibles of $8,879.0 million.



     In February 2001, pursuant to the terms of NTL Business' credit agreement which was used to partially fund the acquisition of ConsumerCo, NTL Incorporated contributed all of the outstanding share capital of ConsumerCo to us and NTL Delaware contributed all of the outstanding share capital of NTL Business to us.



     The net assets and results of operations of ComTel, NTL Triangle, EGT, Diamond, Cablelink, NTL Business and ConsumerCo are included in the consolidated financial statements from their respective dates of acquisition.



                                                       THREE MONTHS ENDED
                                                            MARCH 31,             YEAR ENDED DECEMBER 31,
                                                      ---------------------   --------------------------------
                                                        2001        2000        2000        1999        1998
                                                      ---------   ---------   ---------   ---------   --------
                                                                           (IN MILLIONS)
INCOME STATEMENT DATA:
Revenues............................................  $  770.5    $   470.9   $2,482.2    $1,537.1    $  747.0
Operating (loss)....................................    (530.9)      (173.2)  (1,525.2)     (611.0)     (228.6)
Net (loss)..........................................    (835.8)      (336.7)  (2,388.1)     (716.5)     (534.6)

                                    THREE MONTHS ENDED
                                         MARCH 31,                      YEAR ENDED DECEMBER 31,
                                   ---------------------   --------------------------------------------------
                                     2001        2000        2000        1999       1998      1997      1996
                                   ---------   ---------   ---------   ---------   -------   -------   ------
                                                                 (IN MILLIONS)
OTHER DATA:
Capital expenditures.............  $   542.0   $   356.9   $ 1,961.8   $ 1,198.3   $ 772.2   $ 503.7   $505.7
Ratio of earnings to fixed
  charges(1).....................         --          --          --          --        --        --       --



                                                              MARCH 31,    DECEMBER 31,
                                                                2001           2000
                                                              ---------    ------------
                                                                    (IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   283.9     $   423.5
Working capital (deficiency)................................     (845.6)       (937.2)
Fixed assets, net...........................................   10,554.6      10,916.8
Total assets................................................   22,409.5      23,146.5
Long-term debt..............................................   12,101.2      11,843.4
Shareholder's equity........................................    8,259.1       9,012.2


---------------


(1) For the purposes of calculating the ratio of earnings to fixed charges, fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. For the three months ended March 31, 2001 and the years ended December 31, 2000, 1999, 1998, 1997 and 1996, our earnings were insufficient to cover fixed charges by approximately $858.6 million, $2,563.1 million, $785.2 million, $535.0 million, $350.9 million and $268.9 million, respectively.

                                  RISK FACTORS

     You should consider carefully all of the information in this prospectus and incorporated by reference in this prospectus. See "Where You Can Find More Information About Us." In particular, you should carefully evaluate the following risks before tendering your old notes in the exchange offer. However, the risk factors set forth below, other than the first risk factor, are generally applicable to the old notes as well as the new notes. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks faced by us described below and elsewhere in this prospectus.

IF YOU DO NOT EXCHANGE YOUR OLD NOTES FOR NEW NOTES, YOU WILL CONTINUE TO HOLD NOTES SUBJECT TO RESTRICTIONS ON TRANSFER AND WHICH ARE NOT FREELY TRADEABLE

     If you do not tender your old notes or you tender your old notes and we do not accept the tender, your old notes will continue to be subject to their existing restrictions on transfer and exchange. In general, unless the old notes are registered under the Securities Act, you cannot offer or sell your old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Except in limited circumstances which we summarize under "Registration Rights" in this prospectus, we do not have any obligation to register your old notes under the Securities Act. We do not expect that we will take any action to register the old notes under the Securities Act unless we are required to so in those limited circumstances.

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT THE FINANCIAL HEALTH OF THE COMPANY


     We are and, for the foreseeable future will continue to be, highly leveraged. On March 31, 2001, the accreted value of our total long-term indebtedness without giving effect to the issuance in May 2001 of $1,150.0 million of our 6 3/4% convertible senior notes due 2008, was $12,101.2 million. This debt represents approximately 59.4% of our total capitalization.



     The indentures governing our outstanding notes permit us to incur additional indebtedness to finance our working capital and capital expenditure requirements, finance the construction of our network and finance the acquisition of assets, licenses and computer software that are used in connection with a cable business, as well as entities that are engaged in the cable business.


     Our substantial indebtedness could adversely affect our financial health by, among other things:

     - increasing our vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates, particularly if any of our borrowings are at variable interest rates;

     - limiting our ability to obtain the additional financing we need to operate, develop and expand our business; and

     - requiring us to dedicate a substantial portion of our cash flow from operations to service our debt, which reduces the funds available for operations and future business opportunities.


     Our and our subsidiaries' cash interest payments increased from $103.6 million in the three months ended March 31, 2000 to $186.0 million in the three months ended March 31, 2001 and from $222.1 million in 1999 to $459.0 million in 2000. Assuming March 31, 2001 floating interest rates remain unchanged, cash interest payment obligations are expected to exceed $900.0 million in 2001, and we expect them to continue to increase thereafter, at least through 2002, as a result of our higher debt levels and as indebtedness previously issued on a discount basis becomes cash pay. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


IN SOME CIRCUMSTANCES INVOLVING A CHANGE OF CONTROL OF OUR PARENT, WE WILL BE REQUIRED TO REPURCHASE SOME OF OUR INDEBTEDNESS INCLUDING THE NOTES -- IF THIS OCCURS, WE MAY NOT HAVE THE FINANCIAL RESOURCES NECESSARY TO MAKE THOSE REPURCHASES

     We may, under some circumstances involving a change of control of our parent, be obligated to offer to repurchase outstanding debt securities, including the notes, before maturity. We cannot assure you that we will have available financial resources necessary to repurchase those securities in those circumstances. If we cannot repurchase those debt securities in the event of a change of control, the failure to repurchase would constitute an event of default under the indentures and agreements under which that indebtedness was incurred and could result in a cross-default under other indebtedness.



THE ANTICIPATED CONSTRUCTION COSTS OF OUR NETWORK WILL INCREASE AS A RESULT OF OUR RECENT ACQUISITIONS AND WILL REQUIRE SUBSTANTIAL AMOUNTS OF ADDITIONAL FUNDING -- THAT ADDITIONAL FUNDING MAY NOT BE AVAILABLE ON REASONABLE TERMS OR AT ALL



     As a result of our recent acquisitions, our capital expenses and cost of operations for the development, construction and operation of our combined telecommunications networks will significantly increase. We estimate that significant amounts of additional funding will be necessary to meet these capital expenditure requirements.


     We cannot be certain that:


     - we will be able to obtain additional financing with acceptable terms,


     - actual construction costs will meet our expectations,


     - we will satisfy conditions precedent to advances under existing and any future credit facilities,



     - we will not acquire additional businesses that require additional capital,


     - we will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required, or

     - we will be able to withstand exposure to exchange and interest rate fluctuations.


     We do not have any firm additional financing plans to address the factors listed above, and our L2.5 billion credit agreement restricts our and our subsidiaries, ability to incur additional debt.



     Both the equity and debt capital markets have recently experienced periods of significant volatility, particularly for securities issued by telecommunications and technology companies. The ability of telecommunications companies to access those markets as well as their ability to obtain financing provided by bank lenders and equipment suppliers has become more restricted and financing costs have increased. During some recent periods, the capital markets have been largely unavailable to new issues of securities by telecommunications companies. We have historically relied on issuances of high-yield debt securities, and convertible debt securities to meet our financing requirements. We cannot be certain that financing will be available to us when it is required on reasonable terms or at all.


WE WILL REQUIRE ADDITIONAL FINANCING BECAUSE WE DO NOT EXPECT TO GENERATE SUFFICIENT CASH FLOW TO REPAY AT MATURITY THE ENTIRE PRINCIPAL AMOUNT OF OUR OUTSTANDING INDEBTEDNESS

     We anticipate that we will not generate sufficient cash flow from operations to repay at maturity the entire principal amount of our outstanding indebtedness. Some of the measures we may take to refinance our debt include:

     - refinancing all or portions of that indebtedness,

     - seeking modifications to the terms of that indebtedness, and

     - seeking additional debt financing, which may require us to obtain the consent of some of our lenders.


     We cannot be certain that we will succeed in executing any of these measures or that financing will be available on reasonable terms or at all.

WE CANNOT BE CERTAIN THAT WE WILL BE SUCCESSFUL IN INTEGRATING ACQUIRED BUSINESSES INTO OURS, OR THAT WE WILL REALIZE THE BENEFITS WE ANTICIPATE FROM ANY ACQUISITION


     We will continue to consider strategic acquisitions and combinations that involve operators or owners of licenses to operate cable, telephone, television or telecommunications systems or services and related businesses. If consummated, some of these transactions would significantly alter our holdings and might require us to incur substantial indebtedness. We cannot assure you that, with respect to our recent acquisitions, as well as future acquisitions, if they occur, that we will:

     - realize any anticipated benefits,


     - successfully integrate the acquired businesses with our operations, or


     - manage that integration without adversely affecting us.


     Prior to our acquisition of ConsumerCo in May 2000, it was losing customers on a quarterly basis. Since the acquisition, we have focused on reducing the fault rate, improving the installation experience, continuing the digital rollout and improving the value proposition of the service bundle. This will cause our costs to increase in the near term.


WE ARE A HOLDING COMPANY THAT IS DEPENDENT UPON CASH FLOW FROM OUR SUBSIDIARIES TO MEET OUR OBLIGATIONS -- OUR ABILITY TO ACCESS THAT CASH FLOW MAY BE LIMITED IN SOME CIRCUMSTANCES


     We are a holding company with no independent operations or significant assets other than our investments in and advances to our subsidiaries and affiliated joint ventures. We depend upon the receipt of sufficient funds from our subsidiaries and affiliated joint ventures to meet our obligations. The terms of existing and future indebtedness of our subsidiaries and the laws of the jurisdictions under which those subsidiaries are organized generally limit the payment of dividends, loan repayments and other distributions to us, subject in some cases to exceptions that allow them to service indebtedness in the absence of specified defaults.



     Your right to receive payments on or in respect of the notes could be adversely affected in the event of a bankruptcy of any of our subsidiaries. Following the liquidation of one of our subsidiaries or joint ventures, the creditors of that subsidiary or joint venture will generally be entitled to be paid in full before we are entitled to a distribution of any assets in the liquidation. On March 31, 2001, the total liabilities of our subsidiaries were approximately $7,540.3 million.


WE HAVE HISTORICALLY INCURRED LOSSES AND GENERATED NEGATIVE CASH FLOWS AND CANNOT ASSURE YOU THAT WE WILL BE PROFITABLE IN THE FUTURE


     Construction and operating expenditures have resulted in negative cash flow, which we expect will continue at least until we establish an adequate customer base. We also expect to incur substantial additional losses. We cannot be certain that we will achieve or sustain profitability in the future. Failure to achieve profitability could diminish our ability to sustain operations and obtain additional required funds. In addition, a failure to achieve or sustain profitability would adversely affect our ability to make required payments on our indebtedness, including payments associated with the notes.



     We had net losses for the three months ended March 31, 2001 of $835.8 million, and for the years ended December 31:



     - 2000: $2,388.1 million



     - 1999: $716.5 million


     - 1998: $534.6 million

     - 1997: $333.1 million

     - 1996: $254.5 million


     As of March 31, 2001, our accumulated deficit was $5,191.0 million.

     In the three months ended March 31, 2001 and in the year 2000, although EBITDA was positive, we had negative cash flow from operations of $160.3 million and $170.3 million, respectively.



WE HAVE HISTORICALLY HAD A DEFICIENCY OF EARNINGS TO FIXED CHARGES AND OUR EARNINGS IN THE FUTURE MAY NOT BE SUFFICIENT TO COVER THOSE FIXED CHARGES, INCLUDING OUR OBLIGATIONS ASSOCIATED WITH THE NOTES.



     For the three months ended March 31, 2001 and the years ended December 31, 2000, 1999, 1998, 1997 and 1996, our earnings were insufficient to cover fixed charges by approximately $858.6 million, $2,563.1 million, $785.2 million, $535.0 million, $350.9 million and $268.9 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. Our earnings in the future may not be sufficient to cover those fixed charges, including our obligations on the notes.


WE HAVE DISTRIBUTED FUNDS TO OUR PARENT NTL DELAWARE IN THE PAST AND MAY DO SO IN THE FUTURE


     Under our existing indentures, we are permitted, and under the indenture for these notes we will be permitted, to dividend or distribute funds up to specified limits to NTL Delaware, our parent. In April 1999, we distributed $500.0 million to NTL Delaware to finance NTL Delaware's purchase of the Australian National Transmission Network for approximately $425.8 million, including related expenses, and its purchase of the "1G Networks" in France for approximately $59.0 million. NTL Delaware may, but is not required to, recontribute those funds to us. Any dividends and distributions, to the extent permitted, may be made at other times for other purposes. Completion of the contribution of ConsumerCo and NTL Business has substantially increased the amount available for distribution under the existing indentures and the indenture for the notes.


ALTHOUGH WE MAY, SUBJECT TO THE LIMITATIONS UNDER OUR INDENTURES, CONTRIBUTE CASH TO NTL DELAWARE TO FINANCE CERTAIN ACQUISITIONS, THE CASH FLOW GENERATED FROM OPERATIONS AT OUR PARENT WILL NOT BE AVAILABLE TO SERVICE OUR OBLIGATIONS UNDER THE NOTES


     Neither NTL Incorporated nor NTL Delaware will guarantee the notes. Consequently, any cash flow generated by assets located at, or acquired by, NTL Incorporated, NTL Delaware or any of their subsidiaries which are not our subsidiaries, will not be available to service our obligations under the notes unless contributed or otherwise distributed to us.



WE ARE SUBJECT TO SIGNIFICANT COMPETITION IN EACH OF OUR BUSINESS AREAS AND WE EXPECT THAT COMPETITION TO INTENSIFY -- IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED


     We face significant competition from established and new competitors in each of our businesses. As existing technology develops and new technologies emerge, we believe that competition will intensify in each of our business areas, particularly business telecommunications and the Internet. Some of our competitors have substantially greater financial and technical resources than we do. If we are unable to compete successfully, our business, financial condition and results of operations could be adversely affected.

OUR PRINCIPAL BUSINESSES ARE SUBJECT TO GOVERNMENT REGULATION, INCLUDING PRICING REGULATION, WHICH MAY CHANGE AND ADVERSELY AFFECT US


     Our principal business activities in the United Kingdom and Ireland are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, pricing regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.


     We are also subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce our range of programming and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.

OUR BROADCAST SERVICES BUSINESS IS DEPENDENT UPON SITE SHARING ARRANGEMENTS WITH OUR PRINCIPAL COMPETITOR


     As a result of, among other factors, a natural shortage of potential transmission sites and the difficulties in obtaining planning permission for erection of further masts, we have arranged with Crown Castle U.K. Ltd. to share a large number of tower sites. We cannot assure you that the site sharing arrangements will not be terminated. Termination of the site sharing arrangements would have a material adverse effect on us.


     Under the present arrangements, one of the parties is the owner, lessor or licensor of each site and the other party is entitled to request a license to use specified facilities at that site. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005, subject to title to the site and to the continuation in force of the site sharing agreement. Each site sharing agreement provides that, if requested by the sharing party, it will be extended for further periods. Either party may terminate the agreement by giving 5 years' notice in writing to the other prior to December 31, 2005, or at any date which is a date 10 years or a multiple of 10 years after December 31, 2005.

OUR BROADCAST SERVICES BUSINESS IS DEPENDENT UPON ITV AND OTHER CONTRACTS


     Our broadcast services business has contracts for the provision of television broadcasting transmission services with the ITV companies, Channel 4/S4C and Channel 5. The prices that we may charge these companies for transmission services in the United Kingdom are subject to regulation by OFTEL. The contracts with the ITV companies and Channel 4/S4C terminate on December 31, 2002. Although, historically, the ITV companies and Channel 4/S4C have renewed their contracts with us, we cannot assure you that they will do so upon expiration of the current contracts, that they will not negotiate terms for provision of transmission services by us on a basis less favorable to us or that they would not seek to obtain from third parties a portion of the transmission services that we currently provide. The loss of any one of these contracts could have a material adverse effect on us.


FAILURE TO MANAGE OUR GROWTH AND EXPANSION COULD HAVE A MATERIAL ADVERSE EFFECT ON US

     We have experienced rapid growth and development in a relatively short period, and to meet our strategic objectives will require a continuation of that growth. Management of that growth will require, among other things:

     - stringent control of construction and other costs,

     - continued development of our financial and management controls,

     - increased marketing activities, and


     - training of new personnel.


     Failure to manage our rapid growth and development successfully could have a material adverse effect on us.

WE ARE DEPENDENT UPON A SMALL NUMBER OF KEY PERSONNEL


     A small number of key executive officers manage our businesses. The loss of one or more of these executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. We have not entered into written employment contracts or non-compete agreements with, nor have we obtained life insurance policies covering, those key executive officers. Some of our senior managers also serve as members of senior management of other companies in the telecommunications business which may reduce the amount of time they are able to dedicate to our business.


THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES AND WE CANNOT PREDICT THE EFFECT OF ANY CHANGES ON OUR BUSINESSES

     The telecommunications industry is subject to rapid and significant changes in technology and the effect of technological changes on our businesses cannot be predicted. The cost of implementation of emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing. We cannot be certain that we would be successful in obtaining any additional financing required.


WE ARE SUBJECT TO CURRENCY RISK BECAUSE WE OBTAIN A SUBSTANTIAL AMOUNT OF FINANCING IN U.S. DOLLARS AND EURO BUT GENERALLY GENERATE REVENUES AND INCUR EXPENSES IN OTHER CURRENCIES


     We encounter currency exchange rate risks because we generate revenues and incur construction and operating expenses in other currencies, primarily in pounds sterling, while we pay interest and principal obligations with respect to most of our existing indebtedness in U.S. dollars and Euro. We cannot assure you that the hedging transactions we have entered into or any other hedging transactions we might enter into will be successful or that shifts in the currency exchange rates will not have a material adverse effect on us. For example, to the extent that the pound sterling declines in value against the U.S. dollar and, to a lesser extent, the Euro, and we have not fully hedged against such declines, the effective cost of servicing our U.S. dollar and Euro debt will be higher and we will incur currency losses. The decline in the relative value of the pound sterling against the U.S. dollar in 2000 was primarily responsible for our 2000 currency losses of $58.1 million.


WE DO NOT INSURE THE UNDERGROUND PORTION OF OUR NETWORK


     We obtain insurance of the type and in the amounts that we believe are customary in the United Kingdom for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Substantially all of our cable network is constructed underground. Any catastrophe that affects our underground cable network could result in substantial uninsured losses.


THERE HAS BEEN NO PUBLIC MARKET FOR THE NOTES -- WE CANNOT ASSURE YOU THAT A LIQUID MARKET WILL DEVELOP FOR THE NOTES

     There has been no public market for the notes. We do not intend to seek to have any of the notes listed or quoted on any securities exchange or automated quotation system, except for the Luxembourg Stock Exchange. Although the initial purchasers of the old notes have advised us that they currently intend to make a market in the notes, they are not obligated to do so and any market making may be discontinued at any time without notice. As a result, we cannot assure you as to the ongoing development of a market or the liquidity of any market that may develop for the notes.

YOU SHOULD BE AWARE THAT ACTUAL RESULTS MAY TURN OUT TO BE MATERIALLY DIFFERENT FROM ANY FORWARD-LOOKING STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS


     This prospectus includes or incorporates by reference projections of broadcast transmission revenues, build-out results and other forward-looking statements, including those using words such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions. In reviewing information included or incorporated by reference in this prospectus, keep in mind that actual results may differ materially from those expressed or implied in those projections and forward-looking statements. Important assumptions and factors that could cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in or expressed or implied by those projections and forward-looking statements include those specified in this Risk Factors section, as well as:


     - industry trends,

     - our ability to

             -- continue to design network routes and install facilities,

             -- obtain and maintain any required government licenses or approvals, and

             -- finance construction and development,

     all in a timely manner, at reasonable costs and on satisfactory terms and conditions,

     - assumptions about

             -- customer acceptance,

             -- churn rates,

             -- overall market penetration and competition from providers of alternative services, and

             -- availability, terms and deployment of capital.

     We assume no obligation to update projections or other forward-looking statements to reflect actual funding requirements, capital expenditures and results, changes in assumptions or in the factors affecting these projections or other forward-looking statements. We cannot assure you that:

     - any financings will be obtained when required, on acceptable terms or at all,


     - actual amounts required to complete our planned build out will not exceed the amount we estimate (see "-- The anticipated construction costs of our network will increase as a result of our recent acquisitions and will require substantial amounts of additional funding -- that additional funding may not be available on reasonable terms or at all") or that additional financing substantially in excess of that amount will not be required,


     - we will not acquire franchises, licenses or other new businesses that would require additional capital,

     - operating cash flow will meet expectations or that we will be able to access such cash from our subsidiaries' operations to meet any unfunded portion of our capital requirements when required or to satisfy the terms of the notes, or our other debt instruments and agreements for the incurrence of additional debt financing (see "-- We are a holding company that is dependent upon cash flow from our subsidiaries to meet our obligations -- our ability to access that cash flow may be limited in some circumstances"),

     - we will achieve the cost savings expected as a result of the ConsumerCo acquisition and the integration of several other acquired businesses (see "Management's Discussion and Analysis of Financial Condition and Results of Operations of NTL Communications -- Results of Operations"),

     - we will not incur losses from exposure to exchange rate fluctuations or be adversely affected by interest rate fluctuations (see "-- We are subject to currency risk because we obtain a substantial amount of financing in U.S. dollars and Euro but generally generate revenues and incur expenses in other currencies"),

     - there will not be adverse changes in applicable United States, United Kingdom or Republic of Ireland tax laws, or

     - the future effects of monetary union in Europe will not be materially adverse to us.


All forward-looking statements included or incorporated by reference in this prospectus are expressly qualified by the considerations described above.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE; PERIOD FOR TENDERING OLD NOTES

     This prospectus and the accompanying letter of transmittal set out the terms and conditions of the exchange offer. On and subject to those terms and conditions, we will accept for exchange old notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. The
expiration date is 5:00 p.m., New York City time, on           , 2001. However,
if we, in our sole discretion, extend the period of time for which the exchange offer is open, the expiration date will be the latest time and date to which we extend the exchange offer.

     This prospectus, together with the letter of transmittal, is first being sent on or about the date of this prospectus, to all holders of old notes known to us. Our obligation to accept old notes for exchange under the exchange offer is subject to the conditions described under "Conditions to the exchange offer" below.

     We expressly reserve the right, at any time or on one or more occasions, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of the extension to you. During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. If we do not accept any old notes tendered for exchange for any reason they will be returned to you. We will return those notes without expense to you as promptly as practicable after the end of the exchange offer.

     Old notes tendered in the exchange offer must be in denominations of principal amount of E1,000 and any whole multiple of E1,000.

     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes which we have already accepted for exchange, if any of the conditions of the exchange offer specified below under "Conditions to the exchange offer" occur. We will give oral or written notice of any extension, amendment, non-acceptance or termination to you as promptly as practicable. A notice in the case of any extension will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The tender to us of old notes by you and the acceptance of your tender by us will be a binding agreement between us on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal in respect of the old notes tendered by you.

PROCEDURES FOR TENDERING OLD NOTES

     When we refer to a holder of old notes in this section of the prospectus relating to the exchange offer, that includes account holders and any participant in the DTC, Euroclear or Clearstream clearing systems (each, a "book-entry transfer facility") whose name appears on a security position listing as the holder of those old notes. Any holder who wishes to tender old notes for exchange in the exchange offer must transmit the letter of transmittal, properly completed and duly executed, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent's message instead of a letter of transmittal to The Chase Manhattan Bank as exchange agent at one of the addresses set forth below under "Exchange agent", on or before the expiration date.

     In addition, either

     - certificates for the tendered old notes must be received by the exchange agent along with the letter of transmittal before the expiration date,

     - a timely confirmation of a book-entry transfer of the tendered old notes, which we refer to as a book-entry confirmation, into the appropriate exchange agent's account at the appropriate book-entry transfer facility pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent before the expiration date along with the letter of transmittal or an agent's message instead of a letter of transmittal, or

     - the holder must comply with the guaranteed delivery procedures we describe below.

     An agent's message means a message, transmitted by the book-entry transfer facility to and received by the exchange agent. An agent's message forms a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by, and make the representations and warranties contained in, the appropriate letter of transmittal and that we may enforce such letter of transmittal against the participant.

     The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery before the expiration date. No letters of transmittal or old notes should be sent to NTL.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless

     - you have not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

     - the old notes are tendered for the account of an eligible institution, as we define that term below.

     In the event that a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, the guarantee must be by a firm which is

     -  a member of a registered national securities exchange,

     -  a member of the National Association of Securities Dealers, Inc.,

     - a commercial bank or trust company having an office or correspondent in the United States or

     - another eligible institution within the meaning of Rule 17(A)(d)-15 of the Exchange Act.

     We refer to each of the institutions in the bullet points above as eligible institutions. If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer, or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on those documents guaranteed by an eligible institution.

     All questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. Our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

     The interpretation by us of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal shall be final and binding on all parties. Any defects or irregularities in connection with tenders of old notes for exchange must be cured within reasonable period of time determined by us unless we waive those defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give you notification of any defect or irregularity with respect to any tender of old notes by you for exchange, nor shall any of them incur any liability for failure to give such notification.

     If a letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney. The old notes or the power of attorney should be signed exactly as the name or names of the registered holder or holders that appear on the old notes.

     If a letter of transmittal, any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing and, in addition, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal, unless we waive it.

     By tendering old notes, you will represent to us that, among other things,

     - the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder,

     - that neither the holder nor any other person receiving the new notes has an arrangement or understanding with any person to participate in the distribution of the notes and

     - that neither the holder nor any other person receiving the new notes is an affiliate, as defined under Rule 405 of the Securities Act, of NTL.

     If you are an affiliate of NTL, are engaged in or intend to engage in or have any arrangement with any person to participate in the distribution of the new notes to be acquired pursuant to the exchange offer, you

     - cannot rely on the applicable interpretations of the staff of the SEC and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer who holds old notes acquired for your own account as a result of market-making activities or other trading activities, and you receive new notes in exchange for those old notes in the exchange offer, you may be an "underwriter" within the meaning of the Securities Act and must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will

     - accept, promptly after the expiration date, all old notes properly tendered,

     -  issue the new notes promptly after acceptance of the old notes and

     -  cause the new notes to be authenticated by the trustee.

     For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral, promptly confirmed in writing, or written notice of that acceptance to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note of the same class having a principal amount equal to that of the surrendered old note.

     If any old notes tendered by you are not accepted for any reason set forth in the terms and conditions of the exchange offer or if you submitted old notes for an amount or quantity greater than you desire to exchange, those unaccepted or non-exchanged old notes will be returned without expense to you. In the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry procedures described below, those non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility as promptly as practicable after the end of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will request the establishment of accounts with respect to the old notes at each book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus unless the exchange agent already has established an account with the book-entry transfer facility suitable for the exchange offer. If you are a financial institution that is a participant in the book-entry transfer facility's system, you may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfer.

     Although you may deliver old notes to the exchange agent in the exchange offer through book-entry transfer at the book-entry transfer facility, the letter of transmittal or a facsimile of it, with any required signature guarantees or an agent's message instead and any other required documents, must be transmitted to and received by the exchange agent at one of the addresses set forth below under "exchange agent," on or before the expiration date. If this is not possible, the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If you want to tender old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or you cannot complete the procedure for book-entry transfer on a timely basis, you may tender your old notes if

     -  the tender is made through an eligible institution,

     - before the expiration date, the exchange agent received from the eligible institution the appropriate notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address and the amount of old notes tendered, stating that the tender is being made by that notice. The notice of guaranteed delivery must guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or facsimile of the letter of transmittal or agent's message instead, with any required signature guarantees, and any other documents required by the appropriate letter of transmittal will be deposited by the eligible institution with the exchange agent and

     - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal, or facsimile of the letter of transmittal or agent's message instead, with any required signature guarantees, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of old notes at any time before the expiration date.

     For withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the addresses set forth below under "Exchange agent". Any notice of withdrawal must:

     - specify the name of the person having tendered the old notes to be withdrawn,

     - identify the old notes to be withdrawn, including the principal amount and

     - where certificates for old notes have been transmitted, specify the name in which those old notes are registered, if different from that of the withdrawing holder.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent then, before the release of such certificates you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution. If you tendered old notes under the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an eligible institution, unless you are an eligible institution, must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility. All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which you tender for exchange but which are not exchanged for any reason will be returned to you without cost to you or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with the book-entry transfer facility for the old notes as soon as practicable after withdrawal. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for tendering old notes" above at any time on or before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, the old notes and may terminate or amend the exchange offer if at any time before the acceptance of the old notes for exchange or the exchange of the new notes for the old notes any of the following events occurs:

     (1) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

        (a) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of the exchange offer or any transaction contemplated by the exchange offer, or

        (b) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes in the exchange offer,

       or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (a) or (b) above or, in our sole judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer;

     (2)   there shall have occurred

        (a) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

        (b) any limitation by any governmental agency or authority which may adversely affect the ability of NTL to complete the transactions contemplated by the exchange offer,

        (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit;

     (3) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening of those circumstances; or

     (4) any change or any development involving a prospective change shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of NTL and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we shall have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes; which, in our reasonable judgment in any case, and regardless of the circumstances, including any action by us, giving rise to that condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance or exchange or with that exchange.

     The conditions described above are for our sole benefit. Those conditions may be asserted by us regardless of the circumstances giving rise to that condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at anytime to exercise any of the foregoing rights shall not be deemed a waiver of any of our rights and each of our rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as the exchange agent in respect of the notes for the exchange offer. All executed letters of transmittal should be sent to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal in respect of the notes and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

     Delivery To: The Chase Manhattan Bank, as exchange agent.

                               In London
By Mail, By Hand and Overnight Courier:          By Facsimile:
       The Chase Manhattan Bank                (44) 207 777 5410
       Attn: Operations Manager
             Trinity Tower                   Confirm by Telephone:
         9 Thomas More Street             Operations Manager: (44) 207
             London E1 9YT                          777 5414

                              In New York
By Mail, By Hand and Overnight Courier:          By Facsimile:
       The Chase Manhattan Bank                  (212) 638-7380
   Corporate Trust-Securities Window             (212) 638-7381
      Room 234 -- North Building
            55 Water Street                  Confirm by Telephone:
       New York, New York 10041          Carlos Esteves: (212) 638-0828
                                                 (212) 638-0454

                             In Luxembourg
By Mail, By Hand and Overnight Courier:          By Facsimile:
 Chase Manhattan Bank Luxembourg S.A.          (352) 46 26 85 380
       Attn: Operations Manager
             5 Rue Plaetis                   Confirm by Telephone:
          L-2338, Luxembourg                  Operations Manager:
                                               (352) 46 26 85 236

     Delivery of the letter of transmittal in respect of the notes to an address other than as set forth above or transmission via facsimile other than as set forth above is not a valid delivery of the letter of transmittal.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $250,000.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with any tender of old notes for exchange, except if you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for the payment of any applicable transfer tax thereon.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the exchange of the old notes for the new notes. We will use the aggregate net proceeds from the sale of the old notes of approximately E293.0 million ($275.3 million), after deducting the estimated initial purchasers' discounts and estimated offering expenses, to finance our construction, capital expenditure and working capital requirements, including debt service and repayment obligations and to make acquisitions of businesses and assets related to our business.


     Following the offering of the old notes, the lenders' commitments under NTL Communications Limited's L1,300 million credit agreement, the proceeds of which are available to finance our working capital requirements, were reduced by approximately L93.2 million ($132.3 million). The lenders' commitments had been previously reduced by approximately L161.9 million ($229.7 million) following the issuance in October 2000 of our 11 7/8 senior notes due 2010. In addition, following the issuance in May 2001 of the $1,150.0 million aggregate principal amount of our 6 3/4% convertible senior notes due 2008, the commitment was further reduced by approximately L456.0 million ($647.1 million). As a result, the commitment under this credit agreement is now approximately L588.9 million ($835.6 million).


                                 EXCHANGE RATES

     The following table sets forth, for the periods indicated, the noon buying rate for pounds sterling expressed in U.S. dollars per L1.00.

     The average rate is the average of the noon buying rates on the last day of each month during the relevant period.


YEAR ENDED DECEMBER 31,                         PERIOD END     AVERAGE      HIGH      LOW
-----------------------                         ----------    ----------    -----    -----
1996..........................................      1.71         1.56        1.72     1.49
1997..........................................      1.65         1.64        1.71     1.56
1998..........................................      1.66         1.66        1.72     1.61
1999..........................................      1.62         1.61        1.68     1.55
2000..........................................      1.49         1.51        1.65     1.40
2001 (through June 7).........................      1.39         1.45        1.51     1.39


     Before January 1, 1999, the pound sterling was a part of the European Monetary System exchange rate mechanism known as the EMS. Within the EMS, exchange rates fluctuated within permitted margins, fixed by central bank intervention. In accordance with the provisions of the Treaty on European Union negotiated at Maastricht in 1991 and signed by the then 12 member states of the European Union in early 1992, a European Monetary Union, known as the EMU, superseded the EMS on January 1, 1999 and the Euro was introduced as the single European currency. Since that date, the Euro has been the lawful currency of the EMU states. The following 11 member states participate in the EMU and have adopted the Euro as their national currency: Austria, Belgium, Finland, France, Germany, the Republic of Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain.

     The following table sets forth, for the periods indicated, the noon buying rate for Euro expressed in U.S. dollars per E1.00.

     The average rate is the average of the noon buying rates on the last day of each month during the relevant period.


YEAR ENDED DECEMBER 31,                         PERIOD END     AVERAGE      HIGH      LOW
-----------------------                         ----------    ----------    -----    -----
1999..........................................      1.00         1.06        1.18     1.00
2000..........................................      0.94         0.92        1.03     0.83
2001 (through June 7).........................      0.85         0.91        0.96     0.84

                                 CAPITALIZATION


     The following table sets forth our consolidated capitalization as of March 31, 2001: (1) on an actual basis, and (2) as adjusted to give effect to the issuance in May 2001 of the 6 3/4% convertible senior notes due 2008 and the application of the net proceeds of that issuance.



                                                                AS OF MARCH 31, 2001
                                                              ------------------------
                                                              ACTUAL(1)    AS ADJUSTED
                                                              ---------    -----------
                                                               (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................  $   283.9     $ 1,398.6
                                                              =========     =========
Current portion of long-term debt...........................  $     3.0     $     3.0
                                                              =========     =========
Long-term debt:
  NTL Communications Corp.:
     12 3/4% Senior Deferred Coupon Notes due 2005..........  $   277.8     $   277.8
     11 1/2% Senior Deferred Coupon Notes due 2006..........    1,050.0       1,050.0
     9 1/4% Senior Euro Notes due 2006......................      219.9         219.9
     10% Senior Notes due 2007..............................      400.0         400.0
     9 1/2% Senior Sterling Notes due 2008, less unamortized
      discount..............................................      176.9         176.9
     10 3/4% Senior Deferred Coupon Sterling Notes due
      2008..................................................      344.4         344.4
     9 3/4% Senior Deferred Coupon Notes due 2008...........    1,073.6       1,073.6
     11 1/2% Senior Notes due 2008..........................      625.0         625.0
     12 3/8% Senior Deferred Coupon Notes due 2008..........      333.3         333.3
     7% Convertible Subordinated Notes due 2008.............      489.8         489.8
     9 3/4% Senior Deferred Coupon Sterling Notes due
      2009..................................................      350.5         350.5
     9 7/8% Senior Euro Notes due 2009......................      307.8         307.8
     11 1/2% Senior Deferred Coupon Euro Notes due 2009.....      123.2         123.2
     11 7/8% Senior Notes due 2010, less unamortized
      discount..............................................      489.9         489.9
     12 3/8% Senior Notes due 2008..........................      263.8         263.8
     6 3/4% Convertible Senior Notes due 2008...............         --       1,150.0
  NTL Communications Ltd:
     Credit Agreement.......................................    3,547.5       3,547.5
     Other..................................................        2.3           2.3
  NTL Triangle:
     11.2% Senior Discount Debentures due 2007..............      517.3         517.3
     Other..................................................        3.5           3.5
  Diamond:
     13 1/4% Senior Discount Notes due 2004.................      285.1         285.1
     11 3/4% Senior Discount Notes due 2005.................      531.0         531.0
     10 3/4% Senior Discount Notes due 2007.................      383.8         383.8
     10% Senior Sterling Notes due 2008.....................      191.6         191.6
     9 1/8% Senior Notes due 2008...........................      110.0         110.0
     Other..................................................        3.2           3.2
                                                              ---------     ---------
          Total long-term debt..............................   12,101.2      13,251.2
                                                              ---------     ---------
  Shareholder's equity (deficiency)
     Common stock, $0.01 par value, 100 shares authorized,
      12 shares issued and outstanding......................         --            --
     Additional paid-in capital.............................   13,951.8      13,951.8
     Accumulated other comprehensive (loss).................     (501.7)       (501.7)
     (Deficit)..............................................   (5,191.0)     (5,191.0)
                                                              ---------     ---------
          Total shareholder's equity........................    8,259.1       8,259.1
                                                              ---------     ---------
Total capitalization........................................  $20,360.3     $21,510.3
                                                              =========     =========


---------------


(1) Except for the issuance in May 2001 of our 6 3/4% convertible senior notes due 2008, there has been no material change to our capitalization since March 31, 2001.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION


     The selected consolidated financial information for NTL Communications Corp. presented below under the captions "Income Statement Data" for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 and "Balance Sheet Data" at December 31, 2000, 1999, 1998, 1997 and 1996 was derived from our audited consolidated financial statements. Interim data at March 31, 2001, and for the three months ended March 31, 2000 and 2001 are unaudited but include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of that data. Results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. This information should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.



     Since 1998, we have completed a series of acquisitions:



     - In June and September 1998, we purchased ComTel for an aggregate purchase price of approximately $969.0 million, including intangibles aggregating approximately $224.0 million.



     - In October 1998, we purchased Comcast UK Cable Partners Limited, which is now known as NTL (Triangle) LLC, for an aggregate purchase price of approximately $600.0 million, including intangibles of approximately $130.0 million.



     - In December 1998, we purchased Eastern Group Telecoms, or EGT, for an aggregate purchase price of approximately $151.0 million, including intangibles of approximately $45.0 million.



     - In March 1999, we purchased Diamond Cable Communications plc for an aggregate purchase price of approximately $984.6 million, including intangibles of $1,323.0 million.



     - In July 1999, we acquired Cablelink Limited for an aggregate purchase price of $700.5 million, including intangibles of $669.6 million.



     - In September 1999, NTL Delaware acquired the shares of Workplace Technologies plc which has been renamed NTL Business for an aggregate purchase price of $175.0 million, including intangibles of $176.9 million.



     - In May 2000, NTL Incorporated acquired ConsumerCo from Cable & Wireless plc for an aggregate purchase price of $13,111.0 million, including intangibles of $8,879.0 million.



     In February 2001, pursuant to the terms of NTL Business' credit agreement which was used to partially fund the acquisition of ConsumerCo, NTL Incorporated contributed all of the outstanding share capital of ConsumerCo to us and NTL Delaware contributed all the outstanding share capital of NTL Business to us.



     The net assets and results of operations of ComTel, NTL Triangle, EGT, Diamond, Cablelink, NTL Business and ConsumerCo are included in the consolidated financial statements from their respective dates of acquisition.



     In May 1996, we purchased NTL Group Limited for an aggregate purchase price of approximately $439.0 million, including goodwill of approximately $263.0 million. The net assets and results of operations of NTL Group Limited are included in the consolidated financial statements from the date of the acquisition.

                                        THREE MONTHS
                                      ENDED MARCH 31,                  YEAR ENDED DECEMBER 31,
                                     ------------------   --------------------------------------------------
                                       2001      2000       2000        1999      1998      1997      1996
                                     --------   -------   ---------   --------   -------   -------   -------
                                                                  (IN MILLIONS)
INCOME STATEMENT DATA:
Revenues...........................  $  770.5   $ 470.9   $ 2,484.2   $1,537.1   $ 747.0   $ 491.8   $ 228.3
Costs and expenses
  Operating expenses...............     386.8     213.0     1,223.2      761.5     400.9     301.7     144.3
  Selling, general and
     administrative expenses.......     279.4     189.2       969.1      562.9     270.7     169.1     115.0
  Depreciation and amortization....     623.7     235.3     1,700.7      765.7     266.1     150.5      98.6
  Franchise fees...................        --        --          --       16.5      25.0      23.6      13.1
  Corporate expenses...............       4.1       6.6        23.7       25.3      17.1      18.4      14.9
  Other charges....................       7.4        --        92.7       16.2      (4.2)     20.6        --
                                     --------   -------   ---------   --------   -------   -------   -------
     Total costs and expenses......   1,301.4     644.1     4,009.4    2,148.1     975.6     683.9     385.9
                                     --------   -------   ---------   --------   -------   -------   -------
  Operating (loss).................    (530.9)   (173.2)   (1,525.2)    (611.0)   (228.6)   (192.1)   (157.6)
Other income (expense)
  Interest income and other, net...       7.6       8.5         1.6       29.9      46.0      28.4      33.6
  Interest expense.................    (308.0)   (188.7)     (886.3)    (678.2)   (328.8)   (202.6)   (137.0)
  Other gains......................        --        --          --      493.1        --      21.5        --
  Foreign currency transaction
     (losses) gains................      (5.7)     12.0       (58.1)      22.8       4.2       0.6       2.4
                                     --------   -------   ---------   --------   -------   -------   -------
(Loss) before income taxes,
  minority interests and
  extraordinary item...............    (837.0)   (341.4)   (2,468.0)    (743.4)   (507.2)   (344.2)   (258.6)
Income tax benefit (provision).....       1.2       4.7        79.9       29.9       3.3      15.6      (7.7)
                                     --------   -------   ---------   --------   -------   -------   -------
(Loss) before minority interests
  and extraordinary item...........    (835.8)   (336.7)   (2,388.1)    (713.5)   (503.9)   (328.6)   (266.3)
Minority interests.................        --        --          --         --        --        --      11.8
                                     --------   -------   ---------   --------   -------   -------   -------
(Loss) before extraordinary item       (835.8)   (336.7)   (2,388.1)    (713.5)   (503.9)   (328.6)   (254.5)
(Loss) from early extinguishment of
  debt.............................        --        --          --       (3.0)    (30.7)     (4.5)       --
                                     --------   -------   ---------   --------   -------   -------   -------
Net (loss).........................  $ (835.8)  $(336.7)  $(2,388.1)  $ (716.5)  $(534.6)  $(333.1)  $(254.5)
                                     ========   =======   =========   ========   =======   =======   =======
OTHER DATA:
Capital expenditures...............  $  542.0   $ 356.9   $ 1,961.8   $1,198.3   $ 772.2   $ 503.7   $ 505.7
Ratio of earnings to fixed
  charges(1).......................        --        --          --         --        --        --        --



                                                                       DECEMBER 31,
                                     MARCH 31,   --------------------------------------------------------
                                       2001        2000        1999       1998        1997        1996
                                     ---------   ---------   --------   ---------   ---------   ---------
                                                                (IN MILLIONS)
BALANCE SHEET DATA:
Cash, cash equivalents and
  marketable securities............  $   283.9   $   423.5   $1,079.2   $  996.9    $  103.9    $  445.9
Working capital (deficiency).......     (845.6)     (937.2)     423.9      600.5       (52.3)      242.1
Fixed assets, net..................   10,554.6    10,916.8    5,348.4    3,854.4     1,757.0     1,459.5
Total assets.......................   22,409.5    23,146.5    9,733.0    6,194.1     2,421.6     2,454.6
Long-term debt.....................   12,101.2    11,843.4    7,598.0    5,043.8     2,015.1     1,732.2
Redeemable preferred stock.........         --          --         --      124.1       108.5          --
Shareholder's equity
  (deficiency).....................    8,259.1     9,012.2    1,066.0      355.2       (61.7)      328.1


---------------


(1) For the purposes of calculating the ratio of earnings to fixed charges, fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. For the three months ended March 31, 2001 and the years ended December 31, 2000, 1999, 1998, 1997 and 1996, our earnings were insufficient to cover fixed charges by approximately $858.6 million, $2,563.1 million, $785.2 million, $535.0 million, $350.9 million and $268.9 million, respectively.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION



     In May 2000, NTL Incorporated acquired ConsumerCo and in September 1999, NTL Delaware acquired NTL Business. On February 21, 2001, as required by our bank credit agreements, we completed a transaction whereby we acquired the entire issued share capital of ntl (CWC Holdings) Limited, the entity that owns ConsumerCo, from NTL Incorporated and the entire issued share capital of NTL Business from NTL Delaware in exchange for shares of our common stock.



     The unaudited pro forma financial information presented gives effect to the acquisition of ConsumerCo in May 2000 as if it had been consummated on January 1, 2000. The unaudited pro forma financial information is based on our historical financial statements restated in a manner similar to that used in a pooling of interests for the acquisition of ntl (CWC Holdings) from NTL Incorporated and the historical financial statements of ConsumerCo from January 1, 2000 to the date of acquisition. The historical financial statement of ConsumerCo is prepared in accordance with U.S. generally accepted accounting principles and have been translated into U.S. dollars using an exchange rate of
$   --   to L1.00 (the average exchange rate for the period). Certain amounts in the historical financial statements, have been reclassified to conform to our presentation.



     The unaudited pro forma financial data does not give effect to the issuance in May 2001 of our 6 3/4% convertible senior notes due 2008 and the use of the proceeds from such issuance.



     The historical results of ConsumerCo for the year ended December 31, 2000 reflect certain intercompany costs and expenses as they were prior to the separation for ConsumerCo which was completed in the second quarter of 2000. These costs and expenses do not necessarily reflect the costs and expenses that would have been incurred if DataCo (the non-ConsumerCo part of Cable & Wireless Communications plc that was retained by Cable & Wireless) and ConsumerCo were separate entities during this period. Therefore, the historical financial statement of ConsumerCo, which is included in the unaudited pro forma financial information, is not reflective of results on a going forward basis.



     The acquisition of ConsumerCo has been accounted for at the historical cost of NTL Incorporated. This is consistent with a transfer of entities under common control, and is similar to the accounting used in a "pooling of interests." NTL Incorporated accounted for its acquisition of ConsumerCo using the purchase method of accounting. Accordingly, the assets acquired and the liabilities assumed were recorded at their estimated fair values at the time of acquisition.



     The pro forma adjustments are based upon available information and assumptions that we believe were reasonable at the time made. The unaudited pro forma financial information does not purport to present our results of operations had the acquisition occurred on the date specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed combined statement of operations does not reflect any adjustments for cost savings that we expect to realize. The pro forma adjustments reflecting the acquisitions are based upon the assumptions set forth in the notes to the pro forma financial information. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

                            NTL COMMUNICATIONS CORP.



              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                                  (UNAUDITED)


                      FOR THE YEAR ENDED DECEMBER 31, 2000


                                 (IN MILLIONS)



                                              NTL
                                      COMMUNICATIONS CORP.     CONSUMERCO
                                          (HISTORICAL)        (HISTORICAL)    ADJUSTMENTS    PRO FORMA
                                      --------------------    ------------    -----------    ---------
REVENUES............................       $ 2,484.2             $ 469.2                     $ 2,953.4
COSTS AND EXPENSES
Operating expenses..................         1,223.2               195.1                       1,418.3
Selling, general and administrative
  expenses..........................           969.1               199.2                       1,168.3
Other charges.......................            92.7                  --                          92.7
Corporate expenses..................            23.7                  --                          23.7
Depreciation and amortization.......         1,700.7               191.8        $ 366.9A       2,259.4
                                           ---------             -------        -------      ---------
                                             4,009.4               586.1          366.9        4,962.4
                                           ---------             -------        -------      ---------
Operating loss......................        (1,525.2)             (116.9)        (366.9)      (2,009.0)
OTHER INCOME (EXPENSE)
Interest income and other, net......           (56.5)                1.7            4.5B         (50.3)
Interest expense....................          (886.3)             (132.3)         (29.6)C     (1,048.2)
                                           ---------             -------        -------      ---------
Loss before income taxes............        (2,468.0)             (247.5)        (392.0)      (3,107.5)
Income tax benefit (provision)......            79.9                54.1                         134.0
                                           ---------             -------        -------      ---------
Net (loss)..........................       $(2,388.1)            $(193.4)       $(392.0)     $(2,973.5)
                                           =========             =======        =======      =========

                            NTL COMMUNICATIONS CORP.


                     NOTES TO THE PRO FORMA FINANCIAL DATA


                                 (in millions)



A. DEPRECIATION AND AMORTIZATION:                             CONSUMERCO
                                                              ----------
For the year ended December 31, 2000
  Intangibles (10 years)....................................  $    366.9
                                                              ==========

B. INTEREST INCOME (USING 4.867%):
For the year ended December 31, 2000
  Reduction of interest income on cash on hand used.........  $     (2.1)
  Interest income on excess cash from Bank financing........         6.6
                                                              ----------
                                                              $      4.5
                                                              ==========
C. INTEREST EXPENSE:
For the year ended December 31, 2000
  Reduction of interest expense for debt not assumed........  $     91.4
  Interest on Bank Financing at 8.28%.......................      (121.0)
                                                              ----------
                                                              $    (29.6)
                                                              ==========

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS OF NTL COMMUNICATIONS

RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 2001 AND 2000



     As a result of the completion of the acquisition of the consumer cable telephone, Internet and television operations of Cable & Wireless Communications plc ("ConsumerCo") in May 2000, we consolidated the results of operations of ConsumerCo from the date of acquisition.



     For the three months ended March 31, 2000, certain revenues have been reclassified from business telecommunications to broadcast transmission and other, and certain costs have been reclassified from operating expenses to selling, general and administrative expenses to conform to the 2001 classifications. In 2000 and 2001, the substantial majority of revenues in all segments was derived from operations in the United Kingdom.



     Consumer telecommunications and television revenues increased to $502.2 million from $248.3 million as a result of an acquisition and from growth in our customer base. The 2001 revenue includes $239.9 million from ConsumerCo. Our immediate goal is to drive the majority of revenue growth from average revenue per unit, or ARPU, increases rather than adding new customers. Achievement of this goal would allow us to achieve our revenue targets, have a lower capital requirement due to fewer installations, and improve EBITDA as we reduce front-loaded costs such as customer acquisition costs and higher initial maintenance costs. In the first quarter of 2001, we increased revenues from existing customers as a result of migrating customers to digital television, price increases and upselling additional products and services. We expect this trend to continue in the second quarter of 2001.



     Business telecommunications revenues increased to $200.2 million from $158.0 million as a result of an acquisition, growth in our customer base and increases in carrier services revenues. The 2001 revenue includes $26.5 million from ConsumerCo. We continue to focus specific sales and marketing effort on winning business customers in our franchise areas and increasing revenue from our existing customers. Carrier services revenues increased due to growth in services provided by our wholesale operation to other telephone companies, including wireless service operators. Revenue growth in carrier services is primarily dependent upon our ability to continue to attract new customers and expand services to existing customers.



     Broadcast transmission and other revenues increased to $68.1 million from $64.6 million. The increase reflects increases in the number of broadcast television and FM radio customers and accounts, which exceeded price cap reductions in our regulated services, and increases in satellite and media services used by broadcast and media customers. We expect growth in broadcast services to be driven primarily by contracts related to the increased demand for tower infrastructure by wireless services operators expanding and upgrading their networks for wireless broadband, the privatization of national broadcast networks, the digitalization of analog television and radio signals and the further development of programming for the European markets requiring satellite and terrestrial distribution services.



     Operating expenses (including network expenses) increased to $386.8 million from $213.0 million as a result of an acquisition and increases in interconnection and programming costs due to customer growth. The 2001 expense includes $107.3 million from ConsumerCo.



     Selling, general and administrative expenses increased to $279.4 million from $189.2 million as a result of the acquisition of ConsumerCo. The 2001 expense includes $92.0 million from ConsumerCo.



     Other charges of $7.4 million in 2001 are principally for costs incurred to integrate the acquired companies and are primarily related to information technology integration, and costs incurred for business rationalization.



     Corporate expenses decreased to $4.1 million from $6.6 million due to a reduction in various overhead costs.

     Depreciation and amortization expense increased to $623.7 million from $235.3 million due to an increase in amortization on acquisition related intangibles and an increase in depreciation of telecommunications and cable television equipment. The 2001 expense includes $396.2 million from ConsumerCo, including amortization of acquisition related intangibles.



     Interest expense increased to $308.0 million from $188.7 million due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. The 2001 expense includes $58.2 million in interest on acquisition related debt. Interest of $186.0 million and $103.6 million was paid in cash in the three months ended March 31, 2001 and 2000, respectively.



     Foreign currency transaction (losses) gains decreased to losses of $5.7 million from gains of $12.0 million primarily due to the effect of changes in exchange rates, primarily the weakening of the pound sterling against the U.S. dollar. We and certain of our subsidiaries have cash, cash equivalents and debt denominated in non U.S. dollar currencies that are affected by changes in exchange rates. In addition, our foreign subsidiaries whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.



     We recorded restructuring costs in November 2000 as a result of the completion of a consolidation review. This charge consisted of employee severance and related costs of $47.9 million for approximately 2,300 employees to be terminated and lease exit costs of $18.0 million. As of March 31, 2001, $20.5 million of the provision had been used, including $17.5 million for employee severance and related costs and $3.0 million for lease exit costs. As of March 31, 2001, approximately 1,100 employees had been terminated. The remaining restructuring reserve of $45.4 million includes $30.4 million for employee severance and related costs and $15.0 million for lease exit costs.



     In September 2000, the Board of Directors approved modifications to certain stock options granted to employees in November 1999 through May 2000. Options to purchase an aggregate of approximately 16.5 million shares of NTL Incorporated common stock with a weighted average exercise price of $64.39 per share were modified such that the exercise price was reduced to $44.50 per share and the vesting schedule was delayed and/or lengthened. NTL Incorporated is accounting for these options as a variable plan beginning in September 2000. We will recognize non-cash compensation expense for the difference between the quoted market price of the common stock and the exercise price of the vested options while the options remain outstanding.



YEARS ENDED DECEMBER 31, 2000 AND 1999



     As a result of the completion of the acquisitions of Diamond Cable Communications Limited ("Diamond") in March 1999, Cablelink Limited ("Cablelink") in July 1999, NTL Business Limited (formerly Workplace Technologies plc) ("NTL Business") in September 1999 and ConsumerCo in May 2000, we consolidated the results of operations of these businesses from the dates of acquisition.



     For the year ended December 31, 1999, certain revenues have been reclassified from business telecommunications to broadcast transmission and other and certain costs have been reclassified from operating expenses to selling, general and administrative expenses to conform to the 2000 classifications. In both 1999 and 2000, the substantial majority of revenue in all segments was derived from operations in the United Kingdom.



     A significant component of the results since May 2000 is associated with the acquisition of ConsumerCo. Prior to the acquisition, the ConsumerCo business had been losing customers on a quarterly basis. Since the acquisition, ConsumerCo has experienced a dramatic turnaround in customer additions, as well as materially reduced monthly churn. As the quality of the ConsumerCo customers' experience continues to improve, we expect to continue to reduce churn and increase penetration. However, this will cause certain costs to increase through the near term.



     Consumer telecommunications and television revenues increased to $1,518.2 million from $827.3 million as a result of acquisitions and from growth in our customer base. The 2000 and 1999 revenue includes $773.6 million and $162.4 million, respectively, from acquired companies. Our immediate goal is to drive the majority of revenue growth from ARPU increases rather than adding new customers. Achievement of this goal would allow us to maintain revenue targets, have a lower capital requirement, due to fewer installations, and improve EBITDA as we reduce front-loaded costs such as customer acquisition costs and higher initial maintenance costs.



     Business telecommunications revenues increased to $702.2 million from $452.5 million as a result of acquisitions, growth in our customer base and increases in carrier services revenues. The 2000 and 1999 revenue includes $234.3 million and $92.8 million, respectively, from acquired companies. We continue to focus specific sales and marketing effort on winning business customers in our franchise areas and promoting broadband for small businesses. Carrier services revenues increased due to growth in services provided by the our wholesale operation to other telephone companies. Revenue growth in carrier services is primarily dependent upon our ability to continue to attract new customers and expand services to existing customers.



     Broadcast transmission and other revenues increased to $263.8 million from $257.3 million due to increases in broadcast television and FM radio customers and accounts, which exceeded price cap reductions in our regulated services, and increases in satellite and media services used by broadcast and media customers. We expect growth in broadcast services to be driven primarily by contracts related to the increased demand for tower infrastructure by wireless services operators expanding and upgrading their networks for wireless broadband, the privatization of national broadcast networks, the digitalization of analog television and radio signals and the further development of programming for the European markets requiring satellite and terrestrial distribution services.



     Operating expenses (including network expense) increased to $1,223.2 million from $761.5 million as a result of increases in interconnection costs and programming costs due to customer growth. Operating expenses as a percentage of revenues decreased to 49.2% from 49.5%. The 2000 and 1999 expense includes $502.5 million and $141.9 million respectively, from acquired companies.



     Selling, general and administrative expenses increased to $969.1 million from $562.9 million as a result of increases in telecommunications and cable television sales and marketing costs and increases in additional personnel and overhead to service the increasing customer base. The 2000 and 1999 expense includes $377.9 million and $52.5 million respectively, from acquired companies.



     Pursuant to the terms of various U.K. licenses, we incurred license fees paid to the Independent Television Commission ("ITC") to operate as the exclusive service provider in certain of its franchise areas. Upon a request by us in 1999, the ITC converted all of our fee bearing exclusive licenses to non-exclusive licenses at the end of 1999, and our liability for license payments ceased upon the conversion. Franchise fees were $16.5 million in 1999.



     In September 2000, the Board of Directors approved modifications to certain stock options granted to employees in November 1999 through May 2000. Options to purchase an aggregate of approximately 16.5 million shares of NTL Incorporated's common stock with a weighted average exercise price of $64.39 per share were modified such that the exercise price was reduced to $44.50 per share and the vesting schedule was delayed and/or lengthened. This change did not affect the exercise price of options granted to the Chairman of the Board, the President and Chief Executive Officer and our Directors. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, NTL Incorporated is accounting for these options as a variable plan beginning in September 2000. We will recognize non-cash compensation expense for the difference between the quoted market price of NTL Incorporated's common stock and the exercise price of the vested options while the options remain outstanding. There was no compensation expense recognized in the year ended December 31, 2000 as a result of these option modifications.



     Other charges of $92.7 million in 2000 include restructuring costs of $65.9 million and information technology integration costs of $26.8 million. Restructuring costs relate to NTL Incorporated's announcement in November 2000 of its completion of a consolidation review. Based on a comprehensive review of the combined company following the acquisition of ConsumerCo in May 2000 and the integration of several other acquired businesses, NTL Incorporated identified significant efficiency improvements and cost savings. Our restructuring provision includes employee severance and related costs of $47.9 million for approximately 2,300 employees to be terminated and lease exit costs of $18.0 million. As of December 31, 2000, approximately 360 of the employees had been terminated. None of the provision had been utilized through December 31, 2000. The information technology integration costs of $26.8 million were incurred for the integration of acquired companies' information technology. Other charges of $16.2 million in 1999 were incurred for the cancellation of certain contracts.



     Corporate expenses decreased to $23.7 million from $25.3 million due to a decrease in various overhead costs.



     Depreciation and amortization expense increased to $1,700.7 million from $765.7 million due to an increase in depreciation of telecommunications and cable television equipment. The 2000 and 1999 expense includes $1,066.3 million and $190.5 million respectively, from acquired companies, including amortization of acquisition related intangibles.



     Interest income and other, net decreased to $1.6 million from $29.9 million as a result of increases in the net losses of affiliates accounted for by the equity method and decreases in interest income.



     Interest expense increased to $886.3 million from $678.2 million due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. The 2000 and 1999 expense includes $298.7 million and $133.8 million, respectively, from acquired companies. Interest of $459.0 million and $222.1 million was paid in the years ended December 31, 2000 and 1999, respectively.



     Other gains of $493.1 million in 1999 are from the sale of our investment in Cable London.



     Foreign currency transaction (losses) gains decreased to losses of $58.1 million from gains of $22.8 million primarily due to the effect of unfavorable changes in exchange rates primarily the weakening of the pound sterling against the U.S. dollar. Our results of operations are impacted by changes in foreign currency exchange rates as follows. We and certain of our subsidiaries have cash, cash equivalents and debt denominated in foreign currencies that are affected by changes in exchange rates. In addition, our foreign subsidiaries whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.



     We recorded an extraordinary loss from the early extinguishment of debt of $3.0 million in 1999 as a result of the repayment of the bridge loan incurred in connection with the Cablelink acquisition.


YEARS ENDED DECEMBER 31, 1999 AND 1998


     As a result of the completion of the acquisitions of ComTel in June and September 1998, NTL (Triangle) LLC (formerly Comcast U.K. Cable Partners Limited) ("NTL Triangle") in October 1998, EGT in December 1998, Diamond in March 1999, Cablelink in July 1999 and NTL Business in September 1999, we consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 1998 results except for the results of operations of ComTel, NTL Triangle and EGT from the dates of acquisition.



     For the years ended December 31, 1999 and 1998, certain revenues have been reclassified from business telecommunications to broadcast transmission and other and certain costs have been reclassified between selling, general and administrative expenses and operating expenses to conform to 2000 classifications. In both 1998 and 1999 the substantial majority of revenues in all segments were derived from operations in the United Kingdom.



     Consumer telecommunications and television revenues increased to $827.3 million from $355.6 million as a result of acquisitions and from customer growth. The 1999 and 1998 revenue includes $467.2 million and $74.2 million, respectively, from acquired companies.



     Business telecommunications revenues increased to $452.5 million from $157.7 million as a result of acquisitions, customer growth and increases in carrier service revenues. The 1999 and 1998 revenue includes $200.8 million and $8.5 million, respectively from acquired companies. Carrier services revenues increased due to growth in telephone services provided by our wholesale operation to other telephone companies. Revenue growth in carrier services is primarily dependent upon our ability to continue to attract new customers and expand services to existing customers.



     Broadcast transmission and other revenues increased to $257.3 million from $231.3 million due to increases in broadcast television and FM radio customers and accounts, which exceeded price cap reductions in our regulated services and from increases in satellite and media services used by broadcast and media customers.



     Other telecommunications revenues decreased to zero from $2.4 million due to the sales of the assets of our wholly-owned subsidiary, OCOM Corporation to AirTouch Communications, Inc. and to Cellular Communications of Puerto Rico, Inc. during 1998.



     Operating expenses increased to $761.5 million from $400.9 million as a result of acquisitions and increases in interconnection costs and programming costs due to customer growth. The 1999 and 1998 expense includes $330.1 million and $51.1 million, respectively, from acquired companies.



     Selling, general and administrative expenses increased to $562.9 million from $270.7 million as a result of increases in telecommunications and cable television sales and marketing costs and increases in additional personnel and overhead to service the increasing customer base. In addition, $47.4 million of the increase was due to the new national brand and advertising campaign, which began in the second quarter of 1999 and continued into 2000. The 1999 and 1998 expense includes $215.8 million and $25.1 million, respectively, from acquired companies.



     Pursuant to the terms of various U.K. licenses, we incurred license fees paid to the ITC to operate as the exclusive service provider in certain of our franchise areas. Upon a request by us in 1999, the ITC converted all of our fee bearing exclusive licenses to non-exclusive licenses by the end of 1999, and our liability for license payments ceased upon the conversion. Franchise fees decreased to $16.5 million from $25.0 million due to the reversal of the accrued liability for franchise fees of $13.6 million. The 1999 amount includes Diamond franchise fees of $5.0 million.



     Other charges of $16.2 million in 1999 were incurred for the cancellation of certain contracts. Other charges of $4.2 reversed in 1998 were the result of changes to a restructuring reserve that was recorded in 1997.



     Corporate expenses increased to $25.3 million from $17.1 million due to an increase in various overhead costs.



     Depreciation and amortization expense increased to $765.7 million from $266.1 million due to an increase in depreciation of telecommunications and cable television equipment. The 1999 and 1998 expense includes $404.7 million and $45.9 million respectively, from acquired companies, including amortization of acquisition related intangibles.



     Interest expense increased to $678.2 million from $328.8 million due to the issuance of additional debt and the increase in the accretion of original issue discount on the deferred coupon notes. The 1999 expense includes $184.8 million from acquired companies. Interest of $222.1 million and $118.3 million was paid in the years ended December 31, 1999 and 1998, respectively.



     Other gains of $493.1 million in 1999 are from the sale of our investment in Cable London.



     Foreign currency transaction gains increased to $22.8 million from $4.2 million primarily due to favorable changes in the exchange rate on our pounds sterling and Euro denominated notes in 1999.



     We recorded an extraordinary loss from the early extinguishment of debt of $3.0 million in 1999 as a result of the repayment of the bridge loan incurred in connection with the Cablelink acquisition. We recorded an extraordinary loss from the early extinguishment of debt of $30.7 million in 1998 as a result of the redemption of the 10 7/8% notes and the repayment of a bank loan.

RECENT ACCOUNTING PRONOUNCEMENTS



     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 was required to be adopted retroactive to January 1, 2000. The adoption of SAB 101 had no significant effect on our revenues or results of operations.



     Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS Nos. 137 and
138. The new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in the results of operations or in other comprehensive income (loss), depending on whether a derivative is designated as a fair value or cash flow hedge. The ineffective portion of all hedges will be recognized in the results of operations.



     On January 1, 2001, we recorded all of our outstanding derivative instruments at their fair value. The outstanding derivative instruments were comprised of cross currency swaps to hedge exposure to movements in the British pound/U.S. dollar exchange rate. The aggregate fair value on January 1, 2001 was a liability of $2.2 million, which was recorded as other comprehensive loss.


LIQUIDITY AND CAPITAL RESOURCES


     We will continue to require significant amounts of capital to finance construction of our local and national networks, for connection of telephone, telecommunications, Internet and cable television customers to the networks, for other capital expenditures and for debt service. We estimate that these requirements, net of cash from operations, will aggregate up to approximately $1,450.0 million from April 1, 2001 to December 31, 2001. Our commitments at March 31, 2001 for equipment and services through 2001 of approximately $335.0 million are included in the anticipated requirements. We had approximately $283.9 million in cash on hand at March 31, 2001. We expect to utilize the proceeds from the issuance of convertible notes in May 2001, proceeds from the proposed GE Capital financing and a portion of our bank credit facilities to fund the balance of these requirements.



     NTLCL and NTL Business, our wholly-owned subsidiaries entered into a L2,500.0 million ($3,547.5 million) credit agreement in May 2000 in connection with the acquisition of ConsumerCo. As of March 31, 2001, this credit facility was fully drawn. Interest is payable at least every six months at LIBOR plus a margin rate of 2.25% per annum, which is subject to adjustment based on the ratio of EBITDA to finance charges of the UK Group. The effective interest rate at March 31, 2001 was 8.03%. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized. Principal is due in six quarterly installments beginning on June 30, 2004. On February 21, 2001, as required by the NTL Business and NTLCL credit agreement, we completed a transaction whereby we acquired ConsumerCo from NTL Incorporated and NTL Business from NTL Delaware in exchange for shares of our common stock. As a result of this transaction, ConsumerCo and NTL Business became our subsidiaries, and NTL Business' interest in the L2,500.0 million credit agreement was assigned to a subsidiary of NTLCL.



     NTLCL entered into a L1,300.0 million ($1,844.7 million) credit agreement with a group of banks dated May 30, 2000. Pursuant to the credit agreement, in connection with the issuance in October 2000 of our 11 7/8% senior notes due 2010, and the issuance in January and February 2001 of the old notes, the lenders' commitment under the credit agreement was reduced by L255.1 million ($362.0 million). Following the issuance in May 2001 of the $1,150.0 million aggregate principal amount of 6 3/4% convertible senior notes the commitment was further reduced by approximately L456.0 million ($647.1 million). As a result, the commitment under this facility is now approximately L588.9 million ($835.6 million). As of March 31, 2001 there were no amounts borrowed under this credit agreement. Although from time to time we have drawn down amounts on this facility, as of May 31, 2001 no amounts were outstanding under this agreement. NTLCL and other members of the UK Group (as defined) may utilize the proceeds under this credit agreement to finance the working capital requirements of the

UK Group, provided that in no event shall the proceeds be used for a purpose other than to finance the construction, capital expenditure and working capital needs of a cable television or telephone or telecommunications business, or a related business, in the United Kingdom or Ireland. For purposes of this credit agreement, Diamond Cable Communications Limited and subsidiaries, NTL (Triangle) LLC and subsidiaries and certain other entities are excluded from the UK Group. Interest is payable at least every six months at LIBOR plus a margin rate of 4.5% per annum. The margin rate shall increase by 0.5% on the three month anniversary of the initial advance and by an additional 0.5% on each subsequent three month anniversary, up to a maximum total interest rate of 16% per annum. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly. Principal is due in full on March 31, 2006.



     In April 2001, NTL Incorporated received a commitment from a unit of GE Capital for $388.0 million in financing. Subject to definitive documentation and customary closing conditions, GE Capital will provide L200.0 million ($283.8 million) through an increase to the L2,500.0 million credit agreement of NTLCL. This increase is also subject to the consent of the existing lenders under the credit agreement. The remainder will be in the form of 5.75% convertible notes, convertible into NTL Incorporated common stock at a conversion price of $35.00 per share. We intend to use approximately half of the proceeds to repay outstanding amounts under the L2,500.0 million credit agreement and the remainder for construction, capital expenditure and general corporate purposes.



     In May 2001, we and NTL Incorporated issued $1,150.0 million principal amount of 6 3/4% convertible senior notes due 2008. Interest is payable semiannually in cash at a rate of 6 3/4% per annum beginning on November 15, 2001. The holders may convert these notes into shares of NTL Incorporated common stock at any time after August 13, 2001, at an initial conversion price of $32.728 per share, subject to adjustments. These convertible notes are redeemable by us and NTL Incorporated at any time after May 20, 2004.


     Regarding our estimated cash requirements described above, there can be no assurance that: (a) actual construction costs will not exceed the amounts estimated or that additional funding substantially in excess of the amounts estimated will not be required, (b) conditions precedent to advances under credit facilities will be satisfied when funds are required, (c) we and our subsidiaries will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required, (d) we will be able to access such cash flow, or (e) we will not incur losses from our exposure to exchange rate fluctuations or be adversely affected by interest rate fluctuations.


     The accreted value at March 31, 2001 of our consolidated long-term indebtedness was $12,101.2 million, representing approximately 59.4% of total capitalization. The following summarizes the terms of those notes issued by us and our subsidiaries (including the 6 3/4% convertible notes issued by us and NTL Incorporated in May 2001) and our credit facilities.


NTL COMMUNICATIONS:


     (1) 12 3/4% Senior Deferred Coupon Notes due April 15, 2005, principal amount at maturity of $277.8 million; interest payable semiannually from October 15, 2000; redeemable at the option of NTL Communications on or after April 15, 2000;



     (2) 11 1/2% Senior Deferred Coupon Notes due February 1, 2006; principal amount at maturity of $1,050.0 million; interest payable semiannually beginning on August 1, 2001; redeemable at the option of NTL Communications on or after February 1, 2001;



     (3) 10% Senior Notes due February 15, 2007, principal amount at maturity of $400.0 million; interest payable semiannually from August 15, 1997; redeemable at the option of NTL Communications on or after February 15, 2002;



     (4) 9 1/2% Senior Sterling Notes due April 1, 2008, principal amount at maturity of L125.0 million ($177.4 million); interest payable semiannually from October 1, 1998; redeemable at the option of NTL Communications on or after April 1, 2003;

     (5) 10 3/4% Senior Deferred Coupon Sterling Notes due April 1, 2008, principal amount at maturity of L300.0 million ($425.7 million); interest payable semiannually beginning on October 1, 2003; redeemable at the option of NTL Communications on or after April 1, 2003;



     (6) 9 3/4% Senior Deferred Coupon Notes due April 1, 2008, principal amount at maturity of $1,300.0 million; interest payable semiannually beginning on October 1, 2003; redeemable at the option of NTL Communications on or after April 1, 2003;



     (7) 9 3/4% Senior Deferred Coupon Sterling Notes due April 15, 2009, principal amount at maturity of L330.0 million ($468.3 million); interest payable semiannually beginning on October 15, 2004; redeemable at the option of NTL Communications on or after April 15, 2004;



     (8) 11 1/2% Senior Notes due October 1, 2008, principal amount at maturity of $625.0 million; interest payable semiannually from April 1, 1999; redeemable at the option of NTL Communications on or after October 1, 2003;



     (9) 12 3/8% Senior Deferred Coupon Notes due October 1, 2008, principal amount at maturity of $450.0 million; interest payable semiannually beginning on April 1, 2004; redeemable at the option of NTL Communications on or after October 1, 2003;



     (10) 7% Convertible Subordinated Notes due December 15, 2008, principal amount at maturity of $489.8 million; interest payable semiannually from June 15, 1999; convertible into shares of NTL Incorporated common stock at a conversion price of $39.20 per share; redeemable at the option of NTL Communications on or after December 15, 2001;



     (11) 9 1/4% Senior Euro Notes due November 15, 2006, principal amount at maturity of E250.0 million ($219.9 million); interest payable semiannually from May 15, 2000;



     (12) 9 7/8% Senior Euro Notes due November 15, 2009, principal amount at maturity of E350.0 million ($307.8 million); interest payable semiannually from May 15, 2000; redeemable at the option of NTL Communications on or after November 15, 2004;



     (13) 11 1/2% Senior Deferred Coupon Euro Notes due November 15, 2009, principal amount at maturity of E210.0 million ($184.7 million); interest payable semiannually beginning on May 15, 2005; redeemable at the option of NTL Communications on or after November 15, 2004;



     (14) 11 7/8% Senior Notes due October 1, 2010, principal amount at maturity of $500.0 million; interest payable semiannually beginning on April 1, 2001; redeemable at the option of NTL Communications on or after October 1, 2005;



     (15) 12 3/8% Senior Euro Notes due February 1, 2008, principal amount at maturity E300.0 million ($263.8 million); interest payable semiannually beginning on August 1, 2001;



     (16) 6 3/4% Convertible Senior Notes due May 15, 2008, principal amount at maturity $1,150.0 million; interest payable semiannually beginning on November 15, 2001; convertible into shares of NTL Incorporated common stock at a conversion price of $32.728 per share; redeemable at the option of NTL Communications or NTL Incorporated after May 20, 2004; NTL Incorporated is a co-obligor of the notes on a subordinated basis.



NTLCL:



     (17) Credit Agreement of L1,300.0 million ($1,844.7 million), no amounts were outstanding as of March 31, 2001; no amounts were outstanding as of May 31, 2001; interest payable at least every six months at LIBOR plus a margin rate of 4.5% per annum, which is subject to adjustment; the unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly; principal is due in full on March 31, 2006; pursuant to the credit agreement, following the issuance in October 2000 of

        $500.0 million aggregate principal amount of NTL Communication's 11 7/8% senior notes and the issuance in January and February 2001 of E300.0 million aggregate principal amount of NTL Communications' 12 3/8% senior notes, the commitment was reduced by L255.1 million ($362.0 million); following the issuance in May 2001 of the 6 3/4% convertible senior notes of NTL Communications and NTL Incorporated, the commitment was further reduced by L456.0 million ($647.1 million) and as a result, the commitment under this facility is now L588.9 million ($835.6 million);



     (18) Credit Agreement of L2,500.0 million ($3,547.5 million), of which L2,500.0 million ($3,547.5 million) was outstanding at March 31, 2001; interest payable at least every six months at LIBOR plus a margin rate of 2.25% per annum, which is subject to adjustment; effective interest rate of 8.03% at March 31, 2001; the unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized; principal is due in six quarterly installments beginning on June 30, 2004;



NTL TRIANGLE:



     (19) 11.2% Senior Discount Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semiannually beginning on May 15, 2001; redeemable at NTL Triangle's option after November 15, 2000;



DIAMOND:



     (20) 13 1/4% Senior Discount Notes due September 30, 2004, principal amount at maturity of $285.1 million; interest payable semiannually from March 31, 2000; redeemable at Diamond's option after September 30, 1999;



     (21) 11 3/4% Senior Discount Notes due December 15, 2005, principal amount at maturity of $531.0 million; interest payable semiannually beginning on June 15, 2001; redeemable at Diamond's option on or after December 15, 2000;



     (22) 10 3/4% Senior Discount Notes due February 15, 2007, principal amount at maturity of $420.5 million; interest payable semiannually beginning on August 15, 2002; redeemable at Diamond's option on or after December 15, 2002;



     (23) 10% Senior Sterling Notes due February 1, 2008, issued by Diamond Holdings plc, a wholly-owned subsidiary of Diamond, principal amount at maturity of L135.0 million ($191.6 million); interest payable semiannually from August 1, 1998; redeemable at Diamond's option on or after February 1, 2003; and



     (24) 9 1/8% Senior Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount at maturity of $110.0 million; interest payable semiannually from August 1, 1998; redeemable at Diamond's option on or after February 1, 2003.



     Management does not anticipate that we will generate sufficient cash flow from operations to repay at maturity the entire principal amount of our outstanding consolidated indebtedness. Accordingly, we may be required to consider a number of measures, including: (a) refinancing all or a portion of such indebtedness, (b) seeking modifications to the terms of such indebtedness,
(c) seeking additional debt financing, which may be subject to obtaining necessary lender consents, (d) seeking additional equity financing, or (e) a combination of the foregoing. There can be no assurance that financing will be available on acceptable terms or at all.


     Our operations are conducted through our direct and indirect wholly-owned subsidiaries. As a holding company, we hold no significant assets other than cash and our investments in and advances to our subsidiaries. Accordingly, our ability to make scheduled interest and principal payments when due to holders of our indebtedness may be dependent upon the receipt of sufficient funds from our subsidiaries.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS


     Cash used in operating activities was $160.3 million and $1.7 million in the three months ended March 31, 2001 and 2000, respectively. Cash paid for interest exclusive of amounts capitalized in the three months ended March 31, 2001 and 2000 was $164.4 million and $90.0 million, respectively. The remainder of this change is primarily due to the increase in the net loss and changes in working capital as a result of the timing of receipts and disbursements.



     Purchases of fixed assets were $542.0 million in the three months ended March 31, 2001 and $356.9 million in the three months ended March 31, 2000 as a result of the continuing fixed asset purchases and construction, including purchases and construction by acquired companies.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


MARKET RISK


     We are exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. We do not enter into derivatives financial instruments for trading or speculative purposes. We have entered into derivative financial instruments to hedge exposure to movements in the pound sterling/U.S. dollar exchange rate and the Euro/pound sterling exchange rate. The counterparties are major financial institutions.


FOREIGN EXCHANGE CONTRACTS


     To the extent that we obtain financing in U.S. dollars and incur construction and operation costs in various other currencies, we will encounter currency exchange rate risks. Furthermore, our revenues are generated in foreign currencies while our interest and principal obligations with respect to most of our existing indebtedness are payable in U.S. dollars.



     We have entered into cross currency swaps to hedge exposure to movements in the pound sterling to U.S. dollar exchange rate with a notional amount of L97.0 million at March 31, 2001. We have also entered into cross currency swaps to hedge exposure to movements in the Euro to pound sterling exchange rate with a notional amount of E143.6 million at March 31, 2001.

INTEREST RATES


     The fair market value of long-term fixed interest rate debt and the amount of future interest payments on floating interest rate debt are subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise.



     The following table provides information about our long-term fixed and floating interest rate debt and derivative financial instruments that are sensitive to changes in interest rates and foreign currency exchange rates. The table does not include the $1,150.0 million 6 3/4% convertible senior notes due 2008 issued in May 2001.


                           NINE
                          MONTHS      YEAR       YEAR        YEAR          YEAR          YEAR
                          ENDING     ENDING     ENDING      ENDING        ENDING        ENDING
                         12/31/01   12/31/02   12/31/03    12/31/04      12/31/05      12/31/06     THEREAFTER     TOTAL
                         --------   --------   --------   -----------   -----------   -----------   ----------   ---------
                                                                   (IN MILLIONS)
Long-term Debt,
  Including Current
  Portion
U.S. dollars
  Fixed rate...........       --         --         --    $     285.1   $     808.8   $   1,050.0   $ 4,812.6    $ 6,956.5
  Average interest
    rate...............                                        13.25%        12.09%        11.50%      10.41%
UK pound
  Fixed rate...........       --         --         --             --            --            --      L890.0       L890.0
  Average interest
    rate...............                                                                                10.09%
  Average forward
    exchange rate......                                                                                1.5033
Euro
  Fixed rate...........       --         --         --             --            --        E250.0      E860.0     E1,110.0
  Average interest
    rate...............                                                                     9.25%      11.14%
  Average forward
    exchange rate......                                                                     .9588       .9677
UK pound
  Variable rate........       --         --         --          L90.0      L2,410.0            --          --     L2,500.0
  Average interest
    rate...............                                         LIBOR         LIBOR
                                                           plus 2.25%    plus 2.25%
  Average forward
    exchange rate......                                        1.4853        1.4891
Currency Swap
  Agreements Related to
  Long-Term Debt
Receipt of U.S. dollars
  Notional UK pound
    amount.............    L97.0         --         --             --            --            --          --        L97.0
  Average contract
    rate...............   1.4780
Receipt of UK pounds
  Notional Euro
    amount.............    E67.3      E76.3         --             --            --            --          --       E143.6
  Average contract
    rate...............    .6346      .6457


                         FAIR VALUE
                          03/31/01
                         ----------
                            (IN
                         MILLIONS)
Long-term Debt,
  Including Current
  Portion
U.S. dollars
  Fixed rate...........  $ 5,592.1
  Average interest
    rate...............
UK pound
  Fixed rate...........     L549.3
  Average interest
    rate...............
  Average forward
    exchange rate......
Euro
  Fixed rate...........     E756.3
  Average interest
    rate...............
  Average forward
    exchange rate......
UK pound
  Variable rate........   L2,500.0
  Average interest
    rate...............
  Average forward
    exchange rate......
Currency Swap
  Agreements Related to
  Long-Term Debt
Receipt of U.S. dollars
  Notional UK pound
    amount.............       L4.5
  Average contract
    rate...............
Receipt of UK pounds
  Notional Euro
    amount.............      E(4.1)
  Average contract
    rate...............

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS OF CONSUMERCO

     The following discussion should be read in conjunction with ConsumerCo's financial statements, including the notes to such financial statements, which are included in this prospectus. These financial statements were prepared in accordance with U.K. generally accepted accounting principles, which differ in certain significant respects from U.S. generally accepted accounting principles. The principal differences between U.K. generally accepted accounting principles and U.S. generally accepted accounting principles, as they relate to ConsumerCo, are described, and reconciliations of net loss and shareholders' equity to U.S. generally accepted accounting principles are set out, at note 35 to the financial statements of ConsumerCo.

YEARS ENDED MARCH 31, 2000, 1999 AND 1998

  RESULTS OF OPERATIONS

     The activities of ConsumerCo were carried out on an integrated basis as part of the Cable & Wireless Communications group, and, as a result, the operations for the periods presented comprising ConsumerCo have been carved out from the financial statements of Cable & Wireless Communications. Consequently, certain revenues, costs, assets and liabilities reported within legal entities that make up Cable & Wireless Communications have been allocated to ConsumerCo.

     To the extent available, the following discussion analyzes turnover for the business units of Cable & Wireless Communications that represent the operations of ConsumerCo. Cable & Wireless Communications has until recently operated in four principal segments: consumer markets; business markets; corporate markets; and international & partner services. Consumer markets and a portion of business markets make up ConsumerCo. International partner services, corporate markets and the remainder of business markets make up DataCo.

     Cable & Wireless Communications was formed in 1997 through the combination of:

        (1) Mercury Communications Limited, which is considered the predecessor entity to Cable & Wireless Communications;

        (2) Bell Cablemedia plc, as enlarged by its acquisition of Videotron Holdings plc; and

        (3) NYNEX CableComms Group plc and NYNEX CableComms Group Inc.

     The results of ConsumerCo for the fiscal year 1998 reflect those results of Cable & Wireless Communications (Mercury) relating to indirect residential telephony that have been allocated to ConsumerCo for the full year and of Bell Cablemedia and the NYNEX CableComms Group plc commencing April 28, 1997.

     Turnover. Turnover derives from local, national and international telecommunications and cable television services and the sale and rental of telecommunications equipment. The table below sets forth ConsumerCo's turnover by principal categories of service for each of the years ended March 31, 2000, 1999 and 1998.

                                                              YEAR ENDED MARCH 31,
                                                              --------------------
                                                              2000    1999    1998
                                                              ----    ----    ----
                                                                 (IN MILLIONS)
Consumer Markets
  Direct telephony..........................................  L279    L292    L219
  Indirect telephony........................................    93     102     104
  Cable television..........................................   253     222     172
                                                              ----    ----    ----
Total Consumer Markets......................................   625     616     495
Business Markets............................................    69      72      55
                                                              ----    ----    ----
Turnover....................................................  L694    L688    L550
                                                              ====    ====    ====

     Total turnover remained relatively unchanged with an increase of 0.9% to L694 million in the year ended March 31, 2000 from L688 million in the year ended March 31, 1999. Total turnover increased by 25.1% to L688 million in the year ended March 31, 1999 from L550 million in the year ended March 31, 1998. This growth was generated principally by increases in turnover in consumer markets of 24.4% and in business markets of 30.9%. In the three years ended March 31, 2000, all of the turnover was generated by operations in the United Kingdom.

     Consumer markets. Turnover remained stable with an increase of 1.4% in the year ended March 31, 2000 to L625 million compared with L616 million for the year ended March 31, 1999. Revenue from cable television improved by 14.0% from L222 million in the year ended March 31, 1999 to L253 million in the year ended March 31, 2000 as a result of increased penetration and the rollout of the digital cable television service. This increase was offset by declines in both direct and indirect telephony revenue.

     In the year ended March 31, 2000, the number of dual customers, those taking both cable television and telephony services, increased by 18% to 781,000. At March 31, 2000, ConsumerCo provided direct telephony, Internet and/or multichannel television services to 1.2 million U.K. homes and had local cable networks which passed approximately 4.3 million homes. The number of direct telephony lines was approximately 1.1 million at March 31, 2000. Average monthly revenue per direct customer was L38.87 for the three months ended March 31, 2000.

     In July 1999, ConsumerCo commenced the rollout of its digital cable television services. At March 31, 2000 the number of digital cable television subscribers was 140,000.

     Turnover grew 24.4% in the year ended March 31, 1999 to L616 million compared with L495 million for the year ended March 31, 1998. This was principally due to improved penetration and increased revenue per subscriber. The number of dual customers, those taking both cable television and telephony services, increased by 10% to 660,000. At March 31, 1999, ConsumerCo provided direct telephony, internet and/or multichannel television services to 1.2 million U.K. homes and had local cable networks which passed approximately 4.3 million homes. Average monthly revenue per direct customer was L37.45 for the three months ending March 31, 1999.

     In the year ended March 31, 1999, growth of Internet traffic offset a decline in international call revenue to keep revenue from indirect telephony stable at L102 million. At March 31, 1999, the business unit as an Internet service provider had over 100,000 subscribers. An indication of the importance of the Internet is that in the fourth quarter, local rate dial-up calls accounted for around 20% of total minutes billed by consumer markets.

     Business markets. ConsumerCo revenues related to business markets, which stem primarily from business direct telephony and data and business cable television, fell 4.2% from L72 million in the year ended March 31, 1999 to L69 million for the year ended March 31, 2000. ConsumerCo revenues related to business markets grew 30.9% from L55 million in the year ended March 31, 1998 to L72 million for the year ended March 31, 1999.

     Operating costs. For the year ended March 31, 2000 total operating costs increased by 10.0% over the corresponding period in 1999, and total operating costs as a percentage of turnover rose to 101.8% from 93.4% in 1999. For the year ended March 31, 1999, total operating costs increased by 31.2% over the corresponding period in 1998, and total operating costs as a percentage of turnover rose to 93.4% from 89.1% in 1998.

     Operating costs for the year ended March 31, 2000 include L12 million in respect of millennium costs allocated to ConsumerCo through Cable & Wireless Communications Group's Year 2000 Program. This cost relates to a one-off project. Expenditure of L15 million was incurred in respect of millennium costs in 1999 and L1 million was incurred in respect of national code number change costs: both costs relate to one-off projects. Expenditure of L2 million was incurred in respect of millennium costs in 1998. Excluding the impact of these one-off projects, total operating costs fell from 91.1% of turnover in 1998 to 88.7% of turnover in 1999 and rose to 100.1% of turnover in 2000.

     The following table sets out for each of the years in the three-year period ended March 31, 2000 operating costs broken down by major categories and expressed as a percentage of total turnover.

                                                             YEAR ENDED MARCH 31,
                                                   -----------------------------------------
                                                      2000           1999           1998
                                                   -----------    -----------    -----------
                                                                (L IN MILLIONS)
Telecommunication outpayments and other costs of
  sales..........................................  L269     39%   L251     36%   L188     34%
Depreciation and amortization....................   156     22     135     20     103     19
Other operating expenses (net)...................   282     41     257     37     199     36
                                                   ----    ---    ----    ---    ----    ---
Total operating costs............................  L707    102%   L643     93%   L490     89%
                                                   ====    ===    ====    ===    ====    ===

     Telecommunications outpayments and other cost of sales. Telecommunications outpayments and other costs of sales consist principally of charges paid to other telecommunication administrations and carriers either for traffic generated by ConsumerCo's customers and carried over the networks of such entities or for traffic not originated by ConsumerCo's customers but transmitted through Cable & Wireless Communications' network to such entities.

     Telecommunications outpayments and other costs of sales increased by L18 million or 7.2% in the year ended March 31, 2000 compared to the year ended March 31, 1999. This increase reflects growth in turnover and increased costs in business telephony. Telecommunications outpayments and other costs of sales increased by L63 million or 33.5% in the year ended March 31, 1999 compared to the year ended March 31, 1998. This largely reflects increased turnover, but is also partially due to the inclusion in the results for the year ended March 31, 1999 of a full year's costs for Bell Cablemedia, Videotron Holdings, NYNEX CableComms Group plc and NYNEX CableComms Group Inc., compared to 11 months' costs in the year ended March 31, 1998.

     Charges payable by ConsumerCo to British Telecommunications for the conveyance of traffic and connections to the British Telecommunications network are subject to government regulation in the form of a determination by OFTEL. During 1998, the basis for calculation of these charges changed from one based on the fully allocated historic cost of providing the delivery mechanism on their network, to one based upon the long-run incremental cost of providing that service. Until September 30, 1997, OFTEL undertook a review, in the form of a determination, after the end of each financial year and for the half year to September 30, 1997, to assess the bases used for the calculation of the charges made in that year. Amendments were backdated to take effect from April 1, in the year under review, but were accounted for in subsequent financial periods. Since October 1, 1997, the charging mechanism has been designed to reflect the commercial considerations surrounding a competitive market. OFTEL has set a framework of controls within which British Telecommunications will have the price flexibility to set its own charges. The degree of control will depend on the competitiveness of the services concerned.

     Depreciation. Depreciation increased by 15.6% in the year ended March 31, 2000 partly due to ConsumerCo's continuing investment in network infrastructure. Growth in depreciation of 31.1% in the year ended March 31, 1999 also reflects continuing investment in network infrastructure as well as the inclusion of a full year's charge in respect of Bell Cablemedia and the NYNEX CableComms Group compared to 11 months' charge in the year ended March 31, 1998.

     Net other operating expenses. Net other operating expenses were L282 million in the year ended March 31, 2000 up from L257 million in the year ended March 31, 1999. This is partially due to the increased costs incurred in the rollout of ConsumerCo's digital cable television service. Costs for the year ended March 31, 2000 also include L12 million in respect of millennium costs, a one-off project.

     Net other operating expenses were L257 million in the year ended March 31, 1999, up from L199 million in the year ended March 31, 1998. This is partially due to the inclusion in the results for the year ended March 31, 1999 of a full year's costs for Bell Cablemedia and the NYNEX CableComms Group compared to 11 months' costs in the year ended March 31, 1998. Costs for the year ended March 31, 1999 also include L15 million in respect of millennium costs, and L1 million in respect of national code number change costs, both one-off projects. In the year ended March 31, 1998, L2 million was incurred in respect of millennium costs.

     Within other operating costs, employee costs were L80 million in the year ended March 31, 2000, and 5,262 staff were employed in relation to the operations of ConsumerCo. In the year ended March 31, 1999, employee costs were L96 million, and 5,130 staff were employed in connection with ConsumerCo. In the year ended March 31, 1998, employee costs were L87 million, and 5,407 staff were employed in connection with ConsumerCo.

     Costs of reorganization. Following the formation of Cable & Wireless Communications in 1997, the nature and focus of operations of the constituent companies were fundamentally reorganized. Costs of L96 million incurred in the reorganization have been allocated to ConsumerCo and include branding, employee-related costs such as redundancies and property rationalizations. In the year ended March 31, 2000, the remaining unused provision of L2 million was released in the profit and loss account.

     The inclusion of the costs of the fundamental reorganization had no material impact on the tax charge for 2000, 1999 or 1998.

     Net interest. Net interest payable increased to L190 million in the year ended March 31, 2000 from L179 million in the year ended March 31, 1999. Net interest payable increased to L179 million in the year ended March 31, 1999 from L121 million in the year ended March 31, 1998. The increases in interest costs resulted from increased borrowing to fund ConsumerCo's continuing investment in network infrastructure.

     Loss before income taxes and minority interest. In the year ended March 31, 2000, ConsumerCo recorded a loss before taxes and minority interest of L200 million, an increase of 49.3% from the year ended March 31, 1999, resulting from the extensive investment in the rollout of its digital cable television services.

     Losses before taxes and minority interest decreased by 14.6% to L134 million for the year ended March 31, 1999 from L157 million for the year ended March 31, 1998, reflecting growth in the business, partially offset by millennium and national code change costs.

     Taxation. During the year ended March 31, 2000, a tax credit was received by ConsumerCo. This reflects payments totalling L34 million from DataCo for losses surrendered by way of group relief. In the years ended March 31, 1999 and 1998, no taxes were payable, resulting from offsetting, in large part, the losses of the Bell Cablemedia, Videotron Holdings, NYNEX CableComms Group plc and NYNEX CableComms Group Inc. against the taxable profits in Cable & Wireless Communications (Mercury), the relatively high capital expenditure and the deduction for certain reorganization costs. Capital expenditure in the three years ended March 31, 2000 was at a level that ensured the effective rate of tax was below the standard U.K. corporation tax rate. The continuing levels of capital expenditure by ConsumerCo are such that no provisions for deferred taxation under U.K. generally accepted accounting principles are necessary.

  U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES RECONCILIATION

     ConsumerCo prepares its consolidated financial statements in accordance with U.K. generally accepted accounting principles, which differs in significant respects from U.S. generally accepted accounting principles. The principal differences between U.K. generally accepted accounting principles and U.S. generally accepted accounting principles as they relate to ConsumerCo include the methods of accounting for goodwill, the method of capitalizing interest and the treatment of deferred income tax. Net loss under U.S. generally accepted accounting principles was L273 million for the year ended March 31, 2000. Net loss under U.S. generally accepted accounting principles was higher than that reported under U.K. generally accepted accounting principles by L108 million for the year ended March 31, 2000. Net loss under U.S. generally accepted accounting principles was L236 million for the year ended March 31, 1999. Net loss under U.S. generally accepted accounting principles was higher than that reported under U.K. generally accepted accounting principles by L101 million for the year ended March 31, 1999.

     Shareholders' equity under U.S. generally accepted accounting principles was L1,710 million higher than under U.K. generally accepted account principles at March 31, 2000. At March 31, 1999, shareholders' equity under U.S. generally accepted accounting principles was L1,818 million higher than under U.K. generally accepted accounting principles. See note 35 of the notes to the ConsumerCo financial statements included in this prospectus.

                                    BUSINESS




     NTL is one of the leading broadband communications and broadband services companies in the United Kingdom and the Republic of Ireland.


     Our predominant lines of business are:

     - CONSUMER SERVICES, delivering broadband services to residential markets comprising residential telephone, analog and digital cable television, narrowband and broadband Internet access and interactive services.

     - BUSINESS SERVICES, comprising business telecommunications, national and international carrier telecommunications, Internet services and radio communication services.

     - BROADCAST TRANSMISSION AND TOWER SERVICES, comprising digital and analog television and radio broadcast transmission services, wireless network management, tower site rental and satellite and media services.

     We provide our broad range of services over local, national and international network infrastructure. This network infrastructure consists of:

     - BROADBAND COMMUNICATIONS NETWORKS in the United Kingdom that currently pass approximately 8.4 million homes and which we plan to expand to cover nearly 11.4 million homes in our regional U.K. franchise areas. These high-capacity two-way local broadband fiber networks serve entire communities throughout these regional franchise areas. Our fiber optic cables pass nearly every business and are connected to distribution points, or nodes, which are typically within approximately 500 meters of each of the 500 homes typically served by each node. Each home is then connected by a siamese cable consisting of two copper pair telephone wires and a coaxial cable, allowing us to deliver telephone, cable television and Internet services over a single integrated network. This siamese cable also allows us to deploy both cable modems and digital subscriber line technology for the provision of broadband communications services.


       Additionally, we have a broadband cable network in the Republic of Ireland. This primarily analog cable television networks are in the process of being upgraded to allow for higher capacity signals and a suite of new products including digital television, cable modem Internet access and voice telephony.


     - A NATIONAL/INTERNATIONAL SYNCHRONOUS DIGITAL HIERARCHY, KNOWN AS SDH, FIBER OPTIC TELECOMMUNICATIONS NETWORK in the United Kingdom which connects all of the major population centers in the United Kingdom to Ireland, Continental Europe and the United States. SDH allows high speed data transmission and redirects transmissions in the event of a problem to prevent any disruption. This 7,800 kilometer backbone network utilizes Asynchronous Transfer Mode, known as ATM, technology, a high-speed high-bandwidth technology, and was built with sufficient duct capacity to accommodate over 2,300 fibers on the majority of the network. We designed this network to allow us to place the active components, such as routing devices, at the edge of our network and close to our customers. This design should create an opportunity to reduce our costs while increasing our ability to offer a broad range of voice and data solutions.


     - A NATIONAL BROADCAST TRANSMISSION AND TOWER NETWORK INFRASTRUCTURE IN THE UNITED KINGDOM, which provides national, regional and local broadcast and wireless communications coverage. We own, lease, manage, or have access to, 2,875 sites in the United Kingdom. Our fixed line and tower networks in the United Kingdom are interconnected at numerous sites.


     Our objective is to exploit the convergence of the telecommunications, entertainment and information services industries to become the leading full service broadband communications company in the markets in which we operate. We offer services to residential, business and wholesale customers on a national and an international scale. We believe that we will be able to deliver our strategy through our entrepreneurial approach, innovative marketing, state-of-the-art networks and technical excellence.

OPERATING HIGHLIGHTS: CUSTOMER STATISTICS



     The following table illustrates our broadband position in the United Kingdom and Ireland:



    UNITED KINGDOM AND IRELAND CUSTOMER STATISTICS AS AT MARCH 31, 2001 (IN
                                   THOUSANDS)



                                                 (UNITED KINGDOM)    (IRELAND)    NTL UNITED KINGDOM
                                                       NTL           CABLELINK       AND IRELAND
                                                 ----------------    ---------    ------------------
Homes in Franchise.............................      11,411.2          420.0           11,831.2
Homes passed...................................       8,404.1          419.4            8,823.5
Homes marketed (Telco).........................       7,472.3           20.0            7,492.3
Homes marketed (Cable TV)......................       7,695.8          419.4            8,115.2
Homes marketed (Ethernet)......................            --             --                 --
Customers (On-Net).............................       2,849.8          370.6            3,220.4
  Single RGU...................................         828.6          367.1            1,195.7
  Dual/Triple RGU..............................       2,021.2            3.5            2,024.7
Cable Television...............................       2,311.5          370.6            2,682.1
  Digital......................................         757.3             --              757.3
Telephone (Direct).............................       2,559.5            3.5            2,563.0
Broadband Internet.............................          26.3             --               26.3
RGUs...........................................       4,897.3          374.1            5,271.4
Internet Subscribers...........................       1,953.3             --            1,953.3
  Wholesale....................................       1,043.3             --            1,043.3
  ntlworld.....................................         602.4             --              602.4
Telephone (Indirect)...........................         435.2             --              435.2
Residential Customers..........................       4,328.3          370.6            4,698.9
Residential Services...........................       7,259.5          374.1            7,633.6
Business Customers.............................          76.6            1.0               77.6
PENETRATION
CATV...........................................          30.0%          88.4%              33.1%
Telephone......................................          34.3%            nm               34.2%
Customer.......................................          37.0%          88.4%              39.7%
RGU............................................          63.6%          89.2%              65.0%
Dual/Triple....................................          70.9%           0.9%              62.9%



NTL INCORPORATED'S EUROPEAN STRATEGY



     NTL Incorporated, the ultimate parent company of NTL Communications has made several strategic investments in leading European markets during the last two years. NTL Incorporated's objective in expanding into Continental Europe is to replicate our success in the United Kingdom and create Europe's leading broadband communications company.



     In two steps during August 1999 and December 1999, NTL Incorporated acquired the "1G" Networks in France, its first acquisition on the Continent, acquiring approximately 266,000 franchise homes in the Greater Paris area. In March 2000, NTL Incorporated completed the purchase of the cable assets of the Cablecom Group, Switzerland's largest cable company. Also from March 2000 through May 2001, NTL Incorporated acquired a 41% interest in B2 Bredand AB (formerly Svenska Bredbandsbolaget A.B.) or "B2", a company based in Scandinavia, which is deploying fiber directly to the customer site throughout Sweden and Norway. In August 2000, we acquired a 50% interest in eKabel L.P., which owns 65% of eKabel Holdings GmbH, which owns the cable network in Hessen, Germany. Finally in May 2001, NTL Incorporated completed a 27% minority investment in Noos, S.A., the market leading French broadband company.



     NTL Incorporated's European strategy has four key components:



     - Acquire well-positioned cable companies in major markets with attractive demographic characteristics;

     - Upgrade network infrastructure for delivery of advanced broadband solutions to consumers and businesses;



     - Replicate our success with bundled services in the United Kingdom in order to drive penetration of new products and maximize profitability per subscriber; and



     - Realize economies of scale through continued integration while maintaining a regional focus on customer operations.



     These investments to date highlight NTL Incorporated's strategy of focusing European investment activity in desirable communications markets. NTL Incorporated and its subsidiaries have a premier footprint across Europe, including:



     - Europe's three largest financial centers -- London, Paris and Frankfurt;



     - Europe's wealthiest population -- Switzerland; and



     - Europe's most advanced broadband market -- Sweden.



     These investments offer substantial opportunities for growth by building on our considerable market expertise and success in marketing and promoting communication services in the United Kingdom. NTL Incorporated's goal in these markets is to grow revenues from bundled subscriptions of digital cable television, high-speed Internet and telephony services using our experience in driving take-up through product bundling, value propositions, greater choice and high levels of customer service. After giving effect to announced transactions at March 31, 2001 NTL Incorporated and its subsidiaries had access, on a gross basis, to 20.3 million homes across the United Kingdom, Ireland and Continental Europe, and served approximately 8.5 million customers.



     Each of NTL Incorporated's subsidiaries and investments in Europe has experienced management teams. NTL Incorporated expects to continue emphasizing local management teams, as this has been one of the hallmarks of our success in the United Kingdom. To ensure a consistent and focused execution across all the investments in Europe, NTL Incorporated recently assembled a management team solely focused on overseeing and managing its operations and investments in Europe. Bruno Claude has recently joined NTL as Chief Operating Officer Europe. Steve Wagner and Hamid Heidary have also joined the European team as Managing Director Consumer Services and Chief Technology Officer, respectively. Together, Steve and Hamid have been in senior positions with NTL for over 14 years.



NTL'S BUSINESSES IN THE UNITED KINGDOM


     We have expanded our U.K. operations significantly over the last few years, predominantly through acquisitions. Between October 1998 and July 1999 we acquired the U.K. broadband operations of Comcast U.K. Cable Partners, Diamond Cable and ComTel as well as the Westminster and Milton Keynes cable franchises of British Telecommunications plc, or BT. In May 2000, we dramatically increased our U.K. operations by completing our acquisition of the residential broadband and business cable operations of Cable & Wireless Communications, now known as ConsumerCo.

     In the United Kingdom, we provide a broad range of communication services:

     - CONSUMER SERVICES, delivering broadband services to residential markets comprising residential telephone, analog and digital cable television, narrowband and broadband Internet access and interactive services.

     - BUSINESS SERVICES, comprising business telecommunications, national and international carrier telecommunications, Internet services and radio communication services.

     - BROADCAST TRANSMISSION AND TOWER SERVICES, comprising digital and analog television and radio broadcast transmission services, wireless network management, tower site rental and satellite and media services.

CONSUMER SERVICES

     We are the largest provider of broadband services in the United Kingdom. As of March 31, 2001, we had approximately 2.8 million residential cable television and telephony customers and over 4.9 million revenue generating units, which we refer to as RGUs. At that date, our penetration rates were approximately 34% telephone penetration, 30% cable television penetration and 37% customer penetration. The average monthly churn across all of our U.K. operations during the first quarter of 2001 was 1.5%.

     We believe the most effective strategy to maximize revenues and penetration for our residential offering is to bundle together telephone, cable television and Internet services. Our product and pricing strategies emphasize choice, value and quality and are designed to encourage subscription to multiple services to maximize customer retention and average revenue per customer. We believe our customers want a value proposition based upon packages of services.

NTL's Local Network in the United Kingdom

     Including contributions made by the companies and businesses acquired by NTL, the NTL U.K. group has spent approximately $11.2 billion on our network infrastructure.

     Our core network consists of optic fiber provided to distribution points, or nodes, each serving up to 500 homes from where we provide coaxial cable and two copper pair telephone wires into each home. This cabling enables the provision of two telephone lines and television service into each customer's home.

     Our fiber network has the capability to carry plain ordinary telephone services as well as high-speed data services such as an integrated services digital network, or ISDN. The fiber network is also capable of supporting digital subscriber lines, or DSL, which consists of a bi-directional 2Mb/s connection capable of supporting 30 voice channels that enables the provision of higher capacity services to business customers. Weare able to support digital and interactive services as well as advanced video services over our network through cable modems that enable Internet access at almost 10 times the speed of conventional dial up access.

     Through our cable modem program we are developing an additional set of features which will support people who work from home and small businesses, including enabling a link to a company's local area network, or LAN. We have begun to construct and upgrade parts of our network to utilize the next generation of network technology using Internet protocol, or IP, over optic fiber cable technology. This technology, in which data is broken up into discrete packets for transmission, enables more efficient use of network capacity by removing bottlenecks created by conventional technology where data is routed in a single stream from point to point.

     The home distribution points are on average between 80 to 100 meters from the customer's home. This relatively short distance improves transmission quality by minimizing the need to install amplifiers which can distort signal quality between a distribution point and a customer's home. This fiber-based network provides a higher level of quality and service, because there is more bandwidth from running fiber down to 500 home nodes compared with 2,500 home nodes in the U.S.

Fiber To the Apartment/Fiber To the Home

     We are in the process of developing a pilot program to bring fiber directly into the homes of our customers. As part of this pilot program, we have deployed fiber to a large block of apartments in the Pimlico district of Central London. The fiber provides a high speed 10 Mb/s (Ethernet) connection to the Internet with the ability to upgrade the throughput to individual apartments to 100 Mb/s. If telephone modems are defined as the first generation of residential data communications technology and cable modems/ADSL technologies are defined as second generation technologies, then the fiber to the apartment technology we have launched in Pimlico would be defined as the third generation of high speed Internet to the home.

Franchise Customers

     We first introduced a bundled cable service to our franchise customers in 1996, when we implemented a promotional pricing and packaging structure called "Choices." Since then, we have continued to refine and enhance our offering. The packages we currently offer to our U.K. residential franchise customers, excluding customers in Milton Keynes and Westminster and in ConsumerCo franchises which only offer cable television, comprise:

     - telephone service, including a second telephone line for an additional charge unless the customer decides not to take television;

     -  narrowband Internet access service;

     - broadband Internet access service, if the customer takes an additional service;

     - all of the current terrestrial television channels and access to multi-channel television, including pay per view; and

     -  interactive television services.

     Prices vary by package, but are typically below those of the equivalent offerings of competitors. The packages are designed to provide customers with the opportunity to add services according to their individual tastes and to change various aspects of the bundle to meet their needs.

Cable Television

     The selection of analog cable channels that we currently offer to our franchise customers varies based on the particular franchise area. This variation is a result of the different channel offerings we have inherited as a result of our acquisitions of various cable franchises over the past several years. Variance between franchise areas will increasingly be removed as digital cable television is rolled-out offering the same channels, subject to regional programming variations. In addition to offering many of the popular channels available on BSkyB's satellite platform, we also offer to all of our franchise customers, through our joint venture with Telewest, a cable-only movie, sport and special events pay per view television service called "Front Row" that we rolled-out to our customers beginning in March 1998. Our joint venture with Telewest represented the first ever alternative in the United Kingdom to BSkyB in the provision of films and sports events through pay television. Front Row has signed content output contracts with major Hollywood studios, including Warner Brothers, Sony Pictures Entertainment (Columbia/Tri-Star), the Walt Disney Company (Walt Disney Studios, Miramax, Hollywood Pictures and Touchstone), Dreamworks, MGM and Universal.

     ConsumerCo launched digital cable television in July 1999 in some of its franchise areas. In May 2000, we launched digital cable television throughout Scotland, Northern Ireland and Wales. Digital cable television will be rolled out to most of our remaining franchises during 2001 with the exception of some franchises for which the roll out schedule is still being finalized.

Premium TV


     Premium TV Limited, which is a wholly owned subsidiary of NTL Delaware, has a joint venture with Eurosport, the pan-European basic tier sports channel, to develop British Eurosport which is a version of Eurosport tailored to appeal to U.K. viewers. This channel is now available to all U.K. pay television homes.


     Premium TV has also entered into long-term joint ventures with a number of U.K. football clubs including Rangers, Leicester, Middlesbrough and the Football League, which represents 68 clubs, and has entered into five-year operating agreements with Aston Villa and Newcastle football clubs. These joint ventures will develop the football clubs' Internet and broadband rights which may include audio-visual footage of matches on a delayed basis and live audio coverage of matches. We believe that these ventures will provide valuable content to drive penetration of broadband services in the United Kingdom and that there is also a substantial international market for this content.

Telephony

     In 1999, we launched the "NTL 3-2-1 call plan" for our residential franchise customers where national and local calls cost only three pence per minute during the day, evening calls are two pence per minute and weekend calls are one pence per minute. We are able to offer the NTL 3-2-1 call plan by using our national telecommunications and local networks and bypassing a portion of the wholesale long distance fees which would otherwise be charged by BT and other carriers for carrying calls to and from our local franchise networks.

Internet Access

     In March 2000, we announced a plan to offer our residential franchise customers throughout the United Kingdom free, unlimited Internet access via their personal computers or, where available, televisions. This Internet service is called "ntlworld" and became available to some of our customers beginning in April 2000. As of March 31, 2001, we had approximately 514,700 ntlworld customers within our local franchises and 87,700 customers outside of our franchises.

     In 1999, we were the first communications provider in the United Kingdom to launch a high-speed cable modem Internet service, which links customers of our local cable franchise networks to the Internet at up to ten times the speed possible over standard telephone lines. As of March 31, 2001, we had approximately 26,300 cable modem customers. Over 90% of our U.K. networks are currently able to provide this service to our customers. Our high speed Internet service currently operates at a speed of up to 2.0Mb/s and is offered at minimum delivery speeds of 64Kb/s or 512Kb/s. The service is an "always on" service, removing logging-on delays and the need to log off while using the telephone. It uses the hybrid fiber coaxial cable portion of our broadband network, which allows customers to simultaneously make or receive telephone calls while accessing the Internet. This service is currently offered at a flat rate of L24.99 per month, including the rental of a cable modem and installation.

Interactive Services

     We have moved rapidly to take advantage of the convergence between the Internet, television and the advent of digital cable television. We are currently aggregating a broad range of interactive content into a seamless service that can be deployed as part of our interactive television offering to our residential customers. Our interactive offering comprises a free television e-mail service, a "walled garden" of websites that have been specially re-designed for television and an online customer service application that allows select customers to see their NTL bill via the television.

     We have established relationships with over 75 content providers to deliver a wide range of interactive services, including education, shopping and banking, finance, travel, entertainment, games, news, sports and local content. Interactive content is organized into channels, including news, sports, travel, financial affairs and investments, entertainment and retail. Our retail channel includes content partners such as Iceland, QVC, W.H. Smith and Domino's Pizza, the travel channel includes content partners such as British Airways and Thomas Cook and the financial services channel features content partners such as Barclays Bank, Abbey National and The Halifax.

     We also offer additional channels providing games and educational content. All of our contracts with content providers provide us with a commission on e-commerce transactions. We have also set up a team to exploit the advertising opportunities associated with our interactive service offering.

Enhanced Television Service

     The next stage in the development of our consumer proposition is the provision of enhanced television services. Enhanced television uses communications technology to enable television programs to become interactive. Enhanced television can be viewed as a modified form of interactive services which are constantly "on supply" as the viewer watches television. Potential applications include the ability to enable viewers to participate in game shows, access further information in documentaries or respond directly to advertising. Viewers use their remote controls to access the additional program information on demand.

     A major advantage of our cable technology is that these enhanced television links are not restricted to information delivered in the broadcast stream, a significant restriction of satellite delivered services. A broad range of additional content can be delivered over the cable modem integrated in the digital television set top box.

     We are working with a number of major broadcasters to develop an enhanced television service and have demonstrated a number of program pilots. Examples of these pilots were shown at the Edinburgh television Festival in August 2000. Moreover, on August 1, 2000, the ITN News Channel, a joint venture between NTL Delaware and ITN, launched and became the first television channel on our Digital Cable network to offer enhanced programming. At the press of a button on the remote, viewers can access more detailed information on news headlines and features, as well as check their local weather report.


ADSL Technology

     In addition to our high-speed cable modem service, we have the technology to offer our services using Asynchronous Digital Subscriber Line, or ADSL technology. Each drop wire into the customer's premises in our residential service comprises a coaxial cable for broadband services and two copper pair telephone wires for telephone service. An ADSL technology pilot is currently running in one of our franchises, which exploits the pair of copper wires. At this point in time, our high-speed cable modem service has shown itself to offer a better service mix of price, speed and quality than the deployment of ADSL technology but we are preparing ourselves in the event that ADSL gains substantial acceptance among our customers.

     Although we are not presently pursuing the use of ADSL technology outside of our network, we can deploy ADSL technologies using BT's copper wire infrastructure or by taking a managed data service from BT. Taking a managed data service from BT would provide a ready means of providing an access service to business customers that may have many sites situated within reach of our hybrid-fiber network but also a few sites located outside the reach of our network.

Non Franchise Customers

     In 1999, we extended our consumer service offerings in the United Kingdom beyond our cable franchise areas by launching a set of products and services that allow us to provide telephone and Internet services to every home in the United Kingdom with a BT telephone line and television. This retail offering has allowed us to increase significantly our U.K. target market. Using indirect access, customers retain their BT telephone lines, but their calls are automatically routed to our switches and national network. We therefore receive call revenues associated with the customers' voice traffic. As of March 31, 2001 we had approximately 435,200 customers subscribing to our "off-net" telephony service.

Marketing & Branding

     Since the re-launch of the NTL brand in 1999, we have been developing a focused, marketing oriented approach. We position NTL as the brand offering consumers more choice, better quality and more control over their television, telephone and Internet service. Brand awareness is achieved through the use of multiple media outlets and a consistent message. The re-launch of our brand has created a stable platform which enabled the successful re-branding of ConsumerCo into NTL over a three month period, and we achieved our target of 90% customer awareness of the integration of ConsumerCo into NTL following the closing of the acquisition.

     Visually, the NTL brand is easy to recognize. We believe it conveys the excitement and innovation of NTL, and reflects our focus on innovation, customer service and entrepreneurial spirit. Given the pace of change in the market, however, we have needed to reassess the positioning of our brand in order to stand out in a crowded marketplace. We are accomplishing this repositioning by demonstrating the benefits of our competitive position, in having the capability to provide consumers with a single source solution for television, telephone and Internet services emphasizing value. Put simply, our message to consumers is "NTL utilizes technical innovation to create the practical, everyday tools that people need to live their lives and run their businesses."

     The series of high profile sponsorship deals we entered into throughout 2000 also helped to build recognition of NTL as a household name. The recent sponsorship of the hit television show "Who Wants To Be a Millionaire" proved to be a huge success for achieving a substantial increase in both product and brand awareness giving NTL a prompted brand awareness of 87% compared to 35% in June 1999 (according to Millward Brown, November 2000). Sponsorship of football clubs such as Celtic, Rangers, Aston Villa and Newcastle United provides us with national reach, stature and appeal among a core target audience. This
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

sponsorship also provides a solid base from which to sell more of our products and services in key geographical areas.

     We plan to continue to invest in advertising to maintain a strong brand that unites all of our acquired companies and franchises under one umbrella in order to increase both sales and brand equity.

     In 2001, we aim to achieve our business objectives of increasing subscribers and revenue by providing a first rate advanced technology service to customers at a competitive price while at the same time bringing to life our brand positioning through support of our products and services. We are working to achieve this goal through the continuation of the multi-media approach to advertising which began at the time of the re-launch and includes outdoor posters, television, press, radio and a comprehensive online campaign. Our brand advertising is supported by a strong tactical and targeted campaign using direct response media such as direct mail, regional radio and press. The increased coverage of our franchise areas following our recent acquisitions, and our off-net indirect access services, will allow us to target a wider audience using more efficient marketing campaigns.

Customer Management Systems

     We are highly focused on customer service and invest significantly in our employees, processes and advanced technology in order to provide the best service to our customers. We use advanced billing and customer management systems enabling us to control all aspects of a customer's account for both telecommunication and television products. We currently operate a number of billing systems inherited from the different cable franchises we have acquired. We are in the process of merging these different systems onto a single platform which we expect will reduce costs and improve customer satisfaction.

IT Services Outsourcing Deal with IBM

     On May 24, 2001, we announced that we had signed a new strategic outsourcing agreement with IBM. Under the agreement, IBM will provide IT services for all of our operations in the United Kingdom and Ireland through 2012. We intend to retain control of our IT activities that are fundamental to our competitive advantage and key to the development of our intellectual property. We believe that this strategic alliance with IBM will create a significant competitive advantage through the delivery of state-of-the-art technology and a menu of support services. We further believe this alliance will generate cost savings in excess of $450.0 million over the life of the agreement, and will allow us flexibility to size our IT needs and resources to generate further cost savings and create further competitive advantages over time. With immediate effect, 483 of our IT employees will transfer from NTL to IBM to coincide with the start of the service under the agreement.

Digital Media Center

     We have invested approximately $66.0 million in a new media center which is at the heart of our digital operations. The center serves as the marshalling point for all digital content, both for television and interactive services. Television and interactive services are brought to the center over satellite or fiber telecommunication links. Currently, we produce a 55 channel near video on demand service using advanced digital storage and server technology. A complete sports channel, British Eurosport, is originated in the media center. In addition to the interactive television elements, conditional access for pay television and electronic program guide datastreams are created and played out from the center.

     The media center also houses the interactive servers for on-demand elements and is the point at which the broadband cable modem path is routed to access the Internet. The interactive system, scheduling and conditional access system are directly integrated with our customer management system. This allows direct customer interface through the television screen for billing, on-line help or self-provisioning of new services. The system is controlled by a sophisticated scheduling system and control room that monitors all channels. The resulting service feed is carried from the center to each regional head-end, where the cable signal originates, using ATM technology. This feed is then combined with local content, such as regional television channels for delivery over that local network. The system is capable of allowing full flexibility of the regional line up of channels, to include regional services from the major broadcasters, such as ITV, Channel 4 and the BBC.

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     The media center is connected to our U.K. national network and linked to our satellite hubs for both in-bound and out-bound traffic. The system architecture and flexibility allows the delivery of a customized service to any point connected to our fiber telecommunications network. For example, the current reach of our network includes Dublin which allows us to connect Cablelink's Dublin franchise to the media center.

Acquisition of ConsumerCo


     On May 30, 2000, NTL Incorporated completed its acquisition of the residential cable, business cable, indirect residential telephony, residential Internet and digital television development and services businesses from Cable & Wireless Communications plc. We have been integrating these operations and facilities into our existing cable operations and franchise areas. On July 26, 1999, NTL Incorporated announced that with the support of France Telecom, it had agreed to this acquisition.



     NTL Incorporated issued as aggregate consideration approximately 85 million shares of NTL common stock and paid approximately L2.92 billion in cash to Cable & Wireless Communications stockholders, plus cash payments for fractional shares. NTL Incorporated also repaid approximately L2.2 billion in Cable & Wireless Communications' allocable net debt. In connection with the acquisition, our subsidiaries entered into bank credit facilities comprising a L2.5 billion credit agreement and a L1.3 billion credit agreement to refinance indebtedness and for working capital purposes. See "Management's Discussion and Analysis of Results of Operation and Financial Condition" -- "Liquidity and Capital Resources."



     On May 30, 2000, NTL Incorporated completed an investment by France Telecom of $4.2 billion, which was previously announced on July 26, 1999. NTL Incorporated issued and sold to France Telecom 42,229,730 shares of common stock at a per share price of $59.20 and 2,000,000 shares of 5% cumulative participating convertible preferred stock, series B, having an aggregate liquidation preference of $2 billion, a conversion price of $80.00 per share and a redemption price of $96.00 per share. NTL Incorporated used the proceeds from the France Telecom investment, as well as existing cash resources, to fund the cash portion of the payments to Cable & Wireless Communications stockholders.


BUSINESS SERVICES

     The primary objective of our business services division in the United Kingdom "NTL Business" is to provide a comprehensive range of voice, data and application based communications solutions for our customers. Our business strategy is to fully exploit our superior network capability and place an increasing emphasis on broadband products and services. Rather than simply offering our customers a lower price for their existing service, we offer a package of services designed to address all their communications needs at a price which offers good value. For our smaller business customers, we are providing a range of bundled packages based on our standard services and standard terms and conditions. For our larger customers, we offer services which are tailored for their specific needs.

     NTL Business has undergone a business transformation since the beginning of 2000 as we have moved away from a simple geographic or product based sales approach to one where customers are grouped into specific market sectors. The key element of this transformation program has been the integration of the skills and abilities of employees from Workplace Technologies, X-tant and ConsumerCo's small business team with those of the existing business telecom operations, to create a single integrated customer support organization.

     NTL Business is now focused on three key market sectors within the overall U.K. communications market. These segments are "small and medium retail", "large retail" and "wholesale". For organizational purposes, the first two of these are further subdivided: "small and medium retail" into small businesses markets and national markets, and "large retail" into public sector markets and enterprise markets. The segmentation enables us to develop a deeper understanding of our customers' businesses which enables us to craft specific solutions and trading alliances appropriate for each specific market.

     Following our analysis of published OFTEL statistics for telecommunications services, and Gartner Group statistics for other communications services, we estimate the size of the market in which we compete to be in

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excess of L24 billion for the year 2000. Of the total communications market, we estimate that approximately L16.5 billion represented business telecommunications and carrier telecommunications services.

     Our network already passes more than 430,000 business premises in the United Kingdom. However, as a result of the reach of our national network, we can serve a substantial portion of the United Kingdom's approximately 1.2 million business premises through means such as indirect access. These premises host approximately 1.5 million business customers. The architecture and reach of our network infrastructure has positioned NTL Business to play a leading role in the delivery of broadband services to U.K. businesses going forward. We plan to exploit demand for broadband services primarily through our broadband cable modem product which we expect to rollout in the second quarter 2001, and our E-1 Direct Internet Access Service, which we currently provide. We will continue to market our standard products and services ranging from telephony and Internet access to web hosting, data and e-commerce and managed services. These services will be delivered via copper wire, coaxial cable, fiber and wireless.

Business Retail Markets

     In our local retail markets, we describe ourselves as "thinking nationally but acting locally." Our business purpose is to enable businesses to become more efficient and effective. Our focus is on both large national businesses and small businesses.

     Our national business market team focuses on relationship management of the large national or multi-national corporations that have their headquarters within existing network footprint.

     Our business model for dealing with small businesses has changed dramatically over the last twelve months. In October 2000, we opened a new small business call center which uses telephone account management techniques to sell and service a range of simple business bundles for smaller businesses across the United Kingdom. Under this new business model, we utilize direct mail and marketing skills derived from our customer experience. In the second quarter of 2001, we plan to add broadband services to the business bundle and our management of these accounts will be increasingly web-based.

     Across these chosen market sectors, we believe that by utilizing our national telecommunications broadband capability, and the expertise of our market focused account management and technical support teams, we can target specific business sectors and drive up our penetration of that sector. It was with this goal in mind that NTL business launched its market sector focused business approach in the third quarter of 2000.

     As of March 31, 2001, we had approximately 76,600 business customers with an average of 4.7 lines per customer for a total of approximately 362,900 retail business telephony lines installed in the United Kingdom.

     An example of our sector focused strategy is the success we have had penetrating the public sector market, which includes education. We support customers all across the education spectrum within the United Kingdom. One of our education customers is the Hertfordshire County Council. We provide the "Hertfordshire Grid for Learning," a managed network service for 566 schools in Hertfordshire county. We deliver and manage the servers, network connectivity, e-mail domain, security and filtering service for each of those 566 schools. Similarly, we support the Technology Colleges Trust, for the Specialist Schools national network, "Supergrid," which serves over 100 schools with a broadband intranet and Internet service.

     Another example in the public sector is our work with public safety service providers. Our public safety business offers a full range of communications services, including the design and operation of radio networks and the provision of support, maintenance and facility management services to customers who provide public safety services to the community. Our customers include primary providers such as police, fire and ambulance and secondary providers such as the H.M. Prison Service, the Coast Guard and the Royal National Lifeboat Association. We have been servicing a substantial portion of the radio installation and maintenance market for public safety in the United Kingdom for many years and our public safety customers provide us with a steady source of revenue.

     We intend to further expand our activities in the public safety sector from facilities and maintenance activities into complete outsourcing arrangements. We are pioneering the evolution of Managed Communication

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Services in the public safety sector, and we believe that the majority of the
British Public Safety Services will in the foreseeable future move from their current service arrangements into outsourcing and the provision of fully managed services. We believe we have already established a strong position in outsourcing services and facility management for these mission critical customers, and we plan to continue to build on our existing relationships with current customers. An example is the Metropolitan Police Authority (New Scotland
Yard), for which we manage communications services for over 25,000 police officers.

     An example of the success of our market sector approach in the enterprise sector is our relationship with the electricity distribution company TXU. Our relationship with TXU has evolved from our initial provision of switched voice service to our current position in which we provide an element of each of our other product offerings to TXU. We were able to broaden this relationship by utilizing our relationship as TXU's trusted switched voice provider. We have worked to develop a solution which reflects the developing utility business model and addresses our customer's requirements for managed networks and facilities outsourcing.

     Our current relationship with TXU, which we hope to replicate with other customers, comprises services ranging from traditional connectivity to outsourced managed Wide Area Network (WAN) and Local Area Network (LAN) packaged so as to provide an overall customer solution. These customer relationships tend to have long-term arrangements (three to seven years) and also incorporate services provided by third-party organizations and NTL partnerships.

     We offer the following business products and services to our business customers:

     - ACCESS SERVICES that connect our customers to us for inbound and outbound voice and data calls. These access services include additional analog business exchange lines, or BELs, and digital business exchange lines, or DELs. DEL services include basic rate access, also known as ISDN2, and primary rate access, also known as ISDN30. These and other direct and indirect access services are priced competitively and are often in competition with similar services provided by a number of other direct and indirect suppliers. In the second quarter of 2001, we plan to launch a business cable modem service that will enable the delivery of broadband services to our business customers.

     - MANAGED VOICE SERVICES/VIRTUAL PRIVATE NETWORKS that are best illustrated by our central exchange "Centrex" service. Through this service we provide our customers with business exchange lines configured as a "virtual PABX," where we provide the services normally associated with a traditional PABX located at a customer's premises. We provide these services on a rental basis thereby allowing our customers to avoid the expense associated with an outright capital purchase and maintenance costs.

     - MANAGED DATA SERVICES that include point to point private circuits at speeds of multiples of 64Kb/s and individually tailored 100 Mb/s and 155 Mb/s services. Other services include the provision of inter-site data services with particular transmission protocols, such as Internet Protocol also known as TCP/IP, Frame Relay and ATM. Our ability to design, deploy and manage a customer's data services was greatly enhanced by the acquisition of Workplace Technologies (now known as NTL Business) in September 1999, which provides consultancy services to assist in the design and installation of data, voice and video networks and provides remote monitoring and support of these networks.

     - MANAGED LOCAL AREA NETWORKS (LANS), in order to support the developing needs of our business market, we have established significant capabilities that enable us to fully manage LANs or to design, project manage and integrate new LAN platforms for our customers.

     - 08XX SERVICES that include free local and national call services together with a range of other routing features based on our network. These services enable our customers to manage inbound calls and establish varying tariffs for their customers to contact them.

     - INTERNET SERVICES, we provide our customers with the tools they require to build their e-business services including dedicated, high-speed Internet access services, web hosting services, and specific individually tailored applications securing and protecting their e-businesses. The range of services we provide also includes the provision of simple inexpensive software to enable our customers to begin doing business over the Internet.

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     We have a variety of alternative methods to bring our national telecommunications network over the "last mile" to the premises of those customers which are located outside of our franchise area:

     - As a licensed national public telecommunications operator, we can readily obtain permits to construct telecommunications networks, and can build out our network to reach our customers. Although this is often the most costly means of reaching a customer, the expense can be justified in the case of larger customers or where a significant level of traffic is obtained from a customer. For example, we have extended our fiber optic network within London to reach and support CNN's facilities.

     - We can lease circuits on the local networks of other service providers to connect to our customer's premises. Although this may reduce the operating margin on a particular account, it requires significantly less capital expenditure than a direct connection, can often be put in place relatively quickly and can be replaced at a later date if traffic volumes justify it.

     - We have the ability to connect customers to our national telecommunications network by implementing microwave radio links. We can use our significant tower infrastructure to connect our network to our customers, using digital point to point microwave radio links. Alternatively, because we hold a license to operate radio fixed access services on a national basis throughout the United Kingdom at the 10 Ghz frequency, we could effectively use "wireless local loop" technology to connect our network to our customers, although we are not currently utilizing this approach to connect our customers. Either of these two methods requires the installation of a mini-tower site on the roof of the customer's premises to receive and broadcast data. "Wireless local loop" connectivity would enable a radial transmission to a number of sites surrounding the mini-tower whereas point to point connectivity enables transmission between two points only.

Business Wholesale Markets

     Our wholesale markets group's main area of business is supplying U.K. infrastructure and bandwidth to national and international telecommunications operators. Our national and local networks are used to interconnect these carriers to cities in the United Kingdom and Ireland. NTL wholesale has seen continued growth over the last five years, and has successfully positioned itself as a key supplier of wholesale services. We expect to continue to serve the wholesale marketplace through our strategy of providing high quality and competitively priced services. Additionally, we continue to provide tailored solutions necessary to serve this demanding market.

     We believe that owning core infrastructure also opens up avenues for international network expansion. Increasingly, network operators are looking at minimizing capital outlay by swapping capacity on their infrastructure for new nodes or additional capacity elsewhere.

     Our customers include fixed wire line and mobile telecommunications operators such as COLT, Energis and Global One, other cable operators, Internet Service Providers, or ISPs, and various information technology and facilities management companies. A dedicated team addresses the needs of the U.K. mobile operators, and we are a major supplier to Vodafone and Orange. We have developed a successful business supplying core interswitch network capacity to U.K. mobile operators. We have commercial relationships with the four incumbent mobile operators.

     We have been instrumental in developing a new commercial and technical model for the supply of networks to the mobile operators. These developments culminated in our being awarded a five-year L150 million contract by Orange. A key element of the contract is the extension of our existing core network. All five third generation mobile operators will need to implement network and services to support UMTS services, and we will work to define and co-ordinate our company-wide strategy for supporting UMTS services.

     A growing area of our wholesale business is selling voice termination to a wider mix of operators, as well as using these relationships to reduce the cost-base for our telephony traffic by:

     -  creating a self sustaining revenue stream in its own right,

     - establishing commercial relationships with wholesale customers thus enabling us to cross-sell and up-sell other products, and
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     -  generating revenue and cost reduction opportunities for other parts of
        NTL and strategic relationships with, for example, NTL Ireland, NTL Europe, and with international operators such as France Telecom.

     The growth in the number of international operators building and operating submarine cable systems has been substantial and continues to increase, with many of the cables transiting the United Kingdom. We have considerably increased physical connectivity to U.K. international cable landing stations and developed products to address the needs of the international cable operators for carrier services between the cable landing sites and the major U.K. international nodes such as Telehouse, London, which services are also known as "backhaul" services.

     We believe that the U.K. market for business wholesale data services is significant and growing rapidly due to the fast growth in IP, Internet and other data traffic. Utilizing our ATM national network, we have developed Frame Relay and ATM wholesale products to meet this increasing demand for high-speed data connectivity. Additionally, our core data network, local loop infrastructure and connectivity to the main international nodes will allow us to address the needs of international operators for the termination of U.K. bound and origination of U.K. generated data traffic.

     In addition to wholesale telecommunications and data services, we also offer wholesale Internet access solutions including network services, call center operations and customer provisioning and billing to U.K. ISPs and other corporate customers that would like to expand their Internet presence. This service was launched in 1995.

     In 1996, we established the VirginNet joint venture with Virgin Communications Limited. The joint venture is currently owned 49% by NTL and 51% by Virgin. In July 2000, we announced our intention to acquire 100% of VirginNet's ISP business with Virgin assuming ownership of VirginNet's content. However, we have not yet reached an agreement with Virgin and we are exploring other potential strategic alternatives. There can be no assurance that any agreement on a transaction will be reached. We also run the network and technical contact center for Which?Online, an independent consumer organization as well as the technical contact center for Vizzavi, the mobile Internet portal for Vodafone.

BROADCAST TRANSMISSION AND TOWER SERVICES


     We are a leading independent owner and operator of wireless communication and broadcast transmission infrastructure in the United Kingdom. We provide our customers with enhanced products and services through our broadcast network, state of the art equipment, and innovative facilities management expertise. Our customer base includes over 1,000 companies, including all of the leading U.K. mobile wireless operators and all major commercial television and radio broadcasters.



     We have a proven history of developing new products and services to meet the needs of our customers and drive the growth of our business. These developments include the implementation of Teletext, a text based data service transmitted with the analog television signal, the implementation of NICAM in the 1980s enabling the transmission of digital stereo and Dolby audio over analog television transmissions, and most recently the design and implementation of the world's first digital terrestrial television and digital audio broadcasting networks and services for our broadcast customers.


     We believe that the scope of our business allows us to differentiate ourselves by providing products and services to three distinct market areas.


     - SITE LEASING AND SERVICES. We operate the second largest independent portfolio of wireless towers and sites available for lease in the United Kingdom. In total we operate over [2,600] multi-user sites in the United Kingdom, up from approximately 600 sites in May 1996. We have over [4,000] leases on our towers and our lessees include all of the major wireless operators in the United Kingdom and also offer unique services such as In-Building wireless connectivity that can enhance their wireless coverage in high-traffic areas such as shopping malls, office buildings and conference centers.



     - BROADCAST TRANSMISSION AND SERVICES. We own and operate one of two television broadcasting infrastructure networks in the United Kingdom. Additionally, we have national, regional, and local radio


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       broadcast infrastructure networks in the United Kingdom. We developed the first commercial digital terrestrial television service in 1998 and the first all digital radio station in 1999. Because, unlike broadcasters in the United States, we own and operate not only the towers but also the broadcast transmission infrastructure, our broadcast customers rely on our network and package of integrated turn-key services to distribute and broadcast their content.


     - SATELLITE AND MEDIA SERVICES. We provide satellite and media services in the United Kingdom and value-added services such as playout, fixed and mobile satellite uplinking, and a wide range of occasional broadcasting services to generate incremental revenue.

     Based on our track record of more than 50 years of providing broadcast services to the United Kingdom and other markets and our expertise in digital broadcasting, we believe that we are uniquely positioned to capitalize on the trends towards privatization, outsourcing and digitalization of broadcast transmission infrastructure and the tremendous growth opportunities in the wireless communications industry.


     We believe there is a global trend for governments and broadcasters to divest their transmission networks. Similarly, wireless carriers have begun to divest the tower portfolios as a means of monetizing what they believe to be non-strategic assets. We are one of two companies with experience in the transition of broadcast assets from public to private ownership and subsequently operating the privatized broadcasting assets.


Site Leasing and Services.


     We operate a wireless infrastructure network of approximately 2,600 multi-user sites as of December 31, 2000. We own, lease or manage approximately 1,800 sites and have access to approximately 800 undeveloped sites. Our primary business is the leasing of antenna space on our sites to a diverse range of wireless service providers, including providers of mobile telephony, paging, specialized mobile radio, or SMR, and wireless local loop services. We have also developed a range of complementary services that utilizes our tower expertise, including infrastructure services, site selection and acquisition, design and construction, antenna installation, network planning and management, and tower maintenance.


     Our network in the United Kingdom is national in scope and includes most of the major population centers and highways. We operate 1,406 sites and have access to 791 undeveloped sites in the United Kingdom Our wireless customers currently include all of the U.K. mobile telephony operators, including Vodafone AirTouch, BT Cellnet, Orange, One2One and Dolphin, all of the five major paging companies, and many of the United Kingdom's largest wireless telephony carriers, including BT, Cable & Wireless, and THUS plc. We also serve several utility companies and emergency service organizations including British Gas, London Ambulance and Her Majesty's Customs and Excise.


     Second generation wireless services have been the major driver of our growth to date, but the advent of third generation wireless services is expected to drive further revenue growth. During 2000, the U.K. government awarded five national Universal Mobile Telecommunications System, or UMTS, licenses each for a duration of just over 20 years, continuing until December 31, 2021 unless surrendered or revoked earlier. These licenses have been awarded to four existing operators, all of whom are existing wireless customers of ours, and to one new entrant. Under the terms of these licenses, each operator will provide services to at least 80% of the U.K. population by December 2007. We believe that each of these operators will require a complete national network based around a radio site infrastructure of up to 4,000 sites by 2003 and potentially up to 10,000 or more sites by 2010. Construction of these networks is anticipated to begin in 2001 and is expected to generate significant demand for suitable sites over the next few years as well as for existing sites. A major reason that there will be an increase in the need for suitable sites for third generation towers is due to the fact that third generation networks require a greater density of towers than current second generation networks because of their smaller range in relation to second generation technology.


     The dramatic growth of wireless communications necessitates good cellular coverage in all commercial areas, leading to a requirement for reliable wireless communications infrastructure inside buildings. We believe this creates a new type of radio site which, unlike towers, will exist within commercial buildings, transport hubs, shopping malls and other large buildings. Our initial analysis shows that there are approximately 2,000 of these

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types of commercial properties in the United Kingdom. To this end, we have won contracts for 25 buildings including the exclusive contract to provide this service inside Bluewater, Britain's largest shopping complex and recently, a contract for Canada Square, part of London's Canary Wharf complex.

     Building on the technology we developed for In-Building services, we are exploring with UK mobile operators ways of using our fiber network to solve the distance, coverage and power problems associated with UMTS rollout in urban areas. Although in an early stage of development, we believe that a solution utilizing small low-profile antennas, positioned on buildings and other street level infrastructure and connected via our fiber network to remote base stations, could improve coverage and service quality compared to more traditional rooftop sites for UMTS technology. Furthermore, we would offer the ability to backhaul base station calls through our fiber loop.

Broadcast Transmission and Services


     We have been involved in broadcast television since the 1950s when we designed and built the television transmission system for the United Kingdom's first independent commercial television network. Through our national infrastructure of owned and shared transmission sites and our owned network of transmitters in the United Kingdom, we provide broadcast signals for the three commercial national television channels in the United Kingdom and many of the United Kingdom's independent local, regional and national radio broadcasters.


     Our broadcast customers generally hold long-term licenses and enter into service agreements with us that typically last 10 to 15 years. As a result, this portion of our business is characterized by stable and predictable revenue streams and currently has a forward order contract book of over $3.5 billion. An attractive feature of our broadcast contracts is our ownership of both towers and transmission equipment responsible for generating the broadcast signal. As a result, the contracts increasingly have become end-to-end solutions including all technical and service aspects of providing the transmission for the broadcaster. In essence, TV and radio station owners are programmers and we are the broadcaster. The nature of these arrangements, make it very difficult and even cost prohibitive for broadcasters to switch to another service provider. We have used this as an opportunity to develop strong relationships with our customers, which in turn has helped us to better understand their needs and customize new services for them.


     Television broadcasting. We provide digital and analog broadcast transmission services for national and regional television broadcasters, covering 99.8% of the U.K. population, with approximately 3,500 broadcast transmitters. Our extensive television broadcast customer base includes all of the U.K. commercial terrestrial television broadcast companies consisting of the ITV national network of 15 affiliated stations, the national services of Channel 4 and Channel 5, as well as the regional service S4C in the United Kingdom.


     As one of the first companies to offer digital transmission services we believe there are some significant first mover advantages. We provide digital terrestrial broadcast transmission for two of the three commercial national digital television services in the United Kingdom. These services carry up to 12 separate channels, including the ITV network, Channel Four, Channel Five and a range of new digital channels and services such as pay per view. As of December 2000, we were operating 80 digital terrestrial television transmitting stations reaching around 88% of the U.K. population. It is anticipated that the digital network will ultimately grow to match the coverage of the analog system. In order to achieve the same high level of coverage for digital, we believe that the same number of sites as those for the existing analog services will be required, which will represent a significant business expansion opportunity for us.

     Digital broadcast systems require a more complex engineering design than their analog predecessors. We have exploited this by extending our range of services to include tower leasing and transmission services (as with analog) plus "end-to-end" system integration and service ranging from studio playout centers to terrestrial transmission. This has the twin benefits of enlarging the total market available from broadcasting and further differentiating us as a unique provider able to offer towers, transmission and system integration services for digital television.

     Radio broadcasting. We are one of two major companies providing transmission sites and services to the radio industry in the United Kingdom. We offer a range of services to radio broadcasters including: target service

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area planning; site location; installation and commissioning; and equipment selection, procurement, operation, monitoring and maintenance. We believe that we are a supplier of transmission services to a substantial portion of the addressable market. Our radio broadcast customer base includes two of the three national commercial stations: Classic FM and Talk Radio, over 200 metropolitan, regional and local stations and the first all digital radio station, Digital One, of which we are a founding equity partner with a 37% equity interest. We have a contract for the transmission of Digital One with a lifetime value in excess of $75 million.

Satellite and Media Services

     We own and operate satellite up-linking facilities consisting of 30 fixed satellite uplink dishes able to access over 50 satellites with global coverage, a network of mobile and transportable uplinks, management and control systems and all associated operations and maintenance. We provide our satellite customers with program and content distribution services for over 130 full-time channels via satellite and fiber. In addition, we have facilities for playout services, remote satellite news gathering, and full outside broadcast. Through an alliance with Williams Communications, Inc., our customers also have access to 48 cities in the United States.

     We have expanded our service offerings over time to meet the growing needs of our customer base as new technologies create new broadcast markets. As a way to add incremental revenue, we have begun to integrate backwards with our existing customers by offering value added services. Such service developments include:

     - establishment of playout services, which enable us to take ownership of the customer's transmission needs from the point that it delivers the program or content and needs a channel to be created. We then are responsible for all the operational issues related to the broadcast of that content. We have just recently completed construction of a state-of-the-art playout facility outside of London and are in the process of constructing a second to enhance our capabilities as demand from broadcasters across Europe continues to rise.

     - offering a range of occasional use broadcast services that allow media content providers to outsource their off-site broadcasting needs, whether it be for breaking news, sports events or music concerts, and still deliver the desired content to their customers via our mobile equipment.

     Our Satellite and Media customers include programmers who own and operate packages of content or channels, news agencies, sports broadcasters and production companies. Our customer list includes such market leaders as AOL/Time Warner (CNN, Turner, Cartoon Network), BBC, Discovery Channel, QVC, Reuters, the Associated Press and British Sky Broadcasting.


NTL'S BUSINESSES IN THE REPUBLIC OF IRELAND



     In July 1999, we acquired Cablelink Ltd. in the Republic of Ireland, which passes over 417,000 franchise homes in Dublin, Galway and Waterford for approximately IR pound 535 million (approximately $693 million).


     Cablelink provides cable television services in Dublin, Galway and Waterford to over 370,000 subscribers. As of March 31, 2001, Cablelink had an 88.4% penetration rate over its broadband cable network. Cablelink holds licenses to provide analog and digital television services in its franchises for the next 13 years with exclusive rights for the next three years. It also has a full service license allowing it to provide public telephony, Internet and other value-added services throughout Ireland.

     We have already achieved the following key objectives since acquiring
Cablelink:

     - We have re-branded all of the Cablelink franchises to NTL. NTL's audited brand awareness has now grown to 90%.

     - The service portfolio has now been expanded beyond basic cable television to include telephony, dial-up Internet and cable modems.

     - We have opened a new customer management center which has led to significantly improved levels of customer service.

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

     - We have completed network upgrades for approximately 30,000 homes in Dublin.


     The main focus of activity for 2001 is to roll-out digital television service in the three Irish franchise areas of Dublin, Waterford and Galway. We anticipate that 115,000 homes will be capable of receiving a digital signal in Dublin by September in compliance with our regulatory milestones. We expect that digital service will be available in Waterford and Galway in the fourth quarter of 2001.


COMPETITION

     We face significant competition from established and new competitors in the areas of residential telephony, business telecommunications services, Internet and cable television. We believe that competition will intensify in each of these business areas, particularly business telecommunications and Internet.


CONSUMER SERVICES


     We compete primarily with BT in providing telephone services to residential customers in the United Kingdom. BT occupies an established market position and manages fully built networks and has resources substantially greater than ours. According to the Office of Telecommunications, or OFTEL, in June 2000, BT serviced 81.6% of U.K. residential telephone exchange line customers. Our growth in telecommunications services, therefore, depends upon our ability to convince BT's customers to switch to our telecommunications services. We believe that value for money is currently one of the most important factors influencing the decision of U.K. customers to switch from BT to a competitive telecommunications service. BT has, however, introduced price reductions in some categories of calls and, due to regulatory price controls, BT will be making further reductions in its telecommunications prices. Accordingly, although we intend to remain competitive, in the future we may be unable to offer residential telephone services at rates lower than those offered by BT. In this case, we may not achieve desired penetration rates and may experience a decline in total revenues. There can be no assurance that any such decline in revenues or penetration rates will not adversely affect us. In addition to BT, other telecommunications competitors could prevent us from increasing our share of the residential telecommunications market. In particular, BT is under a regulatory obligation to introduce carrier pre-selection on its network, an initial phase of which was introduced in December 2000 for national and international calls, although the carrier pre-selection for all calls (except for certain special categories) will not be launched until nearer the end of 2001. Carrier pre-selection may increase the appeal of indirect access operators, whose discounted call charges may undercut us.

     We also compete with mobile networks. This technology may grow to become a competitive threat to our networks, particularly if call charges are reduced further on the mobile networks and wireless broadband becomes a viable alternative to our broadband services. Our tower services group may enable us to benefit from the growth in this technology. There can be no assurance, however, that we will be able to compete successfully with such telecommunications operators.

     We believe that we have a competitive advantage in the residential market because we offer integrated telephone, cable television, telecommunications services (including Internet, interactive and on-line services) and multi-product packages designed to encourage customers to subscribe to multiple services. However, there can be no assurance that this competitive advantage will continue. Indeed, BT and all other operators are permitted to provide and convey cable television services throughout the United Kingdom from January 1, 2001, and exclusive franchises will no longer be awarded.

     British Sky Broadcasting Limited, or BSkyB, currently markets telecommunications services on an indirect access basis, which requires the customer to dial additional digits before entering the primary telephone number, thus diverting calls onto another operator's network. In addition, BSkyB has a joint venture with BT that is known as Open (formerly British Interactive Broadcasting). BSkyB increased its holding in Open to 80.1% in July 2000 as a result of buying out HSBC and Matsushita. The joint venture could provide additional competition.

     Our cable television systems compete with direct reception over-the-air broadcast television, DTH satellite services and satellite master antenna systems. In addition, pay television and pay-per-view services offered by us
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

compete to varying degrees with other communications and entertainment media, including home video, cinema exhibition of feature films, live theater and newly emerging multimedia services. We expect that, in the future, we may face competition from programming provided by video-on-demand services.

     In 1999, BSkyB and OnDigital dropped the practice of charging any upfront fee for digital set-top boxes, although they still charge in some instances for installation. Coupled with BSkyB's move to bundle free Internet access and discounted indirect access telephony (with calls priced at a significant discount to BT headline rates), these moves have reduced the competitive advantages previously represented by our offerings. We believe that the underlying technological advantages of our networks will allow us to continue to offer competitively priced products and services in order to respond to such moves by our competitors. Nevertheless, there can be no assurances that we will be able to continue to compete successfully in all segments of the residential markets.

BUSINESS TELECOMMUNICATIONS

     BT is also our principal competitor in providing business telecommunications services. In addition, we compete with Cable & Wireless plc, Energis Communications Limited, Thus plc in Scotland and with other companies that have been granted telecommunications licenses such as MCI-WorldCom and COLT. In the future, we may compete with additional entrants to the business telecommunications market. Competition is based on price, range and quality of services, and we expect price competition to intensify if existing and other new market entrants compete aggressively. Most of these competitors have substantial resources and there can be no assurance that these or other competitors will not expand their businesses in our existing markets or that we will be able to continue to compete successfully with such competitors in the business telecommunications market.

BROADCAST TRANSMISSION AND TOWER SERVICES

     Crown Castle U.K. Ltd ("Crown"), a subsidiary of Crown Castle International Corp., is NTL's primary competition in the terrestrial broadcast transmission market in the United Kingdom. Crown provides analog transmission services to the BBC. It also has been awarded the transmission contract for the new DTT multiplex service for the BBC and OnDigital. Crown has diversified from its core television broadcasting business using its transmission infrastructure to enter into the radio transmission and telecommunications sectors.

     Although Crown is our direct competitor, we each have reciprocal rights to use each others' sites for broadcast transmission usage in order to enable each of us to achieve the necessary country-wide coverage. This relationship is formalized by the site-sharing agreement entered into in 1991 when those towers were privatized.

     Crown also offers site rental on a significant number of its sites (some of which are managed on behalf of third parties). Like us, Crown offers a full range of site-related services to its customers, including installation and maintenance. In November 2000, Crown entered into an agreement with BT to deliver roof space and grounds at an initial 4,000 BT exchange sites around the United Kingdom. We believe our towers to be at least as well situated as Crown's and that we will be able to continue expanding our own third-party site-sharing penetration.

     All four U.K. mobile operators own site infrastructure and lease space to other users. Their openness to sharing with direct competitors varies by operator. Cellnet and Vodafone have agreed to cut site costs by jointly developing and acquiring sites in the Scottish Highlands. BT and Cable & Wireless plc are both major site-sharing customers but also compete by leasing their own sites to third parties. BT's position in the market is even larger when considered in combination with its interest in Cellnet.

     Several other companies compete in the market for site rental. These include British Gas, Racal Network Systems, Aerial Sites Plc, Relcom Aerial Services and the Royal Automobile Club. Some companies own sites initially developed for their own networks, while others are developing sites specifically to exploit this market.


     We face competition from a large number of companies in the provision of network services. The companies include CTL, specialty consultants and equipment manufacturers such as Nortel and Ericsson.


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REGULATION




     Telecommunications service industries in the United Kingdom are governed by legislation under the Telecommunications Act 1984, the Broadcasting Act 1990, and the Broadcasting Act 1996. The operator of a full-service telecommunications system in the United Kingdom requires the following two principal non-exclusive licenses:

     - a telecommunications license, granted under the Telecommunications Act by the Secretary of State and supervised by the Department to Trade and Industry, or DTI, and OFTEL, which authorizes the installation and operation of the telecommunications network used to provide cable television and cable telephone services; and

     - a cable television license granted under the Broadcasting Act and supervised by the Secretary of State and the Independent Television Commission, or ITC, which authorizes the provision of broadcasting services.

     Each type of license described above contains various conditions, and in the event of the breach of such conditions, the Director General of Telecommunications (the head of OFTEL) or the ITC, as appropriate, could issue an enforcement order and ultimately commence proceedings to require compliance or to revoke such licenses.

PRICE REGULATION

     BT is currently subject to controls over the prices it may charge customers. In particular, BT can only increase charges for certain services by a capped amount based on the amount of the percentage change in the retail price index. In Autumn 1999, OFTEL began the process of examining what price controls, if any, should apply to BT after 2001. In February 2001, OFTEL announced that current retail price controls would be extended until July 2002 with a roll over provision for a further year.

     NTL is not subject to the same scrutiny and control by OFTEL of its retail telephone prices as BT, given its non-dominant status in the market. However, NTL is subject to prohibitions on undue preference and undue discrimination in its cable television pricing. NTL publishes its standard prices, terms and conditions for all services offered to consumers.

NUMBER PORTABILITY

     The European Union agreed in 1998 to a revision to the Interconnection Directive that made it a requirement for Member States to mandate number portability. Implementing regulations came into force in the United Kingdom on January 19, 2000 requiring that number portability should be provided on request to all customers switching between different operators and providers of fixed telecommunications services. NTL has a process in place to comply with its existing obligations and it is now in the process of negotiating more service establishment arrangements with other operators.

LOCAL LOOP UNBUNDLING

     In November 1999, an OFTEL policy statement mandated the unbundling of BT's local loop to rival providers, enabling them to offer a range of high bandwidth services using Digital Subscriber Line (DSL) technology. On August 8, 2000 conditions in BT's license were brought into force setting out the requirements under which BT must provide services necessary for local loop unbundling. EC legislation requiring BT to provide unbundled access to its local loop is set out in Regulation EC 2887/2000, adopted by the European Parliament and Council on December 18, 2000. OFTEL published the wholesale prices for BT's unbundled local loops on December 29, 2000 and on February 21, 2000 a determination was published setting out some of the terms on which shared access to the local loop will be offered. BT published a revised reference offer on March 31, 2000, which OFTEL is reviewing for compliance with the determination. OFTEL is also investigating the cost of co-location facilities quoted by BT to determine whether they are cost orientated.

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     BT is currently rolling out ADSL over its own network. ADSL will allow consumers access to high speed information services. The introduction of local loop unbundling will give rise to opportunities for us, but could also give rise to increased competition.

INTERCONNECTION

     NTL Group Ltd. has Annex II status giving it rights of interconnection at wholesale rates to other operators with similar status.

OPEN ACCESS TO CABLE INFRASTRUCTURE

     In April 2000, OFTEL issued a public consultation document on regulated access to cable infrastructure ("open access"). The conclusion reached by OFTEL in April 2001 was that regulation to require open access to cable networks was not currently justified. OFTEL has stated that it will continue to monitor the situation.

CONDITIONAL ACCESS

     Following joint advice given to the Government by OFTEL, the ITC and OFT on options for ensuring that the digital television market does not develop in such a way as to inhibit competition or set unnecessary barriers for consumers to access new services such as e-commerce, OFTEL gave a commitment to review the guidelines on conditional access pricing. On May 8, 2001 OFTEL announced that in addition to reviewing current arrangements for public service broadcasters' access to conditional access services, it will also consider whether different types of tariff structure create a barrier to entry of new services, public service or commercial. A consultation document on charging principles for conditional access services is expected to be published in July 2001.

BSKYB CARRIAGE AGREEMENT

     NTL's carriage agreement with BSkyB is subject to regulatory approval by both the ITC and the U.K. Office of Fair Trading, or OFT. The agreement was therefore notified to the OFT in Autumn 2000. In December 2000, the OFT separately announced that it was commencing a six-month investigation under the U.K. Competition Act into BSkyB's activities, in particular the wholesale prices offered to rival distributors of pay television services. The launch of this investigation in December 2000 has meant that the OFT's timetable for reviewing NTL's carriage agreement with BSkyB has been extended.

INTERNET ACCESS

     Pursuant to a Direction by the Director General of Telecommunications on May 26, 2000, BT is required to convey all metered Internet traffic across its trunk network and to provide wholesale unmetered Internet access from the customer to its local exchange known as Flat Rate Internet Access Call Origination (FRIACO). The direction did not include a provision for a flat rate wholesale service between BT's local exchanges and its tandem switches (main exchanges in the tandem network which act as single switching points for calls). On February 15, 2001, the Director General made a determination that as from February 26, 2001 BT must offer to provide a single tandem wholesale flat rate Internet access service, known as Single Tandem Flat Rate Internet Access Call Origination (STFRIACO), by publishing an appropriate product specification. The determinations may intensify competition in the market to supply Internet access.

COMPETITION ACT 1998

     The Competition Act, which came into force in March 2000, introduced a prohibition on the abuse of a dominant position and on anti-competitive agreements and introduced third party rights, stronger investigative powers, interim measures and effective enforcement powers (including fines of up to 10% of U.K. turnover). The Competition Act enables third parties to bring enforcement actions directly against telecommunications operators who are in breach of the prohibitions and seek damages, rather than have to wait for the Director General of Telecommunications to make an enforcement order.

     In January 2000, OFTEL issued specific guidance on the application of the Competition Act in the telecommunications sector. This guidance states that OFTEL would follow closely the general principles of competition law in its application of the new prohibitions. In addition, the regulators must not reach decisions which are inconsistent with EC law.

BROADCAST SERVICES

     A portion of our total revenue is attributable to the provision of television and radio transmission and distribution services. In the United Kingdom, the provision of such services is governed by the Telecommunications Act 1984 and The Wireless Telegraphy Act 1949. The Radiocommunications Agency, an executive agency of the Department of Trade and Industry is charged with administering spectrum licences. The Secretary of State issues spectrum licences. NTL's Wireless Telegraphy Act licences contain conditions relating to the revocation of the licences and notifications to the Secretary of State.

TELECOMMUNICATIONS ACT AND BROADCASTING ACT LICENSES

     NTL's licenses contain conditions and provisions which, among other things:

     - require us to publish our charges and terms and conditions of business and not to show undue preference to or exercise undue discrimination against particular persons in the provision of certain telecommunications services;

     - impose on us an obligation to share our transmission sites with other transmission operators;

     - restrict the prices which we are allowed to charge for the provision of some services;

     - prohibit us from cross-subsidizing the unregulated side of our business; and

     - impose a requirement for separate accounts to be produced in relation to both the regulated and unregulated parts of our business. However, we are not obliged to do anything "not reasonably practicable."

PRICE CAP REVIEW

     Our regulated business may be divided into two categories: Price Regulated Business and Applicable Rate Business. Price Regulated Business comprises those telecommunication services which we are obliged to provide pursuant to our Transmission License and in respect of which price controls are imposed. Our Applicable Rate Business comprises those telecommunications services which we are obliged to provide but which do not fall within the definition of Price Regulated Business. Charges for Applicable Rate Business are agreed between us and the relevant customer. If despite all reasonable efforts an agreement cannot be reached between us and a significant proportion of our customers in respect of any particular telecommunications service, the charge will be determined by the Director General.

     In respect of any services provided by us which are not Price Regulated Business or Applicable Rate Business, our prices are wholly unregulated, except for the overriding duty not to engage in any pricing policy which constitutes undue preference or undue discrimination against any person or class of persons in respect of telecommunications services. Our unregulated income would include, for example, charges for site rentals to PCN operators.

     Our Price Regulated Business consists of the television transmission service provided to the ITV (Channel 3) companies and Channel 4/S4C including the operation and maintenance of transmission equipment and the provision to third party transmission operators of the accommodation, masts and antennae necessary for the operation of broadcast transmission services.

     On December 24, 1996, the Director General of Telecommunications varied our Telecommunications Act Licenses to effect the price controls which are to apply to us for the period from January 1, 1997 to December 31, 2002. The Price Cap Review had two purposes: (1) to establish a new "P0" (allowable revenues for the first year of the next control period, 1997, in respect of our Maximum Price Regulated Business) and (2) to establish a new

                                        65
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"X" (the percentage by which such revenues must, after allowing for consumer price inflation, be reduced each year thereafter). The Director General's review concluded that, on assumptions at the time (1996), the new P0 was (U.K. Pound)
53.4 million and the new X was 4.0%.

EUROPEAN UNION LEGISLATION

     Our business is further regulated by the EU under various European Commission Directives. In July 2000, the European Commission adopted a package of legislative proposals which sets out a new framework for electronic communication and ensures that the legislation is more technology neutral. The proposed new framework consists of five harmonization Directives, including a framework Directive and four specific Directives on authorization, access and interconnection, universal service and users' rights, and data protection in telecommunications services, a Regulation on unbundling the local loop, a draft liberalization Directive and a decision on Community radio spectrum policy. At meetings of the Council on Transport and Telecommunications on April 4, 2001 and April 5, 2001, the Council reached a common position with a view to adopting the framework Directive, the Directive on access and interconnection and the Directive on authorisation.

COMMUNICATIONS BILL


     A White Paper issued in December 2000 -- A New Future for Communications
-- Proposed the creation of a new body "OFCOM" to regulate the communications industry. This will merge the functions of OFTEL, the Radiocommunications Agency and ITC, among others, and it is intended that it will provide a more flexible framework for regulating a converging industry. Consistent with the proposed European Commission regulatory framework for electronic communications, the White Paper proposes that individual licenses be replaced by general authorisations wherever possible.



RESEARCH AND DEVELOPMENT


     Our research and development activities involve the analysis of technological developments affecting our cable television, telephone and telecommunications business, the evaluation of existing services and sales and marketing techniques and the development of new services and techniques.

PATENTS, COPYRIGHTS AND LICENSES

     We do not have any material patents or copyrights nor do we believe that patents play a material role in our business. We are substantially dependent on the licenses and franchises granted by the legislative agencies which regulate our respective businesses. The loss of any one or more of our licenses or franchises could have a material adverse effect on our business and financial condition. There are no material intellectual property licenses used by us, the loss of which would have such an effect.

CUSTOMERS


     Except for our broadcast services business in the United Kingdom, no material part of our business is dependent upon a single customer or a few customers, the loss of any one or more of which would have a materially adverse effect on us. The broadcast services business in the United Kingdom is, however, substantially dependent on the revenues we receive pursuant to contracts with the ITV companies, Channel 4/S4C and Channel 5, the loss of one or more of which may have a material adverse effect on the broadcast services business.


EMPLOYEES


     At December 31, 2000, we had approximately 21,200 employees, including subcontractors, in the United Kingdom and 640 in Ireland. Approximately 3,340 employees are covered by union recognition agreements with the Broadcasting, Entertainment, Cinematographic and Theatre Union in the United Kingdom and Ireland. None


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of our employees is otherwise represented by any labor organization. We believe that our relationship with our employees is good.


PROPERTIES


     We own, lease or occupy under license 43 offices, warehouses and shops throughout the United Kingdom and our corporate head-office in Hook, Hampshire. In addition, we own or lease approximately 500 switching centers/head-ends and operational hub-sites together with other non-operational properties, as well as various cable television, telephone and telecommunications equipment used in each of our regional systems.



     In addition, we have licensed access to 679 transmitter sites which are owned by Castle Transmission and shared between the two organizations pursuant to a site sharing agreement.


     We maintain offices under lease for our corporate staff in New York City.

     We believe that our facilities are presently adequate for their current use. We intend to continue to expand the systems in accordance with the requirements of the network build schedules and acquire new sites as part of the ongoing expansion of our transmission networks.

LEGAL PROCEEDINGS

     We are involved in, or have been involved in, certain disputes and litigation arising in the ordinary course of business, including claims involving contractual disputes and claims for damages to property and personal injury resulting from the construction of our networks and the maintenance and servicing of our transmission masts, none of which are expected to have a material adverse effect on our financial position or results of operations or cash flows.

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                                   MANAGEMENT


     The following are our current directors and executive officers and their ages as of May 18, 2001.



NAME                             AGE    POSITION
----                             ---    --------
George S. Blumenthal...........  57     Chairman of the Board, Treasurer and Director
Barclay Knapp..................  44     President, Chief Executive Officer and Director
Michael Bertinetto.............  60     Director
Robert T. Goad.................  46     Director
Bernard Izerable...............  44     Director
Sidney R. Knafel...............  70     Director
Ted H. McCourtney..............  63     Director
Del Mintz......................  73     Director
Alan J. Patricof...............  66     Director
Warren Potash..................  69     Director
Jean-Louis Vinciguerra.........  57     Director
Michael S. Willner.............  49     Director
Lauren Hochman Blair...........  38     Vice President - Assistant General Counsel
Stephen Carter.................  37     Senior Vice President - Chief Operating Officer of U.K.
                                        Operations
Gregg N. Gorelick..............  42     Vice President - Controller
John F. Gregg..................  37     Senior Vice President - Chief Financial Officer
Richard J. Lubasch.............  54     Executive Vice President - General Counsel and Secretary
Bret Richter...................  31     Vice President - Corporate Finance and Development
Steven L. Wagner...............  49     Vice President - Consumer Services



     George S. Blumenthal has been our Chairman, Treasurer and a director since our formation. Mr. Blumenthal was also our Chief Executive Officer until October 1996. Mr. Blumenthal was President of Blumenthal Securities, Inc. (and its predecessors), a member firm of The New York Stock Exchange, from 1967 until 1992. Mr. Blumenthal was Chairman, Treasurer and a director of Cellular Communications, Inc. ("CCI"), which positions he held since CCI's founding in 1981 until its merger in August 1996 into a subsidiary of AirTouch Communications, Inc. (the "CCI Merger") Mr. Blumenthal is also Chairman and a director of CoreComm Limited, and is a director of Sotheby's Holdings, Inc.



     Barclay Knapp is our President and Chief Executive Officer, as well as a director. He has held these positions since our formation with the exception that Mr. Knapp was Chief Operating Officer until October 1996 when he was appointed Chief Executive Officer and he was Chief Financial Officer until June 1999. In addition, Mr. Knapp was also Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of CCI until the CCI Merger and was Executive Vice President and Chief Operating Officer of Cellular Communications International, Inc. until June 1998. Mr. Knapp was also President, Chief Executive Officer and a director of Cellular Communications of Puerto Rico ("CCPR") until its sale in August 1999, and is President, Chief Executive Officer, Chief Financial Officer and a director of CoreComm. Mr. Knapp is a director of Bredbandsbolaget, a Swedish company in which NTL Delaware holds a 41% interest and eKabel Hessen GmbH, a German company in which NTL Delaware holds a 32.5% interest.


     Michael Bertinetto has been a director since May 2000. Mr. Bertinetto is Executive Vice President of France Telecom Centre Europe (FTCE). From 1989 until 1999, Mr. Bertinetto was Chief Executive Officer of France Telecom Mobiles Division (FTM).


     Robert T. Goad has been a director since March 1999. Mr. Goad was a director and the Chief Executive Officer of Diamond Cable Communications Plc from May 1994 to March 8, 1999, and served as Chief Financial Officer from May 1994 until July 1995. Mr. Goad is a founder of and principal in ECE Management International, LLC and has been President of Columbia Management, Inc. since 1984. Mr. Goad is also a director of B/G Communications, LLC, B/G Enterprises, LLC, B/G Properties, LLC, Diveo Broadband Networks, Inc. and Grupo Clarin, S.A.



     Bernard Izerable, has been a director since May 2000. Mr. Izerable has been International Executive Vice President of France Telecom since January 2000. From March 1996 until December 1999 Mr. Izerable was Senior Vice President for Europe within France Telecom's International Development Division. Prior to March

1996, Mr. Izerable served in various positions at France Telecom since 1982, other than from 1989 to 1991 when Mr. Izerable worked in the Strategic Planning and Market Analysis Division of Nynex (USA) as part of a two year exchange program between the two companies.



     Sidney R. Knafel, a director since our formation, has been Managing Partner of SRK Management Company, a private investment company, since 1981. In addition, Mr. Knafel is Chairman of Insight Communications, Inc. and BioReliance Corporation. Mr. Knafel is also a director of General American Investors Company, Inc., IGENE Biotechnology, Inc., IGENE Biotechnology, Inc., Source Media, Inc. and some privately-owned companies.



     Ted H. McCourtney, a director since our formation, retired on June 30, 2000 as a General Partner of Venrock Associates, a venture capital investment partnership, a position he had held since 1970. Mr. McCourtney also serves as a director of CareMart RX, Inc. and Visual Networks, Inc.



     Del Mintz, a director since our formation, is President of Cleveland Mobile TeleTrak, Inc. and Cleveland Mobile Radio Sales, Inc. and Ohio Mobile TeleTrak, Inc., companies providing telephone answering and radio communications services in Cleveland and Columbus, respectively. Mr. Mintz has held similar positions with the predecessor of these companies since 1967. Mr. Mintz is President of several other companies, and was President and a principal stockholder of Cleveland Mobile Cellular Telephone, Inc. before that company was acquired through a merger with CCI's predecessor in 1985. Mr. Mintz is also a director of CoreComm and several privately owned companies.



     Alan J. Patricof, a director since our formation, is Chairman of the Board of Directors of Patricof & Co. Ventures, Inc., the company he founded in 1969. Mr. Patricof also serves as a director of CoreComm and Boston Properties, Inc., which are publicly held, and Johnny Rockets Group, Inc., which is a privately held company. In addition, Mr. Patricof has served as Chairman of the White House Commission on Small Business and was a member of the Blue Ribbon Commission of the National Association of Corporate Directors.



     Warren Potash has been a director since our formation. He retired in 1991 as President and Chief Executive Officer of the Radio Advertising Bureau, a trade association, a position he held since February 1989. Prior to that time and beginning in 1986, he was President of New Age Communications, Inc., a communications consultancy firm. Until his retirement in 1986, Mr. Potash was a Vice President of Capital Cities/ABC Broadcasting, Inc., a position he held since 1970. Mr. Potash is also a director of CoreComm Limited.



     Jean-Louis Vinciguerra, has been a director since August 1999. Mr. Vinciguerra has been Senior Executive Vice President and the Chief Financial Officer, France Telecom since 1998. Mr. Vinciguerra was an executive officer of BZW from 1995 until 1996 and served as the representative to Asia for Credit Agricole Indosuez from 1997 until 1998.



     Michael S. Willner, a director since October 1993, is President and Chief Executive Officer and a director of Insight Communications, Inc., the eighth largest cable company in the United States. Mr. Willner is also a director of Source Media, Inc. C-SPAN, CableLabs and Commerce TV, and is the Vice Chairman and member of the executive committee of the board of directors of the National Cable Television Association.


     Lauren Hochman Blair is Vice President - Assistant General Counsel of NTL Communications Corp. and Senior Assistant General Counsel of NTL Incorporated and Corecomm Limited. Ms. Blair held this position at Cellular Communications, Inc., Cellular Communications International, Inc. and Cellular Communications of Puerto Rico, Inc. from July 1991 until the sale of each company in 1996, 1999 and 1999, respectively.


     Stephen Carter is our Senior Vice President and Chief Operating Officer of U.K. and Ireland Operations. Before joining NTL in November 2000, Mr. Carter was with J. Walter Thompson, having been appointed Managing Director of J. Walter Thompson's London Office in 1994, and, three years later took overall control as Chief Executive Officer of J. Walter Thompson's UK and Ireland Group. Mr. Carter is also a non-Executive Director of Trucost Plc and a Trustee of Raleigh International, a registered U.K. charity.



     Gregg N. Gorelick has been our Vice President - Controller since our formation. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President - Controller of CCI from 1986 until the CCI Merger. He also holds that position at

CoreComm (where he is also Treasurer) and held that position at Cellular Communications International, Inc. until its sale in March 1999 and at Cellular Communications of Puerto Rico until the CCPR Acquisition.



     John F. Gregg has been our Senior Vice President -- Chief Financial Officer since June 1999 and Vice President of Corporate Development since August 1996. Mr. Gregg joined us in 1994 as Managing Director of Corporate Development. He is Vice Chairman and a director of Virgin Net, a joint venture between NTL Incorporated and Virgin Communications Group, a director of Bredbandsbolaget, a Swedish company in which NTL Delaware holds a 41% interest and a director of eKabel Hessen GmbH, a German company in which NTL Delaware holds a 32.5% interest. Mr. Gregg is also a director of Into Networks and Two Way TV, an interactive programming company. Prior to his employment with us, Mr. Gregg was employed by Golder, Thoma & Cressey, a venture capital firm.



     Richard J. Lubasch has been our Executive Vice President - General Counsel and Secretary since June 1999. Prior to that time he was Senior Vice
President - General Counsel and Secretary since our formation. Mr. Lubasch was Vice President - General Counsel and Secretary of CCI from July 1987 until the CCI Merger. Mr. Lubasch is also Senior Vice President - General Counsel and Secretary of CoreComm and held those positions at Cellular Communications International, Inc. until its sale in March 1999 and at Cellular Communications of Puerto Rico until the CCPR Acquisition.


     Bret Richter is Vice President - Corporate Finance and Development and is primarily responsible for strategic initiatives and capital raising activities. Prior to joining us in September 1994, Mr. Richter was a member of the media and telecommunications investment banking group at Salomon Brothers where he specialized in mergers and acquisitions.


     Steven L. Wagner is our Vice President - Consumer Services and is Group Managing Director of the National Media Services division in our U.K. operations and part of the European team as Managing Director Consumer Services. Mr. Wagner joined us in February 1994 as Group Director of Consumer Services of our U.K. operations and was appointed Vice President - Consumer Services of NTL in June 1994. Mr. Wagner has spent the past fifteen years in consumer and business related activities. Most recently, Mr. Wagner served as Vice President, Eastern Region for the Walt Disney Company's premium television service, the Disney Channel.

                            DESCRIPTION OF THE NOTES

GENERAL

     The new notes will be issued pursuant to an indenture, dated as of January 24, 2001, the closing date, between NTL and The Chase Manhattan Bank, as Trustee. The following summary of selected provisions of the Indenture is not complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." In this "Description of the Notes," the term "NTL" refers to NTL Communications Corp. and not any of its subsidiaries.

     The notes will be unsecured obligations of NTL, ranking equal in right of payment with all senior unsecured Indebtedness of NTL and senior in right of payment to all subordinated Indebtedness of NTL.

     The operations of NTL are conducted through its subsidiaries. NTL is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. As a result, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of NTL's subsidiaries with respect to the cash flow and assets of those subsidiaries.


     NTL Incorporated and NTL Delaware have no obligations under the notes.


     Application will be made to list the new notes on the Luxembourg Stock Exchange.

PRINCIPAL, MATURITY AND INTEREST

     From the date of issuance of E200.0 million of old notes on January 24, 2001 and E100.0 million of old notes on February 8, 2001, the new notes to be issued in this exchange offer will be limited in aggregate principal amount to E300.0 million. Up to an additional E100.0 million aggregate principal amount of notes (the "Additional Notes") may be issued at any time after the offering, subject to the provisions of the Indenture described below under the caption "-- Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock". If the Additional Notes are issued more than one year after the closing date, NTL will prepare an updated listing memorandum to facilitate the listing of the Additional Notes with the Luxembourg Stock Exchange. The notes will accrue interest at the rate of 12 3/8% per annum and will be payable in cash, semi-annually in arrears, on February 1 and August 1 of each year, beginning on August 1, 2001, to the holders of record on the immediately preceding January 15 and July 15, respectively. Interest on the notes will accrue from and including the date of issuance, or the most recent date to which interest has been paid or duly provided for, up to and including the date immediately preceding the date on which interest is paid or duly provided for.

     Interest on overdue principal and to the extent permitted by law on overdue installments of interest will accrue at a rate equal to the rate borne by the notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. A reference to a payment of interest in respect of the notes includes a payment of special interest, if any, and a reference to a payment of principal includes a reference to a payment of premium, if any.

     The notes will be payable both as to principal and interest on presentation of such notes if in certificated form at the offices or agencies of NTL maintained for such purpose within the City and State of New York and/or London, England or, at the option of NTL, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes or, if a holder so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to NTL and the Trustee. Until otherwise designated by NTL, NTL's office or agency in New York and London, respectively, will be the offices of the Trustee maintained for such purpose. In addition, as described under the caption "Listing," so long as the notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, notes will be maintained in Luxembourg. The notes will be payable on maturity on February 1, 2008 at 100% of their principal amount and will be issued in registered form, without coupons, and in denominations of E1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     Except as referred to herein under "-- Covenants -- Additional Amounts; Optional Tax Redemption," the notes are not redeemable at NTL's option.

     In the case of a redemption of any class of notes referred to herein under "-- Covenants -- Additional Amounts; Optional Tax Redemption," redemption of such notes shall be made at the redemption prices specified in the Indenture plus accrued and unpaid interest, if any, to the applicable redemption date.

MANDATORY REDEMPTION AND REPURCHASE

     NTL is not required to make mandatory redemption or sinking fund payments with respect to the notes. NTL is required to make a Change of Control Offer (as defined below) and an Asset Sale Offer (as defined below) with respect to a repurchase of the notes under the circumstances described under the captions "Change of Control" and "Asset Sale," respectively.

CHANGE OF CONTROL

     If a Change of Control Triggering Event occurs, each holder of notes shall have the right to require NTL to repurchase all or any part of such holder's notes equal to E1,000 or an integral multiple thereof pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The payment shall be referred to as the Change of Control Payment. Within 40 days following any Change of Control Triggering Event, NTL shall mail a notice to each holder, and, if and as long as the notes are listed on the Luxembourg Stock Exchange, publish a notice in one leading newspaper with circulation in Luxembourg, stating:

     (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all notes tendered will be accepted for payment;

     (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed. This date is referred to as the "Change of Control Payment Date";

     (3) that any notes not tendered will continue to accrue interest;

     (4) that, unless NTL defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

     (5) that holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

     (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes delivered for purchase, and a statement that such holder is withdrawing his election to have such notes purchased; and

     (7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to E1,000 in principal amount or an integral multiple of E1,000.

     NTL will comply with the requirements of Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes in connection with a Change of Control Triggering Event.

     On the Change of Control Payment Date, NTL will, to the extent lawful:

     (1) accept for payment notes or portions thereof tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the notes or portions of the notes tendered to NTL.

     The paying agent shall promptly mail to each holder of notes so accepted or, if such a holder requests, wire transfer immediately available funds to an account previously specified in writing by such holder to NTL and the paying agent, payment in an amount equal to the purchase price for such notes, and, if such notes are in certificated form, payment may be made at the office of the paying agent in Luxembourg. The Trustee shall promptly authenticate and mail to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note shall be in a principal amount of E1,000 or an integral multiple of E1,000. NTL will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control Triggering Event, the Indenture does not contain any other provision that permits the holders of the notes to require that NTL repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring. The Indenture contains covenants which may afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction, including the Change of Control provision described above and the provisions described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and "-- Merger, Consolidation or Sale of Assets" below. Each of those covenants is, however, subject to exceptions which may permit NTL to be involved in a highly leveraged transaction that may adversely affect the holders of the notes.

     The Change of Control Offer requirement of the notes may, in certain circumstances, make more difficult or discourage a takeover of NTL, and, thus, the removal of incumbent management. Management has not entered into any agreement or plan involving a Change of Control, although it is possible that NTL would decide to do so in the future. Subject to the limitations discussed below, NTL could, in the future, enter into various transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect NTL's capital structure or credit ratings.

     The indentures for our other outstanding notes also contain change of control provisions.

     NTL's ability to pay cash to the holders of notes pursuant to a Change of Control Offer may be limited by NTL's then existing financial resources. See Risk Factors "-- Our substantial leverage could adversely affect the financial health of the company", "-- We are a holding company that is dependent upon cash flow from our subsidiaries to meet our obligations -- our ability to access that cash flow may be limited in some circumstances" and "In some circumstances involving a change of control of our parent, we will be required to repurchase some of our indebtedness including the notes -- if this occurs, we may not have the financial resources necessary to make those repurchases". Any future credit agreements or other agreements relating to indebtedness of NTL may, contain prohibitions or restrictions on NTL's ability to effect a Change of Control Payment. In the event a Change of Control Triggering Event occurs at a time when such prohibitions or restrictions are in effect, NTL could seek the consent of its lenders to the purchase of notes and other Indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain such prohibition. If NTL does not obtain such a consent or repay such borrowings, NTL will be effectively prohibited from purchasing notes. In such case, NTL's failure to purchase tendered notes would constitute an Event of Default under the Indenture. Moreover, the events that constitute a Change of Control or require an Asset Sale Offer under the Indenture may also constitute events of default under existing or future debt instruments or credit agreements of NTL or NTL's subsidiaries. Such events of default may permit the lenders under such debt instruments or credit agreements to accelerate the debt and, if such debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of NTL's Subsidiaries. Any such enforcement may limit NTL's ability to raise cash to repay or repurchase the notes.

     NTL will not be required to make a Change of Control Offer in the event NTL enters into a transaction with management or their affiliates who are Permitted Holders. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of all or substantially all of NTL's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require NTL to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NTL and its Subsidiaries to another Person may be uncertain.

ASSET SALE

     The Indenture provides that NTL will not and will not permit any of its Restricted Subsidiaries to cause, make or suffer to exist any Asset Sale, unless:

          (1) no Default exists or is continuing immediately prior to and after giving effect to such Asset Sale;

          (2) NTL, or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced for purposes of this covenant by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets sold or otherwise disposed of; and

          (3) at least 80% of the consideration therefor received by NTL or such Restricted Subsidiary is in the form of:

             (a)  Cash Equivalents;

             (b)  Replacement Assets;

             (c) publicly traded Equity Interests of a Person who is, directly or indirectly, engaged primarily in one or more Cable Businesses; provided, however, that NTL or the Restricted Subsidiary shall Monetize the Equity Interests by sale to one or more Persons (other than to NTL or a Subsidiary thereof) at a price not less than the fair market value thereof within 180 days of the consummation of the Asset Sale; or

             (d)  any combination of the foregoing clauses (a) through (c);

           provided, however, that the amount of:

                (x) any liabilities, as shown on NTL's or the Restricted Subsidiary's most recent balance sheet or in the notes thereto, of NTL or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets; and

                (y) any notes or other obligations received by NTL or any Restricted Subsidiary from such transferee that are within five Business Days converted by NTL or the Restricted Subsidiary into cash, shall be deemed to be Cash Equivalents, to the extent of the Cash Equivalents received in such conversion, for purposes of this clause (3).

     Within 360 days after any Asset Sale, NTL, or the Restricted Subsidiary, as the case may be, will cause the Net Proceeds from the Asset Sale:

          (1) to be used to permanently reduce Indebtedness of a Restricted Subsidiary; or

          (2)  to be invested or reinvested in Replacement Assets.

     Pending final application of the Net Proceeds, NTL may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

     Any Net Proceeds from any Asset Sale that are not used or reinvested as provided in the preceding sentence constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $15.0 million, NTL will make an Asset Sale Offer to all holders of notes and Other Qualified Notes to purchase the maximum principal amount of notes and Other Qualified Notes, determined on a pro rata basis according to the accreted value or principal amount, as the case may be, of the notes and the Other Qualified Notes that may be purchased out of the Excess Proceeds:

        (1) with respect to the Other Qualified Notes, based on the terms set forth in the indenture related to each issue of the Other Qualified Notes; and

        (2) with respect to the notes, at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture.

     To the extent that the aggregate principal amount or accreted value, as the case may be, of notes and Other Qualified Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, NTL may use such deficiency for general corporate purposes. If the aggregate principal amount or accreted value, as the case may be, of notes and Other Qualified Notes surrendered by holders thereof exceeds the amount of Excess Proceeds then the remaining Excess Proceeds will be allocated pro rata according to accreted value or principal amount, as the case may be, to the notes and each issue of the Other Qualified Notes, and the Trustee will select the notes to be purchased from the amount allocated to the notes on the basis set forth under "Selection and Notice" below. Upon completion of such offers to purchase each of the notes and the Other Qualified Notes, the amount of Excess Proceeds will be reset at zero.

     Notwithstanding the foregoing, NTL and its Subsidiaries may:

        (1) sell, lease, transfer, convey or otherwise dispose of assets or property acquired after October 14, 1993, by NTL or any Subsidiary in a sale-and-leaseback transaction so long as the proceeds of such sale are applied within five Business Days to permanently reduce Indebtedness of a Restricted Subsidiary or if there is no such Indebtedness or such proceeds exceed the amount of such Indebtedness then such proceeds or excess proceeds are reinvested in Replacement Assets within 360 days after such sale, lease, transfer, conveyance or disposition;

        (2) (x) swap or exchange assets or property with a Cable Controlled Subsidiary; or

           (y) issue, sell, lease, transfer, convey or otherwise dispose of equity securities of any of NTL's Subsidiaries to a Cable Controlled Subsidiary, in each of cases (x) and (y) so long as

               (A) the ratio of Indebtedness to Annualized Pro Forma EBITDA of
                   NTL after such transaction is equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction; provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction; and

               (B) either:

                   (I) the assets so contributed consist solely of a license to operate a Cable Business and the Net Households covered by all of the licenses to operate cable and telephone systems held by NTL and its Restricted Subsidiaries immediately after and giving effect to such transaction equals or exceeds the number of Net Households covered by all of the licenses to operate cable and telephone systems held by NTL and its Restricted Subsidiaries immediately prior to such transaction; or

                   (II) the assets so contributed consist solely of Cable Assets and the value of the Capital Stock received, immediately after and giving effect to such transaction, as determined by an investment banking firm of recognized standing with knowledge of the Cable Business, equals or exceeds the value of the Cable Assets exchanged for such Capital Stock; or

        (3) issue, sell, lease, transfer, convey or otherwise dispose of Equity Interests of NTL, or any Capital Stock Sales Proceeds therefrom, to any Person including Non-Restricted Subsidiaries.

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

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of any securities exchange on which the notes are listed. In the absence of any requirements of any securities exchange or if the notes are not so listed, selection of the notes to be redeemed will be made on a pro rata basis, provided that no notes of E1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

     If the notes are listed on the Luxembourg Stock Exchange, NTL will publish any redemption notice in a daily newspaper with general circulation in Luxembourg.

COVENANTS

     RESTRICTED PAYMENTS

     The Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

         (1) declare or pay any dividend or make any distribution on account of NTL's or any of its Restricted Subsidiaries' Equity Interests, other than:

            (x) dividends or distributions payable in Equity Interests, other than Disqualified Stock, of NTL or such Restricted Subsidiary;

            (y) dividends or distributions payable to NTL or any Wholly Owned Subsidiary of NTL; or

            (z) pro rata dividends or pro rata distributions payable by a Restricted Subsidiary;

         (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of NTL, other than any such Equity Interests owned by NTL or any Wholly Owned Subsidiary of NTL;

         (3) voluntarily purchase, redeem or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes; or

         (4)  make any Restricted Investment.

     All such payments and other actions set forth in clauses (1) through (4) above are collectively referred to as Restricted Payments.

     NTL or the Restricted Subsidiary may make a Restricted Payment if, at the time of such Restricted Payment:

            (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

            (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by NTL and its Restricted Subsidiaries after the Issuance Date, including Restricted Payments permitted by clauses (2) through (10) of the next succeeding paragraph, is less than the sum of:

                 (x) the difference between Cumulative EBITDA and 1.5 times Cumulative Interest Expense; plus

                 (y)  Capital Stock Sale Proceeds; plus

                 (z) cash received by NTL or a Restricted Subsidiary from a Non-Restricted Subsidiary (other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary); provided, however, that to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the amount credited pursuant to this clause (z) shall be the lesser of:

                     (A) the cash received with respect to such sale, liquidation or repayment of such Restricted Investment, less the cost of such sale, liquidation or repayment, if any; and

                     (B) the initial amount of such Restricted Investment, in each case as determined in good faith by NTL's Board of Directors.

     The foregoing provisions will not prohibit:

        (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

        (2) (x) the redemption, repurchase, retirement or other acquisition of any Equity Interests of NTL or any Restricted Subsidiary; or

           (y)  an Investment in any Person;

           in each case, in exchange for, or out of the proceeds of, the substantially concurrent sale, other than to a Restricted Subsidiary of NTL, of other Equity Interests other than any Disqualified Stock) of NTL provided that NTL delivers to the Trustee:

                 (A) with respect to any transaction involving in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such transaction is approved by a majority of the directors on the Board of Directors; and

                 (B) with respect to any transaction involving in excess of $25.0 million, an opinion as to the fairness to NTL or the Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience, together with an Officers' Certificate to the effect that such opinion complies with this clause (2);

        (3) Investments by NTL or any Restricted Subsidiary in a Non-Controlled Subsidiary which:

           (A) has no Indebtedness on a consolidated basis other than Indebtedness incurred to finance the purchase of equipment used in a Cable Business;

           (B) has no restrictions (other than restrictions imposed or permitted by the Indenture or the indentures governing the Other Qualified Notes or any other instrument governing unsecured indebtedness of NTL which is pari passu with the notes) on its ability to pay dividends or make any other distributions to NTL or any of its Restricted Subsidiaries;

           (C)  is or will be a Cable Business; and

           (D) uses the proceeds of such Investment for constructing a Cable Business or the working capital needs of a Cable Business;

        (4) the redemption, purchase, defeasance, acquisition or retirement of Indebtedness that is subordinated to the notes (including premium, if any, and accrued and unpaid interest) made by exchange for, or out of the proceeds of the substantially concurrent sale, other than to a Restricted Subsidiary of NTL, of:

           (A)  Equity Interests of NTL; or

           (B) Refinancing Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

        (5) Investments by NTL or any Restricted Subsidiary in a Non-Controlled Subsidiary which is or will be a Cable Business in an amount not to exceed $100.0 million in the aggregate plus the sum of:

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           (A)  cash received by NTL or a Restricted Subsidiary from a
                Non-Restricted Subsidiary (other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary); and

           (B) Capital Stock Sale Proceeds, excluding the aggregate net sale proceeds to be received upon conversion of the Convertible Subordinated Notes;

        (6) Investments by NTL or any Restricted Subsidiary in Permitted Non-Controlled Assets;

        (7) Investments by NTL or any Restricted Subsidiary in SDN Limited, a joint venture organized to operate a digital terrestrial television multiplex, in an amount not exceeding L11.4 million;

        (8) the extension by NTL or any Restricted Subsidiary of trade credit to a Non-Restricted Subsidiary extended on usual and customary terms in the ordinary course of business, provided that the aggregate amount of such trade credit shall not exceed $25.0 million at any one time;

        (9) the payment of cash dividends on the Preferred Stock accruing on or after February 15, 2004 or any mandatory redemption or repurchase of the Preferred Stock, in each case, in accordance with the Certificate of Designations therefor; and

        (10) the exchange of all of the outstanding shares of Preferred Stock for Subordinated Debentures in accordance with the Certificate of Designation for the Preferred Stock.

     Any Investment in a Subsidiary, other than the issuance, transfer or other conveyance of Equity Interests of NTL or any Capital Stock Sales Proceeds therefrom, that is designated by the Board of Directors as a Non-Restricted Subsidiary shall become a Restricted Payment made on the date of such designation in the amount of the greater of:

        (x) the book value of such Subsidiary on the date such Subsidiary becomes a Non-Restricted Subsidiary; and

        (y) the fair market value of such Subsidiary on such date as determined:

           (A) in good faith by the Board of Directors of such Subsidiary if such fair market value is determined to be less than $25.0 million; and

           (B) by an investment banking firm of national standing with high yield underwriting expertise if such fair market value is determined to be in excess of $25.0 million.

     Not later than the fifth Business Day after making any Restricted Payment (other than those referred to in sub-clause (8) of the second paragraph preceding this paragraph), NTL shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon NTL's latest available financial statements.

     INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to any Indebtedness, including Acquired Debt, and that NTL will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock that is Disqualified Stock; provided, however, that NTL may incur Indebtedness or issue shares of Disqualified Stock and any of its Restricted Subsidiaries may issue shares of preferred stock that is Disqualified Stock if after giving effect to such issuance or incurrence on a pro forma basis, the sum of:

        (x) Indebtedness of NTL and its Restricted Subsidiaries, on a consolidated basis;

        (y) the liquidation value of outstanding preferred stock of Restricted Subsidiaries; and

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

        (z) the aggregate amount payable by NTL and its Restricted Subsidiaries, on a consolidated basis, upon redemption of Disqualified Stock to the extent such amount is not included in the preceding clause (y)

shall be less than the product of Annualized Pro Forma EBITDA for the latest fiscal quarter for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued multiplied by 7.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such quarter.

     The foregoing limitations will not apply to:

        (a) the incurrence by NTL or any Restricted Subsidiary of Indebtedness pursuant to the Credit Facility;

        (b) the issuance by any Restricted Subsidiary of preferred stock (other than Disqualified Stock) to NTL, any Restricted Subsidiary of NTL or the holders of Equity Interests in any Restricted Subsidiary on a pro rata basis to such holders;

        (c) the incurrence of Indebtedness or the issuance of preferred stock by NTL or any of its Restricted Subsidiaries the proceeds of which are (or the credit support provided by any such Indebtedness is), in each case, used to finance the construction, capital expenditure and working capital needs of a Cable Business (including, without limitation, payments made pursuant to any License), the acquisition of Cable Assets or the Capital Stock of a Qualified Subsidiary;

        (d) the incurrence by NTL or any of its Restricted Subsidiaries of additional Indebtedness in an outstanding aggregate principal amount not to exceed $100.0 million at any time;

        (e) the incurrence by NTL or any Restricted Subsidiary of any Permitted Acquired Debt;

        (f) the incurrence by NTL or any Subsidiary of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund the notes, Existing Indebtedness or Indebtedness referred to in clauses (a), (b), (c),
             (d) or (e) above or Indebtedness incurred pursuant to the preceding paragraph (the "Refinancing Indebtedness"); provided, however, that:

           (1) the principal amount of, and any premium payable in respect of, such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced or refunded (plus the amount of reasonable expenses incurred in connection therewith);

           (2)  the Refinancing Indebtedness shall have:

               (A) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced or refunded; and

               (B) a stated maturity no earlier than the stated maturity of, the Indebtedness being extended, refinanced, renewed, replaced or refunded; and

           (3) the Refinancing Indebtedness shall be subordinated in right of payment to the notes as and to the extent of the Indebtedness being extended, refinanced, renewed, replaced or refunded;

        (g) the issuance of the Preferred Stock in lieu of payment of cash interest on the Subordinated Debentures or the incurrence by NTL of Indebtedness represented by the Subordinated Debentures upon the exchange of the Preferred Stock in accordance with the Certificate of Designations therefor;

        (h) Indebtedness under Exchange Rate Contracts, provided that such Exchange Rate Contracts are related to payment obligations under Existing Indebtedness or Indebtedness incurred under this

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

             paragraph or the preceding paragraph that are being hedged thereby, and not for speculation and that the aggregate notional amount under each such Exchange Rate Contract does not exceed the aggregate payment obligations under such Indebtedness;

        (i) Indebtedness under Interest Rate Agreements, provided that the obligations under such agreements are related to payment obligations on Existing Indebtedness or Indebtedness otherwise incurred pursuant to this paragraph or the preceding paragraph, and not for speculation;

        (j) the incurrence of Indebtedness between NTL and any Restricted Subsidiary, between or among Restricted Subsidiaries and between any Restricted Subsidiary and other holders of Equity Interests of such Restricted Subsidiary (or other Persons providing funding on their behalf) on a pro rata basis and on substantially identical principal financial terms, provided, however, that if any such Restricted Subsidiary that is the payee of any such Indebtedness ceases to be a Restricted Subsidiary or transfers such Indebtedness (other than to NTL or a Restricted Subsidiary of NTL), such events shall be deemed, in each case, to constitute the incurrence of such Indebtedness by NTL or by a Restricted Subsidiary, as the case may be, at the time of such event; and

        (k) Indebtedness of NTL and/or any Restricted Subsidiary in respect of performance bonds of NTL or any Subsidiary or surety bonds provided by NTL or any Restricted Subsidiary received in the ordinary course of business in connection with the construction or operation of a Cable Business.

     Any redesignation of a Non-Restricted Subsidiary as a Restricted Subsidiary shall be deemed for purposes of the foregoing covenant to be an incurrence of Indebtedness by NTL and its Restricted Subsidiaries of the Indebtedness of such Non-Restricted Subsidiary as of the time of such redesignation to the extent such Indebtedness does not already constitute Indebtedness of NTL or one of its Restricted Subsidiaries.

     LIENS

     The Indenture provides that neither NTL nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except:

        (1)  Permitted Liens;

        (2) Liens securing Indebtedness and related obligations incurred under clauses (a), (c), (d), (e), (h), (i) and (k) of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

        (3) Liens on the assets acquired or leased with the proceeds of Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; and

        (4) Liens securing Refinancing Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; provided that the Refinancing Indebtedness so issued and secured by such Lien shall not be secured by any property or assets of NTL or any of its Restricted Subsidiaries other than the property or assets subject to the Liens securing such Indebtedness being refinanced.

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (1) (a) pay dividends or make any other distributions to NTL or any of its Subsidiaries:

               (A)  on its Capital Stock; or

               (B) with respect to any other interest or participation in, or measured by, its profits; or

           (b) pay any indebtedness owed to NTL or any of its Subsidiaries; or

        (2)  make loans or advances to NTL or any of its Subsidiaries; or

        (3) transfer any of its properties or assets to NTL or any of its Subsidiaries,

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except for such encumbrances or restrictions existing under or by reason of:

        (a)  Existing Indebtedness as in effect on the Issuance Date;

        (b)  the Indenture relating to the notes;

        (c) any agreement covering or relating to Indebtedness permitted to be incurred under clause (a), (b), (c), (d), (e), (h) or (i) (but only, in the case of clause (h) or (i), to the extent contemplated by the then-existing Credit Facility) of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, provided that the provisions of such agreement permit any action referred to in clause (1) above in aggregate amounts sufficient to enable the payment of interest and principal and mandatory repurchases pursuant to the terms of the Indenture and the notes but provided further that:

              (x) any such agreement may nevertheless encumber, prohibit or restrict any action referred to in clause (1) above if an event of default under such agreement has occurred and is continuing or would occur as a result of any such action; and

              (y)  any such agreement may nevertheless contain:

                   (I) restrictions limiting the payment of dividends or the making of any other distributions to all or a portion of excess cash-flow (or any similar formulation thereof); and

                  (II) subordination provisions governing Indebtedness owed to NTL or any Restricted Subsidiary;

        (d)  applicable law;

        (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by NTL or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that the EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture;

        (f) customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

        (g) provisions of joint venture or stockholder agreements, so long as such provisions are determined by a resolution of the Board of Directors to be, at the time of such determination, customary for such agreements;

        (h) with respect to clause (3) above, purchase money obligations for property acquired in the ordinary course of business or the provisions of any agreement with respect to any Asset Sale (or transaction which, but for its size, would be an Asset Sale), solely with respect to the assets being sold; or

        (i) permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are determined by a resolution of the Board of Directors to be no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

     MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture provides that NTL may not consolidate or merge with or into, whether or not NTL is the surviving corporation, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity unless:

        (1) NTL is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger, if other than NTL, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under
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

             the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or of the United States, any state thereof or the District of Columbia;

        (2) the entity or Person formed by or surviving any such consolidation or merger, if other than NTL, or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations, including the due and punctual payment of Additional Amounts as defined in the Indenture if the surviving corporation is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, of NTL, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the notes and the Indenture;

        (3) immediately after such transaction no Default or Event of Default exists;

        (4) NTL or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will have a ratio of Indebtedness to Annualized Pro Forma EBITDA equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding the transaction provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction; and

        (5) such transaction would not result in the loss of any material authorization or Material License of NTL or its Subsidiaries.

     ADDITIONAL AMOUNTS; OPTIONAL TAX REDEMPTION

     The Indenture provides that the "Payment of Additional Amounts" provision in the Indenture, relating to United Kingdom, Netherlands, Netherlands Antilles, Bermuda and Cayman Islands withholding and other United Kingdom, Netherlands, Netherlands Antilles, Bermuda and Cayman Islands taxes, and the "Optional Tax Redemption" provision in the Indenture relating to NTL's option to redeem the notes under specified circumstances if Additional Amounts are payable, apply to the notes in specified circumstances. The provisions of the Indenture relating to the payment of Additional Amounts will only apply in the event that NTL becomes, or a successor to NTL is, a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands. In such circumstances, all payments made by NTL on the notes will be made without deduction or withholding, for or on account of, any and all present or future taxes, duties, assessments, or governmental charges of whatever nature unless the deduction or withholding of such taxes, duties, assessments or governmental charges is then required by law. If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, shall at any time be required in respect of any amounts to be paid by NTL under the notes, NTL will pay or cause to be paid such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts received by a holder of the notes after such deduction or withholding shall be not less than the amounts specified in the notes to which the holder of such notes is entitled; provided, however, that NTL shall not be required to make any payment of Additional Amounts for or on account of:

          (1) any tax, assessment or other governmental charge to the extent such tax, assessment or other governmental charge would not have been imposed but for:

           (a) the existence of any present or former connection between such holder, or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, nominee, trust, partnership or corporation, other than the holding of the notes or the receipt of amounts payable in respect of the notes and the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or any political subdivision or taxing authority thereof or therein, including, without limitation, such

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

                holder or such fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having had a permanent establishment therein; or

           (b) the presentation of the notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to Additional Amounts had the notes been presented on the last day of such period of 30 days;

        (2) any governmental charge that is imposed or withheld by reason of the failure to comply by the holder of the notes or, if different, the beneficial owner of the interest payable on the notes, with a timely request of NTL addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, identity or connection with the taxing jurisdiction of such holder or beneficial owner which is required or imposed by a statute, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax assessment or governmental charge;

        (3) any estate, inheritance, gift, sales, transfer, personal property or similar tax assessment or other governmental charge;

        (4) any tax assessment or other governmental charge which is collectible otherwise than by withholding from payments of principal amount, redemption amount, Change of Control Payment or interest with respect to a note or withholding from the proceeds of a sale or exchange of a note;

        (5) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal amount, redemption amount, Change of Control Payment or interest with respect to a note, if such payment can be made, and is in fact made, without such withholding by any other paying agent located inside the United States;

        (6) any tax, assessment or other governmental charge imposed on a holder that is not the beneficial owner of a note to the extent that the beneficial owner would not have been entitled to the payment of any such Additional Amounts had the beneficial owner directly held the note; or

        (7)  any combination of items (1), (2), (3), (4), (5) and (6) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on the notes to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor would not have been entitled to any Additional Amounts had such beneficiary or settlor been the holder of the notes.

     The notes may be redeemed at the option of NTL, in whole but not in part, upon not less than 30 nor more than 60 days notice, at any time upon the circumstances set forth below. The redemption price will be equal to the principal amount thereof plus accrued and unpaid interest to the date fixed for redemption if after the Issuance Date there has occurred any change in or amendment to the laws or any regulations or official rulings promulgated thereunder of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, or any change in or amendment to the official application or interpretation of such laws, regulation or rulings which becomes effective after the Issuance Date, as a result of which NTL is or would be so required on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the notes with respect to withholding taxes imposed by the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, a "Withholding Tax" and such Withholding Tax is imposed at a rate that exceeds the rate (if any) at which any Withholding Tax was imposed on the Issuance Date provided that:

        (1) this paragraph shall not apply to the extent that, at the Relevant Date, it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, as the case may

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             be, been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after the Issuance Date;

        (2) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which NTL would be obliged to pay such Additional Amounts were a payment in respect of the notes then due;

        (3) at the time such notice of redemption is given, such obligation to pay such Additional Amount remains in effect; and

        (4) the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to NTL.

     The notes may also be redeemed, in whole but not in part, at any time upon the circumstances set forth below. The redemption price will be equal to the principal amount of the notes plus accrued and unpaid interest to the date fixed for redemption if the person formed after the Issuance Date by a consolidation, amalgamation, reorganization, reconstruction or other similar arrangement of NTL or the person into which NTL is merged after the Issuance Date or to which NTL conveys, transfers or leases its properties and assets after the Issuance substantially as an entirety (collectively, a "Subsequent Consolidation") is required, as a consequence of such Subsequent Consolidation and as a consequence of a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands occurring after the date of such Subsequent Consolidation to pay Additional Amounts with respect to notes with respect to Withholding Tax and such Withholding Tax is imposed at a rate that exceeds the rate, if any, at which Withholding Tax was or would have been imposed on the date of such Subsequent Consolidation. This paragraph shall not apply to the extent that, at the date of such Subsequent Consolidation it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, as the case may be, been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after such date.

     NTL will also pay, or make available for payment, to holders on the redemption date any Additional Amounts resulting from the payment of such redemption price.

  TRANSACTIONS WITH AFFILIATES

     The Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

        (1) such Affiliate Transaction is on terms that are no less favorable to NTL or the relevant Subsidiary than those that could have been obtained in a comparable transaction by NTL or such Subsidiary with an unrelated Person; and

        (2)  NTL delivers to the Trustee:

           (a) with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million or any series of Affiliate Transactions with an Affiliate involving aggregate payments in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors; and

           (b) with respect to any Affiliate Transaction or any series of Affiliate Transactions involving aggregate payments in excess of $25.0 million, an opinion as to the fairness to NTL or such Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience together with an Officers' Certificate to the effect that such opinion complies with this clause (b);
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       provided, however, that notwithstanding the foregoing provisions, the following shall not be deemed to be Affiliate Transactions:

        (1) any employment agreement entered into by NTL or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of NTL or its predecessor or such Subsidiary;

        (2)  transactions between or among NTL and/or its Restricted
             Subsidiaries;

        (3) transactions permitted by the provisions of the Indenture described above under the covenant "Restricted Payments";

        (4) Liens permitted under the Liens covenant which are granted by NTL or any of its Subsidiaries to an unrelated Person for the benefit of NTL or any other Subsidiary of NTL;

        (5) any transaction pursuant to an agreement in effect on the Issuance Date;

        (6) the incurrence of Indebtedness by a Restricted Subsidiary where such Indebtedness is owed to the holders of the Equity Interests of such Restricted Subsidiary on a pro rata basis and on substantially identical principal financial terms;

        (7) management, operating, service or interconnect agreements entered into in the ordinary course of business with any Cable Business in which NTL or any Restricted Subsidiary has an Investment and which is not a Cable Controlled Subsidiary, and of which no Affiliate of NTL is an Affiliate other than as a result of such Investment; and

        (8)  any tax sharing agreement.

  REPORTS

     Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, NTL will file with the SEC and furnish to the holders of notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, or the equivalent of those reports under the Exchange Act for foreign private issuers in the event NTL becomes a corporation organized under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report by NTL's certified independent accountants, in each case, as required by the rules and regulations of the SEC as in effect on the Issuance Date. If and so long as the notes are listed on the Luxembourg Stock Exchange, copies of such reports will be available at the specified office of the listing agent in Luxembourg. NTL does not publish unconsolidated financial reports.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default:

        (1) default for 30 days in the payment when due of interest and Additional Amounts, if applicable, on the notes;

        (2)  default in payment when due of principal on the notes;

        (3) failure by NTL to comply with the provisions described under the covenants "Change of Control," "Restricted Payments" or "Incurrence of Indebtedness and Issuance of Preferred Stock";

        (4) failure by NTL for 60 days after notice to comply with certain other covenants and agreements contained in the Indenture or the notes;

        (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NTL or any of its Restricted Subsidiaries, or the payment of which is guaranteed by NTL or any of its Restricted

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             Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issuance Date, which default:

           (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness, which Payment Default continues beyond any applicable grace period; or

           (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

        (6) failure by NTL or any Restricted Subsidiary of NTL to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5.0 million, which judgments are not stayed within 60 days after their entry;

        (7) certain events of bankruptcy or insolvency with respect to NTL or any of its Material Subsidiaries; and

        (8)  the revocation of a Material License.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to NTL or any Material Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of each class of notes then outstanding by notice to the Trustee may on behalf of the holders of all of the applicable class of notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     NTL is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and NTL is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of NTL, as such, shall have any liability for any Obligations of NTL under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that a waiver of such liabilities is against public policy.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE NOTES

     NTL may cause the defeasance of the notes if NTL irrevocably deposits, or causes to be deposited, in trust with the Trustee or the paying agent, at any time prior to the stated maturity of the notes or the date of redemption of all the outstanding notes, as trust funds in trust, legal tender in the countries constituting the European Monetary Union, or EEA Government Obligations in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, without reinvestment thereof, to pay timely and discharge the

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

entire principal of the then outstanding notes of such class and all interest due thereon to maturity or redemption. The Indenture will then cease to be of further effect as to all outstanding notes except, among other things, as to:

        (1) remaining rights of registration of transfer and substitution and exchange of the notes of such class;

        (2) rights of holders to receive payment of principal of and interest on the notes; and

        (3)  the rights, obligations and immunities of the Trustee.

     In order to exercise Defeasance:

        (1) NTL shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

           (a) NTL has received from, or there has been published by, the Internal Revenue Service, a ruling; or

           (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

        (2) no Event of Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

        (3) such Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which NTL or any of its Subsidiaries is a party or by which NTL or any of its Subsidiaries is bound;

        (4) NTL shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

        (5) NTL shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by NTL with the intent of preferring the holders of notes over the other creditors of NTL with the intent of defeating, hindering, delaying or defrauding creditors of NTL or others;

        (6) the deposit shall not result in NTL, the Trustee or the trust being subject to the Investment Company Act of 1940;

        (7) holders of the notes will have a valid, perfected and unavoidable (under applicable bankruptcy or insolvency laws), subject to the passage of time referred to in clause (4) above, first priority security interest in the trust funds; and

        (8) NTL shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Defeasance have been complied with.

UNCLAIMED MONEY, PRESCRIPTION

     If money deposited with the Trustee or paying agent for the payment of principal or interest remains unclaimed for two years, the Trustee and the paying agent shall pay the money back to NTL at its written request. After that, holders of notes entitled to the money must look to NTL for payment unless an abandoned property law designates another person and all liability of the Trustee and such paying agent shall cease. Other than as set forth in this paragraph, the Indenture does not provide for any prescription period for the payment of interest and principal on the notes.

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

TRANSFER AND EXCHANGE

     A holder may transfer or exchange interests in the notes in accordance with procedures described in "Book-Entry; Delivery and Form." The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and NTL may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, NTL is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. All transfers or exchanges of certificated notes may be effected at the offices of the transfer agent in Luxembourg.

     The registered holder of a note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraph, the Indenture or notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for such notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes, including consents obtained in connection with a tender offer or exchange offer for such notes.

     Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder of notes:

        (1) reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

        (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes except for repurchases of the notes pursuant to the covenants described above under the captions "-- Asset Sale" and "-- Change of Control";

        (3) reduce the rate of or change the time for payment of interest on any note;

        (4) waive a default in the payment of principal of or interest on any notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

        (5)  make any note payable in money other than that stated in the notes;

        (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;

        (7)  waive a redemption payment with respect to any note; or

        (8)  make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of notes, NTL and the Trustee may amend or supplement the Indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of NTL's obligations to holders of the notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the SEC in order to maintain the qualification of the Indenture under the Trust Indenture Act.

     Any notice or communication to a holder of notes shall be mailed by first-class mail to such holder's address as shown in the register kept by the registrar. If a notice or communication is mailed in the manner provided in the preceding sentence within the time period prescribed, it is duly given, whether or not the addressee receives it. If the notes are listed on the Luxembourg Stock Exchange, NTL will publish a notice in a daily newspaper with general circulation in Luxembourg.

GOVERNING LAW AND JUDGMENTS

     The notes and the Indenture will be governed exclusively by the laws of the State of New York. Under the Judiciary Law of the State of New York, a judgment or decree in an action based upon an obligation denominated
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in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree.

CONCERNING THE TRUSTEE

     The Indenture contains limitations on the rights of the Trustee, should it become a creditor of NTL, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Indenture will provide that the holders of a majority in principal amount of then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Indenture will provide that subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

     The Chase Manhattan Bank is also the trustee for all of the Existing Notes and the Convertible Notes.

LISTING

     Application will be made to list the new notes on the Luxembourg Stock Exchange. The legal notice relating to the issue of the notes and the articles of association of NTL will be registered prior to the listing with the Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. In addition, if and as long as the notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, notes will be maintained in Luxembourg. NTL has initially designated Chase Manhattan Bank Luxembourg S.A. as its agent for such purposes.

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                         BOOK-ENTRY, DELIVERY AND FORM

FORM OF NOTES

     All certificates representing the notes will be issued in fully registered form without interest coupons. The notes sold in offshore transactions in reliance on Regulation S under the Securities Act are represented by one or more global notes in definitive, fully registered form, without interest coupons (each a "Regulation S Global Note"), deposited with the applicable trustee, as common depositary for, and registered in the name of a nominee of, Euroclear or Clearstream.

     Notes sold in reliance on Rule 144A are represented by either (1) one or more permanent global notes in definitive, fully registered form without interest coupons (each a "Euroclear Restricted Global Note") and were deposited with the applicable trustee as depositary for, and registered in the name of a nominee of, Euroclear or Clearstream or (2) one or more permanent global notes in definitive, fully registered form without interest coupons (each a "DTC Restricted Global Note") and were deposited with the applicable trustee as custodian for, and registered in the name of a nominee of DTC.

     Notes issued in exchange (1) for the Regulation S Global Notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and deposited with the applicable trustee as common depositary for, and registered in the name of, Euroclear and Clearstream, (2) for the Euroclear Restricted Global Notes, will be represented by one or more permanent global notes in definitive fully registered form without interest coupons and deposited with the applicable trustee as depositary for, and registered in the name of a nominee of Euroclear, and (3) for the DTC Restricted Global Notes, will be represented by one or more permanent global notes in fully registered form without interest coupons and deposited with the applicable trustee custodian for, and registered in the name of a nominee of DTC. Each of the global notes so issued in exchange are referred to as Global Notes.

     Ownership of beneficial interests in a Global Note is limited to persons who have accounts with DTC or Euroclear and Clearstream ("participants"), or persons who hold interests through participants. Ownership of beneficial interests in a Global Note is shown on, and the transfer of that ownership is effected only through, records maintained by DTC, Euroclear or Clearstream, as applicable, or their respective nominees (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Restricted Global Note, directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system.

     Note holders may hold their interests in a Regulation S Global Note, directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

     So long as DTC, Euroclear or Clearstream, as applicable, or any nominee, is the registered owner or holder of a Global Note, DTC, Euroclear or Clearstream, or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indentures pursuant to which the notes were issued. No beneficial owner of an interest in a Global Note is permitted to transfer that interest except in accordance with DTC's, Euroclear's or Clearstream's applicable procedures, in addition to those provided for under the indentures.

PAYMENTS ON GLOBAL NOTES

     Payments made with respect to a Global Note are made to DTC, Euroclear or Clearstream, as applicable, or their nominees, as the registered owner thereof. Neither NTL, the trustee nor any paying agent has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC, Euroclear or Clearstream, as applicable, or their nominees, upon receipt of any payment in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to
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their respective beneficial interests in such Global Note as shown on their respective records. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     All amounts payable under the notes are payable in Euro, except as may otherwise be agreed between any applicable securities clearing system and any holders and except as otherwise provided below. Payments are subject in all cases to any fiscal or other laws and regulations applicable thereto. None of NTL, the trustee or any paying agent shall be liable to any holder of a global note or other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection therewith.

     Qualified institutional buyers who hold beneficial interests in a note, directly or indirectly, through DTC (a "DTC Global Note") will be paid in U.S. dollars converted from such payments in Euro by the paying agent unless the registered holder, on behalf of any such owner of beneficial interests, elects to receive payments in Euro. All costs of conversion, if any, will be borne by holders of beneficial interests in the DTC Global Notes, by deduction from such payments.

     An owner of a beneficial interest in a DTC Global Note may receive payment in Euro by notifying the DTC participant through which its beneficial interest in the DTC Global Note is held on or prior to the record date of (1) such investor's election to receive payment in Euro and (2) wire transfer instructions to an account entitled to receive the relevant payment. If complete instructions are received by the DTC participant and forwarded by the DTC participant to DTC and by DTC to the paying agent, each in a timely manner, such investor will receive payment in Euro outside DTC; otherwise only U.S. dollar payments will be made by the paying agent. All costs of such payment by wire transfer will be borne by registered holders receiving such payments by deduction from such payments.

     Holders may be subject to foreign exchange risks that may have important economic and tax consequences to them.

     The Global Notes may be transferred only to a successor to the relevant depositary.

ACTION BY OWNERS OF BOOK-ENTRY INTERESTS

     DTC, Euroclear and Clearstream have advised NTL that they will take any action permitted to be taken by a holder of notes (including the tender of notes for repurchase as described above) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. The relevant depositary will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an Event of Default under the notes, each depositary reserves the right to exchange the Global Notes for notes in definitive registered form ("definitive registered notes") in certificated form, and to distribute such notes to its participants.

INFORMATION CONCERNING DTC, EUROCLEAR AND CLEARSTREAM

     NTL understands as follows with respect to DTC, Euroclear and Clearstream:

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others,

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such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a book-entry interest to pledge such interest to persons of entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer book-entry interests to such persons may be limited. In addition, beneficial owners of Book-Entry Interests through the DTC system will receive distributions attributable to the DTC Global Notes only through DTC participants.

     Euroclear and Clearstream each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream also deal with domestic securities markets in several countries through established depositary and custodial relationships. Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

     Euroclear and Clearstream customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks trust companies and clearing corporations. Indirect access to Euroclear and Clearstream is available to other institutions that clear through or maintain a custodian relationship with an account holder of either system.

GLOBAL CLEARANCE AND SETTLEMENT UNDER THE BOOK-ENTRY SYSTEM

     Transfers between participants in DTC are effected in accordance with DTC's procedures, and are settled in same-day funds. Transfers between participants in Euroclear and Clearstream are effected in the ordinary way in accordance with their respective rules and operating procedures. Transactions settled through DTC, Euroclear and Clearstream are settled on a T+3 basis.

     Subject to compliance with the transfer restrictions applicable to the Global Notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of each of Euroclear or Clearstream by its common depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its common depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the common depositary for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear and Clearstream as a result of sales of interest in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

     Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Euroclear or Clearstream, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of NTL, the Trustee or the paying agent will have any

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responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DEFINITIVE REGISTERED NOTES

     Under the terms of the Indenture, owners of book-entry interests in the Global Notes will receive definitive registered notes if:

     (1) DTC notifies NTL that it is unwilling or unable to continue to act as depositary, or Euroclear and Clearstream cease to be a clearing agency for the Global Notes and, in either case, a successor depositary or clearing agency is not appointed by NTL within 90 days; or

     (2) an Event of Default under the Indenture has occurred and is continuing.

     Upon the occurrence of an event described in clauses (1)-(2) of the preceding paragraph, the registrar will issue definitive registered notes, registered in the name or names and issued in any approved denominations, requested by or on behalf of DTC or Euroclear and Clearstream, as applicable (in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of book-entry interests).

     If definitive registered notes are issued and such notes are then listed on the Luxembourg Stock Exchange, transfers of such notes will have to be cleared through a clearing system or a method approved by the rules and regulations of the Luxembourg Stock Exchange in order to continue to be listed on the Luxembourg Stock Exchange.

     To the extent permitted by law, NTL, the Trustee, the paying agent and the registrar shall be entitled to treat the Holder of any note as the absolute owner thereof.

     NTL will not impose any fees or other charges in respect of the notes; however, holders of the book-entry interests may incur fees normally payable in respect of the maintenance and operation of accounts in DTC, Euroclear and Clearstream.

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                                  DEFINITIONS

     Set forth below are selected defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all terms, as well as any other capitalized terms used in the descriptions of the notes for which no definition is provided.

     "12 3/4% notes" means 12 3/4% Senior Deferred Coupon Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually beginning on October 15, 2000, redeemable at our option on or after April 15, 2000;

     "1996 11 1/2% deferred coupon notes" means 11 1/2% Senior Deferred Coupon Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually beginning on August 1, 2001, redeemable at our option on or after February 1, 2001;

     "10% notes" means 10% Senior Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at our option on or after February 15, 2002;

     "9 1/2% notes" means 9 1/2% Senior Sterling Notes due April 1, 2008, principal amount at maturity of L125.0 million ($184.8 million), interest payable semiannually from October 1, 1998, redeemable at our option on or after April 1, 2003;

    "10 3/4 notes" means 10 3/4% Senior Deferred Coupon Sterling Notes due April 1, 2008, principal amount at maturity of L300.0 million ($443.6 million), interest payable semiannually beginning on October 1, 2003, redeemable at our option on or after April 1, 2003;

     "1998 9 3/4% notes" means 9 3/4% Senior Deferred Coupon Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at our option on or after April 1, 2003;

     "1999 9 3/4% notes" means 9 3/4% Senior Deferred Coupon Sterling Notes due April 15, 2009, principal amount at maturity of L330.0 million ($488.0 million), interest payable semiannually beginning on October 15, 2004, redeemable at our option on or after April 15, 2004;

     "11 1/2% notes" means 11 1/2% Senior Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at our option on or after October 1, 2003;

     "12 3/8% notes" means 12 3/8% Senior Deferred Coupon Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at our option on or after October 1, 2003;

    "9 1/4 notes" means 9 1/4% Senior Euro Notes due November 15, 2006, principal amount at maturity of E250.0 million ($220.9 million), interest payable semiannually from May 15, 2000;

     "9 7/8% notes" means 9 7/8% Senior Euro Notes due November 15, 2009, principal amount at maturity of E350.0 million ($309.3 million), interest payable semiannually from May 15, 2000, redeemable at our option on or after November 15, 2004;

     "1999 11 1/2% deferred coupon notes" means 11 1/2% Senior Deferred Coupon Euro Notes due November 15, 2009, principal amount at maturity of E210.0 million ($185.6 million), interest payable semiannually beginning on May 15, 2005, redeemable at our option on or after November 15, 2004;

     "11 7/8% notes" means 11 7/8% Senior Notes Due October 1, 2010, principal amount at maturity of $500.0 million, interest payable semiannually beginning on April 1, 2001, redeemable at our option on or after October 1, 2005.

     "Acquired Debt" means, with respect to any specified Person, Indebtedness of any other Person (the "Acquired Person") existing at the time such Acquired Person merged with or into or became a Subsidiary of

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such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such Acquired Person merging with or into or becoming a Subsidiary of such specified Person.

     "Acquired Person" has the meaning specified in the definition of Acquired Debt.

     "Adjusted Total Assets" means the total amount of assets of NTL and its Restricted Subsidiaries, including the amount of any Investment in any Non-Restricted Subsidiary, except to the extent resulting from write-ups of assets, other than write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting therefrom

        (1)  all current liabilities of NTL and its Restricted Subsidiaries, and

        (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as calculated in conformity with GAAP.

     For purposes of this Adjusted Total Assets definition,

           (a) assets shall be calculated less applicable accumulated depreciation, accumulated amortization and other valuation reserves, and

           (b)  all calculations shall exclude all intercompany items.

     "Adjusted Total Controlled Assets" means the total amount of assets of NTL and its Cable Controlled Subsidiaries, except to the extent resulting from write-ups of assets, other than write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting therefrom

        (1) all current liabilities of NTL and such Cable Controlled Subsidiaries; and

        (2) all goodwill, trade names, trademarks, patients, unamortized debt discount and expense and other like intangibles of NTL and such Restricted Subsidiaries, all as calculated in conformity with GAAP;

provided that Adjusted Total Controlled Assets shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to the aggregate amount of all Investments of NTL or any such Cable Controlled Subsidiaries in any Person other than a Cable Controlled Subsidiary, except Cash Equivalents. For purposes of this Adjusted Total Controlled Assets definition,

           (a) assets shall be calculated less applicable accumulated depreciation, accumulated amortization and other valuation reserves, and

           (b)  all calculations shall exclude all intercompany items.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control", including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Annualized Pro Forma EBITDA" means, with respect to any Person, such Person's Pro Forma EBITDA for the latest fiscal quarter multiplied by four.

     "Asset Sale" means

        (1) any sale, lease, transfer, conveyance or other disposition of any assets, including by way of a sale-and-leaseback, other than the sale or transfer of inventory or goods held for sale in the ordinary course of business, provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of NTL shall be governed by the provisions of the Indenture described under the captions "Change of Control" or "Merger, Consolidation or Sale of Assets", or

        (2) any issuance, sale, lease, transfer, conveyance or other disposition of any Equity Interests of any of the NTL's Restricted Subsidiaries to any Person;

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       in either case other than

           (a)  to

               (A)  NTL,

               (B)  any Wholly Owned Subsidiary, or

               (C) any Subsidiary which is a Subsidiary of NTL on the Issuance Date provided that at the time of and after giving effect to such issuance, sale, lease, transfer, conveyance or other disposition to such Subsidiary, NTL's ownership percentage in such Subsidiary is equal to or greater than such percentage on the Issuance Date, or

           (b) the issuance, sale, transfer, conveyance or other disposition of Equity Interests of a Subsidiary in exchange for capital contributions made on a pro rata basis by the holders of the Equity Interests of such Subsidiary.

     "Cable Assets" means tangible or intangible assets, licenses, including, without limitation, Licenses, and computer software used in connection with a Cable Business.

     "Cable Business" means

         (i) any Person directly or indirectly operating, or owning a license to operate, a cable and/or television and/or telephone and/or telecommunications system or service principally within the United Kingdom and/or the Republic of Ireland, and

        (ii)  any Cable Related Business.

     "Cable Controlled Property" means a Cable Controlled Subsidiary or a Cable Asset held by a Cable Controlled Subsidiary.

     "Cable Controlled Subsidiary" means any Restricted Subsidiary which is primarily engaged, directly or indirectly, in one or more Cable Businesses.

     "Cable Related Business" means a Person which directly or indirectly owns or provides a service or product used in a Cable Business, including, without limitation, any television programming, production and/or licensing business or any programming guide or telephone directory business or content or software related thereto.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock, including, without limitation, partnership interests.

     "Capital Stock Sale Proceeds" means the aggregate net sale proceeds, including from the sale of any property received for the Capital Stock or the fair market value of such property, as determined by an independent appraisal firm, received by NTL or any Subsidiary of NTL from the issue or sale, other than to a Subsidiary, by NTL of any class of its Capital Stock after October 14, 1993, including Capital Stock of NTL issued after October 14, 1993 upon conversion of or in exchange for other securities of NTL.

     "Cash Equivalents" means

        (1)  Permitted Currency,

        (2) securities issued or directly and fully guaranteed or insured by the U.S. government, a European Union member government or any agency or instrumentality thereof having maturities of not more than six months and two days from the date of acquisition,

        (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank(s) domiciled in the United States, the United Kingdom, the Republic of Ireland or any other European Union member having capital and surplus in excess of $500.0 million,

        (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above,

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        (5)  commercial paper rated P-1 or the equivalent thereof by Moody's or
             A-1 or the equivalent thereof by S&P and in each case maturing within six months and two days after the date of acquisition and

        (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

     "Change of Control" means

        (1) the sale, lease or transfer of all or substantially all of the assets of NTL to any "Person" or "group", within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any Permitted Holder,

        (2) the approval by the requisite stockholders of NTL of a plan of liquidation or dissolution of NTL,

        (3) any "Person" or "group", within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any Permitted Holder, becomes the "beneficial owner", as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all classes of the voting stock of NTL and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, unless, as a result of such transaction, the ultimate direct or indirect ownership of NTL is substantially the same immediately after such transaction as it was immediately prior to such transaction, or

        (4) during any period of two consecutive years, individuals who at the beginning of such period constituted NTL's Board of Directors, together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of NTL was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of NTL's Board of Directors then in office.

     "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Ratings Decline.

     "Consolidated Interest Expense" means, for any Person, for any period, the amount of interest in respect of Indebtedness, including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness, the amount of Redeemable Dividends, Restricted Subsidiary Preferred Stock Dividends and the interest component of rentals in respect of any capital lease obligation paid, in each case whether accrued or scheduled to be paid or accrued by such Person and its Subsidiaries, other than Non-Restricted Subsidiaries, during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a capital lease obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such capital lease obligation in accordance with GAAP consistently applied.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries, other than Non-Restricted Subsidiaries, for such period, on a consolidated basis, determined in accordance with GAAP; provided, that

        (1) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary,

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        (2)  the Net Income of any Person that is a Subsidiary, other than a
             Subsidiary of which at least 80% of the Capital Stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the referent Person directly or indirectly through one or more Subsidiaries, shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary,

        (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and

        (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Convertible Subordinated Notes" means NTL's 7% Convertible Subordinated Notes due 2008 issued pursuant to an indenture dated as of December 16, 1998 between NTL and The Chase Manhattan Bank, as trustee, as supplemented by a first supplemental indenture dated as of March 31, 1999 between NTL, NTL Incorporated and The Chase Manhattan Bank, as further supplemented by a second supplemental indenture dated as of March 16, 2000 between NTL, NTL Incorporated and The Chase Manhattan Bank and as further supplemented by a third supplemental indenture dated as of May 17, 2000 between NTL, NTL Incorporated and NTL Holdings Incorporated.

     "Credit Facility" means the Facilities Agreement dated October 17, 1997 between NTL (UK) Group Inc., as principal guarantor, Chase Manhattan plc, as arranger, Chase Manhattan International Limited, as agent and security trustee and The Chase Manhattan Bank as issuer, as such Facilities Agreement may be supplemented, amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time in an aggregate outstanding principal amount not to exceed the greater of

        (1)  L555.0 million and

        (2) the amount of the aggregate commitments thereunder as the same may be increased after March 13, 1998 as contemplated by the Facilities Agreement as amended or supplemented to March 13, 1998, but in no event greater than L875.0 million, less, in each case, the aggregate amount of all Net Proceeds of Asset Sales that have been applied to permanently reduce Indebtedness under the Credit Facility pursuant to the covenant described above under "-- Asset Sale".

Indebtedness that may otherwise be incurred under the indenture may, but need not, be incurred under the Credit Facility without regard to the limit set forth in the preceding sentence. Indebtedness outstanding under the Credit Facility on the date of the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (a) of the second paragraph of the covenant described above under "-- Incurrence of Indebtedness and Issuance of Preferred Stock".

     "Cumulative EBITDA" means the cumulative EBITDA of NTL from and after the Issuance Date to the end of the fiscal quarter immediately preceding the date of a proposed Restricted Payment, or, if such cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero; provided, however, that EBITDA of Non-Restricted Subsidiaries shall not be included.

     "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by NTL from the Issuance Date to the end of the fiscal quarter immediately preceding a proposed Restricted Payment, determined on a consolidated basis in accordance with GAAP.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Diamond Notes" means the 10% Diamond Senior Notes due 2008, the 9 1/8% Diamond Senior Notes due 2008, the 10 3/4% Diamond Senior Discount Notes due 2007, the 11 3/4% Diamond Senior Discount Notes due 2005 and the 13 1/4% Diamond Senior Discount Notes due 2004.

     "Disqualified Stock" means any Capital Stock which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is

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mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature.

     "EBITDA" means, for any Person, for any period, an amount equal to

        (1)  the sum of

              (a) Consolidated Net Income for such period, exclusive of any gain or loss realized in such period upon an Asset Sale, plus

              (b) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (a) hereof, plus

              (c)  Consolidated Interest Expense for such period, plus

              (d)  depreciation for such period on a consolidated basis, plus

              (e) amortization of intangibles for such period on a consolidated basis, plus

              (f) any other non-cash item reducing Consolidated Net Income for such period, excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, minus

        (2) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP consistently applied.

     "EEA Government Obligation" means direct non-callable obligations of, or non-callable obligations guaranteed by, any European Union member for the payment of which obligation or guarantee the full faith and credit of the respective nation is pledged; provided that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any Indebtedness that is convertible into, or exchangeable for, Capital Stock.

     "Euroclear" means Morgan Guaranty Trust Company of New York, Brussels office as operator of the Euroclear system.

     "European Union member" means any country that is or becomes a member of the European Union or any successor organization thereto.

     "Exchange Rate Contract" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, the principal purpose of which is to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

     "Existing Indebtedness" means Indebtedness of NTL and its Subsidiaries in existence on the Issuance Date, until such amounts are repaid, including, without limitation, the Existing Notes.

     "Existing Notes" means the Old Notes and the Convertible Subordinated
Notes.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the Issuance Date and are applied on a consistent basis.

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     "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or representing the balance deferred and unpaid of the purchase price of any property, including pursuant to capital leases and sale-and-leaseback transactions, or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than obligations under an Exchange Rate Contract or an Interest Rate Agreement, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items which would be included within this definition. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount.

     "Interest Rate Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement the principal purpose of which is to protect the party indicated therein against fluctuations in interest rates.

     "Investment Grade" means BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that NTL shall be permitted to select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of loans, including Guarantees, advances or capital contributions, excluding commission, travel and similar advances and loans, joint property ownership and other arrangements, in each case, made to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Issuance Date" means the date on which the notes are first authenticated and issued.

     "License" means any license issued or awarded pursuant to the Broadcasting Act 1990, the Cable and Broadcasting Act 1984, the Telecommunications Act 1984 or the Wireless Telegraphy Act 1948, in each case, as such Acts may, from time to time be, amended, modified or re-enacted, or equivalent statutes of any jurisdiction, to operate or own a Cable Business.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent or successor statutes, of any jurisdiction.

     "Material License" means a License held by NTL or any of its Subsidiaries which License at the time of determination covers a number of Net Households which equals or exceeds 5% of the aggregate number of Net Households covered by all of the Licenses held by NTL and its Subsidiaries at such time.

     "Material Subsidiary" means

        (1) NTL UK Group, Inc., formerly known as OCOM Sub II, Inc., NTLIH, NTL Group Limited, CableTel Surrey Limited, CableTel Cardiff Limited, CableTel Glasgow, CableTel Newport and CableTel Kirklees and

        (2) any other Subsidiary of NTL which is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act, as such Regulation is in effect on the date of the indenture.

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     "Monetize" means a strategy with respect to Equity Interests that generates an amount of cash equal to the fair value of such Equity Interests.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Households" means the product of

        (1) the number of households covered by a License in the United Kingdom and

        (2) the percentage of the entity holding such License which is owned directly or indirectly by NTL.

     "Net Income" means, with respect to any Person for a specific period, the net income (loss) of such Person during such period, determined in accordance with GAAP, excluding, however, any gain, but not loss, during such period, together with any related provision for taxes on such gain, but not loss, realized during such period in connection with any Asset Sale, including, without limitation, dispositions pursuant to sale-and-leaseback transactions, and excluding any extraordinary gain, but not loss, during such period, together with any related provision for taxes on such extraordinary gain, but not loss.

     "Net Proceeds" means the aggregate cash proceeds received by NTL or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

     "Non-Controlled Subsidiary" means an entity which is not a Cable Controlled Subsidiary.

     "Non-Recourse Debt" means Indebtedness or that portion of Indebtedness as to which none of NTL, nor any Restricted Subsidiary:

        (1) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness;

        (2)  is directly or indirectly liable; or

        (3)  constitutes the lender.

     "Non-Restricted Subsidiary" means

        (1)  a Subsidiary that

           (a) at the time of its designation by the Board of Directors as a Non-Restricted Subsidiary has not acquired any assets, other than as specifically permitted by clause (5) of "Permitted investments" or by the "Restricted Payments" covenant, at any previous time, directly or indirectly from the Company or any of its Restricted Subsidiaries,

           (b)  has no Indebtedness other than Non-Recourse Debt and

           (c) that at the time of such designation, after giving pro forma effect to such designation, the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL is equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such designation, provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such designation is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such designation;

        (2)  any Subsidiary which

           (a) has been acquired or capitalized out of or by Equity Interests of NTL or Capital Stock Sales Proceeds therefrom,

           (b)  has no Indebtedness other than Non-Recourse Debt and

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           (c)  is designated as a Non-Restricted Subsidiary by the Board of
                Directors or is merged, amalgamated or consolidated with or into, or its assets or capital stock is to be transferred to, a Non-Restricted Subsidiary; or

        (3)  any Subsidiary of a Non-Restricted Subsidiary.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Old Notes" means the 12 3/8% notes, the 11 1/2% notes, the 12 3/4% notes, the 1996 11 1/2% deferred coupon notes, the 10 3/4% notes, the 10% notes, the 1998 9 3/4% notes, the 1999 9 3/4 notes, the 9 1/2% notes, the 9 1/4% notes, the 9 7/8% notes, the 1999 11 1/2% deferred coupon notes and the 11 7/8% notes.

     "Other Qualified Notes" means any outstanding senior indebtedness of NTL issued pursuant to an indenture having a provision substantially similar to the Asset Sale Offer provision contained in the Indenture, including, without limitation, the old notes and the new notes, the Old Notes and the Diamond Notes.

     "Permitted Acquired Debt" means, with respect to any Acquired Person, including, for this purpose, any Non-Restricted Subsidiary at the time such Non-Restricted Subsidiary becomes a Restricted Subsidiary, Acquired Debt of such Acquired Person and its Subsidiaries in an amount, determined on a consolidated basis, not exceeding the sum of

        (1) amount of the gross book value of property, plant and equipment of the Acquired Person and its Subsidiaries as set forth on the most recent consolidated balance sheet of the Acquired Person, which may be unaudited, prior to the date it becomes an Acquired Person and

        (2) the aggregate amount of any Cash Equivalents held by such Acquired Person at the time it becomes an Acquired Person.

     "Permitted Currency" means the lawful currency of the United States or a European Union member.

     "Permitted Designee" means

        (1)  a spouse or a child of a Permitted Holder,

        (2) trusts for the benefit of a Permitted Holder or a spouse or child of a Permitted Holder,

        (3) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or

        (4) any Person so long as a Permitted Holder owns at least 50% of the voting power of all classes of the voting stock of such Person.

     "Permitted Holders" means George S. Blumenthal, J. Barclay Knapp and their Permitted Designees.

     "Permitted Investments" means

        (1) any Investments in NTL or in a Cable Controlled Property or in a Qualified Subsidiary, including, without limitation,

           (a) Guarantees of Indebtedness of NTL, a Cable Controlled Subsidiary or a Qualified Subsidiary,

           (b)  Liens securing such Indebtedness or Guarantees or

           (c) the payment of any balance deferred and unpaid of the purchase price of any Qualified Subsidiary;

        (2)  any Investments in Cash Equivalents;

        (3) Investments by NTL in Indebtedness of a counter-party to an Exchange Rate Contract for hedging a Permitted Currency exchange risk that are made, for purposes other than speculation, in connection with such contract to hedge not more than the aggregate principal amount of the Indebtedness being hedged, or, in the case of Indebtedness issued with original issue discount, based on the amounts payable after the amortization of such discount;

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        (4)  Investments by NTL or any Subsidiary of NTL in a Person, if as a
             result of such Investment

           (a)  such Person becomes a Cable Controlled Subsidiary or

           (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, NTL or a Wholly Owned Subsidiary of NTL; and

        (5) any issuance, transfer or other conveyance of Equity Interests in NTL, or any Capital Stock Sales Proceeds therefrom, to a Subsidiary of NTL.

     "Permitted Liens" means

        (1)  Liens in favor of NTL;

        (2) Liens on property of a Person existing at the time such Person is merged into or consolidated with NTL or any Subsidiary of NTL; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of NTL or any of its Subsidiaries other than the property or assets subject to the Liens prior to such merger or consolidation;

        (3) liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

        (4)  Liens existing on the Issuance Date;

        (5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and

        (6) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties or minor imperfections of title that, in the aggregate, are not material in amount, and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of NTL or its Restricted Subsidiaries.

     "Permitted Non-Controlled Assets" means Equity Interests in any Person primarily engaged, directly or indirectly, in one or more Cable Businesses if such Equity Interests

        (1) were acquired by NTL or any of its Restricted Subsidiaries in connection with any Asset Sale or any Investment otherwise permitted under the terms of the Indenture and

        (2) to the extent that, after giving pro forma effect to the acquisition thereof by NTL or any of its Restricted Subsidiaries, Adjusted Total Controlled Assets is greater than 80% of Adjusted Total Assets based on the most recent consolidated balance sheet of NTL.

     "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP after giving effect to the following:

        (1) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA of such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA, if positive, directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA, if negative, directly attributable thereto for such period and

        (2) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA

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

             shall be computed so as to give pro forma effect to the acquisition of such Person or business, without giving effect to clause (3) of the definition of Consolidated Net Income;

and provided further that, with respect to NTL, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to a "Restricted Subsidiary" or "Restricted Subsidiaries" of NTL.

     "Qualified Subsidiary" means a Wholly Owned Subsidiary, or an entity that will become a Wholly Owned Subsidiary after giving effect to the transaction being considered, that at the time of and after giving effect to the consummation of the transaction under consideration,

        (1)  is a Cable Business or holds only Cable Assets,

        (2) has no Indebtedness (other than Indebtedness being incurred to consummate such transaction) and

        (3) has no encumbrances or restrictions, other than such encumbrances or restrictions imposed or permitted by the Indenture, the indentures governing the Old Notes or any other instrument governing unsecured indebtedness of NTL which is pari passu with the notes, on its ability to pay dividends or make any other distributions to NTL or any of its Subsidiaries.

     "Rating Agencies" means

        (1)  S&P,

        (2)  Moody's and

        (3) if S&P or Moody's or both shall not make a rating of the notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by NTL, which shall be substituted for S&P or Moody's or both, as the case may be.

     "Rating Category" means

        (1) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D, or equivalent successor categories,

        (2) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D, or equivalent successor categories, and

        (3) the equivalent of any such category of S&P or Moody's used by another Rating Agency.

In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories + and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency shall be taken into account e.g., with respect to S&P, a decline in a rating from BB to BB-, as well as from BB- to B+, will constitute a decrease of one gradation.

     "Rating Date" means that date which is 90 days prior to the earlier of

        (1)  a Change of Control and

        (2) public notice of the occurrence of a Change of Control or of the intention by NTL or any Permitted Holder to effect a Change of Control.

     "Ratings Decline" means the occurrence of any of the following events on, or within six months after, the date of public notice of the occurrence of a Change of Control or of the intention of NTL or any Person to effect a Change of Control, which period shall be extended so long as the rating of any of NTL's debt securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies:

        (1) in the event that any of NTL's debt securities are rated by both of the Rating Agencies on the Rating Date as Investment Grade, the rating of such securities by either of the Rating Agencies shall be below Investment Grade,

        (2) in the event that any of NTL's debt securities are rated by either, but not both, of the Rating Agencies on the Rating Date as Investment Grade, the rating of such securities by both of the Rating Agencies shall be below Investment Grade, or
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

        (3) in the event any of NTL's debt securities are rated below Investment Grade by both of the Rating Agencies on the Rating Date, the rating of such securities by either Rating Agency shall be decreased by one or more gradations, including gradations within Rating Categories as well as between Rating Categories.

     "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate, expressed as a decimal number between 1 and 0, then applicable to the issuer of such Disqualified Stock.

     "Replacement Assets" means

        (1)  Cable Assets,

        (2) Equity Interests of any Person engaged, directly or indirectly, primarily in a Cable Business, which Person is or will become on the date of acquisition thereof a Restricted Subsidiary as a result of NTL's acquiring such Equity Interests,

        (3)  Permitted Non-Controlled Assets or

        (4)  any combination of the foregoing.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of NTL which is not a Non-Restricted Subsidiary.

     "Restricted Subsidiary Preferred Stock Dividend" means, for any dividend with regard to preferred stock of a Restricted Subsidiary, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate, expressed as a decimal number between 1 and 0, then applicable to the issuer of such preferred stock.

     "S&P" means Standard & Poor's Ratings Group and its successors.

     "Subordinated Debentures" means the debentures exchangeable by NTL for the Preferred Stock in accordance with the Certificate of Designation therefor.

     "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

     (1)  the sum of the products obtained by multiplying

        (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

        (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment, by

     (2)  the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all of the Capital Stock of which, except directors' qualifying shares, is at the time owned directly or indirectly by NTL.

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

                              REGISTRATION RIGHTS

     The following summary of the registration rights provided in the registration rights agreements and the notes is not complete. You should refer to the registration rights agreements and the notes for a full description of the registration rights that apply to the notes. The registration rights agreements are filed as exhibits to the registration statement of which this prospectus forms a part.

     Under the registration rights agreements, we agreed to file with the SEC a registration statement, including a prospectus, on the appropriate form under the Securities Act with respect to an offer to exchange the old notes for new notes registered under the Securities Act with terms substantially identical to those of the old notes. If:

     (1) on or prior to the time the exchange offer is completed existing SEC interpretations are changed such that the debt securities received by holders other than restricted holders in the exchange offer for registrable securities are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act,

     (2)  the exchange offer has not been completed by September 1, 2001 or

     (3)  the exchange offer is not available to any holder of the notes,

we will file with the SEC a shelf registration statement to cover resales of the notes by the holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We will use our best efforts to cause the applicable registration statement to be declared effective as promptly as practicable by the SEC.

     The registration rights agreements provide that:

     (a) we will file an exchange registration statement with the SEC by May 24, 2001,

     (b) we will use our best efforts to have the exchange registration statement declared effective by the SEC by July 23, 2001,

     (c) unless the exchange offer would not be permitted by applicable law or SEC policy, we will commence the exchange offer and use our best efforts to issue on or prior to September 1, 2001, new notes in exchange for all old notes tendered before that date in the exchange offer and

     (d) if obligated to file the shelf registration statement, we will use our best efforts to file the shelf registration statement with the SEC as promptly as practicable after such filing obligation arises and to cause the shelf registration to be declared effective by the SEC within 180 days after the filing of such shelf registration statement.

If, with respect to the notes:

     (1) we fail to file the exchange registration statement or the shelf registration statement on or before the date specified for such filing,

     (2) the exchange registration statement is not declared effective by July 23, 2001 or the shelf registration statement is not declared effective within 180 days from the date such shelf registration statement is filed,

     (3) we fail to complete the exchange offer within the specified time frame or

     (4) the exchange registration statement or the shelf registration statement is filed and declared effective but is thereafter either withdrawn or becomes subject to an effective stop order suspending the effectiveness (except as specifically permitted in the registration rights agreements) without being succeeded immediately by an additional registration statement which becomes effective, then we will pay special interest pursuant to provisions of the registration rights agreements and the notes to each holder of the notes.

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

Special interest will accrue from:

          (1) the date specified for such filing, in the case of clause (1) above,

          (2) the date specified for effectiveness in the case of clause (2) above,

          (3) the date specified for completion of the exchange offer, in the case of clause (3) above or

          (4) the date such exchange registration statement or shelf registration statement ceases to be effective, in the case of clause (4) above (each such period referred to in clauses (1)-(4) above an "Accrual Period"), at a rate per annum equal to 0.25% for the first 90 days of the Accrual Period; 0.50% for the second 90 days of the Accrual Period; 0.75% for the third 90 days of the Accrual Period and 1.0% for the remaining portion of the Accrual Period of the principal amount of the notes. In the event that any special interest is required to be paid, a notice which sets forth the special interest rate and other relevant details will be published in Luxembourg and delivered to the Luxembourg Stock Exchange.

     All accrued special interest will be paid by us on each interest payment date to the applicable Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them in writing or by mailing checks to their registered addresses if no such accounts have been specified in writing. Following the cure of all registration defaults, the accrual of special interest will cease.

     Special interest on the notes, if any, will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Holders of notes will be required to make certain representations to us as described in the registration rights agreements in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreements in order to have their notes included in the shelf registration statement and benefit from the provisions regarding special interest pursuant to provisions of the notes, as set forth above.

     Application will be made to list the new notes on the Luxembourg Stock Exchange. All notices relating to the exchange offer will be published in Luxembourg and will be delivered to the Luxembourg Stock Exchange. All documentation in connection with the exchange offer will be available at and all actions necessary in connection with the exchange offer will be able to be carried out through the office of an exchange agent located in Luxembourg. A prospectus supplement will be prepared and delivered to the Luxembourg Stock Exchange which will confirm the results of the exchange offer.

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

                       DESCRIPTION OF OTHER INDEBTEDNESS

     Each of the following are summaries of NTL's or its subsidiaries' existing debt instruments. You should refer to the relevant agreements for a full description of the terms of those debt instruments. See "Where you can find more information about us." Capitalized terms used and not defined below have the meanings set forth in such debt instruments.

THE 12 3/4% NOTES

     In April 1995, we issued $277,803,500 aggregate principal amount at maturity of our 12 3/4% senior deferred coupon notes due 2005, the "old 12 3/4% notes", at a discount to their aggregate principal amount to generate gross proceeds to us of approximately $150.0 million. The old 12 3/4% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act or in transactions complying with Regulation S under the Securities Act. On August 18, 1995 we issued $277,803,500 aggregate principal amount at maturity of the 12 3/4% series A senior deferred coupon notes due 2005, the "12 3/4% notes", in exchange for the old 12 3/4% notes pursuant to the indenture relating thereto, the "12 3/4% notes indenture". The terms of the 12 3/4% notes are identical in all material respects to the old 12 3/4% notes except for certain transfer restrictions and registration rights applicable to the old 12 3/4% notes.


     The 12 3/4% notes accrete at a rate of 12 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $277,803,500. Cash interest on the 12 3/4% notes began to accrue on April 15, 2000 at the rate of 12 3/4% per annum on the principal amount. Interest on the 12 3/4% notes is payable semiannually on April 15 and October 15 of each year to holders of record on the immediately preceding April 1, and October 1. The
12 3/4% notes mature on April 15, 2005. The 12 3/4% notes are redeemable, at our option at any time, in whole or in part, on or after April 15, 2000 at the redemption prices set forth in the 12 3/4% notes indenture, plus any unpaid interest, if any, to the date of redemption. The 12 3/4% notes may also be redeemed at our option in whole but not in part in some circumstances where additional amounts, as defined in the 12 3/4% notes indenture, are payable under the 12 3/4% notes. In those circumstances the 12 3/4% notes to be repurchased must be repurchased at 100% of Accreted Value, or, as the case may be, principal amount thereof. Upon a Change of Control Triggering Event, as defined in the 12 3/4% notes indenture, holders of the 12 3/4% notes have the right to require us to repurchase all or any part of the 12 3/4% notes at a repurchase price equal to 101% of the accreted value thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 12 3/4% notes and other Qualified Senior Notes, as defined in the 12 3/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. The 12 3/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of certain other Restricted Payments, the incurrence of additional Indebtedness, the creation of certain Liens, certain Asset Sales, transactions with Subsidiaries and other Affiliates and mergers and consolidations.


     The 12 3/4% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

     In January 1996, we obtained the necessary consents of the registered holders of the 12 3/4% notes to certain proposed amendments to the 12 3/4% notes indenture. On January 22, 1996, NTL and Chemical Bank, now known as The Chase Manhattan Bank, as trustee, executed a first supplemental indenture to effect those amendments. In general, the amendments modified the 12 3/4% notes indenture by amending the covenant entitled "Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries" and other provisions to facilitate the arrangement of our then proposed credit facilities and other financings and make certain conforming and other changes to the 12 3/4% notes indenture.

     In October 1998, we received the necessary consents of registered holders of the 12 3/4% notes to amend the 12 3/4% notes indenture so as to allow us to take certain actions that were previously prohibited under the 12 3/4% notes indenture, particularly regarding the financing of our business and pending and future acquisitions, including our acquisition of NTL Bermuda. In addition, the amendment eliminated some, but not all, of certain differences between the covenants in the 12 3/4% notes indenture and the existing 10 3/4% notes, 9 3/4% notes and

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

9 1/2% notes indentures. On October 14, 1998, we and The Chase Manhattan Bank, as trustee, executed a second supplemental indenture to effect such amendment.

THE 11 1/2% DEFERRED COUPON NOTES

     In January 1996, we issued $1,050.0 million aggregate principal amount at maturity of 11 1/2% series A senior deferred coupon notes due 2006, the "old
11 1/2% deferred coupon notes", at a discount to their aggregate principal amount to generate gross proceeds to us of approximately $600,127,500. The old 11 1/2% deferred coupon notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On May 23, 1996, we issued $1,050.0 million aggregate principal amount at maturity of the 11 1/2% series B senior deferred coupon notes due 2006, the "11 1/2% deferred coupon notes", in exchange for the old
11 1/2% deferred coupon notes pursuant to the indenture relating thereto, the "11 1/2% deferred coupon notes indenture". The terms of the 11 1/2% deferred coupon notes are identical in all material respects to the old 11 1/2% deferred coupon notes except for certain transfer restrictions and registration rights applicable to the old 11 1/2% deferred coupon notes.


     The 11 1/2% deferred coupon notes accrete at a rate of 11 1/2% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $1,050.0 million. Cash interest on the 11 1/2% deferred coupon notes began to accrue on February 1, 2001 at the rate of 11 1/2% per annum on the principal amount. Interest on the 11 1/2% deferred coupon notes is payable semiannually on February 1 and August 1 of each year, to holders of record on the immediately preceding January 15, and July 15. The 11 1/2% deferred coupon notes mature on February 1, 2006. The 11 1/2% deferred coupon notes are redeemable, at our option at any time, in whole or in part, on or after February 1, 2001 at the redemption prices set forth in the 11 1/2% deferred coupon notes indenture plus any accrued unpaid interest to the date of redemption. The 11 1/2% deferred coupon notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 11 1/2% deferred coupon notes indenture, are payable under the 11 1/2% notes. In those circumstances, the 11 1/2% deferred coupon notes to be repurchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 11 1/2% deferred coupon notes indenture, holders of the 11 1/2% deferred coupon notes have the right to require us to repurchase all or any part of the 11 1/2% deferred coupon notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 11 1/2% deferred coupon notes and other Qualified Senior Notes, as defined in the 11 1/2% deferred coupon notes indenture, with the Excess Proceeds of certain Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 11 1/2% deferred coupon notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.


     In October 1998, we received the necessary consents of registered holders of the 11 1/2% deferred coupon notes to amend the 11 1/2% deferred coupon notes indenture so as to allow us to take certain actions that were previously prohibited under the 11 1/2% deferred coupon notes indenture, particularly regarding the financing of our business and pending and future acquisitions, including our acquisition of NTL Bermuda. In addition, the amendment eliminated some, but not all, of certain differences between the covenants in the 11 1/2% deferred coupon notes indenture and the existing 10 3/4% notes, 9 3/4% notes and 9 1/2% notes indentures. On October 14, 1998, NTL and The Chase Manhattan Bank, as trustee, executed a first supplemental indenture to effect such amendment.

     The 11 1/2% deferred coupon notes are our senior unsecured obligations of ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 10% NOTES

     In February 1997, we issued $400.0 million aggregate principal amount of our 10% series A senior notes due 2007, the "old 10% notes". The old 10% notes were issued and sold in a transaction exempt from the

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

registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On June 27, 1997 we issued $400.0 million aggregate principal amount at maturity of its 10% series B senior notes due 2007, the "10% notes", in exchange for the old 10% notes pursuant to the indenture relating thereto, the "10% notes indenture". The terms of the 10% notes are identical in all material respects to the old 10% notes except for certain transfer restrictions and registration rights applicable to the old 10% notes.

     The 10% notes accrue interest in cash at the rate of 10% per annum on the principal amount payable semiannually on February 15 and August 15 of each year, to holders of record on the immediately preceding February 1 and August 1. The 10% notes mature on February 15, 2007. The 10% notes are redeemable, at our option at any time, in whole or in part, on or after February 15, 2002 at redemption prices set forth in the 10% notes indenture, plus any accrued unpaid interest to the date of redemption. The 10% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 10% notes indenture, are payable under the 10% notes. In those circumstances, the 10% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 10% notes indenture, holders of the 10% notes have the right to require us to repurchase all or any part of the 10% notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 10% notes and other Qualified Senior Notes, as defined in the 10% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 10% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     In October 1998, we received the necessary consents of registered holders of the 10% notes to amend the 10% notes indenture so as to allow us to take certain actions that were previously prohibited under the 10% notes indenture, particularly regarding the financing of our business and pending and future acquisitions, including our acquisition of Partners. In addition, the amendment eliminated some, but not all, differences between the covenants in the 10% notes indenture and the existing 10 3/4% notes, the 9 3/4% notes and the 9 1/2% notes indentures. On October 14, 1998, NTL and The Chase Manhattan Bank, as trustee, executed a first supplemental indenture to effect such amendment.

     The 10% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 9 1/2% NOTES

     In March 1998 we issued L125.0 million ($184.8 million) aggregate principal amount of our 9 1/2% senior notes due 2008, the "old 9 1/2% notes". The old
9 1/2% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On December 24, 1998 we closed an exchange offer exchanging L123,686,000 principal amount of the 9 1/2% series B senior notes due 2008, the "new 9 1/2% notes" and, together with the old 9 1/2% notes, the "9 1/2% notes", registered under the Securities Act for a like principal amount of the old 9 1/2% notes. The terms of the new 9 1/2% notes are identical in all material respects to the old 9 1/2% notes except for some transfer restrictions and registration rights applicable to the old 9 1/2% notes.

     The 9 1/2% notes accrue interest in cash at the rate of 9 1/2% per annum on the principal amount payable semiannually on April 1, and October 1 of each year, to holders of record on the immediately preceding March 15 and September
15. The 9 1/2% notes mature on April 1, 2008. The 9 1/2% notes are redeemable at our option at any time, in whole or in part, on or after April 1, 2003 at redemption prices set forth in the 9 1/2% notes indenture, plus any accrued unpaid interest to the date of redemption. The 9 1/2% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 9 1/2% notes indenture, are payable under the 9 1/2% notes. In those circumstances, the 9 1/2% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 9 1/2% notes indenture, holders of the 9 1/2% notes have the right to

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require us to repurchase all or any part of the 10% notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 9 1/2% notes and other Qualified Senior Notes, as defined in the 9 1/2% notes indenture, with the Excess Proceeds of certain Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 9 1/2% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 9 1/2% notes are senior unsecured obligations of NTL ranking equal in right of payment of principal and interest with all of its other existing and future senior unsecured obligations and rank senior to all of its other existing and future subordinated debt.

THE 10 3/4% NOTES

     In March 1998, we issued L300.0 million ($443.6 million) aggregate principal amount of maturity of our 10 3/4% senior deferred coupon notes due 2008, the "old 10 3/4% notes", at a discount to their aggregate principal amount to generate gross proceeds to us of approximately L124,587,000. The old 10 3/4% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On December 24, 1998 we closed an exchange offer exchanging L300.0 million principal amount at maturity of the 10 3/4% series B senior deferred coupon notes due 2008, the "new 10 3/4% notes" and, together with the old 10 3/4% notes, the "10 3/4% notes", registered under the Securities Act for a like principal amount at maturity of the old 10 3/4% notes. The terms of the new
10 3/4% notes are identical in all material respects to the old 10 3/4% notes except for some transfer restrictions and registration rights applicable to the old 10 3/4% notes.

     The 10 3/4% notes accrete at a rate of 10 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of L300.0 million. Cash interest on the 10 3/4% notes does not accrue until April 1, 2003. Thereafter, the 10 3/4% notes accrue interest in cash at the rate of 10 3/4% per annum on the principal amount payable semiannually on April 1 and October 1 of each year, commencing April 1, 2003, to holders of record on the immediately preceding March 15, and September 15. The 10 3/4% notes mature on April 1, 2008. The 10 3/4% notes are redeemable, at our option at any time, in whole or in part, on or after April 1, 2003 at the redemption prices set forth in the 10 3/4% notes indenture plus any accrued unpaid interest to the date of redemption. The 10 3/4% notes may also be redeemed at our option in whole but not in some circumstances where "Additional Amounts", as defined in the 10 3/4% notes indenture, are payable under the 10 3/4% notes. In those circumstances, the 10 3/4% notes to be repurchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 10 3/4% notes indenture, holders of the 10 3/4% notes have the right to require us to repurchase all or any part of the 10 3/4% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 10 3/4% notes and other Qualified Senior Notes, as defined in the 10 3/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 10 3/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 10 3/4% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 9 3/4% NOTES

     In March 1998, we issued $1.3 billion aggregate principal amount at maturity of our 9 3/4% senior deferred coupon notes due 2008, the "old 9 3/4% notes", at a discount to their aggregate principal amount to generate gross proceeds to us of approximately $802,412,000. The old 9 3/4% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On
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December 24, 1998 we closed an exchange offer exchanging $1,248,970,000 principal amount at maturity of the 9 3/4% series B senior deferred coupon notes due 2006, the "new 9 3/4% notes" and, together with the old 9 3/4% notes, the "9 3/4% notes," registered under the securities act for a like principal amount at maturity of the old 9 3/4% notes. The terms of the new 9 3/4% notes are identical in all material respects to the old 9 3/4% notes except for some transfer restrictions and registration rights applicable to the old 9 3/4% notes.

     The 9 3/4% notes accrete at a rate of 9 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $1.3 billion. Cash interest on the 9 3/4% notes does not accrue until April 1, 2003. Thereafter, the 9 3/4% notes accrue interest in cash at the rate of 9 3/4% per annum on the principal amount payable semiannually on April 1 and October 1 of each year, commencing April 1, 2003, to holders of record on the immediately preceding March 15, and September 15. The 9 3/4% notes mature on April 1, 2008. The 9 3/4% notes are redeemable, at our option at any time, in whole or in part, on or after April 1, 2003 at the redemption prices set forth in the 9 3/4% notes indenture plus any accrued unpaid interest to the date of redemption. The 9 3/4% notes may also be redeemed at our option in whole but not in part in certain circumstances where "Additional Amounts", as defined in the 9 3/4% notes indenture, are payable under the 9 3/4% notes. In those circumstances, the 9 3/4% notes to be repurchased must be repurchased at 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 9 3/4% notes indenture, holders of the 9 3/4% notes have the right to require us to repurchase all or any part of the 9 3/4% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 9 3/4% notes and other Qualified Senior Notes, as defined in the 9 3/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 9 3/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 9 3/4% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 1999 9 3/4% NOTES

     On April 7, 1999, we issued L330.0 million ($488.0 million) aggregate principal amount at maturity of our 9 3/4% senior deferred coupon notes due 2009, the "1999 9 3/4% notes". The 1999 9 3/4% notes were offered and sold in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under 144A under the Securities Act and Regulation S under the Securities Act. On September 3, 1999, we closed an exchange offer exchanging L327,826,000 aggregate principal amount at maturity of 1999 9 3/4% notes for a like principal amount of 1999 9 3/4% Series B senior deferred coupon note, due 2008, the "1999 9 3/4% new notes" and, together with the 1999 9 3/4% old notes, the "1999 9 3/4% notes." The terms of the 1999 9 3/4% new notes are identical to the 1999 9 3/4% old notes except for certain transfer restrictions and registration rights applicable to the 1999 9 3/4% old notes.

     The 1999 9 3/4% notes accrete at a rate of 9 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of L330.0 million. Cash interest on the 1999 9 3/4% notes does not accrue until April 15, 2004. Thereafter, the 1999 9 3/4% notes accrue interest in cash at the rate of 9 3/4% per annum on the principal amount payable semiannually on April 15 and October 15 of each year, commencing October 15, 2004, to holders of record on the immediately preceding April 1 and October 1. The 1999 9 3/4% notes mature on April 15, 2009. The 9 3/4% notes are redeemable, at our option at any time, in whole or in part, on or after April 15, 2004 at the redemption prices set forth in the 1999 9 3/4% notes indenture plus any accrued unpaid interest to the date of redemption. The 1999 9 3/4% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 1999 9 3/4% notes indenture, are payable under the 1999 9 3/4% notes. In those circumstances, the 1999 9 3/4% notes to be repurchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 1999 9 3/4% notes indenture, holders of the 1999 9 3/4% notes have the right to require us to repurchase all or any part of the 1999 9 3/4% notes at a repurchase
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price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 1999 9 3/4% notes and Other Qualified Notes, as defined in the 1999 9 3/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 1999 9 3/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 1999 9 3/4% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of its other existing and future senior unsecured obligations and rank senior to all of its other existing and future subordinated debt, including, without limitation, the convertible notes and the existing convertible notes.

THE 11 1/2% NOTES

     On November 2, 1998, we issued $625.0 million aggregate principal amount of our 11 1/2% senior notes due 2008, the "11 1/2% old notes". The 11 1/2% old notes were offered and sold in transactions exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act and Regulation S under the Securities Act. On June 10, 1999, we closed an exchange offer exchanging $625.0 million aggregate principal amount of 11 1/2% old notes for a like principal amount of 11 1/2% series B senior notes due 2008, the "11 1/2% new notes" and, together with the 11 1/2% old notes, the "11 1/2% notes." The terms of the 11 1/2% new notes are identical in all material respects to the 11 1/2% old notes except for certain transfer restrictions and registration rights applicable to the 11 1/2% old notes.

     The 11 1/2% notes accrue interest in cash at the rate of 11 1/2% per annum on the principal amount payable semiannually on April 1, and October 1 of each year, to holders of record on the immediately preceding March 15 and September
15. The 11 1/2% notes mature on October 1, 2008. The 11 1/2% notes are redeemable at our option at any time, in whole or in part, on or after October 1, 2003 at redemption prices set forth in the 11 1/2% notes indenture, plus any accrued unpaid interest to the date of redemption. The 11 1/2% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 11 1/2% notes indenture, are payable under the 11 1/2% notes. In those circumstances, the 11 1/2% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 11 1/2% notes indenture, holders of the 11 1/2% notes have the right to require us to repurchase all or any part of the 11 1/2% notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 11 1/2% notes and other Qualified Senior Notes, as defined in the 11 1/2% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 11 1/2% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 11 1/2% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 12 3/8% NOTES

     On November 6, 1998, we issued $450.0 million aggregate principal amount at maturity of our 12 3/8% senior deferred coupon notes due 2008, the "12 3/8% old notes". The 12 3/8% old notes were offered and sold in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under 144A under the Securities Act and Regulation S under the Securities Act. On June 10, 1999, we closed an exchange offer exchanging $450.0 million aggregate principal amount at maturity of 12 3/8% old notes for a like principal amount of 12 3/8% series B senior deferred coupon notes due 2008, the "12 3/8% new notes" and, together with the 12 3/8% old notes, the "12 3/8% notes." The terms of the 12 3/8% new notes are identical in all material respects to

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the 12 3/8% old notes except for certain transfer restrictions and registration rights applicable to the 12 3/8% old notes.

     The 12 3/8% notes accrete at a rate of 12 3/8% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $450.0 million. Cash interest on the 12 3/8% notes does not accrue until April 1, 2003. Thereafter, the 12 3/8% notes accrue interest in cash at the rate of 12 3/8% per annum on the principal amount payable semiannually on April 1 and October 1 of each year, commencing October 1, 2003, to holders of record on the immediately preceding March 15, and September 15. The 12 3/8% notes mature on October 1, 2008. The 12 3/8% notes are redeemable, at our option at any time, in whole or in part, on or after October 1, 2003 at the redemption prices set forth in the 12 3/8% notes indenture plus any accrued unpaid interest to the date of redemption. The 12 3/8% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 12 3/4% notes indenture, are payable under the 12 3/8% notes. In those circumstances, the 12 3/8% notes to be repurchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 12 3/8% notes indenture, holders of the 12 3/8% notes have the right to require us to repurchase all or any part of the 12 3/8% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 12 3/8% notes and other Qualified Senior Notes, as defined in the 12 3/8% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 12 3/8% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 12 3/8% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 1999 11 1/2% NOTES

     On November 24, 1999, we issued E210.0 million ($185.6 million) aggregate principal amount at maturity of our 11 1/2% senior deferred coupon notes due 2009 (the "1999 11 1/2% notes"). The 1999 11 1/2% notes were offered and sold in transactions exempt from the registration requirements of the Securities Act under Rule 144A under the Securities Act and Regulation S under the Securities Act. On April 5, 2000, we closed an exchange offer exchanging E210.0 million aggregate principal amount of old notes for a like principal amount of 11 1/2% series B senior notes, the "11 1/2% new notes" and, together with the 11 1/2% old notes, the "11 1/2% notes". The terms of the 11 1/2% new notes are identical in all material respects to the 11 1/2% old notes except for certain transfer restrictions and other registration rights applicable to the 11 1/2% old notes.

     The 1999 11 1/2% notes accrete at a rate of 11 1/2% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of E210.0 million. Cash interest on the 1999 11 1/2% notes does not accrue until November 15, 2004. Thereafter, the 1999 11 1/2% notes accrue interest in cash at the rate of 11 1/2% per annum on the principal amount payable semiannually on May 15 and November 15 of each year, commencing May 15, 2005, to holders of record on the immediately preceding May 1 and November 1. The 1999 11 1/2% notes mature on November 15, 2009. The 1999 11 1/2% notes are redeemable, at our option at any time, in whole or in part, on or after November 15, 2004 at the redemption prices set forth in the 1999 11 1/2% notes indenture plus any accrued unpaid interest to the date of redemption. The 1999 11 1/2% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 1999 11 1/2% notes indenture, are payable under the 1999 11 1/2% notes. In those circumstances, the 1999 11 1/2% notes to be purchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 1999 11 1/2% notes indenture, holders of the 1999 9 3/4% notes have the right to require us to repurchase all or any part of the 1999 11 1/2% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 1999 11 1/2% notes and Other Qualified Notes, as defined in the 1999 11 1/2% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be,
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principal amount thereof plus accrued and unpaid interest, if any. The 1999
11 1/2% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 1999 11 1/2% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 9 1/4% NOTES

     On November 24, 1999, we issued E250.0 million ($220.9 million) aggregate principal amount of our 9 1/4% senior notes due 2006. The 9 1/4% notes were offered and sold in transactions exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act and Regulation S under the Securities Act. On April 5, 2000, we closed an exchange offer exchanging E246,855,000 aggregate principal amount of old notes for a like principal amount of 9 1/4% series B senior notes, the "9 1/4% new notes" and, together with the 9 1/4% old notes, the "9 1/4% notes". The terms of the 9 1/4% new notes are identical in all material respects to the 9 1/4% old notes except for certain transfer restrictions and other registration rights applicable to the 9 1/4% old notes.

     The 9 1/4% notes accrue interest in cash at the rate of 9 1/4% per annum on the principal amount payable semiannually on May 15, and November 15 of each year, to holders of record on the immediately preceding May 1 and November 1. The 9 1/4% notes mature on November 15, 2006. The 9 1/4% notes are not redeemable. The 9 1/2% notes may only be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 9 1/4% notes indenture, are payable under the 9 1/4% notes. In those circumstances, the 9 1/4% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 9 1/4% notes indenture, holders of the 9 1/4% notes have the right to require us to repurchase all or any part of the 9 1/4% notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 9 1/4% notes and other Qualified Senior Notes, as defined in the 9 1/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 9 1/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 9 1/4% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 9 7/8% NOTES

     On November 24, 1999, we issued E350.0 million ($309.3 million) aggregate principal amount of our 9 7/8% senior notes due 2009, the "9 7/8% notes". The
9 7/8% notes were offered and sold in transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act and Regulation S under the Securities Act. On April 5, 2000, we closed an exchange offer exchanging E349,925,000 aggregate principal amount of old notes for a like principal amount of 9 7/8% series B senior notes, the "9 7/8% new notes" and, together with the 9 7/8% old notes, the 9 7/8% notes. The terms of 9 7/8% new notes, are identical in all material respects to the 9 7/8% old notes except for certain transfer restrictions and other registration rights applicable to the 9 7/8% old notes.

     The 9 7/8% notes accrue interest in cash at the rate of 9 7/8% per annum on the principal amount payable semiannually on May 15, and November 15 of each year, to holders of record on the immediately preceding May 1 and November 1. The 9 7/8% notes mature on November 15, 2009. The 9 7/8% notes are redeemable at our option at any time, in whole or in part, on or after November 15, 2006 at redemption prices set forth in the 9 7/8% notes indenture, plus any accrued unpaid interest to the date of redemption. The 9 7/8% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined

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in the 9 7/8% notes indenture, are payable under the 9 7/8% notes. In those circumstances, the 9 7/8% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 9 7/8% notes indenture, holders of the 9 7/8% notes have the right to require us to repurchase all or any part of the 9 7/8% notes at a repurchasing price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 9 7/8% notes and other Qualified Senior Notes, as defined in the 9 7/8% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 9 7/8% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 9 7/8% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 11 7/8% NOTES

     On October 2, 2000, we issued $500.0 million aggregate principal amount of our 11 7/8% senior notes due 2010, the "old 11 7/8% notes", at a discount to their aggregate principal amount to generate gross proceeds to us of approximately $489.4 million. The 11 7/8% notes were offered and sold in transactions exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act and Regulation S under the Securities Act. On February 8, 2001, we closed an exchange offer exchanging all of the outstanding old 11 7/8% notes for a like principal amount of 11 7/8% series B senior notes, the "11 7/8% new notes" and, together with the 11 7/8% old notes, the "11 7/8% notes". The terms of the 11 7/8% new notes are identical in all material respects to the 11 7/8% old notes except for certain transfer restrictions and other registration rights applicable to the 11 7/8% old notes.

     The 11 7/8% notes accrue interest in cash at a rate of 11 7/8% per annum on the principal amount payable semiannually on April 1, and October 1 of each year, to holders of record on the immediately preceding March 15 and September 15, respectively. The 11 7/8% notes mature on October 1, 2010. The 11 7/8% notes are redeemable, at our option at any time, in whole or in part, on or after October 1, 2005 at redemption prices set forth in the 11 7/8% notes indenture, plus accrued unpaid interest to the date of redemption. The 11 7/8% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 11 7/8% notes indenture, are payable under the 11 7/8% notes. In those circumstances, the 11 7/8% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 11 7/8% notes indenture, holders of the 11 7/8% notes have the right to require us to repurchase all or any part of the 11 7/8% notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 11 7/8% notes and Other Qualified Notes, as defined in the 11 7/8% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 11 7/8% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 11 7/8% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 7% CONVERTIBLE NOTES

     In December 1998, we issued and sold an aggregate principal amount of $600.0 million of our 7% convertible subordinated notes due 2008, in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Cash interest on the existing convertible notes is payable semiannually on June 15 and December 15 of each year, commencing December 15, 1999. These convertible notes mature on December 15, 2008. These convertible notes are convertible at the option of the holder thereof at any time prior to
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maturity, unless previously redeemed, into shares of common stock of NTL
Incorporated, at a conversion price of $61.25 per share subject to further adjustment in some events. These convertible notes are redeemable, in whole or in part, at our option, at any time on or after December 15, 2001, at the redemption prices set forth in the indenture pursuant to which the convertible notes were issued. Upon a Change of Control Triggering Event, as defined in the indenture relating to those convertible notes, holders of the convertible notes have the right to require us to purchase all or any part of the convertible notes at a purchase price equal to 101% of the principal amount thereof and any accrued and unpaid interest to the date of purchase. The indenture relating to those convertible notes contains restrictions with respect to, among other things, some Asset Sales, payment of Additional Amounts and mergers and consolidations.

     These convertible notes are unsecured obligations of ours, as well as NTL Incorporated and NTL Delaware, subordinated in right of payment to all of our existing and their future senior debt, as defined in the indenture relating to those convertible notes, including, without limitation, the notes.

     On June 7, 1999, the Commission declared effective the shelf registration statement relating to the resale of these convertible notes and the common stock of NTL Incorporated issuable upon conversion thereof by the holders thereof and on August 30, 2000 declared effective a post-effective amendment to that registration statement.


NTL COMMUNICATIONS AND NTL INCORPORATED 6 3/4% CONVERTIBLE NOTES



     In May 2001, we and NTL Incorporated issued and sold an aggregate principal amount of $1,150.0 million of 6 3/4% convertible subordinated notes due 2008, in transactions exempt from the registration requirements of the Securities Act. Cash interest on the existing convertible notes is payable semiannually on May 15 and November 15 of each year, commencing November 15, 2001. These convertible notes mature May 15, 2008. These convertible notes are convertible at the option of the holder thereof at any time prior to maturity, unless previously redeemed, into shares of common stock of NTL Incorporated, at a conversion price of $32.728 per share subject to further adjustment in some events. These convertible notes are redeemable, in whole or in part, at our option and the option of NTL Incorporated, at any time after May 20, 2004, on at least 30 but not more than 60 days' prior notice, at the redemption prices set forth in the indenture pursuant to which the convertible notes were issued, together with accrued and unpaid interest, if any, to the date of redemption.



     Upon a Change of Control Triggering Event, as defined in the indenture relating to those convertible notes, holders of the convertible notes have the right to require us and NTL Incorporated to purchase all or any part of the convertible notes at a purchase price equal to 101% of the principal amount thereof and any accrued and unpaid interest to the date of purchase. The indenture relating to those convertible notes contains restrictions with respect to, among other things, payment of Additional Amounts and mergers and consolidations. These convertible notes are the joint and several unsecured obligations of NTL Incorporated and us. The obligations of NTL Incorporated will be subordinate in right of payment to the respective existing and future senior debt of NTL Incorporated, as defined in the indenture relating to those convertible notes. The convertible notes are the senior debts of us.



     Pursuant to the terms of the registration rights agreement relating to those convertible notes, we and NTL Incorporated are required, within 135 days after the closing of the sale of the convertible notes, to file a shelf registration statement with the Commission with respect to the convertible notes, to use their best efforts to cause such shelf registration to be declared effective by the Commission within 255 days after the closing and to keep such shelf registration statement continuously effective under the Securities Act until, subject to some exceptions specified in the registration rights agreement, the second anniversary of the closing.


NTL TRIANGLE 11.20% DISCOUNT DEBENTURES DUE 2007

     On November 15, 1995, NTL Triangle issued $517,321,000 aggregate principal amount at maturity of its 11.20% senior discount debentures due 2007, the "NTL Triangle 11.20% debentures", at a discount to their aggregate principal amount to generate gross proceeds to NTL Triangle of approximately $299,999,621. The NTL Triangle 11.20% debentures were registered with the Commission on NTL Triangle's registration statement on Form S-1 (File No. 33-96932).

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


     The NTL Triangle 11.20% debentures accrete at the rate of 11.20% per annum, compounded semiannually to an aggregate principal amount at maturity of $517,321,000. Cash interest on the NTL Triangle 11.20% debentures began to accrue on November 15, 2000 at the rate of 11.20% per annum on the principal amount. Interest on the 11.20% debentures is payable semiannually on May 15 and November 15 of each year. The NTL Triangle 11.20% debentures mature on November 15, 2007. The NTL Triangle 11.20% debentures are redeemable, at the option of NTL Triangle at any time, in whole or in part, on or after November 15, 2000 at the redemption prices set forth in the NTL Triangle 11.20% debentures indenture plus accrued and unpaid interest to the date of redemption. The NTL Triangle 11.20% debentures may also be redeemed by NTL Triangle in whole but not in part in certain circumstances where "Additional Amounts", as defined in the NTL Triangle 11.20% debentures indenture, are payable on the NTL Triangle 11.20% debentures after November 15, 2001. In such circumstances, the NTL Triangle 11.20% debentures may be redeemed at 100% of their principal amount plus accrued and unpaid interest to the date of redemption. Upon a Change of Control Triggering Event, as defined in the NTL Triangle 11.20% debentures indenture, holders of the Partners 11.20% debentures have the right to require NTL Triangle to repurchase all or any part of the NTL Triangle 11.20% debentures at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, NTL Triangle is obligated to offer to purchase the NTL Triangle 11.20% debentures with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The NTL Triangle 11.20% debentures indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Affiliates and mergers and consolidations.


     The NTL Triangle 11.20% debentures are senior unsecured obligations of NTL Triangle ranking equal in right of payment of principal and interest with all other existing and future senior unsecured obligations of NTL Triangle.

THE DIAMOND 13 1/4% NOTES


     In September 1994, Diamond issued its 13 1/4% senior discount notes due September 30, 2004 (the "Diamond 13 1/4% notes"). Interest on the Diamond
13 1/4% notes is payable on March 31 and September 30 of each year at a rate of 13 1/4% per annum.


     The Diamond 13 1/4% notes are redeemable, in whole or in part, at the option of Diamond at any time on or after September 30, 1999. The Diamond
13 1/4% notes are also redeemable in whole, but not in part, at the option of Diamond at any time at 100% of the principal amount thereof plus accrued interest to the date of redemption (or, prior to September 30, 1999, at 100% of accreted value, as defined in the indenture governing the Diamond 13 1/4% notes) in the event of certain tax law changes requiring the payment of additional amounts. Diamond is required to offer to repurchase all outstanding Diamond
13 1/4% notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to September 30, 1999, at 101% of accreted value on the date of repurchase) after the occurrence of a Change of Control, as defined in the indenture governing the Diamond 13 1/4% notes. In addition, upon the occurrence of an Asset Disposition, as defined in the indenture governing the Diamond 13 1/4% notes, Diamond may be obligated to make an offer to purchase all or a portion of the outstanding Diamond 13 1/4% notes at 100% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 100% of accreted value on the date of repurchase).

THE DIAMOND 11 3/4% NOTES

     In December 1995, Diamond issued its 11 3/4% senior discount notes due December 15, 2005 (the "11 3/4% Diamond notes"). Interest on the Diamond 11 3/4% notes will be payable on June 15 and December 15 of each year, commencing June 15, 2001, at a rate of 11 3/4% per annum.

     The Diamond 11 3/4% notes are redeemable, in whole or in part, at the option of Diamond at any time on or after December 15, 2000. The Diamond 11 3/4% notes are also redeemable in whole, but not in part, at the option of Diamond at any time at 100% of the principal amount thereof plus accrued interest to the date of redemption (or, prior to December 15, 2000, at 100% of the accreted value thereof, as defined in the indenture governing the Diamond 11 3/4% notes) in the event of certain tax law changes requiring the payment of additional amounts.
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

Diamond is required to offer to repurchase all outstanding Diamond 11 3/4% notes at 101% of principal amount thereof plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 101% of accreted value on the date of repurchase) after the occurrence of a Change of Control, as defined in the indenture governing the Diamond 11 3/4% notes. In addition, upon the occurrence of an Asset Disposition, as defined in the indenture governing the Diamond 11 3/4% notes, Diamond may be obligated to make an offer to purchase all or a portion of the outstanding Diamond 11 3/4% notes at 100% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 100% of accreted value on the date of repurchase).

THE DIAMOND 10 3/4% NOTES

     In February 1997, Diamond issued its 10 3/4% Senior Discount Notes due February 15, 2007 (the "Diamond 10 3/4% notes"). Interest on the Diamond 10 3/4% notes will be payable on February 15 and August 15 of each year, commencing August 15, 2002, at a rate of 10 3/4% per annum.

     The Diamond 10 3/4% notes are redeemable, in whole or in part, at the option of Diamond at any time on or after February 15, 2002. The Diamond 10 3/4% notes are also redeemable in whole, but not in part, at the option of Diamond at any time at 100% of the principal amount thereof plus accrued interest to the date of redemption (or, prior to February 15, 2002, at 100% of accreted value, as defined in the indenture governing the Diamond 10 3/4% notes) in the event of certain tax law changes requiring the payment of additional amounts. Diamond is required to offer to repurchase all outstanding Diamond 10 3/4% notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to February 15, 2002, at 101% of accreted value on the date of repurchase) after the occurrence of a Change of Control, as defined in the indenture governing the Diamond 10 3/4% notes. In addition, upon the occurrence of an Asset Disposition, as defined in the indenture governing the Diamond
10 3/4% notes, Diamond may be obligated to make an offer to purchase all or a portion of the outstanding Diamond 10 3/4% notes at 100% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to February 15, 2002, at 100% of accreted value on the date of repurchase).

THE DIAMOND 10% NOTES

     In February 1998 Diamond issued L135.0 million aggregate principal amount at maturity of its 10% senior notes due February 1, 2008 (the "Diamond 10% notes"). Interest on the Diamond 10% notes is payable semi-annually in arrears on August 1 and February 1 of each year at a rate of 10% per annum.

     The Diamond 10% notes will be redeemable, in whole or in part, at the option of Diamond at any time on or after February 1, 2003. The 10% notes are also redeemable in whole, but not in part, at the option of Diamond at any time at 100% of the principal amount thereof, plus accrued and unpaid interest and any other amounts payable thereon to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts. Upon the occurrence of a Change of Control, as defined in the indenture governing the Diamond 10% notes, Diamond is required to offer to repurchase all outstanding 10% notes at 101% of their principal amount plus accrued and unpaid interest and any other amounts payable thereon to the date of repurchase.

THE DIAMOND 9 1/8% NOTES


     In February 1998, Diamond issued $110.0 million aggregate principal amount at maturity of its 9 1/8% senior notes due February 1, 2008 (the "Diamond 9 1/8% notes"). Interest on the Diamond 9 1/8% notes is payable semi-annually in arrears on August 1 and February 1 of each year at a rate of 9 1/8% per annum.


     The Diamond 9 1/8% notes will be redeemable, in whole or in part, at the option of Diamond at any time on or after February 1, 2003. The Diamond 9 1/8% notes are also redeemable in whole, but not in part at the option of Diamond at any time at 100% of the principal amount thereof, plus accrued and unpaid interest and any other amounts payable thereon to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts. Upon the occurrence of a Change of Control, as defined in the indenture governing the 9 1/8% notes, Diamond is required to offer to repurchase all outstanding 9 1/8% notes at 101% of their principal amount plus accrued and unpaid interest and any other amounts payable thereon to the date of repurchase.

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CREDIT AGREEMENTS


     NTLCL, one of our wholly-owned indirect subsidiaries, entered into a L1,300.0 million ($1,844.7 million) credit agreement with a group of banks dated May 30, 2000. As of March 31, 2001, no amounts have been borrowed under this agreement. Although from time to time we have drawn down amounts on this facility, as of May 31, 2001 no amounts were outstanding under this agreement. NTLCL and other members of the NTL UK Group may utilize the proceeds under this credit agreement to finance our working capital requirements, provided that in no event shall the proceeds be used for a purpose other than to finance the construction, capital expenditure and working capital needs of a cable television or telephone or telecommunications business, or a related business, in the United Kingdom or Ireland. For purposes of this credit agreement, Diamond Cable Communications Limited and its subsidiaries, NTL (Triangle) LLC and its subsidiaries and certain other entities are excluded from the NTL UK Group. Interest is payable at least every six months at LIBOR plus a margin rate of 4.5% per annum. The margin rate shall increase by 0.5% on the three month anniversary of the initial advance and by an additional 0.5% on each subsequent three month anniversary, up to a maximum total interest rate of 16% per annum. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly. Principal is due in full on March 31, 2006. The credit agreement contains various financial and other covenants with respect to the NTL UK Group, and restrictions on dividends and distributions by the NTL UK Group. Pursuant to the credit agreement, following the issuance in October 2000 of $500.0 million aggregate principal amount of our 11 7/8% senior notes due 2010 and the issuances in January 2001 and February 2001 of the old notes, the commitment under the credit facility was reduced by L255.1 million ($362.0 million). Following the issuance of the 6 3/4% convertible senior notes in May 2001, the commitment was further reduced by L456.0 million ($647.1 million). As a result, the commitment under the facility is now L588.9 million ($835.6 million).



     In May 2000, NTLCL and NTL Business Limited, a wholly-owned subsidiary of NTL Delaware, entered into a L2,500.0 million ($3,547.5 million) credit agreement in connection with the ConsumerCo acquisition. As of March 31, 2001, L2,500.0 million ($3,547.5 million) was outstanding under the credit agreement. Interest is payable at least every six months at LIBOR plus a margin rate of 2.25% per annum, which is subject to adjustment based on the ratio of EBITDA to finance charges of the NTL UK Group. The effective rate at March 31, 2001 was 8.03%. Any unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized. Principal is due in six quarterly installments beginning on June 30, 2004. The credit agreement contains various financial and other covenants with respect to the NTL UK Group, and restrictions on dividends and distributions by the NTL UK Group. On February 21, 2001, as required by the NTL Business and NTLCL credit agreement, we completed a transaction whereby we acquired the entire issued share capital of NTL (CWC Holdings) Limited, which is the entity that owns ConsumerCo, from NTL Incorporated and the entire issued share capital of NTL Business from NTL Delaware in exchange for shares of our common stock. As a result of this transaction, ConsumerCo and NTL Business became our subsidiaries, and NTL Business' interest in the L2,500.0 million credit agreement was assigned to a subsidiary of NTLCL.


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                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of new notes by a holder that acquires new notes on original issuance pursuant to the exchange offer for old notes. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under federal income tax laws. This discussion is limited to holders who hold their new notes and old notes as capital assets. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. PROSPECTIVE INVESTORS MUST CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF NEW NOTES, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.

     For purposes of this discussion, a holder who is a U.S. person means any one of the following:

     - a citizen or resident of the United States,

     - a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States,

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or

     - a trust, the administration of which is subject to the primary supervision of the U.S. courts and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or that was in existence on August 20, 1996 and properly elected to continue to be treated as a U.S. person.

     As used herein, the term "U.S. holder" means a holder that is a U.S. person and the term "non-U.S. holder" means a holder that is not a U.S. person.

U.S. HOLDERS

     Payments of Interest. Payments of interest on new notes generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. holder's method of accounting for federal income tax purposes).

     A cash basis U.S. holder receiving an interest payment in Euros on a note will be required to include in income the U.S. dollar value of such payment (determined using the spot rate in effect on the date such payment is received) regardless of whether such payment is subsequently converted into U.S. dollars. No ordinary gain or loss will be recognized by such holder if the Euros are converted to U.S. dollars on the date received. The U.S. federal income tax consequences of the conversion of Euros into U.S. dollars is described below. See "-- Transactions in Euros."

     An accrual basis U.S. holder will be required to include in income the U.S. dollar value of the amount of interest income that has accrued on a note in a taxable year, determined by translating such income at the average rate of exchange for the relevant interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate for the portion of such interest accrual period within the taxable year. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied). An accrual basis U.S. holder may elect to translate interest income on a note using the spot rate in effect on the last day of an interest accrual period (or the last day of the taxable year for the portion of such period within the taxable year). In addition, a U.S. holder may alternatively elect to use the spot rate in effect on the date of receipt (or payment) for such purpose if such date is within five business days of the last date of an interest accrual period. An election must be made in a statement filed with the taxpayer's return and is applicable to all debt instruments for such year and thereafter unless changed with the consent of the IRS.

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     Upon receipt of an interest payment on a note, an accrual basis U.S. holder will recognize ordinary gain or loss with respect to accrued interest income in an amount equal to the difference between the U.S. dollar value of the payment received (determined using the spot rate in effect on the date such payment is received) in respect of such interest accrual period and the U.S. dollar value of the interest income accrued during such interest accrual period (as determined in the preceding paragraph). Any such ordinary gain or loss will generally not be treated as interest income or expense, except to the extent provided by future regulations or administrative pronouncements of the IRS. The U.S. federal income tax consequences of the conversion of Euros into U.S.
dollars is described below. See "-- Transactions in Euros."

     Exchange Offer. Pursuant to the exchange offer, an exchange of the old notes for new notes will not be a taxable event for U.S. federal income tax purposes. See "Registration Rights." Thus, a U.S. holder will have the same tax basis and holding period in the new notes received as in the old notes surrendered in exchange therefor.

     Purchase of Old Notes at a Premium. A U.S. holder that purchases a note for an amount in excess of the remaining redemption amount will be considered to have purchased the note with "amortizable bond premium" equal to the amount of the excess. Such holder may elect to amortize such premium, as an offset to interest income, as it accrues under a constant-yield method over the remaining term of the note. Such election, once made, generally applies to all debt instruments, other than instruments the interest on which is excludible from gross income, held or subsequently acquired by the U.S. holder on or after the first taxable year to which the election applies. Such election may be revoked only with the consent of the IRS Commissioner. A U.S. holder that elects to amortize such premium must reduce its tax basis in a note by the amount of the premium amortized during its holding period. For a U.S. holder that does not elect to amortize bond premium, the amount of such premium will be included in the U.S. holder's tax basis when the note matures or is disposed of by the U.S. holder. Therefore, a U.S. holder that does not elect to amortize premium and holds the note to maturity will generally be required to treat the premium as capital loss when the note matures (assuming the note is held as a capital asset).

     Amortizable bond premium in respect of a foreign currency note will be computed in the specified currency and will reduce interest income in the specified currency. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized bond premium on such note based on the difference between (1) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the note and (2) the spot rate of exchange on the date on which the U.S. holder acquired the note.

     Disposition of New Notes. Upon the sale or other disposition of a new note, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition (if realized in Euros, the U.S. dollar value of the amount using the spot rate in effect on the date of such sale or other disposition) and the holder's adjusted tax basis in the new note. For these purposes, the amount realized on the sale or other disposition of a new note does not include any amount received attributable to accrued but unpaid interest, which will be taxable as ordinary income unless previously taken into account. Capital gain or loss on the sale or other disposition of a new note will be long-term capital gain or loss if the new note and the old note were held for a total of more than one year.

     A U.S. holder's tax basis in a new note generally will be the U.S. dollar value of the purchase price of the old note on the date of purchase (determined by translating the purchase price into U.S. dollars at the spot rate in effect on the date of purchase), reduced by (i) the amount of any payment on the note that is not interest and (ii) the amount of any amortizable bond premium previously amortized with regard to the note. Gain or loss recognized by a U.S. holder on the sale or other disposition of a note that is attributable to changes in the rate of exchange between the U.S. dollar and the Euro will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by future regulations or administrative pronouncements of the IRS. Such foreign currency gain or loss is recognized on the sale or other disposition of a note only to the extent of total gain or loss recognized on such sale or other disposition.

     Transactions in Euros. Euros received as interest on, or on the sale or other disposition of, a note will generally have a tax basis equal to their U.S. dollar value at the spot rate at the time such interest is received or, as the case may be, at the time payment is received in consideration of such sale or other disposition. The amount of gain or loss recognized by a U.S. holder on a sale or other disposition of such Euros will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other currency or property received in such sale or other disposition and (ii) the tax basis of such Euros.

     A U.S. holder that purchases a note with previously owned Euros would generally recognize gain or loss in an amount equal to the difference, if any, between such U.S. holder's tax basis in such Euros and the U.S. dollar fair market value of such note on the date of purchase. Generally, any such gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by future regulations or administrative pronouncements of the IRS. However, a U.S. holder that converts U.S. dollars to Euros and immediately uses such Euros to purchase a note ordinarily would not recognize any exchange gain or loss in connection with such conversion or purchase.

NON-U.S. HOLDERS

     Subject to the discussion below concerning information reporting and backup withholding, payments of interest on a new note to any non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax, provided that all of the following are true:

     - the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote;

     - the non-U.S. holder is not a controlled foreign corporation to which we are a related person for U.S. federal income tax purposes; and

     - the non-U.S. holder certifies, on Form W8-BEN (or a permissible substitute or successor form) under penalties of perjury, that it is a non-U.S. holder and provides its name and address.

     Interest paid to a non-U.S. holder that does not qualify for the above exemption from withholding tax generally will be subject to withholding of U.S. federal income tax at the rate of 30%, unless the non-U.S. holder of the new note provides us or our paying agent, as the case may be, with a properly executed:

     (1) IRS Form W8-BEN (or successor form) claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty; or

     (2) IRS Form W8-ECI (or successor form) stating that the interest paid on the new note is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States. If, however, the interest is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, the interest will be subject to U.S. federal income tax imposed on net income on the same basis as that applies to U.S. persons generally, and, for corporate holders and under certain circumstances, also the branch profits tax.

     Non-U.S. holders should consult any applicable income tax treaties, which may provide for exemption from (or reduction in) U.S. withholding and for other rules different from those described above.

     Sale or Other Disposition of New Notes. Subject to the discussion below concerning information reporting and backup withholding, any gain realized by a non-U.S. holder on the sale or other disposition of a new note generally will not be subject to a U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States, (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, or (iii) the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

     Gain that is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally and, for corporate holders and under certain circumstances, also the branch profits tax, but will generally not be subject to withholding. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, we must report annually to the IRS and to each holder the amount of interest that we paid to that holder, and the amount of tax, if any, that we withheld on the interest. This information may also be made available to the tax authorities of a country in which a non-U.S. holder resides.

     Under current U.S. Treasury Regulations, backup withholding at the rate of 31% will generally apply to payments to persons that fail to furnish certain required information. Backup withholding generally will not apply to payments made in respect of new notes held by a non-U.S. holder, if the holder properly certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, a non-U.S. holder will provide this information on IRS Form W8-BEN.

     The payment of the proceeds from the disposition of new notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting (and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption). In the case of the payment of proceeds from the disposition of new notes to or through a non-U.S. office of a U.S. broker, or foreign brokers with certain types of relationships to the United States, information reporting, but not backup withholding, will be required on the payment, unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules will be allowed as a refund or a credit against such non-U.S. holder's federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.

                              PLAN OF DISTRIBUTION

     If you are a broker-dealer and hold old notes for your own account as a result of market-making activities or other trading activities and you receive new notes in exchange for old notes in the exchange offer, you may be a statutory underwriter and must acknowledge that you will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We acknowledge and, unless you are a broker-dealer, you must acknowledge that you are not engaged in, do not intend to engage in, and have no arrangement of understanding with any person to participate in a distribution of new notes. We have agreed that starting on the expiration date of the exchange offer and ending on the close of business on the 180th day following the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale of that kind may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.

     We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the new notes offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, London, England.

                                    EXPERTS


     The consolidated financial statements of NTL Communications Corp. at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



     The consolidated financial statements of ntl (CWC Holdings) as of December 31, 2000 and for the seven months then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of ConsumerCo as of March 31, 1999 and 2000 and for the three years ended March 31, 2000 included in this prospectus and registration statement have been audited by Arthur Andersen, Chartered Accountants, as indicated in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                      ENFORCEABILITY OF CIVIL LIABILITIES

     A substantial majority of our assets are located outside the United States. As a result, it may not be possible for you to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions under the federal securities laws of the United States. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any United States court based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not automatically be enforceable in England. In order to enforce in England a U.S. judgment, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. An English court will, subject to what is said below, normally order summary judgment on the basis that there is no defense to the claim for payment and will not reinvestigate the merits of the original dispute. In such an action, an English court will treat the U.S. judgment as creating a valid debt upon which the judgment creditor could bring an action for payment, as long as

     (1)  the U.S. court had jurisdiction over the original proceeding,

     (2)  the judgment is final and conclusive on the merits,

     (3)  the judgment does not contravene English public policy,

     (4) the judgment must not be for a tax, penalty or a judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained and

     (5) the judgment has not been obtained by fraud or in breach of the principles of natural justice.

     Based on the foregoing, there can be no assurance that you will be able to enforce in England judgments in civil and commercial matters obtained in any U.S. court. There is doubt as to whether an English court would impose civil liability in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in England.

     The notes and the indenture under which the notes will be issued will be governed exclusively by the laws of the State of New York. Under the Judiciary Law of the State of New York, a judgment or decree in an action based upon an obligation denominated in a currency other than U.S. dollars will be made in the currency of the underlying obligation and converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We are currently subject to the informational requirements of the Securities Exchange Act of 1934. We file reports, proxy statements, information statements and other information with the Commission under the Exchange Act. You can inspect and copy at prescribed rates any reports, proxy statements, information statements and other information we file with the Commission at the public reference facilities the Commission maintains at:

     Room 1024, Judiciary Plaza,
     450 Fifth Street, N.W.,
     Washington, D.C. 20549,

and at the Commission's Regional Offices located at:

     Suite 1400, Northwestern Atrium Center,
     500 West Madison Street,
     Chicago, Illinois 60661

and

     13th Floor, Seven World Trade Center,
     New York, New York 10048,

and you may also obtain copies of that material by mail from the Public Reference Room of the Commission at:

     450 Fifth Street, N.W.,
     Washington, D.C. 20549,

     You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a site on the world wide web, the address of which is http://www.sec.gov. That site also contains our reports, proxy and information statements and other information.

     We are incorporating by reference some information about us that we file with the Commission. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus.

     The following documents filed by us with the Commission are incorporated by reference into this prospectus:


     (a) NTL Communications' Annual Report on Form 10-K for the year ended December 31, 2000, dated March 30, 2001;



     (b) NTL Communications' Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, dated May 14, 2001, (as amended by Form 10-Q/A-1, dated May 21, 2001); and



     (c) NTL Communications' Current Reports on Form 8-K dated January 16, 2001 (filed on January 16, 2001), January 19, 2001 (filed on January 19, 2001), February 5, 2001 (filed on February 7, 2001), February 21, 2001 (filed on March 7, 2001), as amended by Form 8-K/A, dated May 4, 2001 (filed on May 7, 2001), May 8, 2001 (filed on May 8, 2001), May
           10, 2001 (filed on May 10, 2001) and May 24, 2001 (filed on May 24,
           2001).


     We will provide you without charge on your request, a copy of any or all documents which are incorporated by reference to this offering memorandum, except for exhibits which are specifically incorporated by reference into those documents. You should make your request in writing or by telephone to:

     NTL Communications Corp.
     110 East 59th Street
     26th Floor
     New York NY 10022
     Attention: Richard J. Lubasch
     Tel: (212) 906-8440

     Copies of these documents will be available without charge (if and so long as any Notes are issued on the Luxembourg Stock Exchange) at the specified office of the listing agent in Luxembourg.

                              GENERAL INFORMATION

LISTING

     A notice relating to the issue of the notes and the certificate of incorporation of our company will be filed with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg) where such documents are available for inspection and where copies of such documents will be obtainable upon request. According to Chapter VI, Article 3, point A/II/2 of the Rules and Regulations of the Luxembourg Stock Exchange, the notes shall be freely transferable and therefore, no transaction made on the Luxembourg Stock Exchange shall be cancelled.

CLEARING SYSTEMS

     The International Securities Identification Number for the Global Notes is US62940NAP78. The CUSIP number for the Global Notes is 62940NAP7.

AUTHORIZATION

     The issuance of the new notes was authorized by resolutions of the finance committee of the board of directors of NTL on January 17, 2001 and February 2, 2001.

AVAILABLE DOCUMENTS, FINANCIAL REPORTS AND INFORMATION

     Copies of the indenture and the registration rights agreements referred to herein will, if and so long as the notes are listed on the Luxembourg Stock Exchange, be available for inspection during normal business hours at the specified office of the listing agent in Luxembourg.

     A copy of the Certificate of Incorporation and By-laws of NTL will be available for inspection during normal business hours at the specified office of the listing agent in Luxembourg if and so long as the notes are issued on the Luxembourg Stock Exchange.

     Whether or not required by the rules and regulations of the SEC, so long as the notes are outstanding, NTL will file with the SEC and furnish to holders of notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K (or the equivalent thereof under the Exchange Act for foreign private issuers in the event NTL becomes a corporation organized under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands), including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by NTL's certified independent public accountants, in each case, as required by the rules and regulations of the SEC as in effect on January 24, 2001.

     In compliance with Forms 10-Q and 10-K, NTL currently publishes audited annual consolidated financial reports and unaudited quarterly consolidated financial reports. If and as long as the notes are listed on the Luxembourg Stock Exchange, copies of such reports or any other reports NTL is required to furnish to holders of the notes in accordance with the preceding paragraph, will be available at the specified office of the listing agent in Luxembourg. NTL does not publish unconsolidated financial reports.

     Copies of reports, proxy statements and other information concerning NTL filed by NTL with the SEC (including all material agreements filed as exhibits thereto) will, if and as long as the notes are listed on the Luxembourg Stock Exchange, be available free of charge at the specified office of the listing agent in Luxembourg.

LEGAL PROCEEDINGS

     We are involved in, or have been involved in, certain disputes and litigation arising in the ordinary course of business, including claims involving contractual disputes and claims for damages to property and personal injury resulting from the construction of our networks and the maintenance and servicing of our transmission masts, none of which are expected to have a material adverse effect on our financial position or results of operations or cash flows.

MATERIAL ADVERSE CHANGE


     Except as disclosed in this prospectus, there has been no material adverse change in the financial position of NTL since March 31, 2001.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
Report of Independent Auditors..............................    F-2
Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................    F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 2000, 1999 and 1998..........................    F-4
Consolidated Statements of Shareholder's Equity for the
  Years Ended December 31, 2000, 1999 and 1998..............    F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2000, 1999 and 1998..........................    F-6
Notes to Consolidated Financial Statements..................    F-7
Schedule I Condensed Financial Information of Registrant as
  of December 31, 2000 and 1999 and for the Years Ended
  December 31, 2000, 1999 and 1998..........................   F-28
Schedule II Valuation and Qualifying Accounts for the Years
  Ended December 31, 2000, 1999 and 1998....................   F-35
Condensed Consolidated Balance Sheets as of March 31, 2001
  and December 31, 2000.....................................   F-36
Condensed Consolidated Statements of Operations for the
  Three Months Ended March 31, 2001 and 2000................   F-38
Condensed Consolidated Statement of Shareholder's Equity for
  the Three Months Ended March 31, 2001.....................   F-39
Condensed Consolidated Statements of Cash Flows for the
  Three Months Ended March 31, 2001 and 2000................   F-41
Notes to Condensed Consolidated Financial Statements........   F-42
CONSUMERCO
NTL (CWC HOLDINGS)
Report of Independent Auditors..............................   F-48
Consolidated Balance Sheet as of December 31, 2000..........   F-49
Consolidated Statement of Operations for the seven months
  ended December 31, 2000...................................   F-50
Consolidated Statement of Shareholders' Equity for the seven
  months ended December 31, 2000............................   F-51
Consolidated Statement of Cash Flows for the seven months
  ended December 31, 2000...................................   F-52
Notes to Consolidated Financial Statements..................   F-53
COMBINED FINANCIAL STATEMENTS
Report of Independent Auditors..............................   F-63
Combined Profit & Loss Account for the Years Ended March 31,
  2000, March 31, 1999 and March 31, 1998...................   F-64
Combined Balance Sheet as at March 31, 2000 and 1999........   F-65
Combined Cash Flow Statement for the Years Ended March 31,
  2000, March 31, 1999 and March 31, 1998...................   F-66
Reconciliation of Movements in Equity Shareholders' Funds
  for the Years Ended March 31, 2000, March 31, 1999 and
  March 31, 1998............................................   F-67
Notes to the Combined Financial Statements..................   F-68

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholder
NTL Communications Corp.


     We have audited the consolidated balance sheets of NTL Communications Corp. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedules listed in the Index at page F-1. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NTL Communications Corp. and Subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

New York, New York
March 2, 2001

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   423.5    $ 1,074.2
  Marketable securities.....................................         --          5.0
  Accounts receivable -- trade, less allowance for doubtful
     accounts of $135.2 (2000) and $84.9 (1999).............      527.4        286.9
  Other.....................................................      389.2         73.7
                                                              ---------    ---------
Total current assets........................................    1,340.1      1,439.8
Fixed assets, net...........................................   10,916.8      5,348.4
Intangible assets, net......................................   10,566.1      2,648.7
Other assets, net of accumulated amortization of $81.8
  (2000) and $49.1 (1999)...................................      318.6        296.1
Deferred income taxes.......................................        4.9           --
                                                              ---------    ---------
Total assets................................................  $23,146.5    $ 9,733.0
                                                              =========    =========
LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable..........................................  $   451.1    $   212.7
  Accrued expenses and other................................    1,105.6        400.6
  Accrued construction costs................................      172.9         79.3
  Due to affiliates.........................................      117.9         17.6
  Interest payable..........................................      127.6         69.1
  Deferred revenue..........................................      291.5        154.0
  Current portion of long-term debt.........................       10.7         82.6
                                                              ---------    ---------
Total current liabilities...................................    2,277.3      1,015.9
Long-term debt..............................................   11,843.4      7,598.0
Other.......................................................       13.6           --
Commitments and contingent liabilities
Deferred income taxes.......................................         --         53.1
Shareholder's equity:
  Common stock -- $.01 par value; authorized 100 shares;
     issued and outstanding 12 (2000) and 100 (1999)
     shares.................................................         --           --
  Additional paid-in capital................................   13,746.7      3,031.3
  Accumulated other comprehensive (loss) income.............     (379.3)         1.8
  (Deficit).................................................   (4,355.2)    (1,967.1)
                                                              ---------    ---------
                                                                9,012.2      1,066.0
                                                              ---------    ---------
Total liabilities and shareholder's equity (deficiency).....  $23,146.5    $ 9,733.0
                                                              =========    =========

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2000         1999       1998
                                                              ---------    --------    -------
REVENUES
Consumer telecommunications and television..................  $ 1,518.2    $  827.3    $ 355.6
Business telecommunications.................................      702.2       452.5      157.7
Broadcast transmission and other............................      263.8       257.3      231.3
Other telecommunications....................................         --          --        2.4
                                                              ---------    --------    -------
                                                                2,484.2     1,537.1      747.0
COSTS AND EXPENSES
Operating expenses..........................................    1,223.2       761.5      400.9
Selling, general and administrative expenses................      969.1       562.9      270.7
Franchise fees..............................................         --        16.5       25.0
Other charges...............................................       92.7        16.2       (4.2)
Corporate expenses..........................................       23.7        25.3       17.1
Depreciation and amortization...............................    1,700.7       765.7      266.1
                                                              ---------    --------    -------
                                                                4,009.4     2,148.1      975.6
                                                              ---------    --------    -------
Operating (loss)............................................   (1,525.2)     (611.0)    (228.6)
OTHER INCOME (EXPENSE)
Interest income and other, net..............................        1.6        29.9       46.0
Interest expense............................................     (886.3)     (678.2)    (328.8)
Other gains.................................................         --       493.1         --
Foreign currency transaction (losses) gains.................      (58.1)       22.8        4.2
                                                              ---------    --------    -------
(Loss) before income taxes and extraordinary item...........   (2,468.0)     (743.4)    (507.2)
Income tax benefit..........................................       79.9        29.9        3.3
                                                              ---------    --------    -------
(Loss) before extraordinary item............................   (2,388.1)     (713.5)    (503.9)
Loss from early extinguishment of debt......................         --        (3.0)     (30.7)
                                                              ---------    --------    -------
Net (loss)..................................................  $(2,388.1)   $ (716.5)   $(534.6)
                                                              =========    ========    =======

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
                             (DOLLARS IN MILLIONS)

                                  SERIES PREFERRED
                                       STOCK            COMMON STOCK                                     ACCUMULATED
                                   $.01 PAR VALUE      $.01 PAR VALUE      ADDITIONAL                       OTHER
                                  ----------------   -------------------    PAID-IN     COMPREHENSIVE   COMPREHENSIVE
                                   SHARES     PAR      SHARES       PAR     CAPITAL         LOSS        INCOME (LOSS)   (DEFICIT)
                                  ---------   ----   -----------   -----   ----------   -------------   -------------   ---------
BALANCE, DECEMBER 31, 1997......       780     $--    32,210,000   $ 0.3   $   538.1                       $ 117.0      $  (717.1)
Exercise of stock options.......                         298,000      --         6.3
Exercise of warrants............                          70,000      --         0.5
Accreted dividends on preferred
  stock.........................                                               (18.8)
Accretion of discount on
  preferred stock...............                                                (0.3)
Conversion of 7 1/4% Convertible
  Subordinated Notes............                       6,958,000     0.1       186.9
Conversion of Series Preferred
  Stock.........................      (780)    --      1,950,000      --          --
Preferred stock issued for an
  acquisition...................   177,000     --                              178.5
Common stock issued for an
  acquisition...................                      18,763,000     0.2       600.3
Warrants issued in connection
  with consent solicitations....                                                10.1
Comprehensive income:
  Net loss for the year ended
    December 31, 1998...........                                                          $  (534.6)                       (534.6)
  Currency translation
    adjustment..................                                                              (12.3)         (12.3)
                                                                                          ---------
    Total.......................                                                          $  (546.9)
                                  --------     --    -----------   -----   ---------      ---------        -------      ---------
BALANCE, DECEMBER 31, 1998......   177,000     --     60,249,000     0.6     1,501.6                         104.7       (1,251.7)
Exercise of stock options.......                         432,000      --        12.1
Exercise of warrants............                          15,000      --          --
Preferred stock issued for
  cash..........................   500,000     --                              483.8
Warrants issued for cash........                                                16.2
Accreted dividends on preferred
  stock.........................     4,000                                      (8.6)
Accretion of discount on
  preferred stock...............                                                  --
Conversion of 7% Convertible
  Subordinated Notes............                           1,000      --          --
Common stock issued for an
  acquisition...................                      12,705,000     0.1       971.3
Stock options issued in
  connection with an
  acquisition...................                                                 6.6
Corporate restructuring.........  (681,000)    --    (73,401,900)   (0.7)      405.6
Distribution to NTL
  Incorporated..................                                              (500.0)
Contributions from NTL
  Incorporated..................                                               173.2
Distribution of subsidiary to
  NTL Incorporated..............                                               (30.5)                                         1.1
Comprehensive income:
  Net loss for the year ended
    December 31, 1999...........                                                          $  (716.5)                       (716.5)
  Currency translation
    adjustment..................                                                             (102.9)        (102.9)
                                                                                          ---------
    Total.......................                                                          $  (819.4)
                                  --------     --    -----------   -----   ---------      ---------        -------      ---------
BALANCE, DECEMBER 31, 1999......        --     --            100      --     3,031.3                           1.8       (1,967.1)
Contributions from NTL
  (Delaware), Inc. .............                                            10,715.4
Corporate restructuring.........                             (88)
Comprehensive loss:
  Net loss for the year ended
    December 31, 2000...........                                                          $(2,388.1)                     (2,388.1)
  Currency translation
    adjustment..................                                                             (381.1)        (381.1)
                                                                                          ---------
    Total.......................                                                          $(2,769.2)
                                  --------     --    -----------   -----   ---------      ---------        -------      ---------
BALANCE, DECEMBER 31, 2000......        --     $--            12   $  --   $13,746.7                       $(379.3)     $(4,355.2)
                                  ========     ==    ===========   =====   =========      =========        =======      =========

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                2000         1999         1998
                                                              ---------    ---------    ---------
OPERATING ACTIVITIES
Net loss....................................................  $(2,388.1)   $  (716.5)   $  (534.6)
Adjustment to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................    1,700.7        765.7        266.1
  Loss from early extinguishment of debt....................         --          3.0         30.7
  Gain on sale of investment in Cable London PLC............         --       (493.1)          --
  Amortization of non competition agreements................         --           --          1.4
  Provision for losses on accounts receivable...............       98.5         45.7         27.3
  Deferred income taxes.....................................      (80.8)       (30.9)        (3.3)
  Amortization of original issue discount...................      473.1        451.4        232.7
  Other.....................................................      (75.1)        (8.0)       (30.9)
  Changes in operating assets and liabilities, net of effect from business acquisitions:
    Accounts receivable.....................................     (247.9)      (134.6)       (70.4)
    Other current assets....................................      (41.8)       (34.6)        22.6
    Other assets............................................       42.4        (25.2)          --
    Accounts payable........................................     (102.2)        32.0         (2.6)
    Accrued expenses and other..............................      330.3        150.4         15.3
    Deferred revenue........................................      120.6         68.4         26.8
                                                              ---------    ---------    ---------
Net cash (used in) provided by operating activities.........     (170.3)        73.7        (18.9)
INVESTING ACTIVITIES
Acquisitions, net of cash acquired..........................   (7,514.9)      (637.6)      (746.8)
Purchase of fixed assets....................................   (1,961.8)    (1,198.3)      (772.2)
Increase in other assets....................................      (33.7)       (30.1)       (35.6)
Proceeds from sales of assets...............................         --        692.5          1.3
Purchase of marketable securities...........................       (3.3)      (354.5)      (540.6)
Proceeds from sales of marketable securities................        8.3        618.6        291.3
                                                              ---------    ---------    ---------
Net cash (used in) investing activities.....................   (9,505.4)      (909.4)    (1,802.6)
FINANCING ACTIVITIES
Distribution to NTL (Delaware), Inc.........................         --       (500.0)          --
Contributions from NTL (Delaware), Inc......................    5,227.2        167.6           --
Proceeds from borrowings, net of financing costs............    5,009.8      1,846.0      3,525.6
Proceeds from issuance of preferred stock and warrants......         --        500.0           --
Principal payments..........................................   (1,263.9)      (758.2)      (845.0)
Cash released from (placed in) escrow for debt repayment....       77.5        (87.0)      (217.6)
Consent solicitation payments...............................         --           --        (11.3)
Proceeds from exercise of stock options and warrants........         --         12.1          6.8
                                                              ---------    ---------    ---------
Net cash provided by financing activities...................    9,050.6      1,180.5      2,458.5
Effect of exchange rate changes on cash.....................      (25.6)        (6.9)         0.4
                                                              ---------    ---------    ---------
(Decrease) increase in cash and cash equivalents............     (650.7)       337.9        637.4
Cash and cash equivalents at beginning of year..............    1,074.2        736.3         98.9
                                                              ---------    ---------    ---------
Cash and cash equivalents at end of year....................  $   423.5    $ 1,074.2    $   736.3
                                                              =========    =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest exclusive of amounts
  capitalized...............................................  $   363.9    $   180.3    $    90.5
Income taxes paid...........................................        1.5          2.4          0.3
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
Contributions from NTL (Delaware), Inc......................  $ 5,488.2    $     5.6    $      --
Accretion of dividends and discount on preferred stock......         --          8.6         19.1
Conversion of Convertible Notes, net of unamortized Deferred
  financing costs...........................................         --        269.3        187.0
Preferred stock issued for an acquisition...................         --           --        178.5
Common stock and stock options issued for an acquisition....         --        978.0        600.5
Warrants issued in connection with consent solicitations....         --           --         10.1

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. CORPORATE RESTRUCTURING AND BUSINESS

     On April 1, 1999, NTL Incorporated completed a corporate restructuring to create a holding company structure. The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Incorporated at the effective time of the merger became stockholders of the new holding company, and NTL Incorporated became a subsidiary of the new holding company. The new holding company took the name NTL Incorporated and the holding company's subsidiary simultaneously changed its name to NTL Communications Corp. The "Company" refers to NTL Incorporated and subsidiaries up to and including March 31, 1999, and to NTL Communications Corp. and subsidiaries beginning April 1, 1999. In addition, in April 1999, the Company distributed $500 million to NTL Incorporated, principally to finance the acquisition of the Australian National Transmission Network.

     On May 18, 2000, NTL Incorporated completed a second corporate restructuring to create a holding company structure in connection with the acquisition of certain assets of Cable & Wireless Communications plc ("CWC"). The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Incorporated at the effective time of the merger became stockholders of the new holding company, and NTL Incorporated became a subsidiary of the new holding company. The new holding company has taken the name NTL Incorporated and the holding company's subsidiary simultaneously changed its name to NTL (Delaware), Inc. ("NTL Delaware"). The Company is a wholly-owned subsidiary of NTL Delaware.

     On February 21, 2001, the Company completed a transaction whereby it acquired the entire issued share capital of NTL (CWC Holdings) Limited (the entity that owns ConsumerCo) from NTL Incorporated and the entire issued share capital of NTL Business Limited (formerly Workplace Technologies plc) from NTL (Delaware), Inc. in exchange for shares of its common stock. As a result of this transaction, ConsumerCo and NTL Business Limited became wholly-owned subsidiaries of the Company. The Company accounted for the transaction in a manner consistent with a transfer of entities under common control, which is similar to a "pooling of interests." Accordingly, the net assets and results of operations of ConsumerCo and NTL Business Limited have been included in the Company's consolidated financial statements from their original dates of acquisition, May 30, 2000 and September 20, 1999, respectively.

     Revenues and net loss for the individual companies reported prior to the acquisition were as follows:

                                                      YEAR ENDED      YEAR ENDED
                                                     DECEMBER 31,    DECEMBER 31,
                                                         2000            1999
                                                     ------------    ------------
                                                            (IN MILLIONS)
Revenues:
  NTL Communications...............................   $ 1,765.4        $1,477.9
  NTL Business.....................................       124.6            59.2
  NTL (CWC Holdings)...............................       594.2              --
                                                      ---------        --------
  Combined.........................................   $ 2,484.2        $1,537.1
                                                      =========        ========
Net Loss
  NTL Communications...............................   $(1,524.1)       $ (715.0)
  NTL Business.....................................       (41.1)           (1.5)
  NTL (CWC Holdings)...............................      (822.9)             --
                                                      ---------        --------
  Combined.........................................   $(2,388.1)       $ (716.5)
                                                      =========        ========

     The Company, through its subsidiaries, owns and operates broadband communications networks for telephone, cable television and Internet services in the United Kingdom and Ireland, and transmission networks for television and radio broadcasting in the United Kingdom. Based on revenues and identifiable assets, the Company's predominant lines of business are consumer services, business services and broadcast transmission

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES and related services in the United Kingdom. Consumer services include telephony, cable television, Internet access and interactive services. Business services include telephony, national and international wholesale carrier telecommunications, and radio communications services for the emergency services community. Broadcast transmission and related services include digital and analog television and radio broadcasting, rental of antenna space on the Company's owned and leased towers and sites and associated services, and satellite and media services.

2. SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities where the Company's interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

  Reclassification

     Certain prior year amounts have been reclassified to conform to the current year presentation.

  Foreign Currency Translation

     The financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." All balance sheet accounts have been translated using the current exchange rates at the respective balance sheet dates. Statement of operations amounts have been translated using the average exchange rates for the respective years. The translation gains or losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses are included in the results of operations as incurred.

  Cash Equivalents

     Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $211.3 million and $605.3 million at December 31, 2000 and 1999, respectively, which consisted primarily of U.S. Treasury bills (2000 only), bank time deposits and corporate commercial paper. At December 31, 2000 and 1999, $57.2 million and $574.8 million, respectively, of the cash equivalents were denominated in foreign currencies.

  Marketable Securities

     Marketable securities were classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a component of accumulated other comprehensive income
(loss). The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary will be included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     Marketable securities at December 31, 1999 consisted of corporate commercial paper. During the years ended December 31, 2000, 1999 and 1998, there were no realized gains or losses on sales of securities. All of the marketable securities as of December 31, 1999 had a contractual maturity of less than one year.

  Fixed Assets

     Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expended in connection with the design and installation of operating equipment. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment -- 5 to 40 years and other equipment -- 3 to 40 years.

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

  Intangible Assets

     Intangible assets include goodwill, license acquisition costs and customer lists. Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over the periods benefited of 10, 15 or 30 years. License acquisition costs represent the portion of purchase price allocated to the cable television and telecommunications licenses acquired in business combinations. License acquisition costs are amortized on a straight-line basis over the remaining lives of the licenses at acquisition, which vary from approximately two years to 23 years. Customer lists represent the portion of the purchase price allocated to the value of the customer base. Customer lists are amortized on a straight-line basis over 5 years. The Company continually reviews the recoverability of the carrying value of these assets using the same methodology that it uses for the evaluation of its other long-lived assets.

  Equity Method Investments

     All investments in which the Company has the ability to exercise significant influence over the investee, but less than a controlling voting interest, are accounted for using the equity method. The investment in Cable London PLC was accounted for under the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company's proportionate share of the investees' net income or losses after the date of investment, additional contributions made and dividends received. The difference between the Company's recorded investment and its proportionate interest in the book value of the investees' net assets are being amortized on a straight-line basis over 10 years.

  Deferred Financing Costs

     Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt.

  Capitalized Interest

     Interest is capitalized as a component of the cost of fixed assets constructed. In 2000, 1999 and 1998, interest of $95.1 million, $41.8 million and $27.8 million, respectively, was capitalized.

  Revenue Recognition

     Revenues are recognized at the time the service is rendered to the customer or the performance of the service has been completed. Charges for services that are billed in advance are deferred and recognized when earned.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

Rental revenues are recognized when earned on a monthly basis. Installation and maintenance service revenues are recognized when the performance of the service has been completed.

  Cable Television System Costs, Expenses and Revenues

     The Company accounts for costs, expenses and revenues applicable to the construction and operation of its broadband communications networks in accordance with SFAS No. 51, "Financial Reporting by Cable Television Companies."

  Advertising Expense

     The Company charges the cost of advertising to expense as incurred. Advertising costs were $94.0 million, $35.8 million and $34.0 million in 2000, 1999 and 1998, respectively.

  Stock-Based Compensation

     The Company adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company applied APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for the stock option plans in which it participates.

  Derivative Financial Instruments

     The Company uses financial instruments to hedge a portion, but not all, of its exposure from movements in the British pound/U.S. dollar exchange rate. Gains and losses on these instruments are deferred and recognized in the statement of operations when the related hedged transactions are recognized. To date, premiums paid for these contracts have not been material. The Company does not use derivative financial instruments for trading or speculative purposes

3. RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 was required to be adopted retroactive to January 1, 2000. The adoption of SAB 101 had no significant effect on revenues or results of operations.

     Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS Nos. 137 and 138. The new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in the results of operations or in other comprehensive income (loss), depending on whether a derivative is designated as a fair value or cash flow hedge. The ineffective portion of all hedges will be recognized in the results of operations.

     On January 1, 2001, the Company recorded all of its outstanding derivative instruments at their fair value. The outstanding derivative instruments were comprised of cross currency swaps to hedge exposure to movements in the British pound/U.S. dollar exchange rate. The aggregate fair value on January 1, 2001 as a liability of $9.0 million, of which $6.8 million was recorded as an expense and $2.2 million was recorded as other comprehensive loss.

4. CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

  Need for Additional Financing

     The Company will require additional financing in the future. There can be no assurance that the required financing will be obtainable on acceptable terms.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

  Concentrations

     The Company's broadcast transmission and related services business is substantially dependent upon contracts with a small group of companies for the right to broadcast their programming, and upon a site sharing agreement for a large number of its transmission sites. The loss of any one of these contracts or the site sharing agreement could have a material adverse effect on the business of the Company.

  Currency Risk

     To the extent that the Company obtains financing in U.S. dollars and incurs construction and operating costs in various other currencies, it will encounter currency exchange rate risks. In addition, the Company's revenues are generated in foreign currencies while its interest and principal obligations with respect to most of the Company's existing indebtedness are payable in U.S. dollars.

5. FIXED ASSETS

     Fixed assets consist of:

                                                             DECEMBER 31,
                                                         ---------------------
                                                           2000         1999
                                                         ---------    --------
                                                             (IN MILLIONS)
Operating equipment....................................  $10,004.9    $4,859.0
Other equipment........................................    1,079.8       704.3
Construction-in-progress...............................    1,509.7       668.7
                                                         ---------    --------
                                                          12,594.4     6,232.0
Accumulated depreciation...............................   (1,677.6)     (883.6)
                                                         ---------    --------
                                                         $10,916.8    $5,348.4
                                                         =========    ========

     Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was $874.4 million, $475.5 million and $207.5 million, respectively.

6. INTANGIBLE ASSETS

     Intangible assets consist of:

                                                             DECEMBER 31,
                                                         ---------------------
                                                           2000         1999
                                                         ---------    --------
                                                             (IN MILLIONS)
Goodwill, net of accumulated amortization of $837.3
  (2000) and $185.9 (1999).............................  $10,236.4    $2,264.4
License acquisition costs, net of accumulated
  amortization of $215.8 (2000) and $141.7 (1999)......      139.2       225.0
Customer lists, net of accumulated amortization of
  $70.4 (2000) and $30.9 (1999)........................      158.6       159.3
Other intangibles, net of accumulated amortization of
  $5.5 (2000)..........................................       31.9          --
                                                         ---------    --------
                                                         $10,566.1    $2,648.7
                                                         =========    ========

     The Company made the following acquisitions in 1999:

     In March 1999, the Company acquired Diamond Cable Communications plc ("Diamond"). The Company issued an aggregate of 19.9 million shares of common stock in exchange for each ordinary share and deferred

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES share of Diamond. The Company's common stock was valued at $971.4 million, the fair value at the time of the announcement. In addition, the Company issued options to purchase 191,000 shares of the Company's common stock to holders of Diamond options, which were valued at $6.6 million. The Company assumed Diamond's debt including five different notes with an aggregate principal amount at maturity of $1,564.6 million. Diamond is a provider of telephone, cable television and Internet services in England.

     In July 1999, the Company acquired Cablelink Limited ("Cablelink") for IRL535.2 million ($692.5 million), of which IRL455.2 million ($589.0 million) was paid in cash and IRL80.0 million ($103.5 million) was paid through the issuance of Variable Rate Redeemable Guaranteed Loan Notes due 2002. Cablelink provides multi-channel television and information services in Dublin, Galway and Waterford, Ireland.

     In September 1999, NTL Delaware acquired the shares of Workplace Technologies plc, one of the United Kingdom's leading data network service integrators, in exchange for L105.2 million ($172.5 million), of which L100.7 million ($165.1 million) was paid in cash and L4.5 million ($7.4 million) was paid through the issuance of demand notes. On February 21, 2001, the Company completed a transaction whereby it acquired the entire issued share capital of NTL Business Limited (formerly Workplace Technologies plc) from NTL (Delaware), Inc. in exchange for shares of its common stock. As a result of this transaction, NTL Business Limited became a wholly-owned subsidiary of the Company. The Company accounted for the transaction in a manner consistent with a transfer of entities under common control, which is similar to a "pooling of interests." Accordingly, the net assets and results of operations of NTL Business Limited have been included in the Company's consolidated financial statements from the date of acquisition by NTL Delaware.

     These acquisitions were accounted for as purchases, and accordingly, the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the dates of acquisition. The aggregate purchase price of $1,860.1 million, including costs incurred of $17.1 million, plus the fair value of liabilities assumed net of tangible assets acquired aggregated $2,169.5 million, which has been allocated as follows:
$143.5 million to license acquisition costs, $130.9 million to customer lists and $1,895.1 million to goodwill.

     On May 30, 2000, NTL Incorporated acquired the consumer cable telephone, Internet and television operations of CWC in the United Kingdom ("ConsumerCo"). NTL Incorporated paid cash of L2,917.0 million ($4,364.7 million) and issued an aggregate of 84.9 million shares of its common stock in exchange for all of the shares of CWC. In addition, NTL Incorporated paid L2,155.3 million ($3,225.0 million) to repay a portion of ConsumerCo's debt. NTL Incorporated's common stock was valued at $5,488.3 million, the fair value at the time of the announcement. This acquisition was funded by a new bank facility under which L2,376.0 million ($3,555.2 million) was borrowed and by an additional investment by France Telecom in NTL Incorporated. On February 21, 2001, the Company completed a transaction whereby it acquired the entire issued share capital of NTL (CWC Holdings) Limited (the entity that owns ConsumerCo) from NTL Incorporated in exchange for shares of its common stock. As a result of this transaction, ConsumerCo became a wholly-owned subsidiary of the Company. The Company accounted for the transaction in a manner consistent with a transfer of entities under common control, which is similar to a "pooling of interests." Accordingly, the net assets and results of operations of ConsumerCo have been included in the Company's consolidated financial statements from the date of acquisition by NTL Incorporated.

     The aggregate purchase price of $13,111.0 million, including costs incurred of $33.1 million, exceeded the fair value of net tangible assets acquired by $8,879.0 million, which has been allocated as follows: $53.0 million to customer lists, $37.4 million to other intangibles and $8,788.6 million to goodwill.

     The pro forma unaudited consolidated results of operations for the years ended December 31, 2000 and 1999 assuming consummation of the above mentioned transactions as of January 1, 1999 is as follows. A significant component of the pro forma results is associated with the acquisition of ConsumerCo. The historical results of ConsumerCo reflect certain intercompany costs and expenses as they were prior to the separation of ConsumerCo

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES which was completed in the second quarter of 2000. These costs and expenses do not necessarily reflect the costs and expenses that would have been incurred had ConsumerCo reported as a separate entity for these periods. Therefore the historical results of ConsumerCo which are included in the pro forma results below are not reflective of results on a going forward basis.

                                                          YEAR ENDED DECEMBER 31,
                                                          ------------------------
                                                             2000          1999
                                                          ----------    ----------
                                                               (IN MILLIONS)
Total revenue...........................................   $2,953.4      $2,844.5
(Loss) before extraordinary item........................   (2,973.5)     (2,326.0)
Net (loss)..............................................   (2,973.5)     (2,329.0)

     Amortization of intangibles and other assets charged to expense for the years ended December 31, 2000, 1999 and 1998 was $826.3 million, $290.2 million and $58.6 million respectively.

7. INVESTMENT IN CABLE LONDON PLC

     NTL (Triangle) LLC ("NTL Triangle") (formerly known as NTL (Bermuda) Limited), a wholly-owned subsidiary of the Company, owned a 50% interest in Cable London plc ("Cable London"). Pursuant to an agreement with Telewest Communications plc ("Telewest") relating to NTL Triangle's and Telewest's respective 50% ownership interests in Cable London, in November 1999 Telewest purchased all of NTL Triangle's shares of Cable London for L428.0 million ($692.5 million) in cash. The Company recorded a gain of $493.1 million on the sale. The sale of the Cable London interest was an "Asset Sale" for purposes of the Company's Indentures for certain of its notes. The Company used an amount equal to the proceeds from the sale to invest in "Replacement Assets" by November 2000.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

8. LONG-TERM DEBT

     Long-term debt consists of:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       2000         1999
                                                                     ---------    --------
                                                                         (IN MILLIONS)
NTL Communications:
  12 3/4% Senior Deferred Coupon Notes......................   (a)   $   277.8    $  268.1
  11 1/2% Senior Deferred Coupon Notes......................   (b)     1,040.5       930.4
  10% Senior Notes..........................................   (c)       400.0       400.0
  9 1/2% Senior Sterling Notes, less unamortized discount...   (d)       186.5       201.4
  10 3/4% Senior Deferred Coupon Sterling Notes.............   (e)       353.6       343.7
  9 3/4% Senior Deferred Coupon Notes.......................   (f)     1,048.5       952.8
  9 3/4% Senior Deferred Coupon Sterling Notes..............   (g)       360.8       354.4
  11 1/2% Senior Notes......................................   (h)       625.0       625.0
  12 3/8% Senior Deferred Coupon Notes......................   (i)       323.6       287.0
  7% Convertible Subordinated Notes.........................   (j)       599.3       599.3
  Variable Rate Redeemable Guaranteed Loan Notes............   (k)          --        76.8
  9 1/4% Senior Euro Notes..................................   (l)       234.7       252.3
  9 7/8% Senior Euro Notes..................................   (m)       328.6       353.2
  11 1/2% Senior Deferred Coupon Euro Notes.................   (n)       127.9       123.1
  11 7/8% Senior Notes, less unamortized discount...........   (o)       489.6          --
NTL Communications Limited:
  Credit Agreement..........................................   (v)       375.3          --
NTL Business:
  Credit Agreement..........................................   (v)     3,030.3          --
ConsumerCo:
  Term Loan Facility and Other..............................              21.7          --
NTL Triangle:
  11.2% Senior Discount Debentures..........................   (p)       517.3       467.3
  Other.....................................................               5.2         8.0
Diamond:
  13 1/4% Senior Discount Notes.............................   (q)       285.1       285.1
  11 3/4% Senior Discount Notes.............................   (r)       531.0       476.2
  10 3/4% Senior Discount Notes.............................   (s)       373.9       336.9
  10% Senior Sterling Notes.................................   (t)       201.9       218.1
  9 1/8% Senior Notes.......................................   (u)       110.0       110.0
  Other.....................................................               6.0        11.5
                                                                     ---------    --------
                                                                      11,854.1     7,680.6
Less current portion........................................              10.7        82.6
                                                                     ---------    --------
                                                                     $11,843.4    $7,598.0
                                                                     =========    ========

---------------
 (a) 12 3/4% Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from October 15, 2000, redeemable at the Company's option on or after April 15, 2000;

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

 (b) 11 1/2% Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually beginning on August 1, 2001, redeemable at the Company's option on or after February 1, 2001;

 (c) 10% Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company's option on or after February 15, 2002;

 (d) 9 1/2% Sterling Notes due April 1, 2008, principal amount at maturity of L125.0 million ($186.9 million), interest payable semiannually from October 1, 1998, redeemable at the Company's option on or after April 1, 2003;

 (e) 10 3/4% Sterling Notes due April 1, 2008, principal amount at maturity of L300.0 million ($448.7 million), interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

 (f) 9 3/4% Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

 (g) 9 3/4% Sterling Notes due April 15, 2009, principal amount at maturity of L330.0 million ($493.5 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company's option on or after April 15, 2004;

 (h) 11 1/2% Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company's option on or after October 1, 2003;

 (i) 12 3/8% Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company's option on or after October 1, 2003;

 (j) 7% Convertible Notes due December 15, 2008, principal amount at maturity of $599.3 million, interest payable semiannually from June 15, 1999, convertible into shares of NTL Incorporated common stock at a conversion price of $39.20 per share, redeemable at the Company's option on or after December 15, 2001 (there are approximately 15.3 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

 (k) Variable Rate Redeemable Guaranteed Notes due January 5, 2002, principal amount at maturity of IRL60.0 million after redemption of IRL20.0 million ($25.7 million) in 1999 using cash held in escrow, remainder redeemed in March 2000 ($73.7 million) using cash held in escrow;

 (l) 9 1/4% Euro Notes due November 15, 2006, principal amount at maturity of E250.0 million, ($234.7 million), interest payable semiannually from May 15, 2000;

 (m) 9 7/8% Euro Notes due November 15, 2009, principal amount at maturity of E350.0 million, ($328.6 million), interest payable semiannually from on May 15, 2000 redeemable at the Company's option on or after November 15, 2004;

 (n) 11 1/2% Deferred Euro Notes due November 15, 2009, principal amount at maturity of E210.0 million ($197.1 million), interest payable semiannually beginning on May 15, 2005, redeemable at the Company's option on or after November 15, 2004;

 (o) 11 7/8% Notes due October 1, 2010, issued in October 2000, principal amount at maturity of $500.0 million, interest payable semiannually beginning on April 1, 2001, redeemable at the Company's option on or after October 1, 2005;

 (p) 11.2% Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semiannually beginning on May 15, 2001, redeemable at NTL Triangle's option after November 15, 2000;

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

 (q) 13 1/4% Notes due September 30, 2004, principal amount at maturity of $285.1 million, interest payable semiannually from March 31, 2000, redeemable at Diamond's option on or after September 30, 1999;

 (r) 11 3/4% Notes due December 15, 2005, principal amount at maturity of $531.0 million, interest payable semiannually beginning on June 15, 2001, redeemable at Diamond's option on or after December 15, 2000;

 (s) 10 3/4% Notes due February 15, 2007, principal amount at maturity of $420.5 million, interest payable semiannually beginning on August 15, 2002, redeemable at Diamond's option on or after December 15, 2002;

 (t) 10% Sterling Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount at maturity of L135.0 million ($201.9 million), interest payable semiannually from August 1, 1998, redeemable at Diamond's option on or after February 1, 2003; and

 (u) 9 1/8% Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount of $110.0 million, interest payable semiannually from August 1, 1998, redeemable at Diamond's option on or after February 1, 2003.

     The indentures governing the notes contain restrictions relating to, among other things: (i) incurrence of additional indebtedness and issuance of preferred stock, (ii) dividend and other payment restrictions and (iii) mergers, consolidations and sales of assets.

     During 2000, 1999 and 1998, the Company recognized $473.1 million, $451.4 million and $232.7 million, respectively, of original issue discount as interest expense.

     In addition to the notes described above, a subsidiary of the Company has the following bank credit agreements outstanding:

 (v) In May 2000, NTL Communications Limited ("NTLCL") and NTL Business Limited ("NTL Business"), wholly-owned indirect subsidiaries of the Company, entered into a L2,500.0 million ($3,738.8 million) credit agreement in connection with the ConsumerCo acquisition. As of December 31, 2000, NTLCL had L250.9 million ($375.3 million) and NTL Business had L2,026.3 million ($3,030.3 million) outstanding under the credit agreement. Interest is payable at least every six months at LIBOR plus a margin rate of 2.25% per annum, which is subject to adjustment based on the ratio of EBITDA to finance charges of the UK Group. The effective rate of interest at December 31, 2000 was 8.283%. The unused portion of the commitment is available for refinancing ConsumerCo indebtedness and for working capital requirements of the UK Group. For purposes of this credit agreement, Diamond and subsidiaries and NTL Triangle and subsidiaries and certain other entities are excluded from the UK Group. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized. Principal is due in six quarterly installments beginning on June 30, 2004. The credit agreement contains various financial and other covenants with respect to the UK Group, and restrictions on dividends and distributions by the UK Group.

     NTLCL entered into a L1,300.0 million ($1,944.2 million) credit agreement with a group of banks dated May 30, 2000. Pursuant to the credit agreement, in connection with the issuance in October 2000 of $500.0 million aggregate principal amount of the Company's 11 7/8% notes, the issuance in January 2001 of E200.0 million aggregate principal amount of the Company's 12 3/8% Euro notes and the issuance in February 2001 of E100.0 million aggregate principal amount of the Company's 12 3/8% Euro notes, the commitment was reduced by L255.1 million ($381.4 million). As of December 31, 2000, there were no amounts borrowed under this agreement. NTLCL and other members of the UK Group (as defined above) may utilize the proceeds under this credit agreement to finance the working capital requirements of the UK Group, provided that in no event shall the proceeds be used for a purpose other than to finance the construction, capital expenditure and working capital needs of a cable television or telephone or telecommunications business, or a related business, in the United Kingdom or Ireland. Interest is payable at least every six months at LIBOR

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES plus a margin rate of 4.5% per annum. The margin rate shall increase by 0.5% on the three month anniversary of the initial advance and by an additional 0.5% on each subsequent three month anniversary, up to a maximum total interest rate of 16% per annum. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly. Principal is due in full on March 31, 2006. The credit agreement contains various financial and other covenants with respect to the UK Group, and restrictions on dividends and distributions by the UK Group.

     In September 1999, NTL Triangle repaid at maturity the $21.5 million due under its notes payable to Comcast U.K. Holdings, Inc.

     In connection with the Cablelink acquisition, the Company issued $704.6 million principal amount Senior Increasing Rate Notes due 2000. In November 1999, the Company received net proceeds of $720.7 from the issuance of the 9 1/4% Euro Notes, the 9 7/8% Euro Notes and the 11 1/2% Deferred Euro Notes, of which $716.5 million was used to repay the Senior Increasing Rate Notes plus accrued interest. The Company recorded an extraordinary loss from the early extinguishment of the notes of $3.0 million in 1999.

     In connection with an acquisition, the Company borrowed an aggregate of L475.0 million under a bank credit facility. In November 1998, the Company received net proceeds of $849.0 million from the issuance of the 11 1/2% Notes and the 12 3/8% Notes, a substantial portion of which was used to repay the $799.0 million outstanding under the bank loan. The Company recorded an extraordinary loss from the early extinguishment of the bank loan of $18.6 million in 1998.

     In October 1998, the Company redeemed its 10 7/8% Senior Deferred Coupon Notes with an accreted value of $211.0 million for cash of $218.0 million. The Company recorded an extraordinary loss from the early extinguishment of the 10 7/8% Notes of $12.1 million in 1998, which included approximately $4.8 million of unamortized deferred financing costs.

     In 1998, the Company required consents from the holders of some of its notes to modify certain indenture provisions in order to proceed with an acquisition. In October 1998, the Company paid $11.3 million in consent payments and issued warrants to purchase 1.2 million shares of common stock in lieu of additional consent payments of $10.1 million.

     The NTLCL bank credit facilities, as well as the NTL Triangle and Diamond notes, restrict the payment of cash dividends and loans to the Company. At December 31, 2000, restricted net assets were approximately $12,674.0 million.

     Long-term debt repayments are due as follows (in millions):

Year ending December 31:
  2001............................................  $    10.7
  2002............................................        8.7
  2003............................................        8.3
  2004............................................      420.7
  2005............................................    4,080.7
  Thereafter......................................    8,066.8
                                                    ---------
                                                    $12,595.9
                                                    =========

     In January and February 2001, the Company issued E300.0 million ($281.6 million) aggregate principal amount of 12 3/8% Senior Euro Notes due February 1, 2008. The Company received proceeds of approximately $275.3 million after underwriters' discount and commissions and other fees. Interest is payable semiannually in cash at a rate of 12 3/8% per annum beginning on August 1, 2001. These notes may not be redeemed by the Company except in limited circumstances.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

9. OTHER CHARGES INCLUDING RESTRUCTURING CHARGES

     Other charges of $92.7 million in 2000 include restructuring costs of $65.9 million and information technology integration costs of $26.8 million. Restructuring costs relate to the NTL Incorporated's announcement in November 2000 of its completion of a consolidation review. Based on a comprehensive review of the combined company following the acquisition of ConsumerCo and the integration of several other acquired businesses, NTL Incorporated identified significant efficiency improvements and cost savings. The restructuring provision includes employee severance and related costs of $47.9 million for approximately 2,300 employees to be terminated and lease exit costs of $18.0 million. As of December 31, 2000, approximately 360 of the employees had been terminated. None of the provision had been utilized through December 31, 2000. The information technology integration costs of $26.8 million were incurred for the integration of acquired companies' information technology.

     Other charges of $16.2 million in 1999 were incurred for the cancellation of certain contracts. Other charges of $4.2 million reversed in 1998 were the result of changes to a restructuring reserve that was recorded in 1997.

10. INCOME TAXES

     The benefit for income taxes consists of the following:

                                                      YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      2000      1999     1998
                                                     ------    ------    -----
                                                           (IN MILLIONS)
Current:
  Federal..........................................  $   --    $  1.0    $  --
  Foreign..........................................     0.9        --       --
                                                     ------    ------    -----
Total current......................................     0.9       1.0       --
                                                     ------    ------    -----
Deferred:
  Federal..........................................      --        --       --
  Foreign..........................................   (80.8)    (30.9)    (3.3)
                                                     ------    ------    -----
Total deferred.....................................   (80.8)    (30.9)    (3.3)
                                                     ------    ------    -----
                                                     $(79.9)   $(29.9)   $(3.3)
                                                     ======    ======    =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                                                              DECEMBER 31,
                                                          --------------------
                                                            2000        1999
                                                          ---------    -------
                                                             (IN MILLIONS)
Deferred tax liabilities:
  Fixed assets..........................................  $   591.9    $  66.5
  Intangibles...........................................       58.0       76.4
                                                          ---------    -------
Total deferred tax liabilities..........................      649.9      142.9
Deferred tax assets:
  Net operating losses..................................    1,491.9      396.0
  Net deferred interest expense.........................      198.6      150.1
  Depreciation and amortization.........................      378.0      269.9
  Inventory.............................................       18.5         --
  Purchase accounting liabilities.......................      158.5         --
  Other.................................................       32.4       12.4
                                                          ---------    -------
Total deferred tax assets...............................    2,277.9      828.4
Valuation allowance for deferred tax assets.............   (1,623.1)    (738.6)
                                                          ---------    -------
Net deferred tax assets.................................      654.8       89.8
                                                          ---------    -------
Net deferred tax (assets) liabilities...................  $    (4.9)   $  53.1
                                                          =========    =======

     At December 31, 2000, the Company had a valuation allowance against its deferred tax assets to the extent it was not more likely than not that such assets would be realized in the future.

     At December 31, 2000, the Company had net operating loss carryforwards of approximately $550.0 million for U.S. federal income tax purposes that expire in varying amounts commencing in 2009. This excludes net operating loss carryforwards of companies that are resident in both the U.S. and the United Kingdom. The Company also has United Kingdom net operating loss carryforwards of approximately $4,000.0 million that have no expiration date. Pursuant to United Kingdom law, these losses are only available to offset income of the separate entity that generated the loss. A portion of the United Kingdom net operating loss carryforward relates to dual resident companies, of which the U.S. net operating loss carryforward amount is approximately $1,000.0 million.

     In 2000, the Internal Revenue Service completed its federal income tax audit of the Company for the years 1993, 1994 and 1995. The audit resulted in a reduction in U.S. net operating loss carryforwards that had no material impact on the Company. The Company is currently undergoing a U. S. federal income tax audit for the years 1996 and 1997. The Company does not expect that the audit adjustments will have a material adverse effect on its financial position, results of operations or cash flows.

     The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                  2000       1999       1998
                                                 -------    -------    -------
                                                         (IN MILLIONS)
(Benefit) at federal statutory rate (35%)......  $(863.8)   $(261.0)   $(188.3)
Add:
  Foreign losses with no benefit...............    568.6      106.9       87.9
  U.S. losses with no benefit..................    215.3      124.2       97.1
                                                 -------    -------    -------
                                                 $ (79.9)   $ (29.9)   $  (3.3)
                                                 =======    =======    =======

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

11. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

          Long-term debt: The carrying amounts of the bank credit facility and Variable Rate Notes approximate their fair values. The fair values of the Company's other debt are based on the quoted market prices.

     The carrying amounts and fair values of the Company's financial instruments are as follows:

                                             DECEMBER 31, 2000         DECEMBER 31, 1999
                                           ----------------------    ----------------------
                                           CARRYING                  CARRYING
                                            AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                           --------    ----------    --------    ----------
                                                            (IN MILLIONS)
Cash and cash equivalents................  $  423.5     $  423.5     $1,074.2     $1,074.2
Long-term debt:
  12 3/4% Notes..........................     277.8        255.6        268.1        278.5
  11 1/2% Notes..........................   1,040.5        913.5        930.4        950.3
  10% Notes..............................     400.0        348.0        400.0        414.0
  9 1/2% Sterling Senior Notes...........     186.5        154.2        201.4        196.9
  10 3/4% Sterling Notes.................     353.6        242.3        343.7        327.2
  9 3/4% Notes...........................   1,048.5        715.0        952.8        913.3
  9 3/4% Sterling Notes..................     360.8        214.7        354.4        313.3
  11 1/2% Notes..........................     625.0        556.3        625.0        682.8
  12 3/8% Notes..........................     323.6        252.0        287.0        319.5
  7% Convertible Notes...................     599.3        470.5        599.3      1,582.2
  Variable Rate Notes....................        --           --         76.8         76.8
  9 1/4% Euro Notes......................     234.7        207.7        252.3        254.8
  9 7/8% Euro Notes......................     328.6        269.4        353.2        356.8
  11 1/2% Euro Deferred Notes............     127.9         99.6        123.1        125.0
  11 7/8% Senior Notes...................     489.6        445.0           --           --
  Credit Agreement.......................   3,405.6      3,405.6           --           --
  11.2% Debentures.......................     517.3        439.7        467.3        486.3
  13 1/4% Notes..........................     285.1        270.8        285.1        305.4
  11 3/4% Notes..........................     531.0        467.3        476.2        499.1
  10 3/4% Notes..........................     373.9        281.7        336.9        340.6
  10% Sterling Notes.....................     201.9        161.5        218.1        218.1
  9 1/8% Notes...........................     110.0         89.7        110.0        108.9

     The Company has derivative financial instruments for purposes other than trading as follows. In 2000, the Company entered into cross currency swaps to hedge exposure to movements in the British pound/U.S. dollar exchange rate. The notional amount of the cross currency swaps was L135.0 million at December 31, 2000. These swaps have payment dates in 2001 that match interest payment dates for a portion of the Company's notes. The fair value of the swaps at December 31, 2000 was $(2.2) million based on quoted market prices for comparable instruments.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

12. RELATED PARTY TRANSACTIONS

     The Company provided management, financial, legal and technical services to Cellular Communications International, Inc. ("CCII") and Cellular Communications of Puerto Rico, Inc. ("CCPR"). Certain officers and directors of the Company were officers and directors of CCII and CCPR.

     In 1998, the Company charged CCPR, CCII and CoreComm Limited ("CoreComm") (which was formed in 1998 and has certain common officers and directors with the Company) $1.1 million, $1.0 million and $0.3 million, respectively, for direct costs where identifiable and a fixed percentage of its corporate overhead. In the fourth quarter of 1999, CoreComm began charging the Company a percentage of CoreComm's office rent and supplies expense. In 1999, the Company charged CCPR, CCII and CoreComm $0.1 million, $0.4 million and $1.3 million, respectively, for direct costs where identifiable and a fixed percentage of its corporate overhead, net of CoreComm's charges to the Company. Charges to CCPR and to CCII ceased in 1999 due to each of them being acquired and a resulting termination of services. In 2000, the Company charged CoreComm $0.9 million for direct costs where identifiable and a fixed percentage of its corporate overhead, net of CoreComm's charges to the Company. These charges reduced corporate expenses in 2000, 1999 and 1998. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management of the Company, the allocation methods are reasonable.

     The Company obtains billing and software development services from CoreComm. CoreComm billed the Company $5.9 million, $4.6 million and $2.9 million in 2000, 1999 and 1998, respectively, for these services. In addition, CoreComm billed the Company $6.7 million in October 2000 for services to be rendered from January to September 2001. In March 2000, the Company and CoreComm announced that they had entered into an agreement to link their networks in order to create an international Internet backbone. In November 2000, CoreComm billed the Company $9.1 million primarily for usage of the network in 2001.

     At December 31, 2000 and 1999, the Company had a payable to CoreComm of $17.1 million and a receivable from CoreComm of $0.5 million, respectively.

13. SHAREHOLDER'S EQUITY

  Sales of Preferred Stock and Warrants

     In January 1999, the Company received $500.0 million in cash from Microsoft Corp. ("Microsoft") in exchange for 500,000 shares of the Company's 5.25% Convertible Preferred Stock and warrants to purchase 1.9 million shares of the Company's common stock at an exercise price of $53.76 per share (as adjusted for stock splits in 1999 and 2000).

  Series Preferred Stock

     In February 1997, the Company issued 100,000 shares of its 13% Senior Redeemable Exchangeable Preferred Stock.

     In September 1998, the Company issued 125,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series A (the "Series A Preferred Stock") in connection with an acquisition. Each share of Series A Preferred Stock had a stated value of $1,000. Cumulative dividends accrued at 9.9% of the stated value per share. Dividends were payable when and if declared by the Board of Directors.

     In December 1998, the Company issued 52,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series B (the "Series B Preferred Stock") in connection with an acquisition. Each share of Series B Preferred Stock had a stated value of $1,000. Cumulative dividends accrued at 9.9% of the stated value per share. Dividends were payable when and if declared by the Board of Directors.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     The changes in the number of shares of Series Preferred Stock were as follows:

                                                          9.9%        9.9%
                                              13%       SERIES A    SERIES B     5.25%
                                            --------    --------    --------    --------
Balance, December 31, 1997................   110,000          --         --           --
Issued for acquisitions...................        --     125,000     52,000           --
Issued for dividends......................    15,000          --         --           --
                                            --------    --------    -------     --------
Balance, December 31, 1998................   125,000     125,000     52,000           --
Issued for cash...........................        --          --         --      500,000
Issued for dividends......................     3,000          --         --        4,000
Corporate restructuring...................  (128,000)   (125,000)   (52,000)    (504,000)
                                            --------    --------    -------     --------
Balance, December 31, 1999................        --          --         --           --
                                            ========    ========    =======     ========

  Stock Options

     The Company's employees participate in the following NTL Incorporated stock option plans.

     There are 3,381,000 shares and 10,396,000 shares of common stock reserved for issuance under the 1991 Stock Option Plan and the 1993 Stock Option Plan, respectively. These plans provide that incentive stock options ("ISOs") be granted at the fair market value of NTL Incorporated's common stock on the date of grant, and nonqualified stock options ("NQSOs") be granted at not less than 85% of the fair market value of NTL Incorporated's common stock on the date of grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of the Company. Options will expire ten years after the date of the grant. No additional options will be granted under these plans.

     There are 156,000 shares and 500,000 shares of common stock reserved for issuance under 1991 and 1993 Non-Employee Director Stock Option Plans, respectively. Under the terms of these plans, options will be granted to members of the Board of Directors who are not employees of the Company or any of its affiliates. These plans provide that all options be granted at the fair market value of NTL Incorporated's common stock on the date of grant, and options will expire ten years after the date of the grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each subsequent anniversary of the grant date while the optionee remains a director of the Company. Options will expire ten years after the date of the grant. No additional options will be granted under these plans.

     There are 83,438,000 shares of common stock reserved for issuance under the 1998 Non-Qualified Stock Option Plan, and there are 31,478,000 shares available for issuance at December 31, 2000. The exercise price of a NQSO shall be determined by the Compensation and Option Committee. Options are generally exercisable ratably over five to ten years while the optionee remains an employee of the Company. Options will expire ten years after the date of the grant.

     In September 2000, the Board of Directors approved modifications to certain stock options granted to employees in November 1999 through May 2000. Options to purchase an aggregate of approximately 16.5 million shares of NTL Incorporated's common stock with a weighted average exercise price of $64.39 per share were modified such that the exercise price was reduced to $44.50 per share and the vesting schedule was delayed and/or lengthened. This change did not affect the exercise price of options granted to the Chairman of the Board, the Chief Executive Officer and the Company's Directors. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, NTL Incorporated is accounting for these options as a variable plan beginning in September 2000. The Company will recognize non-cash compensation expense for the difference between the quoted market price of NTL Incorporated's common stock and the exercise price of the vested options while the options remain outstanding.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     There were 34.8 million, 6.4 million and 13.9 million options granted under these plans for the years ended December 31, 2000, 1999, and 1998, respectively.

     Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2000, 1999 and 1998: risk-free interest rates of 5.30%, 6.81% and 5.02%, respectively, dividend yield of 0%, volatility factor of the expected market price of NTL Incorporated's common stock of .385, .336, and .331, respectively, and a weighted-average expected life of the option of 10 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because NTL Incorporated's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Pro forma net loss would have been approximately $1,780.7 million, $802.0 million and $580.7 million for the years ended December 31, 2000, 1999 and 1998, respectively.

14. EMPLOYEE BENEFIT PLANS

     Certain subsidiaries of the Company operate defined benefit pension plans in the United Kingdom. The assets of the Plans are held separately from those of the Company and are invested in specialized portfolios under the management of an investment group. The pension cost is calculated using the attained age method. The Company's policy is to fund amounts to the defined benefit plans necessary to comply with the funding requirements as prescribed by the laws and regulations in the United Kingdom.

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                         --------------------
                                                          2000          1999
                                                         ------        ------
                                                            (IN MILLIONS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year................  $197.1        $213.4
Acquisition............................................      --          10.7
Service cost...........................................    10.7          12.0
Interest cost..........................................    11.3          12.0
Actuarial gains........................................     0.2         (40.9)
Benefits paid..........................................    (5.7)         (5.2)
Foreign currency exchange rate changes.................   (11.8)         (4.9)
                                                         ------        ------
Benefit obligation at end of year......................  $201.8        $197.1
                                                         ======        ======

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                         --------------------
                                                          2000          1999
                                                         ------        ------
                                                            (IN MILLIONS)
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year.........  $278.4        $225.3
Acquisition............................................      --          10.1
Actual return on plan assets...........................     2.0          43.1
Company contributions..................................     8.6           7.6
Plan participants' contributions.......................     3.4           2.9
Benefits paid..........................................    (5.7)         (5.3)
Foreign currency exchange rate changes.................   (17.6)         (5.3)
                                                         ------        ------
Fair value of plan assets at end of year...............  $269.1        $278.4
                                                         ======        ======
Funded status of the plan..............................  $ 67.3        $ 81.3
Unrecognized net actuarial gains.......................   (62.0)        (89.3)
Unrecognized transition obligation.....................     6.8           8.1
                                                         ------        ------
Prepaid benefit cost...................................  $ 12.1        $  0.1
                                                         ======        ======

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                      ----------------------
                                                          2000         1999
                                                      -------------    -----
Actuarial assumptions:
  Weighted average discount rate....................      6.00%        6.25%
  Weighted average rate of compensation increase....  3.50% - 4.25%    4.50%
  Expected long-term rate of return on plan
     assets.........................................  7.50% - 7.75%    8.00%

     The components of net pension costs are as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                     2000      1999      1998
                                                    ------    ------    ------
                                                          (IN MILLIONS)
Service cost......................................  $ 10.7    $ 12.0    $ 13.4
Interest cost.....................................    11.3      12.0      14.7
Actual return on plan assets......................    (2.0)    (43.1)    (24.2)
Net amortization and deferral.....................   (20.6)     26.8       8.3
                                                    ------    ------    ------
                                                    $ (0.6)   $  7.7    $ 12.2
                                                    ======    ======    ======

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

15. LEASES

     Leases for buildings, office space and equipment extend through 2031. Total rental expense for the years ended December 31, 2000, 1999 and 1998 under operating leases was $46.2 million, $27.5 million and $29.4 million, respectively.

     Future minimum lease payments under noncancellable operating leases as of December 31, 2000 are as follows (in millions):

Year ending December 31:
  2001..............................................  $ 51.5
  2002..............................................    47.8
  2003..............................................    46.1
  2004..............................................    41.5
  2005..............................................    36.8
  Thereafter........................................   205.8
                                                      ------
                                                      $429.5
                                                      ======

16. COMMITMENTS AND CONTINGENT LIABILITIES

     At December 31, 2000, the Company was committed to pay approximately $1,112.0 million for equipment and services which includes approximately $860.0 million for certain operations and maintenance contracts through 2008.

     The Company had certain exclusive local delivery operator licenses for Northern Ireland and other franchise areas in the United Kingdom. Pursuant to these licenses, various subsidiaries of the Company were required to make monthly cash payments to the Independent Television Commission ("ITC") during the 15-year license terms. Upon a request by the Company in 1999, the ITC converted all of the Company's fee bearing exclusive licenses to non-exclusive licenses by the end of 1999. In 1999 and 1998, the Company paid $30.1 million and $25.0 million, respectively, in connection with these licenses. Since the Company's liability for the license payments ceased upon the conversion, in 1999 the Company reversed an accrual for franchise fees of $13.6 million.

     The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

17. INDUSTRY SEGMENTS

     The Company has four reportable segments: Broadcast Services, Consumer Services, Business Services, and Shared Services. The Broadcast Services segment operates in the United Kingdom and includes digital and analog television and radio broadcasting, rental of antenna space on the Company's owned and leased towers and sites and associated services, and satellite and media services. Consumer Services include telephony, cable television, Internet access and interactive services in regional franchise areas in the United Kingdom and Ireland. The Business Services segment operates primarily in the United Kingdom and includes telephony, national and international wholesale carrier telecommunications, and radio communications services to the emergency services community. Shared Services principally include network and information technology management, finance, human resources and facilities management. Shared Services also includes assets and related depreciation and amortization that are not allocated to another segment. In 1998, Shared Services included OCOM Corporation, a subsidiary that operated long distance and microwave transmission businesses in the United States until June 1998.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     In 2000, components of the National Telecoms segment became part of the Broadcast Services segment, and the remainder of National Telecoms was renamed Business Services. The rental of antenna space on the Company's owned and leased towers and sites and associated services, and satellite and media services became components of Broadcast Services. The 1999 and 1998 segment information has been reclassified to conform to the 2000 segments. Also, certain goodwill and related amortization was reclassified to Broadcast Services from Shared Services in all of the periods presented.

     The accounting policies of the segments are the same as those described in the Significant Accounting Policies note. The Company's management evaluates segment performance based on various financial and non-financial measurements. The results of operations data utilized in financial measurements are revenues and EBITDA, which is earnings before interest, taxes, depreciation and amortization, corporate expenses, franchise fees, other charges, other gains, foreign currency transactions gains (losses) and extraordinary items. The Company's primary measure of profit or loss is EBITDA. Certain selling, general and administrative expenses are allocated to segments based on revenues. Management does not allocate costs of shared services departments and jointly used assets for purposes of measuring segment performance. The reportable segments are strategic business units that are managed separately and offer different services.

                                       BROADCAST    CONSUMER     BUSINESS     SHARED       TOTAL
                                       ---------    ---------    --------    --------    ---------
                                                              (IN MILLIONS)
Year ended December 31, 2000
Revenues.............................   $263.8      $ 1,518.2    $  702.2    $     --    $ 2,484.2
Depreciation and amortization........     46.3        1,076.4       153.0       425.0      1,700.7
EBITDA(1)............................    136.5          410.8       226.2      (481.6)       291.9
Expenditures for long-lived assets...     70.0        1,067.5       637.8       383.9      2,159.2
Total assets(2)......................    647.3       17,888.3     1,525.5     3,085.4     23,146.5
Year ended December 31, 1999
Revenues.............................   $257.3      $   827.3    $  452.5    $     --    $ 1,537.1
Depreciation and amortization........     45.7          527.1        58.8       134.1        765.7
EBITDA(1)............................    140.4          245.0       106.6      (279.3)       212.7
Expenditures for long-lived assets...     69.6          590.5       356.7       124.5      1,141.3
Total assets(3)......................    658.3        5,978.5       805.9     2,290.3      9,733.0
Year ended December 31, 1998
Revenues.............................   $231.3      $   355.6    $  157.7    $    2.4    $   747.0
Depreciation and amortization........     41.7          143.5        17.8        63.1        266.1
EBITDA(1)............................    115.2           67.6        12.3      (119.7)        75.4
Expenditures for long-lived assets...    165.9          413.9       220.4        67.1        867.3
Total assets.........................    645.8        3,100.5       406.1     2,041.7      6,194.1

---------------
(1) Represents earnings before interest, taxes, depreciation and amortization, franchise fees, other charges, corporate expenses, other gains, foreign currency transaction (losses) gains and extraordinary items.

(2) At December 31, 2000, shared assets included $355.0 million of cash, cash equivalents and marketable securities, $1,794.1 million of goodwill and $936.3 million of other assets.

(3) At December 31, 1999, shared assets included $828.6 million of cash, cash equivalents and marketable securities, $916.4 million of goodwill and $545.3 million in other assets.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     The reconciliation of segment combined EBITDA to loss before income taxes and extraordinary item is as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                        -------------------------------
                                                          2000        1999       1998
                                                        ---------    -------    -------
                                                                 (IN MILLIONS)
Segment Combined EBITDA...............................  $   291.9    $ 212.7    $  75.4
(Add) Deduct:
  Franchise fees......................................         --       16.5       25.0
  Other charges.......................................       92.7       16.2       (4.2)
  Corporate expenses..................................       23.7       25.3       17.1
  Depreciation and amortization.......................    1,700.7      765.7      266.1
  Interest income and other, net......................       (1.6)     (29.9)     (46.0)
  Interest expense....................................      886.3      678.2      328.8
  Other gains.........................................         --     (493.1)        --
  Foreign currency transaction losses (gains).........       58.1      (22.8)      (4.2)
                                                        ---------    -------    -------
                                                          2,759.9      956.1      582.6
                                                        ---------    -------    -------
Loss before income taxes and extraordinary item.......  $(2,468.0)   $(743.4)   $(507.2)
                                                        =========    =======    =======

18. GEOGRAPHIC INFORMATION

                                     UNITED STATES    UNITED KINGDOM    IRELAND      TOTAL
                                     -------------    --------------    -------    ---------
                                                          (IN MILLIONS)
2000
Revenues...........................      $ --           $ 2,423.0       $ 61.2     $ 2,484.2
Long-lived assets..................       1.6            21,621.9        182.9      21,806.4
1999
Revenues...........................      $ --           $ 1,505.9       $ 31.2     $ 1,537.1
Long-lived assets..................       1.6             8,143.6        148.0       8,293.2
1998
Revenues...........................      $2.4           $   744.6       $   --     $   747.0
Long-lived assets..................       1.2             4,988.4           --       4,989.6

                            NTL COMMUNICATIONS CORP.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            CONDENSED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   168.2    $   703.4
  Marketable securities.....................................         --          5.0
  Other.....................................................       10.5          3.2
                                                              ---------    ---------
Total current assets........................................      178.7        711.6
Office improvements and equipment, net of accumulated
  depreciation of $1.2 (2000) and $1.3 (1999)...............        1.6          1.6
Investments in and loans to subsidiaries....................   15,188.5      5,947.6
Deferred financing costs, net of accumulated amortization of
  $51.4 (2000) and $32.2 (1999).............................      136.6        142.8
Other assets................................................         --         87.4
                                                              ---------    ---------
Total assets................................................  $15,505.4    $ 6,891.0
                                                              =========    =========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities.........................................  $    96.8    $   134.3
Long-term debt..............................................    6,396.4      5,690.7
Shareholder's equity:
  Common stock..............................................         --           --
  Additional paid-in capital................................   13,746.7      3,031.3
  Accumulated other comprehensive income (loss).............     (379.3)         1.8
  (Deficit).................................................   (4,355.2)    (1,967.1)
                                                              ---------    ---------
                                                                9,012.2      1,066.0
                                                              ---------    ---------
Total liabilities and shareholder's equity..................  $15,505.4    $ 6,891.0
                                                              =========    =========

                            See accompanying notes.

                            NTL COMMUNICATIONS CORP.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                       CONDENSED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2000        1999       1998
                                                              ---------    -------    -------
COSTS AND EXPENSES
Corporate expenses..........................................  $    23.6    $  22.7    $  14.7
General and administrative expenses.........................        5.9         --         --
Depreciation and amortization...............................       19.7       18.3       10.6
                                                              ---------    -------    -------
Operating (loss)............................................      (49.2)     (41.0)     (25.3)

OTHER INCOME (EXPENSE)
Interest income and other, net..............................       14.4      121.6      128.5
Interest expense............................................     (599.4)    (529.5)    (317.7)
Foreign currency transaction gains..........................       67.8       21.9        3.7
                                                              ---------    -------    -------
(Loss) before income taxes, extraordinary item and equity in
  net (loss) of subsidiaries................................     (566.4)    (427.0)    (210.8)
Income tax provision........................................         --       (1.0)        --
                                                              ---------    -------    -------
(Loss) before extraordinary item and equity in net (loss) of
  subsidiaries..............................................     (566.4)    (428.0)    (210.8)
Loss from early extinguishment of debt......................         --       (3.0)     (12.1)
                                                              ---------    -------    -------
(Loss) before equity in net (loss) of subsidiaries..........     (566.4)    (431.0)    (222.9)
Equity in net (loss) of subsidiaries........................   (1,821.7)    (285.5)    (311.7)
                                                              ---------    -------    -------
Net (loss)..................................................  $(2,388.1)   $(716.5)   $(534.6)
                                                              =========    =======    =======

                            See accompanying notes.

                            NTL COMMUNICATIONS CORP.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                   YEAR ENDED DECEMBER 31,
                                                             -----------------------------------
                                                               2000         1999         1998
                                                             ---------    ---------    ---------
Net cash (used in) operating activities....................  $  (293.8)   $  (118.3)   $  (291.4)

INVESTING ACTIVITIES
Purchase of office improvements and equipment..............       (0.5)        (0.9)        (0.1)
Purchase of marketable securities..........................         --       (354.5)      (540.6)
Proceeds from sales of marketable securities...............        5.0        618.6        291.3
Increase in investments in and loans to subsidiaries.......   (5,953.2)    (1,164.8)    (1,466.4)
                                                             ---------    ---------    ---------
Net cash (used in) investing activities....................   (5,948.7)      (901.6)    (1,715.8)

FINANCING ACTIVITIES
Distribution to NTL (Delaware), Inc........................         --       (500.0)          --
Contributions from NTL (Delaware), Inc.....................    5,227.2        167.6           --
Proceeds from borrowings, net of financing costs...........      476.3      1,846.0      2,697.8
Proceeds from issuance of preferred stock and warrants.....         --        500.0           --
Principal payments.........................................      (73.7)      (730.3)          --
Proceeds from exercise of stock options and warrants.......         --         12.1          6.8
Consent solicitation payments..............................         --           --        (11.3)
Cash released from (placed in) escrow for debt repayment...       77.5        (87.0)      (217.6)
                                                             ---------    ---------    ---------
Net cash provided by financing activities..................    5,707.3      1,208.4      2,475.7
                                                             ---------    ---------    ---------
(Decrease) increase in cash and cash equivalents...........     (535.2)       188.5        468.5
Cash and cash equivalents at beginning of year.............      703.4        514.9         46.4
                                                             ---------    ---------    ---------
Cash and cash equivalents at end of year...................  $   168.2    $   703.4    $   514.9
                                                             =========    =========    =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest.....................................  $   240.2    $   209.1    $    77.3
Income taxes paid..........................................        0.4           --           --

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
Accretion of dividends and discount on preferred stock.....         --    $     8.6    $    19.1
Conversion of Convertible Notes, net of unamortized
  deferred financing costs.................................         --        269.3        187.0
Warrants issued in connection with consent solicitations...         --           --         10.1
Preferred stock issued for an acquisition..................         --           --        178.5
Common stock and stock options issued for an acquisition...         --        978.0        600.5

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT NOTES TO CONDENSED FINANCIAL STATEMENTS

1. CORPORATE RESTRUCTURING

     On April 1, 1999, NTL Incorporated completed a corporate restructuring to create a holding company structure. The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Incorporated at the effective time of the merger became stockholders of the new holding company, and NTL Incorporated became a subsidiary of the new holding company. The new holding company took the name NTL Incorporated and the holding company's subsidiary simultaneously changed its name to NTL Communications Corp.

     On May 18, 2000, NTL Incorporated completed a second corporate restructuring to create a holding company structure in connection with the acquisition of ConsumerCo. The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Incorporated at the effective time of the merger became stockholders of the new holding company, and NTL Incorporated became a subsidiary of the new holding company. The new holding company has taken the name NTL Incorporated and the holding company's subsidiary simultaneously changed its name to NTL (Delaware), Inc. NTL Communications Corp. (the "Company") is a wholly-owned subsidiary of NTL (Delaware), Inc.

     On February 21, 2001, the Company completed a transaction whereby it acquired the entire issued share capital of NTL (CWC Holdings) Limited (the entity that owns ConsumerCo) from NTL Incorporated and the entire issued share capital of NTL Business Limited (formerly Workplace Technologies plc) from NTL (Delaware), Inc. in exchange for shares of its common stock. As a result of this transaction, ConsumerCo and NTL Business Limited became wholly-owned subsidiaries of the Company. The Company accounted for the transaction in a manner consistent with a transfer of entities under common control, which is similar to a "pooling of interests." Accordingly, the net assets and results of operations of ConsumerCo and NTL Business Limited have been included in the Company's consolidated financial statements from their original dates of acquisition, May 30, 2000 and September 20, 1999, respectively.

2. BASIS OF PRESENTATION

     In the Company's condensed financial statements, the Company's investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries. The Company's share of net loss of its subsidiaries is included in net loss using the equity method of accounting. The condensed financial statements should be read in conjunction with the Company's consolidated financial statements.

3. LONG-TERM DEBT

     Long-term debt consists of:

                                                                      DECEMBER 31,
                                                                  --------------------
                                                                    2000        1999
                                                                  --------    --------
                                                                     (IN MILLIONS)
12 3/4% Senior Deferred Coupon Notes.....................  (a)    $  277.8    $  268.1
11 1/2% Senior Deferred Coupon Notes.....................  (b)     1,040.5       930.4
10% Senior Notes.........................................  (c)       400.0       400.0
9 1/2% Senior Sterling Notes, less unamortized
  discount...............................................  (d)       186.5       201.4
10 3/4% Senior Deferred Coupon Sterling Notes............  (e)       353.6       343.7
9 3/4% Senior Deferred Coupon Notes......................  (f)     1,048.5       952.8
9 3/4% Senior Deferred Coupon Sterling Notes.............  (g)       360.8       354.4
11 1/2% Senior Notes.....................................  (h)       625.0       625.0
12 3/8% Senior Deferred Coupon Notes.....................  (i)       323.6       287.0

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT NOTES TO CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                      DECEMBER 31,
                                                                  --------------------
                                                                    2000        1999
                                                                  --------    --------
                                                                     (IN MILLIONS)
7% Convertible Subordinated Notes........................  (j)       599.3       599.3
Variable Rate Redeemable Guaranteed Loan Notes...........  (k)          --        76.8
9 1/4% Senior Euro Notes.................................  (l)       234.7       252.3
9 7/8% Senior Euro Notes.................................  (m)       328.6       353.2
11 1/2% Senior Deferred Coupon Euro Notes................  (n)       127.9       123.1
11 7/8% Senior Notes, less unamortized discount..........  (o)       489.6          --
                                                                  --------    --------
                                                                   6,396.4     5,767.5
Less current portion.....................................               --        76.8
                                                                  --------    --------
                                                                  $6,396.4    $5,690.7
                                                                  ========    ========

---------------
 (a) 12 3/4% Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from on October 15, 2000, redeemable at the Company's option on or after April 15, 2000;

 (b) 11 1/2% Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually beginning on August 1, 2001, redeemable at the Company's option on or after February 1, 2001;

 (c) 10% Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company's option on or after February 15, 2002;

 (d) 9 1/2% Sterling Notes due April 1, 2008, principal amount at maturity of L125.0 million ($186.9 million), interest payable semiannually from October 1, 1998, redeemable at the Company's option on or after April 1, 2003;

 (e) 10 3/4% Sterling Notes due April 1, 2008, principal amount at maturity of L300.0 million ($448.7 million), interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

 (f) 9 3/4% Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

 (g) 9 3/4% Sterling Notes due April 15, 2009, principal amount at maturity of L330.0 million ($493.5 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company's option on or after April 15, 2004;

 (h) 11 1/2% Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company's option on or after October 1, 2003;

 (i) 12 3/8% Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company's option on or after October 1, 2003;

 (j) 7% Convertible Notes due December 15, 2008, principal amount at maturity of $599.3 million, interest payable semiannually from June 15, 1999, convertible into shares of NTL Incorporated common stock at a conversion price of $39.20 per share, redeemable at the Company's option on or after December 15, 2001 (there are approximately 15.3 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

 (k) Variable Rate Redeemable Guaranteed Notes due January 5, 2002, principal amount at maturity of IRL 60.0 million after redemption of IRL20.0 million ($25.7 million) in 1999 using cash held in escrow, remainder redeemed in March 2000 ($73.7 million) using cash held in escrow;

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT NOTES TO CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

 (l) 9 1/4% Euro Notes due November 15, 2006, principal amount at maturity of E250.0 million ($234.7 million), interest payable semiannually from May 15, 2000;

(m) 9 7/8% Euro Notes due November 15, 2009, principal amount at maturity of E350.0 million ($328.6 million), interest payable semiannually from beginning May 15, 2000, redeemable at the Company's option on or after November 15, 2004;

 (n) 11 1/2% Deferred Euro Notes due November 15, 2009, principal amount at maturity of E210.0 million ($197.1 million), interest payable semiannually beginning on May 15, 2005, redeemable at the Company's option on or after November 15, 2004 and;

 (o) 11 7/8% Notes due October 1, 2010, issued in October 2000, principal amount at maturity of $500.0 million, interest payable semiannually beginning on April 1, 2001, redeemable at the Company's option on or after October 1, 2005;

     The indentures governing the notes contain restrictions relating to, among other things: (i) incurrence of additional indebtedness and issuance of preferred stock, (ii) dividend and other payment restrictions and (iii) mergers, consolidations and sales of assets.

     During 2000, 1999 and 1998, the Company recognized $334.3 million, $308.1 million and $232.7 million, respectively, of original issue discount as interest expense.

     In connection with the Cablelink acquisition, the Company issued $704.6 million principal amount Senior Increasing Rate Notes due 2000. In November 1999, the Company received net proceeds of $720.7 million from the issuance of the 9 1/4% Euro Notes, the 9 7/8% Euro Notes and the 11 1/2% Deferred Euro Notes, of which $716.5 million was used to repay the Senior Increasing Rate Notes plus accrued interest. The Company recorded an extraordinary loss from the early extinguishment of the notes of $3.0 million in 1999.

     In October 1998, the Company redeemed its 10 7/8% Senior Deferred Coupon Notes with an accreted value of $211.0 million for cash of $218.0 million. The Company recorded an extraordinary loss from the early extinguishment of the 10 7/8% Notes of $12.1 million in 1998, which included approximately $4.8 million of unamortized deferred financing costs.

     In 1998, the Company required consents from the holders of some of its notes to modify certain indenture provisions in order to proceed with an acquisition. In October 1998, the Company paid $11.3 million in consent payments and issued warrants to purchase 1.2 million shares of common stock in lieu of additional consent payments of $10.1 million.

     Long-term debt repayments are due as follows (in millions):

Year ending December 31:
  2001.............................................  $     --
  2002.............................................        --
  2003.............................................        --
  2004.............................................        --
  2005.............................................     277.8
  Thereafter.......................................   6,813.8
                                                     --------
                                                     $7,091.6
                                                     ========

     In January and February 2001, the Company issued E300.0 million ($281.6 million) aggregate principal amount of 12 3/8% Senior Euro Notes due February 1, 2008. The Company received proceeds of approximately $275.3 million after underwriters' discount and commissions and other fees. Interest is payable semiannually in

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT NOTES TO CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

cash at a rate of 12 3/8% per annum beginning on August 1, 2001. These notes may not be redeemed by the Company except in limited circumstances.

4. LEASES

     Leases for office space end in 2004. Total rental expense for the years ended December 31, 2000, 1999 and 1998 under operating leases was $2.0 million, $1.2 million and $0.6 million, respectively.

     Future minimum lease payments under noncancellable operating leases as of December 31, 2000 are (in millions): $1.0 (2001), $1.1 (2002), $1.1 (2003) and
$0.7 (2004).

5. OTHER

     No cash dividends were paid to the registrant by subsidiaries for the years ended December 31, 2000, 1999 and 1998.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                 COL. A                      COL. B               COL. C               COL. D        COL. E
----------------------------------------  ------------   ------------------------   -------------   ---------
                                                                ADDITIONS
                                                         ------------------------
                                                                          (2)
                                                            (1)       CHARGED TO
                                           BALANCE AT    CHARGED TO      OTHER      (DEDUCTIONS)/    BALANCE
                                          BEGINNING OF   COSTS AND    ACCOUNTS --     ADDITIONS      AT END
DESCRIPTION                                  PERIOD       EXPENSES     DESCRIBE       DESCRIBE      OF PERIOD
-----------                               ------------   ----------   -----------   -------------   ---------
Year ended December 31, 2000
  Allowance for doubtful accounts.......     $84.9         $98.5          $--          $(48.2)(a)    $135.2
                                             =====         =====          ==           ======        ======
Year ended December 31, 1999
  Allowance for doubtful accounts.......     $38.5         $45.7          $--          $  0.7(b)     $ 84.9
                                             =====         =====          ==           ======        ======
Year ended December 31, 1998
  Allowance for doubtful accounts.......     $ 8.1         $27.3          $--          $  3.1(c)     $ 38.5
                                             =====         =====          ==           ======        ======

---------------
(a) Uncollectible accounts written-off, net of recoveries of $91.6 million and $5.7 million foreign exchange currency translation adjustments, offset by $49.1 million allowance for doubtful accounts as of acquisition dates of purchased subsidiaries.

(b) Uncollectible accounts written-off, net of recoveries of $15.1 million and $1.1 million foreign currency exchange translation adjustments, offset by $16.9 million allowance for doubtful accounts as of acquisition dates of purchased subsidiaries.

(c) Uncollectible accounts written-off, net of recoveries of $9.2 million, offset by $12.2 million allowance for doubtful accounts as of acquisition dates of purchased subsidiaries and $0.1 million foreign currency translation adjustments.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)


                                                               MARCH 31,     DECEMBER 31,
                                                                 2001            2000
                                                              -----------    ------------
                                                              (UNAUDITED)     (SEE NOTE)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $   283.9      $   423.5
  Accounts receivable -- trade, less allowance for doubtful
     accounts of $134.7 (2001) and $135.2 (2000)............       461.8          527.4
  Due from affiliates.......................................       100.0          105.1
  Other.....................................................       343.9          284.1
                                                               ---------      ---------
Total current assets........................................     1,189.6        1,340.1
Fixed assets, net...........................................    10,554.6       10,916.8
Intangible assets, net......................................    10,371.5       10,566.1
Other assets, net of accumulated amortization of $81.3
  (2001) and $81.8 (2000)...................................       287.8          318.6
Deferred incomes taxes......................................         6.0            4.9
                                                               ---------      ---------
Total assets................................................   $22,409.5      $23,146.5
                                                               =========      =========

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED BALANCE SHEETS -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

                                                               MARCH 31,     DECEMBER 31,
                                                                 2001            2000
                                                              -----------    ------------
                                                              (UNAUDITED)     (SEE NOTE)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................  $    370.8      $    451.1
  Accrued expenses and other................................     1,089.8         1,105.6
  Accrued construction costs................................       124.1           172.9
  Due to affiliates.........................................          --           117.9
  Interest payable..........................................       161.6           127.6
  Deferred revenue..........................................       285.9           291.5
  Current portion of long-term debt.........................         3.0            10.7
                                                              ----------      ----------
Total current liabilities                                        2,035.2         2,277.3
Long-term debt..............................................    12,101.2        11,843.4
Other.......................................................        14.0            13.6
Commitments and contingent liabilities
Shareholder's equity:
  Common stock -- $.01 par value; authorized 100 shares;
     issued and outstanding 12 (2001) and 12 (2000)
     shares.................................................          --              --
  Additional paid-in capital................................    13,951.8        13,746.7
  Accumulated other comprehensive (loss)....................      (501.7)         (379.3)
  (Deficit).................................................    (5,191.0)       (4,355.2)
                                                              ----------      ----------
                                                                 8,259.1         9,012.2
                                                              ----------      ----------
Total liabilities and shareholder's equity..................  $ 22,409.5      $ 23,146.5
                                                              ==========      ==========

Note: The balance sheet at December 31, 2000 has been derived from the audited financial statements at that date.

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN MILLIONS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------    -------
REVENUES
Consumer telecommunications and television..................  $  502.2    $ 248.3
Business and international telecommunications...............     200.2      158.0
Broadcast transmission and other............................      68.1       64.6
                                                              --------    -------
                                                                 770.5      470.9
COSTS AND EXPENSES
Operating expenses..........................................     386.8      213.0
Selling, general and administrative expenses................     279.4      189.2
Other charges...............................................       7.4         --
Corporate expenses..........................................       4.1        6.6
Depreciation and amortization...............................     623.7      235.3
                                                              --------    -------
                                                               1,301.4      644.1
                                                              --------    -------
Operating (loss)............................................    (530.9)    (173.2)
OTHER INCOME (EXPENSE)
Interest income and other, net..............................       7.6        8.5
Interest expense............................................    (308.0)    (188.7)
Foreign currency transaction (losses) gains.................      (5.7)      12.0
                                                              --------    -------
(Loss) before income tax taxes..............................    (837.0)    (341.4)
Income tax benefit..........................................       1.2        4.7
                                                              --------    -------
Net (loss)..................................................  $ (835.8)   $(336.7)
                                                              ========    =======

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                               COMMON STOCK
                                                              $.01 PAR VALUE
                                                              --------------
                                                              SHARES    PAR
                                                              ------    ----
Balance December 31, 2000...................................    12      $ --
Contribution from NTL (Delaware), Inc.......................
Comprehensive loss:
Net loss for the three months ended March 31, 2001..........
Currency translation adjustment.............................
Unrealized net gains on derivatives.........................
     Total..................................................
                                                               ---      ----
Balance, March 31, 2001.....................................    12      $ --
                                                               ===      ====

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
    CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY -- (CONTINUED)
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                                     ACCUMULATED OTHER
                                                                    COMPREHENSIVE LOSS
                                                                ---------------------------
                                                                                UNREALIZED
                                 ADDITIONAL                       FOREIGN       NET GAINS
                                  PAID-IN      COMPREHENSIVE     CURRENCY           ON
                                  CAPITAL          LOSS         TRANSLATION    DERIVATIVES      DEFICIT
                                 ----------    -------------    -----------    ------------    ---------
Balance, December 31, 2000...    $13,746.7                        $(379.3)                     $(4,355.2)
Contribution from NTL
  (Delaware), Inc. ..........        205.1
Comprehensive loss:
Net loss for the three months
  ended March 31, 2001.......                     $(835.8)                                        (835.8)
Currency translation
  adjustment.................                      (125.1)         (125.1)
Unrealized net gains on
  derivatives................                         2.7                          $2.7
                                                  -------
       Total.................                     $(958.2)
                                 ---------        -------         -------          ----        ---------
Balance, March 31, 2001......    $13,951.8                        $(504.4)         $2.7        $(5,191.0)
                                 =========        =======         =======          ====        =========

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN MILLIONS)

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                                -------------------
                                                                 2001        2000
                                                                -------    --------
Net cash (used in) operating activities.....................    $(160.3)   $   (1.7)
INVESTING ACTIVITIES
  Purchase of marketable securities.........................         --        (2.2)
  Proceeds from sales of marketable securities..............         --         5.0
  Increase in other assets..................................       (8.8)       (0.9)
  Purchase of fixed assets..................................     (542.0)     (356.9)
                                                                -------    --------
  Net cash (used in) investing activities...................     (550.8)     (355.0)
FINANCING ACTIVITIES
  Cash released from escrow.................................         --        83.3
  Increase in deferred financing costs......................         --        (0.7)
  Proceeds from borrowings, net of financing costs..........      596.7          --
  Principal payments........................................      (22.1)      (75.3)
  Contribution from NTL (Delaware), Inc. ...................        7.0         6.0
                                                                -------    --------
  Net cash provided by financing activities.................      581.6        13.3
  Effect of exchange rate changes on cash...................      (10.1)       (4.5)
                                                                -------    --------
  Decrease in cash and cash equivalents.....................     (139.6)     (347.9)
  Cash and cash equivalents at beginning of period..........      423.5     1,074.2
                                                                -------    --------
  Cash and cash equivalents at end of period................    $ 283.9    $  726.3
                                                                =======    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for interest exclusive of
     amounts capitalized....................................    $ 164.4    $   90.0
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
  Conversion of Convertible Notes...........................    $ 109.5    $     --
  Contribution from NTL (Delaware), Inc. ...................      198.1          --

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. For further information, refer to the consolidated financial statements and footnotes thereto included in a Current Report on Form 8-K/A dated May 4, 2001 of NTL Communications Corp.

     Certain prior period amounts have been reclassified to conform to the current presentation.

NOTE B -- CORPORATE RESTRUCTURING

     On May 18, 2000, NTL Incorporated completed a corporate restructuring to create a holding company structure in connection with the acquisition of certain assets of Cable & Wireless Communications plc ("CWC") (the operations acquired from CWC are called "ConsumerCo"). The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Incorporated at the effective time of the merger became stockholders of the new holding company, and NTL Incorporated became a subsidiary of the new holding company. The new holding company has taken the name NTL Incorporated and the holding company's subsidiary simultaneously changed its name to NTL (Delaware), Inc. ("NTL Delaware"). The Company is a wholly-owned subsidiary of NTL Delaware.

     On February 21, 2001, the Company completed a transaction whereby it acquired the entire issued share capital of NTL (CWC Holdings) Limited (the entity that owns ConsumerCo) from NTL Incorporated and the entire issued share capital of NTL Business Limited (formerly Workplace Technologies plc) from NTL Delaware in exchange for shares of its common stock. As a result of this transaction, ConsumerCo and NTL Business Limited became wholly-owned subsidiaries of the Company. The Company accounted for the transaction in a manner consistent with a transfer of entities under common control, which is similar to a "pooling of interests." Accordingly, the net assets and results of operations of ConsumerCo and NTL Business Limited have been included in the consolidated financial statements from their original dates of acquisition, May 30, 2000 and September 20, 1999, respectively.

NOTE C -- FIXED ASSETS

     Fixed assets consist of:

                                                                 MARCH 31,     DECEMBER 31,
                                                                   2001            2000
                                                                -----------    ------------
                                                                (UNAUDITED)
                                                                       (IN MILLIONS)
Operating equipment.........................................     $10,107.9      $10,004.9
Other equipment.............................................       1,139.2        1,079.8
Construction-in-progress....................................       1,178.6        1,509.7
                                                                 ---------      ---------
                                                                  12,425.7       12,594.4
Accumulated depreciation....................................      (1,871.1)      (1,677.6)
                                                                 ---------      ---------
                                                                 $10,554.6      $10,916.8
                                                                 =========      =========

     Depreciation expense for the three months ended March 31, 2001 and 2000 was $292.9 million and $145.3 million, respectively.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

NOTE D -- INTANGIBLE ASSETS

     Intangible assets consist of:

                                                               MARCH 31,     DECEMBER 31,
                                                                 2001            2000
                                                              -----------    ------------
                                                              (UNAUDITED)
                                                                     (IN MILLIONS)
Goodwill, net of accumulated amortization of $1,096.9 (2001)
  and $837.3 (2000).........................................   $10,082.3      $10,236.4
License acquisition costs, net of accumulated amortization
  of $227.3 (2001) and $215.8 (2000)........................       121.6          139.2
Customer lists, net of accumulated amortization of $77.8
  (2001) and $70.4 (2000)...................................       139.5          158.6
Other intangibles, net of accumulated amortization of $7.4
  (2001) and $5.5 (2000)....................................        28.1           31.9
                                                               ---------      ---------
                                                               $10,371.5      $10,566.1
                                                               =========      =========

     In September 1999, NTL Delaware acquired the shares of Workplace Technologies plc. On February 21, 2001, the Company completed a transaction whereby it acquired the entire issued share capital of NTL Business Limited (formerly Workplace Technologies plc) from NTL Delaware in exchange for shares of its common stock. As a result of this transaction, NTL Business Limited became a wholly-owned subsidiary of the Company. The Company accounted for the transaction in a manner consistent with a transfer of entities under common control, which is similar to a "pooling of interests." Accordingly, the net assets and results of operations of NTL Business Limited have been included in the Company's consolidated financial statements from the date of acquisition by NTL Delaware.

     On May 30, 2000, NTL Incorporated acquired ConsumerCo. On February 21, 2001, the Company completed a transaction whereby it acquired the entire issued share capital of NTL (CWC Holdings) Limited (the entity that owns ConsumerCo) from NTL Incorporated in exchange for shares of its common stock. As a result of this transaction, ConsumerCo became a wholly-owned subsidiary of the Company. The Company accounted for the transaction in a manner consistent with a transfer of entities under common control, which is similar to a "pooling of interests." Accordingly, the net assets and results of operations of ConsumerCo have been included in the Company's consolidated financial statements from the date of acquisition by NTL Incorporated.

     A significant component of the pro forma results is associated with the acquisition of ConsumerCo. The historical results of ConsumerCo reflect certain intercompany costs and expenses as they were prior to the separation of ConsumerCo, which was completed in the second quarter of 2000. These costs and expenses do not necessarily reflect the costs and expenses that would have been incurred had ConsumerCo reported as a separate entity for these periods. Therefore the historical results of ConsumerCo, which are included in the pro forma results below are not reflective of results on a going forward basis. The pro forma unaudited consolidated results of operations for the three months ended March 31, 2000 assuming consummation of the above mentioned transactions as of January 1, 2000 is as follows (in millions):

Total revenue...............................................   $ 761.2
Net (loss)..................................................    (692.0)

     Amortization of intangible and other assets charged to expense for the three months ended March 31, 2001 and 2000 was $330.8 million and $90.0 million, respectively.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)


NOTE E -- LONG TERM DEBT



Long-term debt consists of:



                                                               MARCH 31,     DECEMBER 31,
                                                                 2001            2000
                                                              -----------    ------------
                                                              (UNAUDITED)
                                                                     (IN MILLIONS)
NTL Communications:
  12 3/4% Senior Deferred Coupon Notes......................   $   277.8      $   277.8
  11 1/2% Senior Deferred Coupon Notes......................     1,050.0        1,040.5
  10% Senior Notes..........................................       400.0          400.0
  9 1/2% Senior Sterling Notes, less unamortized discount...       176.9          186.5
  10 3/4% Senior Deferred Coupon Sterling Notes.............       344.4          353.6
  9 3/4% Senior Deferred Coupon Notes.......................     1,073.6        1,048.5
  9 3/4% Senior Deferred Coupon Sterling Notes..............       350.5          360.8
  11 1/2% Senior Notes......................................       625.0          625.0
  12 3/8% Senior Deferred Coupon Notes......................       333.3          323.6
  7% Convertible Subordinated Notes.........................       489.8          599.3
  9 1/4% Senior Euro Notes..................................       219.9          234.7
  9 7/8% Senior Euro Notes..................................       307.8          328.6
  11 1/2% Senior Deferred Coupon Euro Notes.................       123.2          127.9
  11 7/8% Senior Notes, less unamortized discount...........       489.9          489.6
  12 3/8% Senior Euro Notes.................................       263.8             --
NTL Communications Limited:
  Credit Agreement..........................................     3,547.5          375.3
  Other.....................................................         2.3             --
NTL Business:
  Credit Agreement..........................................          --        3,030.3
ConsumerCo:
  Term Loan Facility and Other..............................          --           21.7
NTL Triangle:
  11.2% Senior Discount Debentures..........................       517.3          517.3
  Other.....................................................         4.5            5.2
Diamond:
  13 1/4% Senior Discount Notes.............................       285.1          285.1
  11 3/4% Senior Discount Notes.............................       531.0          531.0
  10 3/4% Senior Discount Notes.............................       383.8          373.9
  10% Senior Sterling Notes.................................       191.6          201.9
  9 1/8% Senior Notes.......................................       110.0          110.0
  Other.....................................................         5.2            6.0
                                                               ---------      ---------
                                                                12,104.2       11,854.1
Less current portion........................................         3.0           10.7
                                                               ---------      ---------
                                                               $12,101.2      $11,843.4
                                                               =========      =========



     In May 2000, NTL Business Limited ('NTL Business') and NTL Communications Limited ("NTLCL"), wholly-owned indirect subsidiaries of the Company, entered into a L2,500.0 million ($3,547.5 million) credit agreement in connection with the ConsumerCo acquisition. As of March 31, 2001, there was L2,500.0 million ($3,547.5 million) outstanding under the credit agreement. The effective rate of interest at March 31, 2001 was 8.03%.


     In January and February 2001, the Company issued E300.0 million ($263.8 million) aggregate principal amount of 12 3/8% Senior Euro Notes due February 1, 2008. The Company received proceeds of approximately $271.9 million after underwriters' discount and commissions and other fees. Interest is payable semiannually in

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

cash at a rate of 12 3/8% per annum beginning on August 1, 2001. These notes may not be redeemed by the Company except in limited circumstances.

     In February 2001, $109.5 million principal amount of 7% Convertible Subordinated Notes due December 15, 2008 were converted into 2.8 million shares of NTL Incorporated's common stock at the applicable conversion price of $39.20 per share. NTL Incorporated issued as a premium on the conversion an additional
0.5 million shares which were valued at the closing common stock price on the dates of conversion. The premium, which amounted to $17.6 million, is included in interest expense. Additionally, accrued and unpaid interest of $1.2 million at the time of the conversion was waived by the holders of the convertible notes.

     On February 21, 2001, as required by the NTL Business and NTLCL credit agreement, the Company completed a transaction whereby it acquired the entire issued share capital of NTL (CWC Holdings) Limited (the entity that owns ConsumerCo) from NTL Incorporated and the entire issued share capital of NTL Business from NTL Delaware in exchange for shares of its common stock. As a result of this transaction, ConsumerCo and NTL Business became subsidiaries of the Company and NTL Business' interest in the L2,500.0 million credit agreement was assigned to a subsidiary of NTLCL.

     On April 27, 2001, the Company received a commitment from a unit of GE Capital for $388.0 million in financing. Subject to definitive documentation and customary closing conditions, GE Capital will provide L200.0 million ($283.8 million) through an increase to the L2,500.0 million credit agreement of NTLCL. This increase is also subject to the consent of the existing lenders under the credit agreement. The remainder will be in the form of 5.75% convertible notes, convertible into NTL Incorporated common stock at a conversion price of $35.00 per share. The Company intends to use approximately half of the proceeds to repay outstanding amounts under the L2,500.0 million credit agreement and the remainder for construction, capital expenditure and general corporate purposes.

     On May 9, 2001, NTL Incorporated announced that the Company had priced an issue of $1,000.0 million of 6 3/4% Convertible Senior Notes due May 15, 2008. Interest will be payable semiannually commencing on November 15, 2001. These notes will be convertible into shares of NTL Incorporated common stock at the option of the holder after August 13, 2001 at a conversion price of $32.728 per share. After May 20, 2004, the notes will be redeemable, in whole or from time to time in part, at the option of NTL Incorporated or the Company. NTL Incorporated will be a co-obligor of the notes on a subordinated basis. The closing of the sale of the notes is expected to occur on May 15, 2001.

     NTLCL has a L1,300.0 million ($1,844.7 million) credit agreement with a group of banks which is available to finance working capital requirements of the U.K. Group, as defined. For purposes of this credit agreement, Diamond Cable Communications Limited and subsidiaries, NTL (Triangle) LLC and subsidiaries and certain other entities are excluded from the U.K. Group. Pursuant to the credit agreement, in connection with the issuance of notes by the Company beginning in October 2000, the commitment was reduced by L255.1 million ($362.0 million). Following the issuance of the 6 3/4% Convertible Senior Notes, the commitment will be further reduced by approximately L382.1 million ($542.2 million). As of March 31, 2001, there were no amounts borrowed under this credit agreement. As of May 9, 2001, L200.0 million ($283.8 million) had been borrowed.

NOTE F -- DERIVATIVE FINANCIAL INSTRUMENTS

     Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS Nos. 137 and 138. The new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in the results of operations or in other comprehensive income (loss), depending on whether a derivative is designated as a fair value or cash flow hedge. The ineffective portion of all hedges is recognized in the results of operations.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

     On January 1, 2001, the Company recorded all of its outstanding derivative instruments at their fair value. The outstanding derivative instruments were comprised of cross currency swaps to hedge exposure to movements in the British pound/U.S. dollar exchange rate. The aggregate fair value on January 1, 2001 was a liability of $2.2 million, which was recorded as other comprehensive loss. In 2001, the Company entered into cross currency swaps to hedge exposure to movements in the Euro/British pound exchange rate. In the three months ended March 31, 2001, the Company recorded other comprehensive income of $4.9 million as result of changes in the fair values. The aggregate fair value at March 31, 2001 was a net asset of $2.7 million.

NOTE G -- OTHER CHARGES

     Other charges of $7.4 million in 2001 are principally for costs incurred to integrate the acquired companies and are primarily related to information technology integration, and costs incurred for business rationalization.

NOTE H -- RESTRUCTURING COSTS

     The Company recorded restructuring costs in November 2000 as a result of the completion of a consolidation review. This charge consisted of employee severance and related costs of $47.9 million for approximately 2,300 employees to be terminated and lease exit costs of $18.0 million. As of March 31, 2001, $20.5 million of the provision had been used, including $17.5 million for employee severance and related costs and $3.0 million for lease exit costs. As of March 31, 2001, approximately 1,100 employees had been terminated. The remaining restructuring reserve of $45.4 million includes $30.4 million for employee severance and related costs and $15.0 million for lease exit costs.

NOTE I -- RELATED PARTY TRANSACTIONS

     On April 12, 2001, NTL Incorporated purchased $15.0 million of an unsecured convertible note of CoreComm Limited, a company that offers telecommunications and Internet services to residential and business customers in the United States. In addition, concurrently with the note purchase and without additional compensation, NTL Incorporated entered into a network and software agreement with CoreComm. Under the agreement, CoreComm will provide U.S. network access on CoreComm's network for Internet traffic from NTL Incorporated's U.K. customers, as well as royalty free license to use certain billing and provisioning software and know-how. Certain officers and directors of NTL Incorporated are also officers and directors of CoreComm. In light of this relationship, the independent directors of NTL Incorporated examined the transaction with CoreComm. The board of directors determined that the transaction was inherently fair and provided NTL Incorporated with benefits that exceeded those that could be obtained from a third party.

NOTE J -- COMPREHENSIVE LOSS

     The Company's comprehensive loss for the three months ended March 31, 2001 and 2000 was $958.2 million and $398.0 million, respectively.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

NOTE K -- SEGMENT DATA

                                                BROADCAST   CONSUMER    BUSINESS    SHARED      TOTAL
                                                ---------   ---------   --------   --------   ---------
                                                                     (IN MILLIONS)
Three months ended March 31, 2001
Revenues......................................   $ 68.1     $   502.2   $  200.2   $     --   $   770.5
EBITDA(1).....................................     34.1         157.0       70.7     (157.5)      104.3
Three months ended March 31, 2000
Revenues......................................   $ 64.6     $   248.3   $  158.0   $     --   $   470.9
EBITDA(1).....................................     34.6          72.3       36.2      (74.4)       68.7
Total assets
March 31, 2001(2).............................   $607.7     $18,572.9   $1,562.8   $1,666.1   $22,409.5
December 31, 2000(3)..........................    647.3      19,113.0    1,753.3    1,632.9    23,146.5

---------------

(1) Represents earnings before interest, taxes, depreciation and amortization, other charges, corporate expenses, and foreign currency transaction (losses) gains.

(2) At March 31, 2001, shared assets included $221.5 million of cash and cash equivalents, $491.3 million of goodwill and $953.3 million of other assets.

(3) At December 31, 2000, shared assets include $355.0 million of cash and cash equivalents, $418.8 million of goodwill and $859.1 million of other assets.

     The reconciliation of segment combined EBITDA to loss before income tax benefit is as follows:

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                                ------------------
                                                                 2001       2000
                                                                -------    -------
                                                                  (IN MILLIONS)
Segment Combined EBITDA.....................................    $ 104.3    $  68.7
(Add) Deduct:
Other charges...............................................        7.4         --
Corporate expenses..........................................        4.1        6.6
Depreciation and amortization...............................      623.7      235.3
Interest income and other, net..............................       (7.6)      (8.5)
Interest expense............................................      308.0      188.7
Foreign currency transaction losses (gains).................        5.7      (12.0)
                                                                -------    -------
                                                                  941.3      410.1
                                                                -------    -------
(Loss) before income tax benefit............................    $(837.0)   $(341.4)
                                                                =======    =======

NOTE L -- COMMITMENTS AND CONTINGENT LIABILITIES

     At March 31, 2001, the Company was committed to pay approximately $1,115.0 million for equipment and services, which includes approximately $780.0 million for certain operations and maintenance contracts through 2008.

     The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

                         REPORT OF INDEPENDENT AUDITORS


To:The Board of Directors


    ntl (CWC Holdings)



     We have audited the accompanying consolidated balance sheet of ntl (CWC Holdings) as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for the seven months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ntl (CWC Holdings) at December 31, 2000, and the consolidated results of its operations and its consolidated cash flows for the seven months then ended in conformity with accounting principles generally accepted in the United States.



                                          /s/ ERNST & YOUNG



London, England


May 3, 2001

                               NTL (CWC HOLDINGS)

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 2000
          (EXPRESSED IN MILLIONS OF POUND STERLING, EXCEPT SHARE DATA)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  L   24
Accounts receivable, net of allowance for doubtful accounts
  of L32....................................................      87
Affiliate receivable........................................      59
Prepaid expenses............................................      36
                                                              ------
Total current assets........................................     206
Investment in affiliates....................................       2
Fixed assets, net of accumulated depreciation of L182.......   3,297
Intangible assets, net of accumulated amortization of
  L350......................................................   5,568
Other assets................................................      28
                                                              ------
Total assets................................................  L8,895
                                                              ======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................  L   64
Accrued expenses and other current liabilities..............     368
Taxes, other than income taxes..............................       6
Deferred revenue............................................      29
Amounts owed to affiliates..................................     147
Current portion of long-term debt...........................       5
                                                              ------
Total current liabilities...................................     619
3.5% Unsecured Convertible Loan Notes due 2001..............      --
Amount owed to affiliate....................................   2,488
Long-term debt..............................................      10
                                                              ------
Total liabilities...........................................   3,117
Commitments and contingencies
Minority interests..........................................       9
Shareholders' equity:
Share capital
Ordinary shares -- L1.32 nominal value. Authorized 1,625
  million shares; issued and outstanding 1,497 million
  shares....................................................   1,976
Additional paid-in capital..................................   4,336
Retained earnings (deficit).................................    (543)
                                                              ------
Total shareholders' equity..................................   5,769
                                                              ------
Total liabilities and shareholders' equity..................  L8,895
                                                              ======

   The accompanying notes are an integral part of these financial statements.

                               NTL (CWC HOLDINGS)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      SEVEN MONTHS ENDED DECEMBER 31, 2000
                   (EXPRESSED IN MILLIONS OF POUNDS STERLING)

REVENUES:
Consumer telecommunications and television..................  L 362
Business telecommunications.................................     42
                                                              -----
                                                                404
COSTS AND EXPENSES:
Operating expenses..........................................   (191)
Selling, general and administrative expenses................   (142)
Restructuring costs.........................................     (7)
Depreciation and amortization...............................   (532)
                                                              -----
Operating loss..............................................   (468)
Interest payable to affiliates..............................    (89)
Interest payable to third parties...........................     (1)
                                                              -----
Loss before minority interests and income taxes.............   (558)
Income tax benefit..........................................     13
                                                              -----
Loss after income taxes and before minority interests.......   (545)
Minority interests..........................................      2
                                                              -----
Net loss....................................................  L(543)
                                                              -----

   The accompanying notes are an integral part of these financial statements.

                               NTL (CWC HOLDINGS)

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                  FOR THE SEVEN MONTHS ENDED DECEMBER 31, 2000
       (EXPRESSED IN MILLIONS OF POUNDS STERLING EXCEPT NUMBER OF SHARES)

                                                ORDINARY
                                              SHARES L1.32
                                              NOMINAL VALUE
                                                NUMBER OF       ORDINARY      ADDITIONAL   RETAINED
                                                 SHARES       SHARES L1.32     PAID IN     EARNINGS
                                               (MILLIONS)     NOMINAL VALUE    CAPITAL     (DEFICIT)   TOTAL
                                              -------------   -------------   ----------   ---------   ------
Balance at beginning of period..............      1,496          L1,976         L4,334       L  --     L6,310
Net loss for the period.....................         --              --             --        (543)      (543)
Conversion of 5% Unsecured Convertible Loan
  Notes.....................................          1              --              2          --          2
                                                  -----          ------         ------       -----     ------
Balance at end of period....................      1,497          L1,976         L4,336       L(543)    L5,769
                                                  =====          ======         ======       =====     ======

   The accompanying notes are an integral part of these financial statements.

                               NTL (CWC HOLDINGS)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      SEVEN MONTHS ENDED DECEMBER 31, 2000
                   (EXPRESSED IN MILLIONS OF POUNDS STERLING)

OPERATING ACTIVITIES
Net loss....................................................  L(543)
Adjustment to reconcile net loss to net cash provided by
  operating activities:
Minority interests..........................................     (2)
Depreciation and amortization...............................    532
Deferred income taxes.......................................    (13)
Provision for losses on accounts receivable.................     (1)
Changes in operating assets and liabilities:
Accounts receivable.........................................    (10)
Prepaid expenses............................................     (3)
Other assets................................................     16
Accounts payable............................................     (5)
Accrued expenses and other current liabilities..............    119
Deferred revenue............................................      9
                                                              -----
Net cash provided by operating activities...................     99
                                                              -----
INVESTING ACTIVITIES
Purchase of fixed assets....................................   (304)
                                                              -----
Net cash used in investing activities.......................   (304)
                                                              -----
FINANCING ACTIVITIES
Increase in loans from affiliate............................    200
Repayment of debt...........................................     (8)
                                                              -----
Net cash used by financing activities.......................    192
                                                              -----
Decrease in cash and cash equivalents.......................    (13)
Cash and cash equivalents at beginning of period............     37
                                                              -----
Cash and cash equivalents at end of period..................  L  24
                                                              =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid during the period, net of amounts
  capitalized...............................................  L   6
                                                              =====
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Conversion of 5% Unsecured Convertible Loan Notes...........  L   2
                                                              =====

   The accompanying notes are an integral part of these financial statements.

                               NTL (CWC HOLDINGS)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      SEVEN MONTHS ENDED DECEMBER 31, 2000
                   (EXPRESSED IN MILLIONS OF POUNDS STERLING)

1 ORGANIZATION AND NATURE OF BUSINESS

     ntl (CWC Holdings), formerly Cable & Wireless Communications (Holdings) plc (the "Company"), was incorporated on February 4, 2000. On May 12, 2000, the Company acquired the entire issued share capital of ntl (CWC) Limited, formerly Cable & Wireless Communications plc.

     The Company, an unlimited company registered in England and Wales, is a wholly owned subsidiary of NTL Incorporated ("NTL"). NTL acquired the Company on May 30, 2000. On February 21, 2001, as part of a corporate restructuring, the Company's immediate parent became NTL Group Limited.

     The Company, through its subsidiaries, owns and operates broadband communication networks for telephone, cable television and internet services in the United Kingdom. The Company offers telephony, cable television, internet access and interactive services to its consumer customers and telephony services to its business customers. These broadband cable and local telecommunications network currently passes in excess of four million residences and business establishments within its 47 franchise areas.

2 SIGNIFICANT ACCOUNTING POLICIES

  a) Basis of accounting

     The financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") and are expressed in Pounds Sterling. These financial statements have been prepared for the period post NTL's acquisition from May 31, 2000 to December 31, 2000. The purchase price accounting of the Company by NTL has been pushed down into these financial statements in accordance with SEC requirements.

     Use of estimates

     The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Principles of consolidation

     The consolidated financial statements include the accounts of ntl (CWC Holdings) and subsidiaries. The results of subsidiaries acquired or disposed of during the period are included from the date of their acquisition or up to the date of their disposal. Significant intercompany accounts and transactions have been eliminated in consolidation.

  b) Revenue recognition

     Revenue, which excludes United Kingdom value added tax, represents the amount receivable in respect of services provided to customers in each period and is recognized as follows:

Telephony

     Revenue is recognized in respect of services provided to customers as the service is used. At the end of each quarter, adjustments are recorded to defer revenue with respect to services invoiced in advance and to accrue for unbilled services.

                               NTL (CWC HOLDINGS)

                      SEVEN MONTHS ENDED DECEMBER 31, 2000
                   (EXPRESSED IN MILLIONS OF POUNDS STERLING)

Cable television

     Revenue is recognized in respect of services provided to customers as the service is used. At the end of each quarter, adjustments are recorded to defer revenue with respect to services invoiced in advance and to accrue for unbilled services.

Rentals

     Revenue is recognized in respect of line rentals and rental equipment provided to customers on a straight-line basis over the term of the rental agreement. At the end of each quarter, adjustments are recorded to defer revenue with respect to rentals invoiced in advance and to accrue for unbilled rental income.

Installations

     Installation fees are recognized as revenue whenever the cost of installation exceeds the installation fee. Where the installation fee exceeds the cost of installation, the excess is deferred and recognized as revenue over the expected life of the contract.

  c) Interconnection with other operators

     When traffic is carried by operators of other national and international telecommunications networks, the charges incurred are matched with the associated revenues. All charges payable to, or by, other telecommunications companies are negotiated separately and are subject to continuous review.

  d) Intangible assets

     Intangible assets include goodwill, customer lists and other intangibles. Goodwill is calculated as the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over periods benefited up to 10 years. Customer lists represent the portion of the purchase price allocated to the value of the customer base. Customer lists are amortized on a straight-line basis over periods benefited up to 5 years. Other intangibles include the portion of the purchase price allocated to the value of the workforce in place. Workforce in place is amortized over the period benefited of up to four years.

     The Company periodically reviews events and changes in circumstances to determine whether the recoverability of the carrying value of goodwill should be reassessed. An impairment assessment is performed whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value (determined using expected future discounted cash flows) and the carrying value of the asset.

  e) Fixed assets

     Fixed assets are recorded at cost, which includes amounts capitalized for labor and overhead expended in connection with the design and installation of operating equipment.

     Capitalization of interest

     Interest is capitalized as a component of the cost of fixed assets constructed.

                               NTL (CWC HOLDINGS)

                      SEVEN MONTHS ENDED DECEMBER 31, 2000
                   (EXPRESSED IN MILLIONS OF POUNDS STERLING)

     Depreciation

     Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows:

LAND AND BUILDINGS:                                              LIVES
Freehold buildings                             40 years
Leasehold land and buildings                   up to 40 years or term of lease if less
Leasehold improvements                         remaining term of lease or expected useful
                                               life of the improvements if less
COMMUNICATIONS NETWORK PLANT AND EQUIPMENT:
Ducting and network construction               10 to 40 years
Electronic equipment and cabling               10 to 20 years
Other network plant and equipment              6 to 25 years
NON-NETWORK PLANT AND EQUIPMENT                3 to 10 years

     Freehold land, where the cost is distinguishable from the cost of the building thereon, is not depreciated.

     The Company periodically reviews the recoverability of the carrying value of these assets using the same methodology that it uses for the evaluation of its intangible assets.

  f) Leased assets

     All leases are operating leases and the annual rentals are charged to the statement of operations on a straight-line basis over the lease term.

  g) Cash equivalents

     Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were L1 at December 31, 2000, which consisted of bank time deposits.

  h) Deferred taxation

     Deferred taxes are determined based on the difference between the tax basis of an asset or liability and its reported amount in the financial statements. A deferred tax liability or asset is recorded using the enacted tax rates expected to apply to taxable income in the period in which the deferred tax liability or asset is expected to be settled or realized. Future tax benefits attributable to these differences, if any, are recognizable to the extent that realization of such benefits is more likely than not.

  i) Pensions

     Defined contribution schemes

     Where ntl (CWC Holdings) companies participate in defined contribution pension schemes for their employees, the pension costs charged to the statement of operations represent contributions payable during the period.

     Defined benefit schemes

     The Company also participates in a defined benefit pension scheme operated by Cable and Wireless plc for certain employees. This scheme has been accounted for as a multi-employer plan under the provisions of SFAS No 87, "Employers' Accounting for Pensions". The pension costs charged to the statement of operations therefore represent contributions payable during the period.

                               NTL (CWC HOLDINGS)

                      SEVEN MONTHS ENDED DECEMBER 31, 2000
                   (EXPRESSED IN MILLIONS OF POUNDS STERLING)

  j) Loss contingencies

     An estimated loss from a loss contingency is recognized through a charge to income if information available prior to the issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and the amount of loss can be reasonably estimated.

  k) Stock based compensation

     As permitted by SFAS No 123, "Accounting for Stock-Based Compensation", the Company applies APB Opinion No 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans.

  l) Advertising expenditure

     The Company charges the cost of advertising to expense as incurred. Advertising costs were L29 in the seven months ended December 31, 2000.

3 RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 was required to be adopted retrospectively to January 1, 2000. The adoption of SAB 101 by the Company on May 31, 2000 had no effect on revenues or results of operations.

     Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS Nos. 137 and 138. The new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value. As the Company had no derivative instruments at that date, the adoption of SFAS 133 had no effect on the financial statements.

4 FIXED ASSETS

     Fixed assets consist of:

                                                               2000
                                                              ------
Cost
Network assets..............................................  L3,090
Non-network assets..........................................     153
Property....................................................      76
Construction-in-progress....................................     160
                                                              ------
                                                               3,479
Accumulated depreciation....................................    (182)
                                                              ------
Net property and equipment..................................  L3,297
                                                              ======

     Depreciation expense was L182 in the seven months ended December 31, 2000.

     Interest totaling L9 for the seven months ended December 31, 2000 that is directly applicable to the design, construction and installation of cable television and telecommunications network has been capitalized.

                               NTL (CWC HOLDINGS)

                      SEVEN MONTHS ENDED DECEMBER 31, 2000
                   (EXPRESSED IN MILLIONS OF POUNDS STERLING)

5 INTANGIBLE ASSETS

     Intangible assets include:

                                                               2000
                                                              ------
Customer lists..............................................  L   35
Workforce in place..........................................      25
Goodwill....................................................   5,858
                                                              ------
                                                               5,918
Accumulated amortization....................................    (350)
                                                              ------
Net book value..............................................  L5,568
                                                              ======

     Amortization expense was L350 in the seven months ended December 31, 2000.

6 AMOUNTS OWED TO AFFILIATES

     The long-term amount owed to affiliate of L2,488 is due to ntl Business Limited ("ntl Business") and is derived from a L2,500 credit agreement entered into in May 2000. Interest is payable by the Company on the same basis as that between ntl Business and the lending bank. Interest is payable at least every six months at LIBOR plus a margin of 2.25% per annum, which is subject to adjustment based on a ratio of EBITDA to finance charges of the UK Group. The effective rate of interest at December 31, 2000 was 8.283%. The unused portion of the facility is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment fee is utilized.

     The long-term amount owed to affiliate is due as follows:

Year ending December 31:
2004........................................................  L   90
2005........................................................   2,398
                                                              ------
                                                              L2,488
                                                              ======

     Short-term amounts owed to affiliates comprise accrued interest on the above facility of L86 and L61 owed to other affiliates, which is non-interest bearing and payable on demand.

                               NTL (CWC HOLDINGS)

                      SEVEN MONTHS ENDED DECEMBER 31, 2000
                   (EXPRESSED IN MILLIONS OF POUNDS STERLING)

7 ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities consists of:

                                                              2000
                                                              ----
Interconnect................................................   L88
IT Systems..................................................    81
Purchase ledger accruals....................................    48
Other accruals..............................................    40
Networks and maintenance....................................    34
Telecommunications expenses.................................    34
Content accruals............................................    25
Property....................................................    11
Marketing...................................................     7
                                                              ----
                                                              L368
                                                              ====

8 LONG-TERM DEBT

     Long-term debt consists of:

                                                              2000
                                                              ----
Bank loans..................................................  L15
Less: current portion.......................................    5
                                                              ---
                                                              L10
                                                              ===

     On April 18, 1995, NTL (South Hertfordshire) Limited, a majority owned subsidiary ("NTL South Herts"), entered into an agreement with two major banks to provide a L25 revolving credit and term loan credit facility agreement maturing on December 31, 2003 (the "South Herts Credit Agreement"). On October 18, 1996, L5 was cancelled and the facility reduced to L20.

     The credit facility was structured as a revolving facility through December 31, 1997, at which time the facility was converted into a term loan. The facility is divided into two tranches, denoted Facility A and Facility B, and the aggregate amount drawn down under both tranches may not exceed L20. Amounts drawn down under Facility A bear interest at sterling LIBOR plus a margin of 2.5%. The availability of Facility B of L20 is subject to certain conditions which have been satisfied and amounts drawn down under Facility B bear interest at sterling LIBOR plus a margin ranging from 0.75% to 2.0% depending on the bank debt ratio (the ratio of bank debt to annualized operating cash flow) of NTL South Herts. At December 31, 2000, sterling LIBOR was 6%.

     The South Herts Credit Agreement contains certain events of default including non-payment of amounts due under the South Herts Credit Agreement, breaches of representations and covenants (including financial ratios) contained in the South Herts Credit Agreement, cross-default to certain other indebtedness of NTL South Herts, certain bankruptcy and insolvency events and certain changes of ownership.

     The obligations of NTL South Herts under the South Herts Credit Agreement are secured by first fixed and floating charges over all of the assets of NTL South Herts. In addition, there is a pledge of all of the share capital of NTL South Herts given by NTL (CWC Holdings) as additional security for the facility.

     Repayment of the credit facility at December 31, 2000 fell due in twelve equal quarterly installments. The facility was repaid in full with funding from NTL Incorporated on February 21, 2001.

                               NTL (CWC HOLDINGS)

                      SEVEN MONTHS ENDED DECEMBER 31, 2000
                   (EXPRESSED IN MILLIONS OF POUNDS STERLING)

9 SHAREHOLDERS' EQUITY

     At December 31, 2000, capital instruments of a subsidiary undertaking which were convertible into ordinary shares of ntl (CWC Holdings) were as follows:

                                                            PROJECTED
                                               PRINCIPAL     NUMBER      PERIOD OF
                                                AMOUNT      OF SHARES    CONVERSION
                                               ---------    ---------    ----------
3.5% Unsecured Convertible Loan Notes due
  2001.......................................     L--        23,176      1999-2001
                                                  ==         ======      =========

     The 3.5% Unsecured Convertible Loan Notes are convertible at the option of the holders.

     During the seven months ended December 31, 2000, 5% Unsecured Convertible Loan Notes due 1995 (as extended) with a convertible value of L2 were converted into 618,484 ordinary shares.

  Share options

     Options over shares in NTL Incorporated

     Certain employees of the Company participate in the NTL Incorporated stock option plans. No expense has been recognized in the financial statements because the exercise price of the option awards were equal to the underlying stock fair market value on the date of grant.

10 INCOME TAXES

     The benefit for income taxes consists of the following:

                                                              2000
                                                              ----
United Kingdom taxation:
Current corporation tax at 30%..............................  L --
Deferred tax................................................   (13)
Adjustment in respect of prior years........................    --
                                                              ----
          Total income tax benefit..........................  L(13)
                                                              ====

     The effective tax rate for the period ended December 31, 2000 is 12%. The current period rate is lower than the statutory tax rate of 30% because the companies within ntl (CWC Holdings) were loss making in the period and deferred tax assets for such losses were not recognized in full.

                               NTL (CWC HOLDINGS)

                      SEVEN MONTHS ENDED DECEMBER 31, 2000
                   (EXPRESSED IN MILLIONS OF POUNDS STERLING)

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

                                                              2000
                                                              ----
Deferred tax liabilities:
Depreciation................................................  L333
Intangibles.................................................    16
Capitalized interest........................................     3
                                                              ----
Total deferred tax liabilities..............................   352
                                                              ----
Deferred tax assets:
Net operating loss carryforwards............................   570
Purchase accounting liabilities.............................   104
Other.......................................................    17
                                                              ----
Total deferred tax assets...................................   691
Valuation allowance for deferred tax assets.................  (339)
                                                              ----
Net deferred tax assets.....................................   352
                                                              ----
Net deferred tax liabilities................................   L--
                                                              ====

     At December 31, 2000, the Company had a valuation allowance against its deferred tax assets to the extent it was more likely than not that such assets would be realized in the future. At December 31, 2000, the valuation allowance includes approximately L283, which, if realized, would be accounted for as a reduction to goodwill.

     At December 31, 2000 the group had United Kingdom net operating loss carryforwards of approximately L1,800 that have no expiry date. Pursuant to United Kingdom law, these net operating losses are only available to offset income of the separate entity that generated the loss. A portion of the United Kingdom net operating loss carryforwards belong to dual resident companies, of which US net operating loss carryforwards amount to approximately $1,000. For US tax purposes these operating loss carryforwards will expire in varying amounts between 2010 and 2020.

     The reconciliation of income tax computed at United Kingdom statutory rates to income tax benefit is as follows:

                                                              2000
                                                              -----
Benefit at statutory rate...................................  L(167)
Losses with no benefit......................................    154
                                                              -----
Income tax benefit..........................................   L(13)
                                                              =====

11 RESTRUCTURING COSTS

     Restructuring costs relate to NTL's announcement in November 2000 of its completion of a strategic review. Based on a comprehensive review of the enlarged group following the acquisition of ntl (CWC Holdings) and the integration of several other acquired businesses, NTL identified significant efficiency improvements and cost savings. The restructuring provision, representing the Company's share of the group provision, includes employee severance and related costs of L6 for approximately 437 employees to be made redundant and lease termination costs of L1. None of the provision had been utilized through December 31, 2000.

                               NTL (CWC HOLDINGS)

                      SEVEN MONTHS ENDED DECEMBER 31, 2000
                   (EXPRESSED IN MILLIONS OF POUNDS STERLING)

12 EMPLOYEE BENEFIT PLANS

     During the seven months ended December 31, 2000, ntl (CWC Holdings) participated in a pension plan operated by Cable and Wireless plc, the Company's former parent. The plan is a defined benefit scheme whereby retirement benefits are based on the employees' final remuneration and length of service, and is funded through a separate trustee administered scheme. Contributions to the plan are based on pension costs for all members of the plan across the Cable and Wireless plc group and are made in accordance with the recommendations of independent actuaries who value the plan at regular intervals, usually triennially. The last valuation currently available relates to the position of the scheme as at March 31, 2000. The total contributions payable to the Cable and Wireless plc pension plan was L2.

     The Company also operates several defined contribution pension plans. The total contributions payable to these plans in the seven months ended December 31, 2000 amounted to L2. All permanent employees are eligible to join and contributions are determined as a percentage of salary.

     On January 1, 2001 the Company established a new approved pension plan and employees of ntl (CWC Holdings) who were active members of the Cable and Wireless plc plan were invited to join the new ntl (CWC Holdings) plan and to transfer their accrued rights to it. Employees of the Company who were active members of ntl (CWC Holdings) pension plans were also invited to join.

13 LEASES

     Future minimum lease payments under non-cancellable operating leases as of December 31, 2000 are as follows:

Land and buildings
2001........................................................   L8
2002........................................................    8
2003........................................................    8
2004........................................................    8
2005........................................................    8
Thereafter..................................................   41
                                                              ---
Total.......................................................  L81
                                                              ===
Other assets
2001........................................................   L3
2002........................................................    3
2003........................................................    3
2004........................................................    2
                                                              ---
Total.......................................................  L11
                                                              ===

     The rental expense recorded in the statement of operations was L9 in the seven months ended December 31, 2000.

14 COMMITMENTS AND CONTINGENCIES

     The Company is contracted to IBM under an IT outsource agreement. At December 31, 2000, the total outstanding commitment was L575. The IT outsource agreement is for a period expiring in September 2008. Other capital commitments at December 31, 2000 amounted to L62.

                           CWC CONSUMERCO, A DIVISION
                              OF NTL (CWC) LIMITED
                           (FORMERLY CABLE & WIRELESS
                            COMMUNICATIONS LIMITED)
                                  "CONSUMERCO"

              REPORT AND FINANCIAL STATEMENTS AS OF MARCH 31, 1999
             AND 2000 AND FOR THE THREE YEARS ENDED MARCH 31, 2000

                       FINANCIAL STATEMENTS OF CONSUMERCO

                         REPORT OF INDEPENDENT AUDITORS

TO THE DIRECTORS OF NTL INCORPORATED

     We have audited the accompanying financial statements of CWC ConsumerCo ("ConsumerCo") as of March 31, 1999 and 2000 and for the three years ended March 31, 2000 which have been prepared on the bases and in accordance with the accounting policies set out therein under the historical cost convention.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

     The Directors of ntl (CWC) Limited are responsible for the preparation of the financial statements in accordance with the applicable United Kingdom law and accounting standards. Our responsibilities, as independent auditors, are established by the United Kingdom Auditing Practices Board and by our profession's ethical guidance.

BASIS OF OPINION

     We conducted our audit in accordance with generally accepted auditing standards in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the circumstances of ConsumerCo, consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

     In our opinion, the financial statements referred to above present fairly, in all material respects, the state of affairs of ConsumerCo as at March 31, 1999 and 2000 and of ConsumerCo's results and cash flows for each of the three years ended March 31, 2000 in accordance with the bases of preparation detailed in the accompanying financial statements, applied using accounting principles generally accepted in the United Kingdom.

RECONCILIATION TO US GAAP

     Accounting practices used by ConsumerCo in preparing the accompanying financial statements conform with generally accepted accounting principles in the United Kingdom, but do not conform with generally accepted accounting principles in the United States. A description of these differences and a reconciliation of net loss and shareholders' equity to generally accepted accounting principles in the United States is set out in Note 35.

Arthur Andersen
Chartered Accountants

London
United Kingdom
6th October 2000

                                   CONSUMERCO

                         COMBINED PROFIT & LOSS ACCOUNT
                          FOR THE YEARS ENDED MARCH 31

                                                             NOTE    2000    1999    1998
                                                             ----    ----    ----    ----
                                                                      LM      LM      LM
TURNOVER
Continuing operations......................................           694     688     104
Acquisitions...............................................            --      --     446
                                                                     ----    ----    ----
                                                                4     694     688     550
                                                                     ----    ----    ----
OPERATING COSTS
Outpayments and other cost of sales........................     5    (269)   (251)   (188)
                                                                     ----    ----    ----
GROSS PROFIT...............................................           425     437     362
Millennium and NCNC costs..................................   5,6     (12)    (16)     (2)
Other operating expenses (net).............................     5    (270)   (241)   (197)
Depreciation and amortisation..............................   5,7    (156)   (135)   (103)
                                                                     ----    ----    ----
OPERATING (LOSS)/PROFIT
Continuing operations......................................           (13)     45      49
Acquisitions...............................................            --      --      11
                                                                     ----    ----    ----
TOTAL OPERATING (LOSS)/PROFIT..............................           (13)     45      60
Costs of fundamental reorganisation........................    10      --      --     (96)
Release of surplus fundamental reorganisation provision....             2      --      --
Profit on disposal as tangible fixed assets................             1      --      --
Net interest payable.......................................    11    (190)   (179)   (121)
                                                                     ----    ----    ----
LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION................     7    (200)   (134)   (157)
Taxation...................................................    12      34      --      --
                                                                     ----    ----    ----
LOSS ON ORDINARY ACTIVITIES AFTER TAXATION.................          (166)   (134)   (157)
Minority interests.........................................             1      (1)     --
                                                                     ----    ----    ----
NET LOSS -- TRANSFER TO RESERVES...........................          (165)   (135)   (157)
                                                                     ----    ----    ----

     As more fully explained in Note 2, ConsumerCo did not operate as a separate legal or reporting entity throughout the period. Accordingly the above profit and loss account may not be representative of its future results.

     All operations are continuing.

     There are no recognised gains or losses other than those reflected in the combined profit and loss account and accordingly, no statement of total recognized gains and losses is presented.

     The accompanying notes are an integral part of this combined profit and loss account.

                                   CONSUMERCO

                             COMBINED BALANCE SHEET
                                 AS AT MARCH 31

                                                              NOTE     2000      1999
                                                              ----    ------    ------
                                                                        LM        LM
FIXED ASSETS
Intangible assets...........................................   13          8         8
Tangible assets.............................................   14      3,167     2,860
                                                                      ------    ------
                                                                       3,175     2,868
CURRENT ASSETS
Debtors:
  Due within one year.......................................   15        131        67
  Due after one year........................................   15         68        69
Debtors within receivables securitisation...................   16
  Gross debtors.............................................              56        85
  Non-returnable proceeds...................................             (29)      (62)
                                                                          27        23
Cash at bank and in hand....................................              87       127
                                                                      ------    ------
                                                                         313       286
CREDITORS: amounts falling due within one year..............   17       (826)     (487)
                                                                      ------    ------
Net current liabilities.....................................            (513)     (201)
                                                                      ------    ------
TOTAL ASSETS LESS CURRENT LIABILITIES.......................           2,662     2,667
CREDITORS: amounts falling due after more than one year.....   18     (3,075)   (2,916)
PROVISIONS FOR LIABILITIES AND CHARGES......................   19         (6)      (14)
NET LIABILITIES.............................................            (419)     (263)
CAPITAL AND RESERVES
Called up share capital.....................................   21        748       746
Share premium...............................................   22         17         9
Other reserves..............................................   22     (1,199)   (1,034)
                                                                      ------    ------
Equity shareholders' funds..................................            (434)     (279)
Equity minority interest....................................              15        16
                                                                      ------    ------
                                                                        (419)     (263)

  The accompanying notes are an integral part of this combined balance sheet.

                   APPROVED AND SIGNED ON BEHALF OF THE BOARD

                                6TH OCTOBER 2000

                                   CONSUMERCO

                          COMBINED CASH FLOW STATEMENT
                          FOR THE YEARS ENDED MARCH 31

                                                            NOTE    2000    1999     1998
                                                            ----    ----    ----    ------
                                                                     LM      LM       LM
Net cash (outflow)/inflow before fundamental
  reorganisation costs and IT outsource...................           (89)    220       386
Outflow related to fundamental reorganisation costs and IT
  outsource...............................................            (6)    (41)      (30)
                                                                    ----    ----    ------
NET CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES.......   27      (95)    179       356
                                                                    ----    ----    ------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received.........................................             5      15        10
Interest paid.............................................          (224)   (227)     (144)
                                                                    ----    ----    ------
NET CASH OUTFLOW FROM RETURNS ON INVESTMENTS AND
  SERVICING OF FINANCE....................................          (219)   (212)     (134)
                                                                    ----    ----    ------
TAXATION
U.K. Corporation tax paid.................................            --      --       (16)
                                                                    ----    ----    ------
TAX PAID..................................................            --      --       (16)
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets.........................          (452)   (375)     (529)
Interest bearing deposit (net of VAT).....................            --    (109)       --
Sale of tangible fixed assets.............................            19      57        --
                                                                    ----    ----    ------
NET CASH OUTFLOW FROM CAPITAL EXPENDITURE AND FINANCIAL
  INVESTMENT..............................................          (433)   (427)     (529)
                                                                    ----    ----    ------
ACQUISITIONS AND DISPOSALS
Purchase of subsidiary undertakings, net of cash
  acquired................................................   28       --      --        88
Disposal of business......................................   28       --       4        --
                                                                    ----    ----    ------
NET CASH INFLOW FROM ACQUISITIONS AND DISPOSALS...........            --       4        88
                                                                    ----    ----    ------
EQUITY DIVIDENDS PAID
Ordinary dividends paid...................................            --      --        (9)
                                                                    ----    ----    ------
CASH OUTFLOW BEFORE FINANCING.............................          (747)   (456)     (244)
                                                                    ----    ----    ------
FINANCING
Increase in bank and other loans..........................           932     669     3,257
Increase in share capital.................................             1      --        --
Net proceeds from issue of loan notes.....................            --     433     1,585
Repayment of debt.........................................          (222)   (736)   (4,448)
Capital element of finance lease rental payments..........            (4)    (12)       (6)
                                                                    ----    ----    ------
(DECREASE)/INCREASE IN CASH...............................   29      (40)   (102)      144
                                                                    ====    ====    ======

     The accompanying notes are an integral part of this combined cash flow statement.

                                   CONSUMERCO

           RECONCILIATION OF MOVEMENTS IN EQUITY SHAREHOLDERS' FUNDS
                          FOR THE YEARS ENDED MARCH 31

                                                            NOTE    2000     1999     1998
                                                            -----   -----    ----    ------
                                                                     LM       LM       LM
Loss for the financial year...............................           (165)   (135)     (157)
Share issues..............................................  21,22      10      10     1,957
Goodwill acquired and written off during the year.........             --      --    (2,006)
Other movements on reserves...............................             --     (31)       (7)
                                                                    -----    ----    ------
Net decrease in equity shareholders' fund.................           (155)   (156)     (213)
Equity shareholders' funds at beginning of year...........           (279)   (123)       90
                                                                    -----    ----    ------
EQUITY SHAREHOLDERS' FUNDS AT END OF YEAR.................           (434)   (279)     (123)
                                                                    =====    ====    ======

The accompanying notes are an integral part of this reconciliation of movements in equity shareholders' funds.

                                   CONSUMERCO

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

1 BACKGROUND

     On July 26, 1999, Cable and Wireless plc ("Cable and Wireless"), NTL Incorporated ("NTL") and Cable & Wireless Communications (now ntl (CWC) Limited and hereafter "ntl (CWC)") announced that they had agreed to propose a restructuring of ntl (CWC) to its shareholders. The restructuring was agreed by the shareholders, and completed on May 30, 2000.

     As part of the restructuring, ntl (CWC), which was a 52.8% owned subsidiary of Cable and Wireless was separated into its residential cable, business cable, indirect residential telephony, residential internet and digital television development and services businesses, referred to as ConsumerCo, and its corporate, business, internet protocol and wholesale operations, referred to as CWC Data Co. NTL indirectly acquired all of ConsumerCo and Cable and Wireless indirectly acquired the interest in CWC DataCo. which was not already attributable to it, thereby achieving 100% ownership of CWC DataCo. These two acquisitions, collectively, are referred to as the "Transaction".

2 BASIS OF PREPARATION

  a) Structure of financial statements

     The financial statements, have been prepared on the basis set out within the "Basis of preparation" below. In the financial statements, ntl (CWC) and its subsidiary undertakings, as appropriate, are referred to as "ntl (CWC) group".

     The activities of ConsumerCo were carried out as an integral part of the ntl (CWC) group and as such the operations comprising ConsumerCo were carved out from the financial statements of the ntl (CWC) group. Consequently, certain revenues, costs, assets and liabilities previously reported within legal entities, comprising the ntl (CWC) group, have been allocated to ConsumerCo to reflect the assets and liabilities attributable to ConsumerCo and the results of such operations for the periods shown.

     As a result of the carve out, the combined balance sheet presents an "Other reserves" balance for ConsumerCo, consistent with the fact that ConsumerCo did not operate as a standalone group. Accordingly, the net liabilities position is presented with an equal and opposite equity shareholders' funds figure after including this "Other reserves" balance which represents the investment in ConsumerCo held by the ntl (CWC) group.

     The financial statements have been prepared specifically in connection with the acquisition of ConsumerCo by NTL and consequently do not contain certain reports, disclosures or other matters that would be required under the UK Companies Act 1985.

     Further, the financial statements do not necessarily reflect the terms of the Transaction agreement referred to in Note 1 above.

  b) Basis of preparation

     Revenue

     All ConsumerCo's revenues are specifically identifiable from the total revenues of the ntl (CWC) group.

     Specifically attributable costs, assets and liabilities

     Most of the costs, assets and liabilities reflected in the financial statements are specifically identifiable to ConsumerCo. Such specific costs, assets and liabilities have been allocated directly to ConsumerCo.

     - Outpayments

     Outpayments and other cost of sales figures represent third party costs incurred by ConsumerCo.

                                   CONSUMERCO

     Allocation of indirectly attributable costs, assets and liabilities

     Where costs, assets and liabilities were incurred for the benefit of ConsumerCo, but could not be specifically identified, an allocation has been made.

     Indirectly attributable costs, assets and liabilities have been allocated using bases which the Directors believe provide an appropriate mechanism to carve out ConsumerCo's financial results for the three years ended March 31, 2000 and financial position as at March 31, 1999 and 2000, from the ntl (CWC) group financial statements.

     Costs

     Particular indirectly attributable costs have been allocated consistently on the following bases unless otherwise stated:

     - Net operating expenses -- three years ended March 31, 2000

     Net operating expenses consist primarily of network operations and central ntl (CWC) group support costs, principally those of the Finance and IT departments. A significant element of these costs are staff related.

        - Network operations costs have been allocated based upon the relative usage of the ntl (CWC) group telecommunications network by those products and services provided by ConsumerCo.

        - Staff and related costs have been allocated based upon management's estimation of the relative proportion of individuals' time providing services to ConsumerCo. The Directors believe that this provides a fair allocation of costs to ConsumerCo.

        - IT department costs relating to general IT support and services have been allocated in the proportion of ConsumerCo headcount, including allocated headcount, to total ntl (CWC) group headcount. Specific IT projects and systems have been allocated on the basis of estimated usage by ConsumerCo.

        - Finance department costs have been allocated in the proportion of ConsumerCo headcount (including allocated headcount) to total ntl
          (CWC) group headcount. In the year ended March 31, 1998 these costs were allocated on the basis of revenue due to the lack of retrospective information regarding Finance department headcount. The Directors believe that despite the different bases applied the overall allocation is appropriate.

        - Facilities and other related costs have been allocated based on relative usage by ConsumerCo.

     - Depreciation

     Depreciation for the three years ended 31 March 2000 has been allocated consistent with the allocation of fixed assets to ConsumerCo.

     Assets and liabilities

     Particular indirectly attributable assets and liabilities have been consistently allocated on the following bases as at March 31, 1999 and 2000 unless otherwise stated:

     - Fixed assets

     ConsumerCo has allocated fixed asset additions and disposals on the basis of management's estimate of relative usage of those assets. The Directors believe this fairly presents the historic asset base attributable to ConsumerCo.

                                   CONSUMERCO

     - Trade creditors

     Trade creditor amounts relate to operating and capital expenditure. Where not specifically attributable, such amounts have been allocated based on the allocation to ConsumerCo of net operating expenses and capital expenditure.

     - Debt

     Substantially all ntl (CWC)'s debt has been allocated to ConsumerCo on the basis that it is primarily used to fund ConsumerCo activities. See Note 18.

     - Other assets and liabilities

     Prepayments and accrued income and accruals and deferred income amounts are attributable to specific ConsumerCo cost centres and where not specifically attributable, have been allocated based on the allocation of the net operating expenses to each respective cost centre.

     Limitations on use of financial statements

     Because of the allocations referred to above and the proposed changes in the structure and financing of ConsumerCo going forward, these financial statements should not be relied upon as being representative of the future financial position or performance of ConsumerCo. In particular:

     - Outpayments for all periods presented are not representative of those amounts that will be incurred by ConsumerCo in the future as it will need to enter into arms' length arrangements for the carriage and delivery of telecommunications traffic and services either with CWC DataCo and with other third parties.

     - The operating costs attributed to ConsumerCo for the year ended March 31, 2000 are not representative of the costs it will incur after the proposed transaction as they represent the carve out of costs incurred by the ntl
       (CWC) group, which was managed as an integrated business. The activities of ConsumerCo on a stand alone basis may be restructured following the Transaction which may result in certain costs being duplicated, other costs being avoided altogether and yet other costs being incurred. For this reason the reported result for the year ended March 31, 2000 is not representative of the amounts to be incurred by ConsumerCo after the Transaction.

     - In view of the refinancing and corporate restructuring of the businesses, the debt, interest and taxation figures included in these financial statements are not representative of the amounts of those items for ConsumerCo following the Transaction.

3 STATEMENT OF ACCOUNTING POLICIES

     The financial statements have been prepared applying ConsumerCo's accounting policies and no adjustments have been made with respect to any differences between these and NTL's accounting policies.

     The principal accounting policies of ConsumerCo, which have been applied consistently throughout the three years ended March 31, 2000, unless expressly stated otherwise, are as follows:

  a) Basis of accounting

     The financial statements have been prepared applying accounting principles generally accepted in the United Kingdom and on the historical cost basis.

     The results of subsidiary undertakings acquired or disposed of during the year are included from the date of their acquisition or up to the date of their disposal, except for the acquisition of Mercury Communications

                                   CONSUMERCO

Limited which has been merger accounted for under the group reorganisation provisions of FRS 6 "Acquisitions and mergers".

     Intercompany sales and profits are eliminated fully.

  b) Turnover and revenue recognition

     Turnover, which excludes value added tax, represents the amount receivable in respect of services provided to customers in each year and is accounted for on the accruals basis. At the end of each year adjustments are recorded to defer revenue with respect to services invoiced in advance and to accrue for unbilled services.

  c) Interconnection with other operators

     When operators of other national and international telecommunications networks carry traffic, the charges incurred are matched with the associated revenues. All charges payable to, or by, overseas telecommunications administrations are negotiated separately and are subject to continuous review.

     Charges payable by ConsumerCo to British Telecommunications plc, referred to as BT, for the conveyance of traffic and connections to the BT network are subject to government regulation in the form of a determination by OFTEL, the Office of Telecommunications. During 1998, the basis for calculation of these charges changed from one based on the fully allocated historic cost of providing the delivery mechanism on their network, to one based upon the long-run incremental cost of providing that service.

     Up until September 30, 1997, OFTEL undertook a review, in the form of a determination, after the end of each financial year, and for the half year to September 30, 1997, to assess the bases used for the calculation of the charges made in that year. Amendments were backdated to take effect from April 1, in the year under review, but were accounted for in subsequent financial periods.

     Since October 1, 1997, the charging mechanism has been designed to reflect the commercial considerations surrounding a competitive market. OFTEL has set a framework of controls within which BT will have the price flexibility to set its own charges. The degree of control depends on the competitiveness of the services concerned.

  d) Goodwill

     With effect from April 1, 1998, goodwill arising on the acquisition of subsidiary undertakings and businesses, being the difference between the fair value of the purchase consideration and the fair value attributed to the identifiable assets and liabilities acquired, is capitalised and amortised in equal annual instalments through the profit and loss account over the ntl (CWC) Directors' estimate of its useful economic life.

     ConsumerCo periodically reviews events and changes in circumstances to determine whether the recoverability of the carrying value of goodwill should be reassessed. An impairment assessment is performed whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

     As permitted under the transitional provisions in FRS 10, "Goodwill and Intangible Assets", goodwill on acquisitions prior to April 1, 1998 is dealt with as a movement on reserves. Where subsidiary undertakings are wholly or partially disposed of during the year, goodwill that was written off to reserves or has not been amortised through the profit and loss account is charged to the profit and loss account.

  e) Tangible fixed assets and depreciation

     Tangible fixed assets are recorded at cost, which includes materials, direct labour and other incremental costs applicable to the design, construction and connection of the telecommunications and cable television networks and equipment. Other incremental costs capitalised include all costs of those departments responsible solely for design, construction and connection. Where departments spend only part of their time on functions directly

                                   CONSUMERCO
connected with design, construction and connection, the relevant proportion of total costs is capitalised. Costs which are initially capitalised in projects under construction where the projects do not become operational are written off to the profit and loss account, once it is determined that the project will not become operational.

     Costs of departments relating to revenue related operations such as direct selling, marketing and other customer related departments, are not capitalised.

     Capitalisation of interest

     Interest is capitalised as part of the cost of separately identifiable major capital projects, up to the time that such projects are substantially complete. The amount of interest capitalised is calculated as the capitalisation rate multiplied by the weighted average carrying amount of major capital projects under construction during the period.

     Depreciation

     Depreciation is provided on the difference between the cost of tangible fixed assets and the estimated residual value in equal annual instalments over the estimated useful lives of the assets. These lives are as follows:

LAND AND BUILDINGS:                                              LIVES
freehold buildings                             40 years
leasehold land and buildings                   up to 40 years or term of lease if less
leasehold improvements                         remaining term of lease or expected useful
                                               life of the improvements if less
COMMUNICATIONS NETWORK PLANT AND EQUIPMENT:
ducting and network construction               10 to 40 years
electronic equipment and cabling               10 to 20 years
other network plant and equipment              6 to 25 years
NON-NETWORK PLANT AND EQUIPMENT                3 to 10 years

     Freehold land, where the cost is distinguishable from the cost of the building thereon, is not depreciated.

     After a portion of the network is fully constructed and released to operations, depreciation of the network commences either when target rates of penetration are achieved or no later than one year after the release date.

  f) Leased Assets

     Where assets are financed by leasing agreements that give rights approximating to ownership, the assets are treated as if they had been purchased outright. The amount capitalised is the present value of the minimum lease payments payable during the lease term. The corresponding leasing commitments are shown as obligations to the lessor. Lease payments are split between capital and interest elements using the annuity method. Depreciation on the relevant assets and interest are charged to the profit and loss account.

     All other leases are operating leases and the annual rentals are charged to operating profit on a straight line basis over the lease term.

  g) Fixed asset investments

     Fixed asset investments are stated at cost less provisions for impairment. Any impairment is charged to the profit and loss account in the year in which it is identified.

                                   CONSUMERCO

  h) Deferred taxation

     The charge for taxation is based on the results for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. ConsumerCo provides for deferred tax unless there is a reasonable probability that the liability will not arise in the foreseeable future. Where deferred tax is provided, the liability method is used. No deferred tax assets are recognised in respect of accumulated tax losses.

  i) Pensions

  Defined contribution schemes

     Where ConsumerCo companies through the ntl (CWC) group participate in defined contribution pension schemes for their employees, the pension costs charged to the profit and loss account represent contributions payable during the year.

  Defined benefit schemes

     ConsumerCo through the ntl (CWC) group also participates in a defined benefit pension scheme operated by Cable and Wireless for certain employees. The regular cost of providing benefits is charged to operating profit over the service lives of the members of the scheme so as to achieve a constant percentage of pensionable pay.

  j) Foreign currencies

     Transactions are translated into sterling at the rate of exchange ruling on the date of the transaction. All outstanding monetary assets and liabilities denominated in foreign currency are retranslated at the rates ruling at the balance sheet date. Any exchange differences arising are dealt with through the profit and loss account.

     The results of overseas operations are translated at the average rate of exchange during the period and their balance sheets at the rate ruling at the balance sheet date. Exchange differences arising on translation of the opening net assets and results of overseas operations are dealt with through reserves. All other exchange differences are included in the profit and loss account.

  k) Forward exchange contracts and interest rate swaps

     ConsumerCo through the ntl (CWC) group uses financial instruments, including forward exchange contracts and interest rate swaps, in its management of exchange rate and interest rate exposures. While these instruments are subject to the risk of loss from changes in exchange rates and interest rates, these losses would generally be offset by gains in the related exposures.

     Financial instruments are only used to hedge underlying economic exposures. ConsumerCo does not speculate in derivative financial instruments.

     Realised and unrealised gains and losses on forward contracts which hedge firm third party commitments are recognised in the profit and loss account in the same period as the gain or loss on the underlying transaction. Net interest paid or received on interest rate swaps is included in interest expense on an accruals basis.

  l) Capital instruments and financing costs

     Capital instruments are accounted for and classified as equity or non-equity share capital, equity or non-equity minority interests or debt according to their form. The costs of issue of non-equity and debt capital instruments are charged to the profit and loss account on an annual basis over the life of the instruments at a constant rate on the carrying amount. Where permitted by law, a corresponding amount is subsequently

                                   CONSUMERCO
transferred from the share premium account to retained earnings. The cost of issue of equity instruments is written off against the share premium account.

  m) Provisions

     ConsumerCo accounts for provisions in accordance with FRS12 "Provisions and Contingencies". Consequently, provisions are only recognised when ConsumerCo has a legal or constructive obligation to transfer economic benefits as a result of past events. To the extent that the provisions are surplus to requirements they are released in the profit and loss account.

  n) IT outsource

     ConsumerCo through the ntl (CWC) group has entered into a 10 year contract for the provision of commercial IT services. Certain costs are paid in advance of the benefit received. These costs are deferred and amortised over the period during which benefit is derived. The charge for the provision of the consolidated billing system is amortised over the expected levels of billing activity.

  o) Millennium and National Code Number Change costs

     Costs incurred in modifying existing software to achieve Year 2000 compliance are normally written off to the profit and loss account in the period in which they are incurred. However, to the extent that any expenditure not only achieves compliance, but also represents an enhancement of an asset's service potential, it is capitalised and depreciated over the estimated remaining useful life of the asset, in accordance with Urgent Issues Task Force Abstract 20, "Year 2000: Accounting and Disclosures".

     Costs incurred in modifying equipment in preparation for National Code Number Changes are normally written off to the profit and loss account in the period in which they are incurred. However, to the extent that any expenditure not only achieves the necessary modification but also represents an enhancement of an asset's service potential, it is capitalised and depreciated over the estimated remaining useful life of the asset.

4 TURNOVER

     Turnover derives from:

     - local, national and international telecommunications and cable television services; and

     - the sale and rental of telecommunications equipment.

     Turnover comprised the following:

                                                              2000    1999    1998
                                                              ----    ----    ----
                                                               LM      LM      LM
Consumer Markets
  Direct telephony..........................................  279     292     219
  Indirect telephony........................................   93     102     104
  Television................................................  253     222     172
Business Markets............................................   69      72      55
                                                              ---     ---     ---
Total Turnover..............................................  694     688     550
                                                              ===     ===     ===

     The ntl (CWC) Directors consider this to be a single class of business and accordingly no segmental analysis of operating profit or loss or net assets is shown. In the year ended March 31, 2000 all of the turnover was generated by operations in the United Kingdom (1999: 100% and 1998: 100%).

                                   CONSUMERCO

5 COST OF SALES AND OPERATING EXPENSES

                                                                                 1998
                                                   2000    1999    --------------------------------
                                                   TOTAL   TOTAL   CONTINUING   ACQUISITION   TOTAL
                                                   -----   -----   ----------   -----------   -----
                                                    LM      LM         LM           LM         LM
Outpayments and other cost of sales..............   269     251        36           152        188
Other operating expenses (net)...................   270     241        19           178        197
Millennium and NCNC costs........................    12      16        --             2          2
Depreciation and amortisation....................   156     135         2           101        103
                                                    ===     ===       ===           ===        ===

     All activities in the years ended March 31, 1999 and 2000 were continuing.

6 MILLENNIUM AND NATIONAL CODE NUMBER CHANGE COSTS

  Millennium costs

     Millennium costs comprise the costs allocated to ConsumerCo through the ntl
(CWC) group Year 2000 Programme. This includes ConsumerCo's share of the costs of making software and systems compliant, upgrading rented customer premises equipment, purchasing new software and employing external consultants and advisors, as well as the costs of ConsumerCo employees working on the Year 2000 Programme. A cumulative total of L30 million has been incurred to date, of which L1 million has been capitalised and L29 million has been written off to the profit and loss account.

  National Code Number Change Costs

     National Code Number Change costs are being incurred by ConsumerCo through the ntl (CWC) group, in relation to the change in national code numbers which has been initiated by OFTEL. National dialling codes are being reorganised to provide additional UK numbering capacity required for long term growth in new numbers for fixed and mobile telephones, fax, pager, and internet use.

     Costs of L2 million had been incurred during the year in relation to National Code Number Change, which were capitalised (1999: L1 million expensed in the profit and loss account). The National Code Number Change programme is expected to take a further year to complete. Total costs are expected to be L5 million of which L3 million is expected to relate to capital expenditure, the balance being written off to the profit and loss account as incurred.

7 LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION

     Loss on ordinary activities before taxation is stated after charging:

                                                              2000    1999    1998
                                                              ----    ----    ----
                                                               LM      LM      LM
Depreciation of owned tangible fixed assets.................  144     122      91
Depreciation of fixed assets held under finance leases......   12      12      12
Amortisation of goodwill....................................   --       1      --
Operating lease payments -- hire of plant and machinery.....   --       2       2
Operating lease payments -- other...........................    5       8       9
Management service fees payable (see Note 33)...............   --       1       3

                                   CONSUMERCO

8 EMPLOYEES

     In 2000 the average monthly number of persons working within ConsumerCo was 5,262 (1999: 5,130 and 1998: 5,407).

     The aggregate remuneration and associated costs of ConsumerCo employees were:

                                                              2000    1999    1998
                                                              ----    ----    ----
                                                               LM      LM      LM
Salaries and wages..........................................  142     126     106
Social security costs.......................................   11      11      10
Pension costs of defined benefit scheme.....................    3       3       3
Pension costs of defined contribution schemes...............    3       3       2
                                                              ---     ---     ---
Total staff costs...........................................  159     143     121
Less: Staff costs capitalised within network fixed assets...  (79)    (47)    (34)
                                                              ---     ---     ---
                                                               80      96      87
                                                              ===     ===     ===

     Details of the pension schemes are given in Note 9.

9 PENSIONS

     ConsumerCo, through ntl (CWC), participates in a pension scheme operated by Cable and Wireless. The scheme is a defined benefit scheme whereby retirement benefits are based on the employees' final remuneration and length of service, and is funded through a separate trustee administered scheme. Contributions to the scheme are based on pension costs for all members of the scheme across the Cable and Wireless group and are made in accordance with the recommendations of independent actuaries who value the scheme at regular intervals, usually triennially. The last valuation currently available relates to the position of the scheme as at March 31, 1999. Full details relating to the pension scheme are disclosed in the financial statements of Cable and Wireless.

     ConsumerCo also operates several defined contribution pension plans.

     ConsumerCo will establish a new exempt approved pension scheme and employees allocated to ConsumerCo who are active members of the Cable and Wireless superannuation fund will be invited to join the new ConsumerCo scheme and to transfer their accrued rights to it. Employees allocated to ConsumerCo who are active members of ntl (CWC) pension schemes will, for the time being, remain in those schemes.

10 COSTS OF FUNDAMENTAL REORGANISATION

     Following the formation of the ntl (CWC) group on April 28, 1997, the nature and focus of operations of the constituent companies were fundamentally reorganised. Costs of L96 million have been allocated to ConsumerCo and include branding, employee related costs such as redundancies and property rationalisations.

     The inclusion of the costs of fundamental reorganisation had no material impact on the tax charge for 2000 or 1999 or 1998.

                                   CONSUMERCO

11 NET INTEREST PAYABLE

                                                              2000    1999    1998
                                                              ----    ----    ----
                                                               LM      LM      LM
Interest receivable and similar income:
Deposits and short term loan interest.......................     4       8       8
Funds placed with parent undertaking........................    --       6       1
                                                              ----    ----    ----
                                                                 4      14       9
                                                              ====    ====    ====
Interest payable:
Finance charges on leases...................................    (6)     (9)     (7)
Bank loans and overdrafts...................................   (70)    (89)    (90)
Loan notes..................................................  (146)   (132)    (58)
Funds borrowed from parent undertaking......................    (2)     --      (1)
                                                              ----    ----    ----
                                                              (224)   (230)   (156)
Less: interest capitalised within network fixed assets (Note
  14).......................................................    30      37      26
                                                              ----    ----    ----
                                                              (194)   (193)   (130)
                                                              ----    ----    ----
Net interest payable........................................  (190)   (179)   (121)
                                                              ====    ====    ====

12 TAXATION

     The tax credit comprises:

                                                              2000    1999    1998
                                                              ----    ----    ----
                                                               LM      LM      LM
United Kingdom taxation:
Current corporation tax at 30% (1999: 31%, 1998: 31%).......   34      --      --
Deferred tax................................................   --      --      --
Adjustment in respect of prior years........................   --      --      --
                                                              ---     ---     ---
Tax credit on profit on ordinary activities.................   34      --      --
                                                              ===     ===     ===

     If deferred tax had been provided in 2000 on a full provision basis, there would have been no change in the tax charge for the year (1999: no change, 1998: no change). The effective tax rate for the year ended March 31, 2000 is 0% (1999: 0%, 1998: 0% after costs of fundamental reorganisation). This rate differs from the statutory tax rate of 30% because the companies within ConsumerCo were loss making in the period and deferred tax assets for such losses were not recognised in full. The tax credit in the year ended March 31, 2000 reflects a payment of L34 million from CWC DataCo for losses surrendered by way of group relief.

                                   CONSUMERCO

13 INTANGIBLE FIXED ASSETS

                                                              GOODWILL
                                                              --------
                                                                 LM
COST
At April 1, 1999............................................      9
Additions...................................................     --
                                                                ---
At March 31, 2000...........................................      9
                                                                ---
AMORTISATION
At April 1, 1999............................................      1
Charge for the year.........................................     --
                                                                ---
At March 31, 2000...........................................      1
                                                                ---
Net book value at March 31, 2000............................      8
                                                                ---
Net book value at March 31, 1999............................      8
                                                                ===

     Goodwill arising on the acquisition of Two Way TV Limited is amortised over 20 years, which is the ntl (CWC) Directors' estimate of its economic useful life.

14 TANGIBLE FIXED ASSETS

                                                LAND       NETWORK CABLE,    NON-NETWORK
                                                 AND         PLANT AND        PLANT AND
                                              BUILDINGS      EQUIPMENT        EQUIPMENT     TOTAL
                                              ---------    --------------    -----------    -----
                                                 LM              LM              LM          LM
COST
At April 1, 1999............................      53           3,020              14        3,087
Additions...................................       1             423              73          497
Disposals...................................      --              (8)            (18)         (26)
                                                 ---           -----             ---        -----
At March 31, 2000...........................      54           3,435              69        3,558
                                                 ---           -----             ---        -----
DEPRECIATION
At April 1, 1999............................       4             218               5          227
Charge for the year.........................       5             130              21          156
Transfers...................................      --              16              --           16
Disposals...................................      --              (3)             (5)          (8)
                                                 ---           -----             ---        -----
At 31 March 2000............................       9             361              21          391
                                                 ---           -----             ---        -----
NET BOOK VALUE AT
March 31, 2000..............................      45           3,074              48        3,167
                                                 ---           -----             ---        -----
March 31, 1999..............................      49           2,802               9        2,860
                                                 ===           =====             ===        =====

                                   CONSUMERCO

                                                              2000    1999
                                                              ----    ----
                                                               LM      LM
The net book value of land and buildings comprised:
  Freehold..................................................   19      19
  Long leasehold............................................    2       2
  Short leasehold...........................................   24      28
                                                              ---     ---
                                                               45      49
                                                              ===     ===

     Interest totalling L30 million (1999: L37 million) for the year ended March 31, 2000 that is directly applicable to the design, construction and installation of ConsumerCo's cable television and telecommunications network has been capitalised within additions to network assets. Accumulated interest capitalised included in the total cost of tangible fixed assets at March 31, 2000 amounted to L93 million (1999: L63 million).

     Included in the net book value of Network cable, plant and equipment is L83 million in respect of assets held under finance leases and similar hire purchase contracts (1999: L95 million). Accumulated depreciation on these assets is L42 million (1999: L30 million) and the charge for the year is L12 million (1999:
L12 million). Network cable, plant and equipment includes L127 million (1999:
L118 million) in respect of assets not yet in service and consequently upon which depreciation has not been charged.

15 DEBTORS

                                                              2000    1999
                                                              ----    ----
                                                               LM      LM
DUE WITHIN ONE YEAR
Trade debtors outside receivables securitisations...........   12       7
Amounts due from CWC DataCo (see below).....................   63      --
Other debtors...............................................   18      11
Prepayments and accrued income..............................   38      49
                                                              ---     ---
                                                              131      67
                                                              ---     ---
DUE AFTER MORE THAN ONE YEAR
Prepayments and accrued income..............................   68      69
                                                              ---     ---
                                                              199     136
                                                              ===     ===

     Where, as part of attributing assets and liabilities to ConsumerCo and CWC DataCo these assets and liabilities are to be transferred between legal entities within the ntl (CWC) group, intragroup balances have been set up.

     Included within prepayments and accrued income, is an amount of L100 million (1999: L112 million) in respect of the IT outsource representing:

                                                                  2000                1999
                                                     ------------------------------   -----
                                                                  DUE AFTER
                                                     DUE WITHIN   MORE THAN
                                                      ONE YEAR    ONE YEAR    TOTAL   TOTAL
                                                     ----------   ---------   -----   -----
                                                         LM          LM        LM      LM
Security deposit...................................      21           32        53      85
Consolidated billing system charge.................       9           27        36      14
Transition costs...................................       2            9        11      13
                                                        ---          ---       ---     ---
                                                         32           68       100     112
                                                        ===          ===       ===     ===

                                   CONSUMERCO

     The consolidated billing system charge is amortised over the life of the outsource contract based on expected billing levels. The transition costs billed by IBM in relation to the transition of the IT function to the outsource provider include external legal, consultancy, property and other technical fees which are amortised over differing periods depending on the period over which ConsumerCo, through the ntl (CWC) group, derives benefit.

16 DEBTORS WITHIN RECEIVABLES SECURITISATION

                                                             2000    1999
                                                             ----    ----
                                                              LM      LM
Gross debtors..............................................   56      85
Non-returnable proceeds....................................  (29)    (62)
                                                             ---     ---
                                                              27      23
                                                             ===     ===

     Within the overall working capital facilities, certain trade debtors have been assigned as security against the advance of cash. This security is represented by the assignment of a pool of trade debts to a trust for the benefit of the providers of this securitisation facility. The financing provided against this pool takes into account, inter alia, the risks that may be attached to individual debtors and the expected collection period.

     ConsumerCo, through the ntl (CWC) group, is not obliged (and does not intend) to support any losses arising from the assigned debts against which cash has been advanced. The providers of the finance have confirmed in writing that, in the event of default in payment by a debtor, they will seek repayment of the cash advanced only from the remainder of the pool of debts in which they hold an interest, and that repayment will not be required from ConsumerCo in any other way.

17 CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                              2000    1999
                                                              ----    ----
                                                               LM      LM
Unsecured convertible loan notes............................   --       9
Current instalments due on loans............................  543      33
Obligations under finance leases............................    7       5
Trade creditors.............................................   34      35
Amounts owed to CWC DataCo (see below)......................   --     199
Amounts owed to parent undertaking..........................   13      --
Other taxation and social security..........................   11       5
Other creditors.............................................    7      30
Accruals and deferred income................................  211     171
                                                              ---     ---
                                                              826     487
                                                              ===     ===

     Where, as part of attributing assets and liabilities to ConsumerCo and CWC DataCo these assets and liabilities are to be transferred between legal entities within the ntl (CWC) group, intragroup balances have been set up.

                                   CONSUMERCO

18 CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                              2000     1999
                                                              -----    -----
                                                               LM       LM
Notes due 2003 ($750m at a coupon rate of 6.375%)...........    453      453
Notes due 2005 ($650m at a coupon rate of 6.625%)...........    393      393
Notes due 2008 ($1.1bn at a coupon rate of 6.750%)..........    665      665
Bonds due 2005 (L300m at a coupon rate of 7.125%)...........    298      298
Bonds due 2017 (L200m at a coupon rate of 7.375%)...........    199      199
Loans.......................................................    965      795
Obligations under finance lease.............................    100      108
Accruals and deferred income................................      2        5
                                                              -----    -----
                                                              3,075    2,916
                                                              =====    =====

     With the exception of certain specific finance lease obligations, all debt of ntl (CWC) group has been allocated to ConsumerCo as such debt has primarily been necessary to fund ConsumerCo's activities.

     Substantially all third party borrowings were repaid as part of the Transaction Agreement and were replaced with approximately L2.2 billion of borrowings from another NTL group company.

19 PROVISIONS FOR LIABILITIES AND CHARGES

                                                         ONEROUS      PROPERTY
                                                       OBLIGATIONS     COSTS      TOTAL
                                                       -----------    --------    -----
                                                           LM            LM        LM
At March 31, 1999....................................        5            9         14
Amounts used during the year.........................       (3)          (5)        (8)
Established during the year..........................       --           --         --
                                                           ---           --        ---
AT MARCH 31, 2000....................................        2            4          6
                                                           ===           ==        ===

     At March 31, 2000 the onerous obligations provision relates to onerous contract commitments not recorded in the books of Two Way TV Limited. This is expected to be utilised over the next five years.

     The remaining provision for property costs relates to the fair value property provision for overmarket rents set up as a result of the acquisition of Bell Cablemedia and NYNEX CableComms in April 1997, and is expected to be utilised over the next 18 years.

20 DEFERRED TAX

     The amount provided, and the full potential liability, in respect of UK deferred taxation is as follows:

                                                              2000    1999
                                                              ----    ----
                                                               LM      LM
Amount provided and potential liability:....................    --      --
Tax effect of timing differences due to:
  Excess capital allowances over depreciation...............  (206)   (140)
  Other timing differences..................................    --      --
                                                              ----    ----
                                                              (206)   (140)
                                                              ====    ====

                                   CONSUMERCO

     As at March 31, 2000, ConsumerCo had substantial UK tax losses available to carry forward which exceeded the timing differences due to the excess of capital allowances over depreciation. No deferred tax asset has been recognised in the accounts in respect of any unutilised tax losses.

21 CALLED UP SHARE CAPITAL

                                                 NUMBER OF SHARES
                                                 ----------------
                                                  2000      1999     2000     1999
                                                 ------    ------    -----    -----
                                                   M         M        LM       LM
Authorised:
  Ordinary shares of 50p each..................  2,250     2,250     1,125    1,125
Allotted, issued and fully paid:
  Ordinary shares of 50p each..................  1,496     1,493       748      746

     ntl (CWC) was listed on the London and New York Stock exchanges on April 28, 1997, when 1,489,253,555 shares were issued to acquire Bell Cablemedia and NYNEX CableComms with a further 102,707 being issued on offer acceptances received post-listing.

     Allotments of ordinary shares of 50p each during the year to March 31, 2000 were as follows:

                                                           NUMBER OF        GROSS
                                                            SHARES      CONSIDERATION
                                                           ALLOTTED       RECEIVED
                                                           ---------    -------------
                                                                              L
Bell Cablemedia plc Savings-Related Share Option Plan
  1994...................................................     20,135         59,781
Bell Cablemedia plc No 1 Executive Share Option Plan
  1994...................................................     13,944         41,521
Bell Cablemedia plc No 2 Executive Share Option Plan
  1994...................................................     26,902         78,089
3.5% Bell Cablemedia plc unsecured convertible loan notes
  due 2001...............................................     46,242             --
5% Bell Cablemedia unsecured convertible loan notes due
  1995 (extended)........................................  2,815,385             --
NYNEX CableComms Employees Share Option Plan.............    252,250        940,388
NYNEX CableComms Savings-Related Share Option Plan
  1995...................................................      7,309         22,080
NYNEX CableComms Savings-Related Share Option Plan
  1996...................................................     36,916         85,867
                                                           ---------      ---------
                                                           3,219,083      1,227,726
                                                           =========      =========

                                   CONSUMERCO

     Allotments of ordinary shares of 50p each during the year to March 31, 1999 were as follows:

                                                          NUMBER OF        GROSS
                                                           SHARES      CONSIDERATION
                                                          ALLOTTED       RECEIVED
                                                          ---------    -------------
                                                                             L
Bell Cablemedia plc Savings-Related Share Option Plan
  1994..................................................     36,041        107,006
Bell Cablemedia plc No. 1 Executive Share Option Plan
  1994..................................................    137,199        394,646
Bell Cablemedia plc No. 2 Executive Share Option Plan
  1994..................................................    254,974        731,162
3.5% Bell Cablemedia plc unsecured convertible loan
  notes due 2001........................................      9,366             --
NYNEX CableComms Employees Share Option Plan............  2,373,139      8,847,066
NYNEX CableComms Savings-Related Share Option Plan
  1995..................................................     29,098         87,905
NYNEX CableComms Savings-Related Share Option Plan
  1996..................................................     46,218        107,504
                                                          ---------     ----------
                                                          2,886,035     10,275,289
                                                          =========     ==========

     At March 31, 2000, capital instruments which were convertible into ordinary shares of ntl (CWC) were as follows:

                                                             PROJECTED
                                                PRINCIPAL    NUMBER OF    PERIOD OF
                                                 AMOUNT       SHARES      CONVERSION
                                                ---------    ---------    ----------
                                                    L
5% unsecured convertible loan notes due 1995
  (extended)..................................  1,925,000     826,303     1999-2001
3.5% unsecured convertible loan notes due
  2001........................................     57,564      23,086     1999-2001

     Both loan notes are convertible at the option of the holders.

22 RESERVES

                                                               SHARE      OTHER
                                                              PREMIUM    RESERVES
                                                              -------    --------
                                                                LM          LM
At April 1, 1999............................................      9       (1,034)
Gross premiums on shares allotted...........................      8           --
Amortisation of issue costs relating to capital
  instruments...............................................     --           --
Loss for the financial year.................................     --         (165)
Other movements.............................................     --           --
                                                                ---       ------
At March 31, 2000...........................................     17       (1,199)
                                                                ===       ======

23 FINANCIAL INSTRUMENTS

     ConsumerCo, through the ntl (CWC) group, holds or issues financial instruments to finance its operations and to manage the interest rate and currency risks arising from its sources of finance. In addition, various financial assets and liabilities, for example, trade debtors, trade creditors, accruals and prepayments, arise directly from operations. ConsumerCo has taken advantage of the exemption available to exclude short term debtors and creditors from disclosures of financial assets and liabilities. Disclosure focuses on those financial instruments which play a significant medium to long term role in the financial risk profile.

                                   CONSUMERCO

     ConsumerCo, through the ntl (CWC) group finances its operations by a mixture of bank borrowings and other long term debt. The ntl (CWC) group borrows in the major debt markets in Sterling and US dollars at both fixed and floating rates of interest, using derivatives where appropriate to generate the desired effective currency profile and interest rate basis. The derivatives used for this purpose are principally interest rate swaps and cross currency swaps.

     The main risks arising from financial instruments are interest rate risk and currency risk.

  Finance and interest rate risk

     ConsumerCo, through the ntl (CWC) group's exposure to interest rate fluctuations on its borrowings and deposits is managed by using interest rate swaps and forward rate agreements (FRAs). The minimum proportion fixed is higher in the near term than in the longer term, with the aim of reducing the volatility of short term interest costs whilst maintaining the opportunity to benefit from the movements in longer term rates. The interest rate profile of the financial liabilities, after taking account of interest rate swaps, FRAs and cross currency swaps, of ConsumerCo as at March 31, 2000 and 1999 was:

                                                                2000        1999
                                                              STERLING    STERLING
                                                              --------    --------
                                                                 LM          LM
Floating rate financial liabilities.........................   1,492         117
Fixed rate financial liabilities............................   2,131       2,828
                                                               -----       -----
Total.......................................................   3,623       2,945
                                                               =====       =====
Fixed rate financial liabilities
  Weighted average interest rate (%)........................     6.9%        7.1%
  Weighted average period for which rate is fixed (years)...       5           6

     In addition to swaps, further protection from interest rate movements will be provided by interest rate collars on L700 million for 3 years from July 15, 1999. These start when the last FRAs mature and at this stage the weighted average interest rate is expected to fall further.

     ConsumerCo held the following financial assets as part of its financing arrangements at March 31, 2000:

CURRENCY                                                      LM
--------                                                      ---
Sterling....................................................   87

  Liquidity risk

     ConsumerCo, through ntl (CWC) group treasury operations, manages borrowings with respect to both interest and financing risk. Accordingly there are a range of maturities of debt from one year to 17 years. Financial flexibility is provided via the L1,500 million revolving facility, of which L1,000 million is for five years and L500 million for 364 days. At the 2000 year end L700 million was drawn under the five year facility and L350 million was drawn under the 364 day facility.

                                   CONSUMERCO

     The maturity profile of financial liabilities, other than short term creditors such as trade creditors and accruals, at March 31, 2000 and 1999 was:

                                                                2000      1999
                                                                ----      ----
                                                                 LM        LM
Finance lease obligations are repayable as follows:
Within one year.............................................      7         6
Between one and two years...................................      8         6
Between two and five years..................................     31        28
In five or more years.......................................     61        74
                                                                ---       ---
                                                                107       114
                                                                ===       ===

     All finance lease obligations were settled upon acquisition by NTL on May 30, 2000 and replaced with NTL group financing.

                                                                2000       1999
                                                                -----      -----
                                                                 LM         LM
Loans and Notes are repayable as follows:
Within one year.............................................      543         29
Between one and two years...................................        6          4
Between two and five years..................................    1,854      1,541
In five or more years.......................................    1,113      1,257
                                                                -----      -----
                                                                3,516      2,831
                                                                =====      =====

     All loans and notes were settled prior to, or upon, acquisition by NTL on May 30, 2000 and replaced with NTL group financing.

     The maturity profile of the ConsumerCo's undrawn committed borrowing facilities at March 31, 2000 was:

                                                                2000      1999
                                                                ----      ----
                                                                 LM        LM
Within one year.............................................    150       500
Greater than two years......................................     40       225
                                                                ---       ---
                                                                190       725
                                                                ===       ===

                                   CONSUMERCO

  Fair values of financial assets and liabilities

     The estimated fair value of ConsumerCo's financial instruments are summarised below:

                                                   2000                      1999
                                          ----------------------    ----------------------
                                          CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                           AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                          --------    ----------    --------    ----------
                                             LM           LM           LM           LM
PRIMARY FINANCIAL INSTRUMENTS HELD OR
  ISSUED TO FINANCE OPERATIONS:
Long term debt..........................   (3,075)      (3,127)      (2,911)      (2,962)
Cash and short term deposits............       87           87          127          127
Derivative financial instruments held to
  manage the interest rate and currency
  profile
Interest rate swaps -- assets...........       --            9           --           --
Interest rate swaps -- (liabilities)....       --           --           --          (76)
INTEREST RATE COLLARS -- ASSETS.........       --            5           --           --
INTEREST RATE COLLARS --
  (LIABILITIES).........................       --           --           --           (8)
CROSS CURRENCY SWAPS -- ASSETS..........       --           --           --           38
Cross currency swaps -- (liabilities)...       --          (48)          --          (17)

  Cash at bank and in hand, account receivable, account payable, short term borrowings and current investment liabilities.

     The carrying value approximates fair value either because of the short maturity of the instruments or because the interest rate on investments is reset after periods not greater than six months.

  Long term borrowings

     The fair value is based on quoted market prices or, where these are not available, on the quoted market prices of comparable debt issued by other companies.

  Interest rate swaps, collars and currency swaps

     The fair value of interest rate and currency swaps is the estimated amount which ConsumerCo, through the ntl (CWC) group, expects to pay or receive on the termination of the agreement, taking into consideration current interest rates and the current credit worthiness of the counterparties. The nominal value of the interest rate and currency swaps at March 31, 2000 was L2,898 million (1999:
L2,935 million). The nominal value of the interest rate collars at March 31, 2000 was L700 million (1999: L700 million).

  Currency risk

     ConsumerCo, through the ntl (CWC) group has significant sources of finance denominated in US dollars which have been hedged back into sterling using cross currency swaps.

                                   CONSUMERCO

     Gains and losses on instruments used for hedging are not recognised until the exposure that is being hedged is itself recognised. Unrecognised gains and losses on the instruments used for hedging, and the movements thereon are as follows as at March 31, 2000:

                                                            GAINS    LOSSES    TOTAL
                                                            -----    ------    -----
                                                             LM        LM       LM
Unrecognised gains and losses on hedges
As at April 1, 1999.......................................    38      (101)     (63)
                                                             ---      ----      ---
Gains and losses arising before April 1, 1999 that were
  not recognised in the year..............................    38      (101)     (63)
Gains and losses arising in the year that were not
  recognised in the year..................................   (24)       53       29
                                                             ---      ----      ---
Unrecognised gains and losses on hedges at March 31,
  2000....................................................    14       (48)     (34)
                                                             ---      ----      ---
Gains and losses expected to be realised in 2000..........    14       (48)     (34)
Gains and losses expected to be realised in 2001 or
  later...................................................    --        --       --
                                                             ---      ----      ---
                                                              14       (48)     (34)
                                                             ===      ====      ===

24 COMMITMENTS

     The amount of capital expenditure, excluding that relating to the IT outsource, authorised by ConsumerCo, for which no provision has been made in the consolidated financial information is as follows:

                                                              2000    1999
                                                              ----    ----
                                                               LM      LM
Contracted..................................................   86     180

     ConsumerCo, through the ntl (CWC) group, is also contracted to IBM under the IT outsource agreement. At March 31, 2000, the total outstanding commitment was L1.3 billion which was shared equally between ConsumerCo and CWC DataCo in accordance with the Transaction Agreement for a 10 year period against which the security deposit is offset throughout the term of the contract (1999: L1.5 billion, 1998: Lnil).

25 CONTINGENT LIABILITIES

     There are no contingent liabilities at March 31, 2000.

                                   CONSUMERCO

26 LEASES

     Operating lease commitments payable in the following year, analysed according to the period in which each lease expires are as follows:

                                                              2000    1999
                                                              ----    ----
                                                               LM      LM
LAND AND BUILDINGS
Expiring within one year....................................   --      --
Expiring in years two to five...............................    1      --
Expiring thereafter.........................................    5       7
                                                              ---     ---
                                                                6       7
                                                              ===     ===
OTHER ASSETS
Expiring within one year....................................    1       1
Expiring in years two to five...............................    3      --
Expiring thereafter.........................................   --      --
                                                              ---     ---
                                                                4       1
                                                              ===     ===

27 RECONCILIATION OF OPERATING (LOSS) PROFIT TO NET CASH (OUTFLOW) INFLOW FROM OPERATING ACTIVITIES

                                                              2000    1999    1998
                                                              ----    ----    ----
                                                               LM      LM      LM
Operating (loss)/profit.....................................   (13)    45      60
Depreciation and amortisation...............................   156    135     103
Decrease in non refundable receipts from receivables
  securitisation............................................   (33)     1      61
Increase in debtors.........................................    32    (21)    (29)
Decrease in creditors.......................................  (231)    60     191
                                                              ----    ---     ---
Net cash (outflow)/inflow from operating activities before
  fundamental reorganisation and IT outsource costs.........   (89)   220     386
Outflow relating to fundamental reorganisation..............    (6)   (28)    (30)
Outflow relating to IT outsource transition costs...........    --    (13)     --
                                                              ----    ---     ---
Net cash (outflow)/inflow from operating activities.........   (95)   179     356
                                                              ====    ===     ===

28 CASH INFLOW FROM ACQUISITIONS AND DISPOSALS

     The analysis of net inflow of cash in respect of the acquisition and disposal of subsidiaries is as follows:

                                                              2000    1999    1998
                                                              ----    ----    ----
                                                               LM      LM      LM
Acquisition of subsidiaries.................................   --      (4)     --
Share issue costs...........................................   --      --     (49)
Cash acquired with subsidiaries.............................   --       4     137
                                                              ---     ---     ---
Net cash inflow from acquisition............................   --      --      88
Disposal of business........................................   --       4      --
                                                              ---     ---     ---
Net cash inflow from acquisitions and disposals.............   --       4      88
                                                              ===     ===     ===

                                   CONSUMERCO

29 RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

                                                         2000      1999      1998
                                                        ------    ------    ------
                                                          LM        LM        LM
(Decrease) increase in cash in the period.............     (40)     (102)      144
Cash outflow resulting from debt and lease
  financing...........................................    (706)     (331)     (378)
                                                        ------    ------    ------
Changes in net debt resulting from cash flows.........    (746)     (433)     (234)
Other movements.......................................      12         7        --
Acquisition of subsidiaries...........................      --        --    (2,197)
Inception of finance lease contracts..................      --        --       (30)
                                                        ------    ------    ------
Movement in net debt in the period....................    (734)     (426)   (2,461)
Net (debt) funds at April 1...........................  (2,802)   (2,376)       85
                                                        ------    ------    ------
Net debt at March 31..................................  (3,536)   (2,802)   (2,376)
                                                        ======    ======    ======

30 ANALYSIS OF CHANGES IN NET DEBT

                                          AT                            AT                            AT
                                       APRIL 1,   CASH     OTHER     APRIL 1,   CASH     OTHER     MARCH 31,
                                         1998     FLOW   MOVEMENTS     1999     FLOW   MOVEMENTS     2000
                                       --------   ----   ---------   --------   ----   ---------   ---------
                                          LM       LM       LM          LM       LM       LM          LM
Cash at bank and in hand.............      229    (102)      --          127     (40)      --           87
                                        ------    ----      ---       ------    ----      ---       ------
Debt due within one year.............      (28)     10       --          (18)   (541)       9         (550)
Debt due after more than one year....   (2,577)   (341)       7       (2,911)   (165)       3       (3,073)
                                        ------    ----      ---       ------    ----      ---       ------
Total debt...........................   (2,605)   (331)       7       (2,929)   (706)      12       (3,623)
                                        ------    ----      ---       ------    ----      ---       ------
Total net (debt) cash................   (2,376)   (433)       7       (2,802)   (746)      12       (3,536)
                                        ======    ====      ===       ======    ====      ===       ======

                                   CONSUMERCO

31 ACQUISITIONS AND DISPOSALS

  Acquisitions

     On July 28, 1998, ConsumerCo, through ntl (CWC), subscribed for shares representing 50.1% of the enlarged ordinary share capital of Two Way TV Limited for L13 million.

     For Two Way TV Limited the fair value of assets and liabilities acquired, together with the fair value of consideration paid (including acquisition costs) is set out below:

                                                                  1999
                                                   ----------------------------------
                                                               1999           CWC
                                                   BOOK     FAIR VALUE     CONSUMERCO
                                                   VALUE    ADJUSTMENTS    FAIR VALUE
                                                   -----    -----------    ----------
                                                    LM          LM             LM
NET ASSETS ACQUIRED:
Tangible fixed assets............................     1          --             1
Stocks...........................................    --          --            --
Debtors..........................................     9          --             9
Cash.............................................     4          --             4
Creditors: amounts falling due within one year...    (2)         --            (2)
Creditors: amounts falling due after one year....    (1)         --            (1)
Provisions.......................................    --          (3)           (3)
Minority interest................................    (4)         --            (4)
                                                    ---         ---           ---
                                                      7          (3)            4
Goodwill.........................................                               9
                                                    ---         ---           ---
Fair value of consideration......................    16          (3)           13
                                                    ---         ---           ---
Satisfied by:
Cash.............................................                               4
Deferred cash consideration......................                               9
                                                                              ===

     On April 28, 1997 ConsumerCo, through ntl (CWC), acquired 100% of Bell Cablemedia, as enlarged by its acquisition of Videotron, and 100% of NYNEX CableComms. This transaction has been accounted for under the acquisition method. The consideration comprised L2 billion in shares.

                                   CONSUMERCO

     For the acquisition of Bell Cablemedia and NYNEX CableComms the fair value of assets and liabilities acquired, together with the fair value of consideration paid (including acquisition costs) is set out below:

                                                              1998
                                      -----------------------------------------------------
                                                       1998        ACCOUNTING
                                                    FAIR VALUE       POLICY
                                      BOOK VALUE    ADJUSTMENTS    ALIGNMENT     FAIR VALUE
                                      ----------    -----------    ----------    ----------
                                          LM            LM             LM            LM
Net assets acquired:
Intangible fixed assets.............       517           --           (517)            --
Tangible fixed assets...............     2,371         (194)            --          2,177
Debtors.............................       144          (36)            --            108
Cash and cash equivalents...........       137           --             --            137
Borrowings..........................    (2,000)        (197)            --         (2,197)
Creditors: amounts falling due
  within one year...................      (139)         (26)            --           (165)
Provisions..........................        --          (48)            --            (48)
Minority interests..................       (13)          --             --            (13)
                                        ------         ----           ----         ------
                                         1,017         (501)          (517)            (1)
Goodwill............................                                                2,006
                                                                                   ------
Fair value of consideration
Satisfied by:
Shares allotted.....................                                                2,005
Cash................................                                                   --
                                                                                   ------
                                                                                    2,005
                                                                                   ======

     Bell Cablemedia held L517 million of goodwill in its balance sheet arising principally on its acquisition of Videotron. This amount has been written off directly to reserves in accordance with ConsumerCo policy in 1998.

     The principal fair value adjustments were:

     - An adjustment for L129 million to write-down analogue set-top boxes and head-end equipment, L31 million for property and IT systems and L34 million of other fixed assets;

     - An adjustment to write off deferred financing costs and arrangement fees of L58 million, L25 million of which were classified in debtors and L33 million in borrowings;

     - An adjustment of L164 million to borrowings to restate the high yield debt obligations of Bell Cablemedia at their fair value;

     - An adjustment to provide for onerous contracts of L48 million, including programming costs, future commitments to purchase analogue set-top boxes, property and other items;

     - Other adjustments of L37 million relating to other assets and liabilities.

                                   CONSUMERCO

     The fair value of assets and liabilities acquired on each of the significant acquisitions is set out below:

                                                               FAIR VALUE
                                                 BOOK VALUE    ADJUSTMENTS    FAIR VALUE
                                                 ----------    -----------    ----------
                                                     LM            LM             LM
NYNEX CableComms:
Tangible fixed assets..........................    1,158           (60)         1,098
Debtors........................................       66           (27)            39
Cash...........................................        5            --              5
Borrowings.....................................     (615)           --           (615)
Creditors: amounts falling due within one
  year.........................................      (28)           (5)           (33)
Provisions.....................................       --           (23)           (23)
                                                   -----          ----          -----
                                                     586          (115)           471
                                                   =====          ====          =====

                                                FAIR VALUE        ACCOUNTING
                                  BOOK VALUE    ADJUSTMENTS    POLICY ALIGNMENT    FAIR VALUE
                                  ----------    -----------    ----------------    ----------
                                      LM            LM                LM               LM
Bell Cablemedia:
Intangible fixed assets.........       517           --              (517)               --
Tangible fixed assets...........     1,214         (133)               --             1,081
Debtors.........................        78           (9)               --                69
Cash............................       132           --                --               132
Borrowings......................    (1,385)        (197)               --            (1,582)
Creditors: amounts falling due
  within one year...............      (111)         (21)               --              (132)
Provisions......................        --          (26)               --               (26)
Minority interests..............       (13)          --                --               (13)
                                    ------         ----              ----            ------
                                       432         (386)             (517)             (471)
                                    ======         ====              ====            ======

     The summarised results of ConsumerCo's material acquisitions, through ntl
(CWC), from the end of the previous financial year to the date of acquisition by ntl (CWC) were as follows:

                                                                                NYNEX
                                                      BELL CABLEMEDIA        CABLECOMMS
                                                      JAN. 1, 1997 TO      JAN. 1, 1997 TO
                                                       APRIL 28, 1997      APRIL 28, 1997
                                                      ---------------      ---------------
                                                             LM                  LM
Turnover...........................................          35                   63
Operating loss.....................................         (27)                 (24)
Loss before tax....................................         (56)                 (33)
Taxation...........................................          --                    7
Loss after tax.....................................         (56)                 (26)
Minority interests.................................          --                   --
Loss attributable to shareholders..................         (56)                 (26)

     There were no recognised gains and losses in these periods other than the losses attributable to shareholders. The table below gives summarised financial information for the ConsumerCo's material acquisitions for their full financial year prior to acquisition.

                                   CONSUMERCO

                                                                              NYNEX
                                                        BELL CABLEMEDIA     CABLECOMMS
                                                          YEAR ENDED        YEAR ENDED
                                                         DECEMBER 31,      DECEMBER 31,
                                                             1996              1996
                                                        ---------------    ------------
                                                              LM                LM
Loss after tax........................................        (96)             (74)
Minority interests....................................         --               11

32 SUBSEQUENT EVENTS

     Certain key transaction steps have taken place subsequent to the balance sheet date, as detailed below.

     Following the announcement of the clearance by the Secretary of State of France Telecom's investment in NTL on May 10, 2000, all necessary conditions to the ntl (CWC) Scheme of Arrangement which forms part of the Transaction were satisfied.

     With effect from close of trading on May 11, 2000, the listing of ntl (CWC) shares on the London Stock Exchange was cancelled. On May 12, 2000, the ntl
(CWC) Scheme became effective. As part of the Scheme, all of the existing ntl
(CWC) shares were cancelled and the resulting credit in the books of ntl (CWC) was applied in issuing paid up in full, new ntl (CWC) shares to Cable & Wireless Communications (Holdings) plc. Consequently, Cable & Wireless Communications (Holdings) plc has become the immediate parent undertaking of ntl (CWC). ntl
(CWC) shareholders who were on the register of ntl (CWC) at the Dealings Record Time were issued with shares in Cable & Wireless Communications (Holdings) plc in proportion to their cancelled holdings of ntl (CWC) shares. In addition, ntl
(CWC) has been re-registered as a private company.

     On May 12, 2000, the ntl (CWC) issued a 30 day redemption notice to the Yankee Bondholders and deposited redemption monies with the Trustee of the Yankee Bonds. On May 13, 2000, CWC DataCo was transferred to Cable & Wireless Communications (Holdings) plc.

     On May 24, 2000, NTL exercised the option granted to it by Cable and Wireless plc, required for completion of the Transaction, which took place on May 30, 2000. Following completion, NTL became the ultimate parent undertaking of the ntl (CWC).

     On June 13, 2000 the Cable & Wireless Communications changed its name to ntl (CWC) Limited.

33 RELATED PARTY TRANSACTIONS

  Transactions with affiliates

     Cable and Wireless and Bell Atlantic Corporation are considered related parties on the basis of their equity shareholdings in ntl (CWC) which at April 30, 2000 amounted to 52.73% (1999: 52.84%) and 18.55% (1999: 18.59%)
respectively.

     During the period ConsumerCo had the following transactions with Cable and
Wireless:

                                                    NOTE     2000    1999    1998
                                                    -----    ----    ----    ----
                                                              LM      LM      LM
Interest payable..................................             --      --      (1)
Contribution towards group development
  programme.......................................  (i)        (1)     (1)     (1)
Management service charge payable.................  (ii)       --      (1)     (3)
Net lease payments on property....................  (iii)      (1)     (1)     --

     All transactions with CWC DataCo undertakings are on commercial terms.

                                   CONSUMERCO

     NOTES:

 (i) Cable and Wireless undertakes a number of development programmes which are of benefit to its subsidiary undertakings. ConsumerCo makes contributions for its share of the cost of these development programmes.

 (ii) Management service charges cover the provision of technical training, marketing, taxation, internal audit and treasury services and other professional advice.

(iii) This relates to office space in properties rented from Cable and Wireless.

     Other Consumerco transactions as part of the ntl (CWC) group

     In the year ended March 31, 1998 ConsumerCo, through the ntl (CWC) group had transactions with Bell Canada International Telecommunications Holdings relating to the transfer of consortium relief. The balance due to Bell Canada International Telecommunication Holdings at March 31, 1998 was L3 million.

     ConsumerCo, through ntl (CWC) had an interconnect agreement with Mercury Personal Communications, trading as One2One, a partnership in which Cable and Wireless until October 1999 had a 50% interest. The agreement covers the carrying of traffic on each party's respective networks. During the year ended March 31, 1998, revenues from One2One were L30 million and purchases were L41 million.

     ConsumerCo, through ntl (CWC) reinsures its health care claims fund through Pender Insurance Ltd, a wholly owned subsidiary company of Cable and Wireless. The cost of this arrangement is L3.5 million.

     ntl (CWC) shareholders' agreement

     On March 21, 1997, Cable and Wireless, Bell Canada International Telecommunication Holdings, Bell Atlantic, together the Shareholder Companies, and ntl (CWC) entered into an agreement setting out the terms of the relationship among them in respect of ntl (CWC). Under this agreement, the Shareholder Companies have agreed that their group members will enter into contracts with ntl (CWC) only on a normal commercial basis and on arms' length terms.

     Management and technical services agreement

     The Shareholder Companies and ntl (CWC) entered into a management and technical services agreement under which each of the Shareholder Companies provide various services to ntl (CWC) at ntl (CWC)' request, including tax, legal, internal audit, treasury and corporate finance and human resource services. The services which may be provided by ntl (CWC) to each of the Shareholder Companies include payroll and accounting, car fleet management and VAT services. The terms and conditions of any services requested will be negotiated and agreed on an arm's length basis.

     Secondment agreement

     The Shareholder Companies and ntl (CWC) have also entered into the Secondment Agreement pursuant to which each of the Shareholder Companies, on the one hand, and ntl (CWC), on the other hand, will, subject to certain conditions, be able to second their employees or employees of their subsidiary undertakings to each other, respectively, or to companies within their respective groups. The fee for any such secondment will broadly be based on the employee's salary, remuneration and other benefits paid or provided to the employee by the providing company.

  Tax agreements

     Under the Tax Sharing Agreement entered into on March 21, 1997 between the Shareholder Companies and ntl (CWC) i) the tax affairs of ntl (CWC) will be managed on a "stand alone" basis; ii) dividends paid by ntl (CWC) will be paid outside of any election under Section 247 of the Income and Corporation Tax Act 1988; iii) Cable and Wireless will be entitled to surrender, but did not in the year ended March 31, 1999, to ntl (CWC)

                                   CONSUMERCO

ACT to the fullest extent permitted by law (such surrender to be for payment);
iv) the shareholders will consider proposals to structure such surrenders in such a way as to reduce the tax disadvantage for Bell Atlantic; v) ntl (CWC) will make, at the request of Bell Atlantic, certain elections with regard to its subsidiaries for the purposes of reducing US tax disadvantages to Bell Atlantic, unless such elections would have a detrimental effect on the affairs of ntl
(CWC), its subsidiaries, or the other shareholders; vi) ntl (CWC) will consult generally with the shareholders regarding its tax affairs.

  Cable and Wireless Licence

     Cable and Wireless has granted ntl (CWC) the right to use the 'Cable & Wireless', 'C&W' and Globe Device trade marks (together with other trade marks relating to Cable and Wireless products previously offered by Mercury) in the United Kingdom on a royalty free basis.

34 PRINCIPAL OPERATING SUBSIDIARY UNDERTAKINGS

                                            COUNTRY OF
SUBSIDIARY                                 INCORPORATION   HOLDING    PRINCIPAL ACTIVITIES
----------                                 -------------   -------    --------------------
ntl (Aylesbury and Chiltern) Limited            UK           100%     Cable TV and telecommunications provider
ntl (Broadland) Limited                         UK           100%     Cable TV and telecommunications provider
ntl (County Durham) Limited                     UK           100%     Cable TV and telecommunications provider
ntl (Ealing) Limited                            UK           100%     Cable TV and telecommunications provider
ntl (Fenland) Limited                           UK           100%     Cable TV and telecommunications provider
ntl (Greenwich and Lewisham) Limited            UK           100%     Cable TV and telecommunications provider
ntl (Hampshire) Limited                         UK           100%     Cable TV and telecommunications provider
ntl (Harrogate) Limited                         UK           100%     Cable TV and telecommunications provider
ntl (Harrow) Limited                            UK           100%     Cable TV and telecommunications provider
ntl (Kent) Limited                              UK           100%     Cable TV and telecommunications provider
ntl (Lambeth and Southwark) Limited             UK           100%     Cable TV and telecommunications provider
ntl (Leeds) Limited                             UK           100%     Cable TV and telecommunications provider
ntl Wirral Telephone and Cable TV Company       UK           100%     Cable TV and telecommunications provider
ntl (Norwich) Limited                           UK           100%     Cable TV and telecommunications provider
ntl (Peterborough) Limited                      UK           100%     Cable TV and telecommunications provider
ntl (Southampton and Eastleigh) Limited         UK           100%     Cable TV and telecommunications provider
ntl (South East) Limited                        UK           100%     Cable TV and telecommunications provider
ntl (South Hertfordshire) Limited               UK          33.3%     Cable TV and telecommunications provider
ntl (South London) Limited                      UK           100%     Cable TV and telecommunications provider
ntl (Thamesmead) Limited                        UK           100%     Cable TV and telecommunications provider
ntl (Wandsworth) Limited                        UK           100%     Cable TV and telecommunications provider
ntl (Wearside) Limited                          UK           100%     Cable TV and telecommunications provider
ntl (West London) Limited                       UK           100%     Cable TV and telecommunications provider
ntl (York) Limited                              UK           100%     Cable TV and telecommunications provider
ntl CableComms Bolton                           UK           100%     Cable TV and telecommunications provider
ntl CableComms Bromley                          UK           100%     Cable TV and telecommunications provider
ntl CableComms Bury and Rochdale                UK           100%     Cable TV and telecommunications provider
ntl CableComms Cheshire                         UK           100%     Cable TV and telecommunications provider
ntl CableComms Derby                            UK           100%     Cable TV and telecommunications provider
ntl CableComms East Lancashire                  UK           100%     Cable TV and telecommunications provider
ntl CableComms Greater Manchester               UK           100%     Cable TV and telecommunications provider
ntl CableComms Macclesfield                     UK           100%     Cable TV and telecommunications provider
ntl CableComms Oldham and Tameside              UK           100%     Cable TV and telecommunications provider
ntl CableComms Solent                           UK           100%     Cable TV and telecommunications provider
ntl CableComms Staffordshire                    UK           100%     Cable TV and telecommunications provider
ntl CableComms Stockport                        UK           100%     Cable TV and telecommunications provider
ntl CableComms Surrey                           UK           100%     Cable TV and telecommunications provider
ntl CableComms Sussex                           UK           100%     Cable TV and telecommunications provider
ntl CableComms Wessex                           UK           100%     Cable TV and telecommunications provider
ntl CableComms Wirral                           UK           100%     Cable TV and telecommunications provider
ntl (CWC) Programming Limited                   UK           100%     Cable programming company
ntl Communications Services Limited             UK           100%     Management company
Two Way TV Limited                              UK          50.1%     Development company

                                   CONSUMERCO

35 SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  Basis of preparation

     ConsumerCo has prepared its combined financial statements in accordance with generally accepted accounting principles in the United Kingdom which differ in certain material respects from US generally accepted accounting principles. The significant differences relate principally to the following items and the adjustments necessary to restate net loss and shareholders' equity in accordance with US generally accepted accounting principles are shown below.

     a) Goodwill

     Under UK generally accepted accounting principles, goodwill arising on acquisitions before April 1, 1998 is eliminated directly against reserves. Goodwill arising on acquisitions after April 1, 1998 is capitalised and amortised through the profit and loss account over the Directors' estimate of its useful economic life, which may be up to 20 years. Under US generally accepted accounting principles goodwill is capitalised and amortised by charges against income up to 20 years.

     b) Deferred tax

     Under UK generally accepted accounting principles, provision is made for deferred taxation only when there is a reasonable probability that the liability will arise in the foreseeable future. US generally accepted accounting principles requires full provision for deferred income taxes under the liability method on all temporary differences and, if required, a valuation allowance is established to reduce gross deferred tax assets to the amount which is likely to be realised.

     c) Prematurity

     Under US generally accepted accounting principles, depreciation of costs in the period between the completion of a portion of the network and the time that expected subscriber numbers are achieved (the prematurity period) are determined in accordance with SFAS 51, "Financial Reporting by Cable Television Companies". This requires that depreciation and capitalisation during the prematurity period be determined by reference to the ratio of the greater of i) the average number of customers expected that month as estimated at the beginning of the prematurity period; ii) the average number of customers that would be attained using at least equal, that is, straight line, monthly progress in adding new customers towards the estimate of customers at the end of the prematurity period; and iii) the average number of actual customers -- to the estimated number of customers at the end of the prematurity period. ConsumerCo follows policies which, because the size of the portion of the network tracked is significantly smaller than a "portion" under SFAS 51, result in no material difference to applying SFAS 51.

     Under UK generally accepted accounting principles interest on borrowings used to finance construction of the network is capitalized until that portion of the network is completed, hence no interest on borrowings that continue to finance completed portions of the network in the prematurity period is capitalised. However, US generally accepted accounting principles allow such interest to continue to be capitalised in the prematurity period.

     d) Cash flows

     The Cash Flow Statement is prepared in accordance with the UK Financial Reporting Standard No. 1 Revised, Cash Flow Statements, referred to as FRS1 Revised, for UK generally accepted accounting principles reporting. Its objective and principles are similar to those set out in Statement of Financial Accounting Standard (SFAS) 95, "Statement of Cash Flows". The principal difference between the standards is in respect of classification. Under FRS 1 Revised, ConsumerCo presents its combined cash flows for: operating activities;

                                   CONSUMERCO
returns on investments and servicing of finance; taxation; capital expenditure and financial investment; acquisitions and disposals; equity dividends paid; and financing. SFAS 95 requires only three categories of cash flow activity; operating; investing and financing.

     Cash flows arising from taxation and returns on investments and servicing of finance under FRS 1 Revised would, with the exception of dividends paid, be included as operating activities under SFAS 95; dividend payments would be included as a financing activity under SFAS 95. Under FRS 1 Revised, cash is defined as cash in hand and deposits repayable on demand, short term deposits which are readily convertible into known amounts of cash at or close to their carrying value are classified as liquid resources. SFAS 95 defines cash and cash equivalents as cash in hand and short term highly liquid investments with original maturities of three months or less. Cash flows in respect of short term deposits with original maturities exceeding three months are included in investing activities under SFAS 95 and are included in capital expenditure and financial investments under FRS 1 Revised.

     e) Debt

     On May 12, 2000, ConsumerCo issued a 30 day redemption notice to Yankee Bondholders and deposited redemption monies with the Trustee of the Yankee Bonds. This debt was treated as long term under UK GAAP. However, in accordance with US GAAP, ConsumerCo had committed to pay the monies prior to release of these financial statements, therefore this debt is classified as current.

     The effects of these different accounting principles are as follows:

     An exchange rate of US$1.63 has been used to translate sterling to US dollars. Such translations are for convenience only and should not be construed as representations that the sterling amounts have been converted into US dollars at that or any other rate.

RECONCILIATION OF UK/US GAAP

                                                              2000     2000     1999
                                                              -----    -----    -----
                                                               $M       LM       LM
RECONCILIATION OF UK/US GAAP -- NET LOSS
NET LOSS AS REPORTED UNDER UK GAAP..........................   (269)    (165)    (135)
US GAAP adjustments:
Amortisation of goodwill....................................   (165)    (101)    (101)
Capitalisation of Prematurity Interest......................      7        4       --
Deferred Tax................................................    (18)     (11)      --
                                                              -----    -----    -----
NET LOSS UNDER US GAAP......................................   (445)    (273)    (236)
                                                              =====    =====    =====

                                                              2000     2000     1999
                                                              -----    -----    -----
                                                               $M       LM       LM
RECONCILIATION OF UK/US GAAP -- SHAREHOLDERS' EQUITY
SHAREHOLDERS' EQUITY AS REPORTED UNDER UK GAAP..............   (707)    (434)    (279)
Goodwill....................................................  2,799    1,717    1,818
Capitalisation of Prematurity Interest......................      7        4       --
Deferred Tax................................................    (18)     (11)      --
                                                              -----    -----    -----
SHAREHOLDERS' EQUITY UNDER US GAAP..........................  2,081    1,276    1,539
                                                              =====    =====    =====

                                   CONSUMERCO

                                                               2000     2000     1999
                                                              ------    -----    -----
                                                                $M       LM       LM
COMBINED STATEMENT OF CASH FLOWS UNDER US GAAP
Net cash (used) provided by operating activities............     (31)     (19)    (223)
Net cash used in investing activities.......................  (1,133)    (695)    (234)
Net cash provided by financing activities...................   1,099      674      355
                                                              ------    -----    -----
Net change in cash under US GAAP............................     (65)     (40)    (102)
                                                              ======    =====    =====

                   PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY

                            NTL Communications Corp.
                              110 East 59th Street
                            New York, New York 10022
                                      USA
         TRUSTEE, PRINCIPAL PAYING AGENT, TRANSFER AGENT AND REGISTRAR

                            The Chase Manhattan Bank
                              450 West 33rd Street
                            New York, New York 10001
                                      USA
                      LUXEMBOURG PAYING AND TRANSFER AGENT

                      Chase Manhattan Bank Luxembourg S.A.
                                 5 Rue Plaetis
                               L-2338, Luxembourg
                                 LISTING AGENT

                       Banque Internationale a Luxembourg
                                69, route d'Esch
                               1-1470 Luxembourg
                         LEGAL ADVISORS TO THE COMPANY

                    Skadden, Arps, Slate, Meagher & Flom LLP
                               One Canada Square
                                  Canary Wharf
                                 London E14 5DS
                                    England
                                    AUDITORS

                               Ernst & Young LLP
                               787 Seventh Avenue
                            New York, New York 10019
                                      USA

------------------------------------------------------
------------------------------------------------------

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized any other person to provide you with different information. This prospectus may be delivered to you after the date of this prospectus. However, you should realize that the affairs of NTL may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the notes in any jurisdiction in which such an offer or solicitation is not authorized.

                               ------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Explanatory Note Regarding Corporate
  Structure of NTL.....................      ii
Presentation of Information............     iii
Prospectus Summary.....................       1
Risk Factors...........................       8
The Exchange Offer.....................      15
Use of Proceeds........................      22
Exchange Rates.........................      22
Capitalization.........................      23
Selected Historical Consolidated
  Financial Information................      24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of NTL Communications.....      29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of ConsumerCo.............      40
Business...............................      45
Management.............................      68
Description of the Notes...............      71
Book-Entry, Delivery and Form..........      90
Definitions............................      94
Registration Rights....................     106
Description of Other Indebtedness......     108
Federal Income Tax Considerations......     121
Plan of Distribution...................     125
Legal Matters..........................     125
Experts................................     125
Enforceability of Civil Liabilities....     126
Where You Can Find More Information....     127
General Information....................     128
Index to Financial Statements..........     F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
     Until           , 2001, which is 90 days after the date of this prospectus, if you are a dealer effecting transactions in the new notes, whether or not you are participating in the exchange offer, you may be required to deliver a prospectus. This obligation is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                 [LOGO GRAPHIC]

                            NTL COMMUNICATIONS CORP.

                                  E300,000,000
                              12 3/8% SENIOR NOTES
                                    DUE 2008

                              -------------------
                                   PROSPECTUS
                              -------------------
                                          , 2001

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 102 of the Delaware General Corporation Law (the "DGCL"), the Company's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the DGCL or liability for a breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Company and its stockholders (through stockholders, derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

     The Company's Restated By-laws provide that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the fight of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     The Company has entered into a director and officer indemnity agreement ("Indemnity Agreement") with each officer and director of the company (an "Indemnitee"). Under the Restated By-laws and these Indemnity Agreements, the Company must indemnify an Indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the Indemnitee is involved by reason of having been a director or officer of the Company. The Company is also obligated to advance expenses an Indemnitee may incur in connection with such actions before any resolution of the action.

ITEM 21.  EXHIBITS

     The following exhibits are filed as part of this Registration Statement:



EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
2.1      Agreement and Plan of Merger, dated as of March 26, 1999,
         among the Company, NTL Communications and NTL Merger Inc.
         (Incorporated by reference to the Company's Registration
         Statement on Form S-3, File No. 333-72335)
2.2      Agreement and Plan of Amalgamation, dated as of February 4,
         1998, as amended, among the Company, NTL (Bermuda) Limited, and Comcast U.K. Cable Partners Limited (Incorporated by
         reference to the Company's Registration Statement on Form
         S-4, File No. 333-64727)
2.3      Amendment No. 1 to Agreement and Plan of Amalgamation, dated as of May 28, 1998, among the Company, NTL (Bermuda) Limited and Comcast U.K. Cable Partners Limited (Incorporated by
         reference to the Company's Registration Statement on Form
         S-4, File No. 333-64727)
2.4      Share Exchange Agreement, dated as of June 16, 1998, as
         amended, among the Company and the shareholders of Diamond
         Cable Communications Plc (Incorporated by reference to the
         Company's Proxy Statement, filed on January 29, 1999)
2.5      Amendment No. 1 to Share Exchange Agreement, dated as of
         December 21, 1998, among the Company and the shareholders of
         Diamond Cable Communications plc (Incorporated by reference to the Company's Form 8-K, filed on December 23, 1998)
4.1      Indenture, dated as of January 24, 2001, by and between the
         Company and The Chase Manhattan Bank, as Trustee, with
         respect to the notes***
4.2      Registration Rights Agreement dated as of January 24, 2001, by and among the Company and Morgan Stanley & Co.
         International Limited, J.P. Morgan Securities Ltd., Goldman
         Sachs International, Bank of America International Limited,
         BNP Paribas Securities Corp., CIBC World Markets plc and The
         Royal Bank of Scotland plc***
4.3      Registration Rights Agreement dated as of February 8, 2001, by and among the Company and Morgan Stanley & Co.
         International Limited, J.P. Morgan Securities Ltd., Goldman
         Sachs International, Bank of America International Limited,
         BNP Paribas Securities Corp., CIBC World Markets plc and The
         Royal Bank of Scotland plc***
4.4      Form of new notes (included in Exhibit 4.1)***
4.5      Indenture, dated as of March 13, 1998, by and between the
         Company and The Chase Manhattan Bank, as Trustee, with
         respect to the 9 3/4% Senior Deferred Coupon Notes
         (Incorporated by reference to the Company's 1997 Form 10-K, filed on March 30, 1998)
4.6      Indenture, dated as of January 30, 1996, by and between the
         Company and Chemical Bank as Trustee, with respect to the
         11 1/2% Senior Notes (Incorporated by reference to the
         Company's Registration Statement on Form S-4, File No.
         333-1010)
4.7      Indenture, dated as of May 15, 2001, by and among the
         Company, NTL Incorporated and The Chase Manhattan Bank, as
         Trustee, with regard to the 6 3/4% Convertible Senior Notes due 2008.*
4.8      Registration Rights Agreement, dated as of May 15, 2001, by and among the Company, NTL Incorporated and Morgan Stanley &
         Co. Incorporated, J.P. Morgan Securities Inc., Credit Suisse
         First Boston Corporation and Salomon Smith Barney Inc.*
5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
         the legality of the notes being registered hereby**
10.1     Compensation Plan and Agreements, as amended and restated
         effective June 3, 1997 (Incorporated by reference to the
         Company's 1997 Form 10-K filed on March 30, 1998)
10.2     Rules of the NTL Sharesave Plan, adopted by the Company on
         October 28, 1997 (Incorporated by reference to the Company's
         1998 Form 10-K filed on March 30, 1999)

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
10.3     Form of Director and Officer Indemnity Agreement (together with a schedule of executed Indemnity Agreements)
         (Incorporated by reference to the 1999 Form 10-K filed by
         NTL Incorporated (File No. 000-25691) on March 17, 2000)
10.4     1998 Non-Qualified Stock Option Plan, as Amended and
         Restated October 1998 (Incorporated by reference to the
         Company's 1998 Form 10-K filed on March 30, 1999)
10.5     Agreement, dated August 14, 1998, among TeleWest
         Communications PLC, TeleWest Communications Holdings
         Limited, NTL (Bermuda) Limited, and the Company
         (Incorporated by reference to the Company's Form 8-K, filed on August 18, 1998)
12.1     Computation of Ratio of Earnings to Fixed Charges and
         Combined Fixed Charges and Preferred Stock Dividends*
23.1     Consent of Ernst & Young LLP*
23.2     Consent of Ernst & Young*
23.3     Consent of Arthur Andersen, Chartered Accountants*
23.4     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (included in Exhibit 5.1)**
24.1     Powers of Attorney (included on signature page)***
25.1     Form T-1 Statement of Eligibility of Trustee with respect to
         Indenture included as Exhibit 4.1*
99.1     Form of Letter of Transmittal in respect of the notes***
99.2     Form of Notice of Guaranteed Delivery***
99.3     Form of Letter to clients***
99.4     Form of Letter to brokers, dealers, commercial banks, trust companies and other nominees***

---------------

*   Filed herewith.

**  To be filed by amendment.

*** Previously filed.


ITEM 22.  UNDERTAKINGS


(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 8th day of June, 2001.


                                          NTL COMMUNICATIONS CORP.

                                          By: /s/ RICHARD J. LUBASCH
                                            ------------------------------------
                                            Richard J. Lubasch
                                            Executive Vice President --
                                            General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                          TITLE                   DATE
                  ---------                                          -----                   ----
*                                                        Chairman of the Board,           June 8, 2001
---------------------------------------------            Treasurer and Director
George S. Blumenthal

*                                                        President, Chief Executive       June 8, 2001
---------------------------------------------            Officer
Barclay Knapp                                            and Director

*                                                        Senior Vice President --         June 8, 2001
---------------------------------------------            Chief Financial Officer
John F. Gregg

*                                                        Vice President -- Controller     June 8, 2001
---------------------------------------------
Gregg N. Gorelick

*                                                        Director                         June 8, 2001
---------------------------------------------
Michael Bertinetto

*                                                        Director                         June 8, 2001
---------------------------------------------
Robert T. Goad

*                                                        Director                         June 8, 2001
---------------------------------------------
Bernard P. Izerable

*                                                        Director                         June 8, 2001
---------------------------------------------
Sidney R. Knafel

*                                                        Director                         June 8, 2001
---------------------------------------------
Ted H. McCourtney

*                                                        Director                         June 8, 2001
---------------------------------------------
Del Mintz

                  SIGNATURE                                          TITLE                   DATE
                  ---------                                          -----                   ----


*                                                        Director                         June 8, 2001
---------------------------------------------
Alan J. Patricof

*                                                        Director                         June 8, 2001
---------------------------------------------
Warren Potash

*                                                        Director                         June 8, 2001
---------------------------------------------
Jean-Louis Vinciguerra

*                                                        Director                         June 8, 2001
---------------------------------------------
Michael S. Willner

*By:
     /s/ RICHARD J. LUBASCH
--------------------------------------------
     Attorney-in-fact

                                 EXHIBIT INDEX



EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
2.1      Agreement and Plan of Merger, dated as of March 26, 1999,
         among the Company, NTL Communications and NTL Merger Inc.
         (Incorporated by reference to the Company's Registration
         Statement on Form S-3, File No. 333-72335)
2.2      Agreement and Plan of Amalgamation, dated as of February 4,
         1998, as amended, among the Company, NTL (Bermuda) Limited, and Comcast U.K. Cable Partners Limited (Incorporated by
         reference to the Company's Registration Statement on Form
         S-4, File No. 333-64727)
2.3      Amendment No. 1 to Agreement and Plan of Amalgamation, dated as of May 28, 1998, among the Company, NTL (Bermuda) Limited and Comcast U.K. Cable Partners Limited (Incorporated by
         reference to the Company's Registration Statement on Form
         S-4, File No. 333-64727)
2.4      Share Exchange Agreement, dated as of June 16, 1998, as
         amended, among the Company and the shareholders of Diamond
         Cable Communications Plc (Incorporated by reference to the
         Company's Proxy Statement, filed on January 29, 1999)
2.5      Amendment No. 1 to Share Exchange Agreement, dated as of
         December 21, 1998, among the Company and the shareholders of
         Diamond Cable Communications plc (Incorporated by reference to the Company's Form 8-K, filed on December 23, 1998)
4.1      Indenture, dated as of January 24, 2001, by and between the
         Company and The Chase Manhattan Bank, as Trustee, with
         respect to the notes***
4.2      Registration Rights Agreement dated as of January 24, 2001, by and among the Company and Morgan Stanley & Co.
         International Limited, J.P. Morgan Securities Ltd., Goldman
         Sachs International, Bank of America International Limited,
         BNP Paribas Securities Corp., CIBC World Markets plc and The
         Royal Bank of Scotland plc***
4.3      Registration Rights Agreement dated as of February 8, 2001, by and among the Company and Morgan Stanley & Co.
         International Limited, J.P. Morgan Securities Ltd., Goldman
         Sachs International, Bank of America International Limited,
         BNP Paribas Securities Corp., CIBC World Markets plc and The
         Royal Bank of Scotland plc***
4.4      Form of new notes (included in Exhibit 4.1)***
4.5      Indenture, dated as of March 13, 1998, by and between the
         Company and The Chase Manhattan Bank, as Trustee, with
         respect to the 9 3/4% Senior Deferred Coupon Notes
         (Incorporated by reference to the Company's 1997 Form 10-K, filed on March 30, 1998)
4.6      Indenture, dated as of January 30, 1996, by and between the
         Company and Chemical Bank as Trustee, with respect to the
         11 1/2% Senior Notes (Incorporated by reference to the
         Company's Registration Statement on Form S-4, File No.
         333-1010)
4.7      Indenture, dated as of May 15, 2001, by and among the
         Company, NTL Incorporated and The Chase Manhattan Bank, as
         Trustee, with regard to the 6 3/4% Convertible Senior Notes due 2008.*
4.8      Registration Rights Agreement, dated as of May 15, 2001, by and among the Company, NTL Incorporated and Morgan Stanley &
         Co. Incorporated, J.P. Morgan Securities Inc., Credit Suisse
         First Boston Corporation and Salomon Smith Barney Inc.*
5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
         the legality of the notes being registered hereby**
10.1     Compensation Plan and Agreements, as amended and restated
         effective June 3, 1997 (Incorporated by reference to the
         Company's 1997 Form 10-K filed on March 30, 1998)
10.2     Rules of the NTL Sharesave Plan, adopted by the Company on
         October 28, 1997 (Incorporated by reference to the Company's
         1998 Form 10-K filed on March 30, 1999)
10.3     Form of Director and Officer Indemnity Agreement (together with a schedule of executed Indemnity Agreements)
         (Incorporated by reference to the 1999 Form 10-K filed by
         NTL Incorporated (File No. 000-25691) on March 17, 2000)

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
10.4     1998 Non-Qualified Stock Option Plan, as Amended and
         Restated October 1998 (Incorporated by reference to the
         Company's 1998 Form 10-K filed on March 30, 1999)
10.5     Agreement, dated August 14, 1998, among TeleWest
         Communications PLC, TeleWest Communications Holdings
         Limited, NTL (Bermuda) Limited, and the Company
         (Incorporated by reference to the Company's Form 8-K, filed on August 18, 1998)
12.1     Computation of Ratio of Earnings to Fixed Charges and
         Combined Fixed Charges and Preferred Stock Dividends*
23.1     Consent of Ernst & Young LLP*
23.2     Consent of Ernst & Young*
23.3     Consent of Arthur Andersen, Chartered Accountants*
23.4     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (included in Exhibit 5.1)**
24.1     Powers of Attorney (included on signature page)***
25.1     Form T-1 Statement of Eligibility of Trustee with respect to
         Indenture included as Exhibit 4.1*
99.1     Form of Letter of Transmittal in respect of the notes***
99.2     Form of Notice of Guaranteed Delivery***
99.3     Form of Letter to clients***
99.4     Form of Letter to brokers, dealers, commercial banks, trust companies and other nominees***


---------------


*   Filed herewith.



**  To be filed by amendment.



*** Previously filed.